As filed with the Securities and Exchange Commission on ___________, 2007	Registration No. 33-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
----------

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
----------
SUMMIT FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

West Virginia	6711	55-0672148
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification Number)

300 North Main Street
Moorefield, West Virginia  26836
(304) 530-1000
----------
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

H. Charles Maddy, III
Summit Financial Group, Inc.
300 N. Main Street
Moorefield, West Virginia  26836
(304) 530-1000
----------
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Sandra M. Murphy, Esq.	George W. Murphy, Jr., Esq.
Bowles Rice McDavid Graff & Love LLP	Victor L. Cangelosi, Esq.
600 Quarrier Street	Muldoon Murphy & Aguggia LLP
P. O. Box 1386	5101 Wisconsin Avenue, N.W.
Charleston, West Virginia 25325-1386	Washington, D.C. 20016
(304) 347-1131	(202) 362-0840

Approximate date of commencement of proposed sale to the public:  as soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. 

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $ 2.50 per share	712,809 shares		$10,040,410	$308.24

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of the shareholders of Greater Atlantic Financial Corp. (“Greater Atlantic”) to be held on ________, December ____, 2007 at ______ a.m., Eastern Standard Time, at the _____________, ___________, _____________, _________, Virginia.  At the special meeting, you will be asked to approve the proposed merger of Greater Atlantic and Summit Financial Group, Inc. (“Summit”).  In the merger, you will receive a combination of cash and shares of Summit common stock for each share of Greater Atlantic common stock that you own, subject to a “stock collar” limiting the maximum and minimum number of shares Summit will issue.  The stock collar is described more fully below.  Subject to the stock collar, the total consideration for your Greater Atlantic stock will be paid 70% in the form of Summit common stock and 30% in cash, with each share of Greater Atlantic common stock exchanged for shares of Summit common stock valued at $4.20 and $1.80 in cash. The number of shares of Summit common stock that you will receive for each share of Greater Atlantic common stock you own will be determined by the exchange ratio at closing.

At the closing, we will determine the exchange ratio by dividing $4.20 by the average closing price of Summit common stock reported on NASDAQ for the twenty (20) trading days prior to closing (the “Average Closing Price”). The exchange ratio is subject to a stock collar, which sets the maximum and minimum numbers of shares that Summit will issue.  If the Average Closing Price of Summit common stock is less than $17.82, the exchange ratio will be calculated by dividing $4.20 by $17.82.  If the Average Closing Price is greater than $24.10, the exchange ratio will be calculated by dividing $4.20 by $24.10. Thus, for each share of Greater Atlantic common stock that you own, you will receive $1.80 in cash and at least 0.1743 shares of Summit common stock, but no more than 0.2357 shares of Summit common stock.  A chart on page __ under “Merger Consideration” provides examples of the value of the transaction to shareholders of Greater Atlantic at selected Average Closing Prices of Summit common stock.  Cash will be paid instead of issuing fractional shares of Summit common stock.

We expect the merger to be tax-free with respect to the shares of Summit common stock that you receive.  You may have to recognize income or gain for tax purposes for the cash you receive in the merger.

The merger proposal is described in this proxy statement/prospectus.  We encourage you to read this entire document carefully, including the “Risk Factors” section beginning on page ___.

Your board recommends that you vote for the merger.  We need your vote to complete the merger.  Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope.  If you neither return your card nor vote in person, the effect will be to vote against the merger.

You should obtain current market quotations on shares of Summit common stock, which is listed on the NASDAQ Capital Market under the symbol “SMMF,” and Greater Atlantic common stock, which is quoted on the Pink Sheets under the symbol “GAFC.PK.”

Carroll E. Amos
President and Chief Executive Officer
Greater Atlantic Financial Corp.

An investment in Summit common stock in connection with the merger involves certain risks and uncertainties.  See “Risk Factors” beginning on page ___ of this proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement/prospectus is truthful or complete.  It is illegal to tell you otherwise.

The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other federal or state governmental agency.

This proxy statement/prospectus is dated November ___, 2007 and is expected to be first mailed to shareholders on or about November ___, 2007.

[insert logo]

GREATER ATLANTIC FINANCIAL CORP.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER ___, 2007

YOU ARE HEREBY NOTIFIED of and invited to attend the special meeting of shareholders of Greater Atlantic Financial Corp., a Delaware corporation, to be held on ____________, December ___, 2007, at ______ a.m. at the ________, _________, ____________, ________, Virginia, for the purpose of considering and voting upon the following:

1.
A proposal to approve and adopt the Agreement and Plan of Reorganization dated as of April 12, 2007, by and between Greater Atlantic Financial Corp. (“Greater Atlantic”) and Summit Financial Group, Inc. (“Summit”) and the transactions contemplated thereby.  In this proxy statement/prospectus, we refer to the Agreement and Plan of Reorganization as the merger agreement.  The merger agreement provides that Greater Atlantic will merge with and into a subsidiary of Summit, upon the terms and subject to the conditions set forth in the merger agreement, as more fully described in the accompanying proxy statement/prospectus.  In the merger, among other things, each share of Greater Atlantic common stock will be converted into and become the right to receive a combination of $1.80 in cash and shares of Summit common stock based on an exchange ratio, subject to adjustment as further described in the accompanying proxy statement/prospectus.  Cash will be paid instead of issuing fractional shares of Summit common stock.

2.
A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting, as more fully described in the accompanying proxy statement prospectus.

Our board of directors has determined that the terms of the merger are fair to and in the best interests of Greater Atlantic and our shareholders, has approved and adopted the merger agreement, and unanimously recommends that our shareholders vote “FOR” the approval and adoption of the merger agreement and the transactions contemplated thereby.

Our board of directors has fixed the close of business on ____________, 2007 as the record date for determination of our shareholders entitled to receive notice of and to vote at the special meeting.  A list of shareholders entitled to vote will be available at 10700 Parkridge Boulevard, Suite P50, Reston, Virginia  20191, for ten (10) days before the meeting and will also be available for inspection at the meeting.  The meeting may be adjourned or postponed from time to time upon approval of our shareholders without any notice other than by announcement at the special meeting of the adjournment or postponement thereof, and any and all business for which notice is hereby given may be transacted at such adjourned or postponed special meeting.

The affirmative vote of the holders of a majority of shares of our common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement.  Please complete, date, sign and promptly return the enclosed proxy card, which is solicited by your board of directors, in the enclosed envelope, whether or not you expect to attend the special meeting.  You may revoke the proxy at any time before its exercise by delivering to us a written notice of revocation, by delivering to us a duly executed proxy card bearing a later date or by voting in person at the special meeting.  Failure to return a properly executed proxy card, or to vote at the special meeting, or abstaining from voting, will have the same effect as a vote against the merger agreement and the transactions contemplated thereby.

                By Order of the Board of Directors

                Edward C. Allen
                Secretary
Reston, Virginia
____________, 2007

EACH STOCKHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                                          Page

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	5
RISK FACTORS	13
FORWARD-LOOKING STATEMENTS	17
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	18
UNAUDITED COMPARATIVE PER SHARE DATA	20
UNAUDITED PRO FORMA FINANCIAL INFORMATION	22
SUMMARY SELECTED FINANCIAL DATA	28
INFORMATION ABOUT THE MEETING AND VOTING	31
General	31
Matters Relating to the Special Meeting of Greater Atlantic Shareholders	31
Proxies	31
Solicitation of Proxies	32
Record Date and Voting Rights	32
Vote Required	32
Recommendation of the Greater Atlantic Board of Directors	33
Appraisal Rights for Greater Atlantic Stockholders	33
THE MERGER	34
Merger	34
Merger Consideration	34
Surrender of Stock Certificates	35
No Fractional Shares	36
Treatment of Greater Atlantic Stock Options and Warrants	36
Dissenters’ or Appraisal Rights	36
Background of the Merger; Board Recommendations and Reasons for the Merger	40
Greater Atlantic's Reasons for the Merger	45
Summit's Reasons for the Merger	46
Opinion of Greater Atlantic’s Financial Advisor	47
Interests of Certain Persons in the Merger	55
Conditions of the Merger	57
Representations and Warranties	58
Termination of the Merger Agreement	59
Effect of Termination; Termination Fee	59

-i-

                                                                                                  Page

	Waiver and Amendment	60
	Indemnification	60
	Acquisition Proposals	60
	Closing Date; Effective Time	60
	Regulatory Approvals	61
	Conduct of Business Pending the Merger	62
	Accounting Treatment	64
	Management and Operations after the Merger	64
	Resales of Summit Common Stock	64
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER		64
	General	64
	The Merger	65
	Consequences to Shareholders	65
	Backup Withholding and Reporting Requirements	67
INFORMATION ABOUT SUMMIT FINANCIAL GROUP, INC. AND GREATER ATLANTIC FINANCIAL CORP.		68
	Summit Financial Group, Inc.	68
	Greater Atlantic Financial Corp.	68
DESCRIPTION OF SUMMIT FINANCIAL GROUP COMMON STOCK		69
	General	69
	Common Stock	69
	Preemptive Rights	70
	Certain Provisions of the Bylaws	70
	Shares Eligible for Future Sale	70
COMPARATIVE RIGHTS OF SHAREHOLDERS		71
ADJOURNMENT OF THE MEETING		80
LEGAL MATTERS		80
EXPERTS		80
WHERE YOU CAN FIND MORE INFORMATION		80
OTHER MATTERS		82

Annex A	Agreement and Plan of Reorganization dated as of April 12, 2007, between Greater Atlantic Financial Corp. and Summit Financial Group, Inc.
Annex B	Section 262 of the Delaware General Corporation Law
Annex C	Opinion of Sandler O’Neill & Partners, L.P., dated ______________, 2007, to the board of directors of Greater Atlantic Financial Corp.

-ii-

Annex D-1	Greater Atlantic Financial Corp. Form 10-K for the year ended September 30, 2006
Annex D-2	Greater Atlantic Financial Corp. Form 10-Q for the period ended December 31, 2006
Annex D-3	Greater Atlantic Financial Corp. Form 10-Q for the period ended March 31, 2007
Annex D-4	Greater Atlantic Financial Corp. Form 10-Q for the period ended June 30, 2007

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will shareholders be voting on at the special meeting?

A:	Shareholders will be voting on a proposal to approve and adopt the merger agreement between Greater Atlantic and Summit and the transactions contemplated thereby.

Shareholders will also consider any other matters that may properly come before the meeting.

Q:	Why is Greater Atlantic proposing the merger?

A:
We believe the proposed merger is in the best interests of Greater Atlantic and its shareholders.  Our board of directors believes that combining with Summit provides significant value to our shareholders and provides those shareholders the option to participate in the opportunities for growth offered by the combined company.

You should review the reasons for the merger described in greater detail under the caption “Background of the Merger; Board Recommendations and Reasons for the Merger” beginning on page ____.

Q:	When and where is the shareholder meeting?

A:	The special meeting is scheduled to take place on December ___, 2007, at ______ a.m., local time, at the ____________, ___________, ___________, _________, Virginia.

Q:	What does the Greater Atlantic board of directors recommend?

A:
The Greater Atlantic board of directors has approved the merger agreement.  The Greater Atlantic board recommends that shareholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby.

Q:           What will shareholders receive for their stock?

A:
For each share of Greater Atlantic common stock that you own, you will receive a combination of $1.80 in cash and shares of Summit common stock based on an exchange ratio, subject to a “stock collar” or a limit on the maximum and minimum number of shares Summit will issue.  The stock collar  is described more fully below.  Subject to the stock collar, the total consideration for your Greater Atlantic stock will be paid in the form of 70% in Summit common stock and 30% in cash as follows: (referred to in this proxy statement/prospectus as “Merger Consideration”):

(1)	$1.80 cash; and

(2)	the number of shares of Summit Stock equal to $4.20 divided by the average closing price of Summit Stock reported on the NASDAQ for the twenty (20) trading days prior to the closing.

The number of shares of Summit common stock that you will receive for each share of Greater Atlantic common stock you own will be determined by the exchange ratio at closing.  At the closing, we will determine the exchange ratio by dividing $4.20 by the average closing price of Summit common stock reported on NASDAQ for the twenty (20) trading days prior to closing (the “Average Closing Price”). The exchange ratio is subject to a stock collar, which sets the maximum and minimum numbers of shares that Summit will issue.  If the Average Closing Price of Summit common stock is less than $17.82, the exchange ratio will be calculated by dividing $4.20 by $17.82.  If the Average Closing Price is greater than $24.10, the exchange ratio will be calculated by dividing $4.20 by $24.10. Thus, for each share of Greater Atlantic common stock that you own, you will receive $1.80 in cash and at least 0.1743 shares of Summit common stock, but no more than 0.2357 shares of Summit common stock.  Cash will be paid instead of issuing fractional shares of Summit common stock.  A chart on page __ under “Merger Consideration” provides examples of the value of the transaction to shareholders of Greater Atlantic at selected Average Closing Prices of Summit common stock.

Q:           How will I receive my shares of Summit common stock and cash?

A:
The exchange agent will mail transmittal forms to each Greater Atlantic shareholder within five (5) business days after completion of the merger.  You should complete the transmittal form and return it to the exchange agent as soon as possible.  Once the exchange agent has received the proper documentation, it will forward to you the cash and shares of Summit common stock to which you are entitled.

Shareholders will not receive any fractional shares of Summit common stock.  Instead, they will receive cash, without interest, for any fractional share of Summit common stock that they might otherwise have been entitled to receive based on the market value of the Summit common stock on the date that the merger occurs.

Q:           How do I exchange my Greater Atlantic stock certificates?

A:
If the merger is completed, Summit will send Greater Atlantic shareholders written instructions for exchanging their stock certificates.  You will be asked to return your Greater Atlantic stock certificates, and shortly after the merger, the exchange agent will allocate cash and Summit common stock among Greater Atlantic shareholders.  In any event, you should not forward your Greater Atlantic certificates with your proxy card.

Q:	What should I do if my shares of Greater Atlantic are held by my broker or otherwise in “street name?”

A:
If you hold your shares of Greater Atlantic common stock in “street name” (i.e., your bank or broker holds your shares for you), you should receive instructions regarding election procedures directly from your bank or broker.  If you have any questions regarding these procedures, you should contact your bank or broker directly, or you may contact Summit or Greater Atlantic at the addresses or telephone numbers listed on page ___.

Q:           When will we complete the merger?

A:
We intend to complete the merger as soon as possible after shareholder approval is received, all other regulatory approvals have been obtained and other conditions to the closing have been satisfied or waived.

The regulatory approvals are described under “– Regulatory Approvals” beginning on page ___.

Q:           What should I do now?

A:
Mail your signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the shareholder meeting.  It is important that the proxy card be received as soon as possible and in any event before the shareholder meeting.

Q:           Can I change my vote after I mail my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the shareholder meeting. You can do this in one of three ways:

•	First, you can send a written notice stating that you revoke your proxy.

•	Second, you can complete, sign, date and submit a new proxy card.

•	Third, you can attend the shareholder meeting and vote in person. Simply attending the shareholder meeting, however, will not revoke your proxy.

If you choose either of the first or second methods, you must submit your notice of revocation or your new proxy card to Greater Atlantic prior to the shareholder meeting.  Your submissions must be mailed to the Secretary of Greater Atlantic at the address listed on page ___.

Q:	Who will be soliciting proxies?

A:
In addition to solicitation of proxies by officers, directors and employees of Greater Atlantic, Greater Atlantic has engaged a professional proxy solicitation firm, Georgeson Inc., to assist it in soliciting proxies.

Q:	What if I do not vote or I abstain from voting?

A:	If you do not vote or you abstain from voting, your failure to vote or abstention will count as a “NO” vote on the proposal to approve and adopt the merger agreement.

Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?

A:
Your broker will vote your shares on the proposal to approve and adopt the merger agreement only if you provide instructions on how to vote.  You should follow the directions provided by your broker to vote your shares.  If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares on the proposal to approve and adopt the merger agreement, which will have the effect of a “NO” vote on the items being considered.

Q:	Will I be able to sell the shares of Summit common stock that I receive in the merger?

A:
Yes, in most cases.  The shares of Summit common stock to be issued in the merger will be registered under the Securities Act of 1933 and listed on the NASDAQ Capital Market.  However, certain shareholders who are deemed to be “affiliates” of Summit or Greater Atlantic under the Securities Act (generally, directors, executive officers and shareholders of Summit or Greater Atlantic holding 10% or more of the outstanding shares of common stock) must abide by certain transfer restrictions under the Securities Act.

Q:           What are the tax consequences of the merger to me?

A:
Your tax consequences will depend on your basis in the Greater Atlantic common stock that you own.  For greater detail, see “Certain Federal Income Tax Consequences of the Merger” beginning on page ___.

Q:           Who should shareholders call with questions?

A:           If you have more questions about the merger you should contact:

Carroll E. Amos
President and Chief Executive Officer
Greater Atlantic Financial Corp.
10700 Parkridge Boulevard
Suite P50
Reston, Virginia  20191
Telephone: (703) 391-1300

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you.  We urge you to carefully read the entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the merger.  See “Where You Can Find More Information” on page ___.  Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page ___)

We have attached the merger agreement to this proxy statement/prospectus as Annex A.  Please read the merger agreement.  It is the legal document that governs the merger.

In the merger, Summit will acquire Greater Atlantic by means of the merger of Greater Atlantic Financial Corp. (“Greater Atlantic”) into a subsidiary of Summit Financial Group, Inc. (“Summit”).

Each share of Greater Atlantic common stock outstanding will be converted in the merger into cash and shares of Summit common stock as further described below.  We expect to complete the merger in the fourth quarter of 2007, although there can be no assurance in this regard.

Our Reasons for the Merger (page ___)

The terms of the merger agreement were the results of arm’s length negotiations between representatives of Greater Atlantic and Summit.  In deciding to enter into the merger agreement, Greater Atlantic’s board of directors considered a number of factors including:

•
The understanding of the Board of Directors of the strategic options available to Greater Atlantic and the Board of Directors’ assessment of those options with respect to the prospects and estimated results of the execution by Greater Atlantic of its business plan as an independent entity under various scenarios, and the determination that none of those options or the execution of the business plan under the best case scenarios were likely to create greater present value for Greater Atlantic’s stockholders than the value to be paid by Summit.  In particular, the Board of Directors considered Greater Atlantic’s ability to achieve consistent profitability as an independent entity and the prospects for regulatory action if it failed to do so.

•
The ability of Greater Atlantic’s stockholders to participate in the future prospects of the combined entity through ownership of Summit common stock and that Greater Atlantic’s shareholders would have potential value appreciation by owning the common stock of Summit.

•	Summit’s ability to continue to pay cash dividends on its common stock (Greater Atlantic has never paid cash dividends).

•
Sandler O’Neill’s written opinion that, as of April 12, 2007, and subject to the assumptions and limitations set forth in the opinion, the merger consideration was fair to Greater Atlantic’s stockholders from a financial point of view.

•	The wider array of financial products and services that would be available to customers of Greater Atlantic and the communities served by Greater Atlantic.

•
The current and prospective economic, competitive and regulatory environment and the regulatory compliance costs facing Greater Atlantic and other similar size, independent, community banking institutions generally, including the cost of compliance with the requirements of the Sarbanes-Oxley Act.

•
A review, with the assistance of Greater Atlantic’s financial and legal advisors, of the terms of the merger agreement, including that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes.

•	The results of the due diligence review of Summit.

•	The Greater Atlantic employees to be retained after the merger would have opportunities for career advancement in a larger organization.

•
The likelihood of receiving timely regulatory approval and the approval of Greater Atlantic’s stockholders and the estimated transaction and severance costs associated with the merger and payments that could be triggered upon termination of or failure to consummate the merger.

In deciding to enter into the merger agreement, Summit’s board of directors considered a number of factors, including the opportunity the merger presented to expand its presence in attractive markets in Virginia.  Summit believes the acquisition of Greater Atlantic’s operations is consistent with its plan to have operations, offices and distinct capabilities in every market of its choice within its region.

What Shareholders Will Receive (page ____)

If the merger is completed, Greater Atlantic stockholders will receive a combination of cash and shares of Summit common stock for each share of Greater Atlantic common stock that is owned, subject to a “stock collar” limiting the maximum and minimum number of shares Summit will issue.  The stock collar is described more fully below.  Subject to the stock collar, the total consideration for the Greater Atlantic stock will be paid 70% in the form of Summit common stock and 30% in cash, with each share of Greater Atlantic common stock exchanged for shares of Summit common stock valued at $4.20 and $1.80 in cash.  The number of shares of Summit common stock that each Greater Atlantic shareholder will receive for each share of Greater Atlantic common stock he or she owns will be determined by the exchange ratio at closing.

At the closing, we will determine the exchange ratio by dividing $4.20 by the average closing price of Summit common stock reported on NASDAQ for the twenty (20) trading days prior to closing (the “Average Closing Price”). The exchange ratio is subject to a stock collar, which sets the maximum and minimum numbers of shares that Summit will issue.  If the Average Closing Price of Summit common stock is less than $17.82, the exchange ratio will be calculated by dividing $4.20 by $17.82.  If the Average Closing Price is greater than $24.10, the exchange ratio will be calculated by dividing $4.20 by $24.10.  Thus, for each share of Greater Atlantic common stock that is owned, each Greater Atlantic shareholder will receive $1.80 in cash and at least 0.1743 shares of Summit common stock, but no more than 0.2357 shares of Summit common stock.  A chart on page __ under “Merger Consideration” provides examples of the value of the transaction to shareholders of Greater Atlantic at selected Average Closing Prices of Summit common stock.

Summit will not issue any fractional shares in the merger.  Instead, you will receive cash for any fractional share of Summit common stock owed to you.  The amount of cash that you will receive for any such fractional share will be calculated by multiplying the fractional share interest by the closing price of Summit common stock on the NASDAQ Capital Market on the effective date of the merger.

Dissenters’ or Appraisal Rights (page __)

Under Delaware law, Greater Atlantic stockholders may object to the merger and demand to be paid the fair value of their shares. Under Delaware law, you should know that in determining the fair value of your shares, any appreciation or depreciation resulting from the accomplishment or expectation of the merger will not be considered.  To properly exercise your appraisal rights and avoid a waiver of such rights, you must not vote your shares in favor of the merger and you must follow the exact procedures required by Delaware law (see Annex B).

Resale of Summit Shares Received in the Merger (page ____)

Summit has registered the shares of its common stock to be issued in the merger under the federal securities laws.  Therefore, you may sell shares that you receive in the merger without restriction unless you are considered an affiliate of Greater Atlantic or you become an affiliate of Summit.  A director, executive officer or stockholder who beneficially owns 10% or more of the outstanding shares of a company is generally deemed to be an affiliate of that company.

If you are considered an affiliate of Greater Atlantic or become an affiliate of Summit, you may resell the shares of Summit common stock you receive pursuant to an effective registration statement under the securities laws, or pursuant to Rule 145 of the SEC’s rules, or in transactions otherwise exempt from registration under the securities laws.  Summit is not obligated and does not intend to register for resale the shares issued to affiliates of Greater Atlantic.

Our Recommendation (page __)

The Greater Atlantic board of directors believes that the merger is advisable and in the best interests of Greater Atlantic’s shareholders.  Greater Atlantic’s board unanimously recommends that shareholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby.

Summary of Risk Factors (page ____)

The merger is subject to risks, some of which are described below.  You should carefully consider these risk factors and others discussed in more detail on page _____ in deciding whether to vote for approval of the merger agreement.

•	Summit may be unable to manage effectively the new assets it acquires;

•	changes in interest rates may adversely affect Summit’s business;

•	loss of Summit’s CEO or other executive officers could adversely affect its business;

•	Summit and its subsidiaries operate in highly competitive markets;

•	dividend payments by Summit’s subsidiaries to Summit and by Summit to its stockholders could be restricted;

•
Summit’s business is concentrated in the Eastern Panhandle and South Central regions of West Virginia and in the Shenandoah Valley and Northern Virginia, and a downturn in the local economies may adversely affect its business;

•
determination of the adequacy of the allowance for loan losses is based upon estimates that are inherently subjective and dependent on the outcome of future events.  Ultimate losses may differ from current estimates.  As a result, such losses may increase significantly.

Opinion of Financial Advisor (page __)

In approving the merger, Greater Atlantic’s board considered the opinion of its financial advisor, Sandler O’Neill & Partners, L.P., as to the fairness from a financial point of view of the consideration to be paid by Summit in the merger as of April 12, 2007, as updated _______________, 2007.  We have attached this opinion to this proxy statement/prospectus as Annex C. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill & Partners, L.P. in providing its opinion.

Accounting Treatment (page ___)

The merger will be accounted for under the purchase method of accounting.

Certain Federal Income Tax Consequences (page ___)

A holder of Greater Atlantic common stock who exchanges his or her Greater Atlantic common stock actually owned for a combination of cash and common stock of Summit will recognize income or gain in an amount equal to the lesser of (a) the amount of cash received, or (b) the gain realized on the exchange.  The gain realized on the exchange will equal the fair market value of Summit common stock received plus the amount of cash received, less the holder’s adjusted tax basis in the shares of Greater Atlantic common stock exchanged by the holder.  No loss may be recognized by a holder of Greater Atlantic common stock from the combined distribution of cash and Summit common stock or the stock distribution.  You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you.  You will not be obligated to exchange your shares of Greater Atlantic common stock unless Greater Atlantic receives a legal opinion that the merger will be treated for federal income tax purposes as a merger within the meaning of Section 368 of the Internal Revenue Code.  This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of United States federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Greater Atlantic common stock.  Shareholders of Greater Atlantic are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

The Companies (page ____)

Summit Financial Group, Inc.
300 North Main Street
Moorefield, West Virginia  26836
(304) 530-1000

Summit Financial Group, Inc. is a $1.3 billion financial holding company headquartered in Moorefield, West Virginia, at 300 North Main Street.  Summit provides commercial and retail banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern region of Virginia.  Summit provides these services through its community bank subsidiary, Summit Community Bank.  Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia.

As of June 30, 2007, Summit had total assets of $1.3 billion, total deposits of $850.4 million, and stockholders’ equity of $81.9 million.

Greater Atlantic Financial Corp.
10700 Parkridge Boulevard, Suite P50
Reston, Virginia  20191
(703) 391-1300

Greater Atlantic is a savings and loan holding company organized under the laws of the State of Delaware and is registered under the Home Owners’ Loan Act.  It has one subsidiary – Greater Atlantic Bank, which has four offices in Virginia and an office in Maryland through which all of its business is conducted.

Greater Atlantic is engaged in the business of offering banking services to the general public.  Through its subsidiary, Greater Atlantic offers checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans.  It also offers financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to its customers.  The principal types of loans that the banks make are commercial loans, commercial and residential real estate loans and loans to individuals for household, family and other consumer expenditures.

As of June 30, 2007, Greater Atlantic reported total assets of $300.9 million, net loans of $179.1 million, deposits of $254.4 million and shareholders’ equity of $6.6 million.

The Special Meeting and Required Vote (page ___)

Greater Atlantic is holding a special shareholders’ meeting on December __, 2007 at ____ a.m. at the ________________, _______________, ____________, Virginia.  The purpose of the meeting is for Greater Atlantic Financial Corp. stockholders to consider and vote on the merger agreement.  The record date for the meeting is the close of business on ________________, 2007.  On that date, Greater Atlantic had _________________ shares of common stock outstanding and entitled to vote.  Only stockholders of record at the close of business on the record date will be entitled to vote at the meeting and any adjournment.  You can cast one vote for each share of Greater Atlantic common stock that you owned on that date.

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of Greater Atlantic’s outstanding shares entitled to vote at the special meeting.  As of ____________, 2007, Greater Atlantic’s directors and executive officers, and their affiliates, held ___________ shares of Greater Atlantic common stock, which represents approximately _______% of the total outstanding shares of Greater Atlantic common stock entitled to vote at the special meeting.  The Greater Atlantic directors have indicated that they plan to vote the shares of Greater Atlantic common stock that they own for approval of the merger agreement and the transactions contemplated thereby.

Conditions to Completion of the Merger (page ___)

The obligations of Summit and Greater Atlantic to complete the merger depend on a number of conditions being met.  These include:

•	Greater Atlantic’s shareholders’ approval of the merger agreement;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	authorization for the listing on the NASDAQ Capital Market of the shares of Summit common stock to be issued in the merger;

•	absence of any law or court order prohibiting the merger;

•	receipt of an opinion from counsel to Summit that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	the balance of core deposits (as defined in the merger agreement) being not less than $144 million;

•
the sale of Greater Atlantic Bank’s branch office in Pasadena, Maryland, at least forty-five (45) days prior to consummation of the merger (the sale, involving deposits of approximately $52.0 million, was completed on August 24, 2007); and

•	the continued accuracy of certain representations and warranties.

Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger although that condition has not been satisfied.  We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page ___)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System.  On October 4, 2007, Summit filed an application to obtain approval of the merger with the Federal Reserve Bank of Richmond.  Once the required regulatory authority approves the merger, we have to wait from 15 to 30 days before we can complete it.  During that time, the Department of Justice may challenge the merger.  Summit will also file notices of closing with the Federal Reserve Bank of Richmond.

As of the date of this proxy statement/prospectus, we have not yet received the required approvals.  While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.

Termination of the Merger Agreement (page ___)

Greater Atlantic and Summit may mutually agree to terminate the merger at any time.

Either Greater Atlantic or Summit may terminate the merger agreement if any of the following occurs:
•
either party breaches any of its representations or obligations under the merger agreement, and does not cure the breach within 30 days if such breach individually or in the aggregate with other breaches results in a material adverse effect;

•	the merger is not completed by December 31, 2007, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate; or

•	the approval of any governmental entity required for consummation of the merger is denied or the shareholders of Greater Atlantic do not approve the merger agreement.

Summit may terminate the merger agreement if Greater Atlantic’s board fails to recommend approval of the merger agreement, withdraws its recommendation or modifies its recommendation in a manner adverse to Summit before Greater Atlantic’s shareholder meeting.

Greater Atlantic may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited proposal that if consummated would result in a transaction more favorable to Greater Atlantic’s shareholders from a financial point of view, provided that Summit does not make a counteroffer that is at least as favorable to the other proposal and Greater Atlantic pays the termination fee described below.

Termination Fee (See Page ___)

In the event the merger agreement is terminated (i) due to failure to obtain Greater Atlantic’s shareholder approval and prior to such time a competing acquisition proposal for Greater Atlantic has been made public and not withdrawn or (ii) by Greater Atlantic in order to enter into an agreement with respect to a superior proposal, then Greater Atlantic must pay Summit a cash termination fee of $750,000 according to the following schedule:  (i) $250,000 no later than two (2) business days after the date of termination, (ii) $100,000 on the date that is one (1) year after the termination date, (iii) $100,000 on the date that is two (2) years after the termination date, and (iv) $300,000 on the date that is three (3) years after the termination date.

In the event the merger agreement is terminated (i) because Greater Atlantic’s board fails to recommend, withdraws, modifies, or changes its recommendation of the merger before Greater Atlantic’s shareholder meeting, (ii) by Summit due to a breach by Greater Atlantic of any representation, warranty, covenant or other agreement, or (iii) due to a failure to consummate the merger by December 31, 2007, then Greater Atlantic must pay Summit a cash termination fee of $250,000 no later than two (2) business days after the termination date.

Waiver and Amendment (page ___)

We may jointly amend the merger agreement, and each of us may waive our right to require the other party to adhere to the terms and conditions of the merger agreement.  However, we may not do so after Greater Atlantic’s shareholders approve the necessary transactions if the amendment or waiver would violate the Delaware General Corporation Law or the West Virginia Business Corporation Act.

Interests of Directors and Officers in the Merger that Differ from Your Interests (page ___)

Some of the directors and officers of Greater Atlantic have interests in the merger that differ from, or are in addition to, their interests as shareholders of Greater Atlantic.  These interests exist because of, among other things, employment or severance agreements that the officers entered into with Greater Atlantic, and rights that these officers and directors have under Greater Atlantic’s benefit plans.  These employment and severance agreements provide certain officers with severance benefits if their employment is terminated following the merger.    Further, certain officers and employees of Greater Atlantic will benefit from accelerated vesting of stock options.

The members of the Greater Atlantic board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Stock Options (page __)

If the merger is completed, each outstanding option and warrant to purchase shares of Greater Atlantic common stock under any and all plans of Greater Atlantic under which stock options and warrants have been granted and are outstanding shall vest and holders of Greater Atlantic stock options shall be entitled to receive cash in an amount equal to the difference between the value of (a) the Merger Consideration and (b) the applicable exercise price (rounded to the nearest cent) for each outstanding Greater Atlantic stock option and warrant.

Material Differences in the Rights of Summit Shareholders and Greater Atlantic Shareholders (page ___)

The rights of Summit’s shareholders are governed by West Virginia law and by Summit’s articles of incorporation and bylaws.  The rights of Greater Atlantic’s shareholders are governed by Delaware law and by Greater Atlantic’s certificate of incorporation and bylaws.  Upon completion of the merger, the rights of the Summit shareholders, including former shareholders of Greater Atlantic, will be governed by West Virginia law and the articles of incorporation and bylaws of Summit.

RISK FACTORS

You should carefully read and consider the following risk factors concerning Summit, Greater Atlantic and the merger before you decide whether to vote to approve the merger and/or the other matters to be considered and voted upon at the shareholder meeting.

Risks Associated with the Merger

Fluctuations in the trading price of Summit common stock will change the value of the shares of Summit common stock you receive in the merger.

The number of shares of Summit common stock that you will receive for each share of Greater Atlantic common stock will be calculated at closing based on the exchange ratio.  At the closing, we will determine the exchange ratio by dividing the average closing price of Summit common stock reported on the NASDAQ for the twenty (20) trading days prior to closing (the “Average Closing Price”) by $4.20.  However, the exchange ratio is subject to a stock collar, which sets a maximum and minimum numbers of shares that Summit will issue.  If the Average Closing Price of Summit common stock is less than $17.82, then the exchange ratio will be calculated by dividing $4.20 by $17.82.  If the Average Closing Price is greater than $24.10, then the exchange ratio will be calculated by dividing $4.20 by $24.10.  This means that for each share of Greater Atlantic common stock that you own, you will receive at least 0.1742 shares of Summit common stock, but no more than  0.2356 shares of Summit common stock.  As a result, the market value of the Summit common stock that you receive in the merger will increase or decrease depending on the direction of the price movement of the Summit common stock.  See chart on page __ under the heading “Merger Consideration” for an illustration of what you will receive based on Summit’s stock price.  Also, after the merger, the market value of Summit common stock may decrease and be lower than the market value of Summit common stock that was used in calculating the exchange ratio in the merger.

The integration of the operations of Summit and Greater Atlantic may be more difficult than anticipated.

The success of the merger will depend on a number of factors, including but not limited to Summit’s ability to:

•	timely and successfully integrate the operations of Summit and Greater Atlantic;

•	maintain existing relationships with depositors in Greater Atlantic to minimize withdrawals of deposits subsequent to the merger;

•	maintain and enhance existing relationships with borrowers to limit unanticipated losses of loan customers of Greater Atlantic;

•	control the incremental non-interest expense from Summit to maintain overall operating efficiencies;

•	retain and attract qualified personnel at Summit and Greater Atlantic;

•	compete effectively in the communities served by Summit and Greater Atlantic and in nearby communities; and

•	manage effectively its anticipated growth resulting from the merger.

The merger with Greater Atlantic may distract management of Summit from its other responsibilities.

The acquisition of Greater Atlantic could cause the management of Summit to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Summit.  Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely effect the business and earnings of Summit.

Greater Atlantic’s shareholders will have less influence as shareholders of Summit than as shareholders of Greater Atlantic

Greater Atlantic’s shareholders currently have the right to vote in the election of the board of directors of Greater Atlantic and on other matters affecting Greater Atlantic.  After the merger, the shareholders of Greater Atlantic as a group will own approximately 8.0% of the combined organization.  When the merger occurs, each shareholder that receives shares of Summit common stock will become a shareholder of Summit with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Greater Atlantic.  Because of this, Greater Atlantic’s shareholders will have less influence on the management and policies of Summit than they now have on the management and policies of Greater Atlantic.

Directors and officers of Greater Atlantic have interests in the merger that differ from the interests of non-director or non-management shareholders.

Some of the directors and officers of Greater Atlantic have interests in the merger that differ from, or are in addition to, their interests as shareholders of Greater Atlantic, generally.  These interests exist because of, among other things, employment or severance agreements that certain officers entered into with Greater Atlantic, rights that Greater Atlantic officers and directors have under Greater Atlantic’s benefit plans (including the treatment of their stock options and warrants following the merger) and rights to indemnification following the merger.  Although the members of each of Summit’s and Greater Atlantic’s board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, you should understand that some of the directors and officers of Greater Atlantic will receive benefits or other payments in connection with the merger that you will not receive.  See “The Merger – Interests of Certain Persons in the Merger” on page ____.

Risks Associated with Summit

Changes in interest rates may adversely affect Summit’s business.

Summit’s earnings, like most financial institutions, depend significantly on its net interest income.  Net interest income is the difference between the interest income Summit earns on loans and other assets which earn interest and the interest expense incurred to fund those assets, such as on savings deposits and borrowed money.  Therefore, changes in general market interest rates, such as a change in the monetary policy of the Board of Governors of the Federal Reserve System or otherwise beyond those which are contemplated by Summit’s interest rate risk model and policy, could have an effect on net interest income.

           Our success depends on key personnel.

Summit depends, and for the foreseeable future will depend, on the services of H. Charles Maddy, III, the President and Chief Executive Officer of Summit, Robert S. Tissue, the Senior Vice President and Chief Financial Officer of Summit, Patrick N. Frye, the Senior Vice President and Chief Credit Officer of Summit, Scott C. Jennings, the Senior Vice President and Chief Operating Officer of Summit, Ronald F. Miller, the President and Chief Executive Officer of Summit Community Bank, C.

David Robertson, the Chairman of the Board of Summit Community Bank and Doug A. Mitchell, the Senior Vice President, Retail Banking of Summit.  Summit’s Board of Directors will continue to rely on the expertise and management abilities of Messrs. Maddy, Tissue, Frye, Jennings, Miller, Robertson and Mitchell, and the other principal officers of Summit.  If Summit loses the services of one or more of these key personnel, it could have a negative impact on its business because of their skills, years of industry experience and the difficulty of promptly finding qualified replacement personnel.

Summit faces strong competition.

Summit engages in highly competitive activities.  Each activity and market served involves competition with other banks and savings institutions, as well as with non-banking and non-financial enterprises that offer financial products and services that compete directly with Summit’s products and services.  Summit actively competes with other banks, mortgage companies and other financial service companies in its efforts to obtain deposits and make loans, in the scope and types of services offered, in interest rates paid on  deposits and charged on loans, and in other aspects of banking.

In addition to competing with other banks and mortgage companies, Summit competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises.  In recent years, competition for money market accounts from securities brokers has also intensified.  Additional competition for deposits comes from government and private issues of debt obligations and other investment alternatives for depositors such as money market funds.  Summit takes an aggressive competitive posture, and intends to continue vigorously competing for market share within our service areas by offering competitive rates and terms on both loans and deposits.

Summit’s ability to pay dividends is subject to regulation.

Summit’s ability to pay dividends on its common stock is subject to its profitability and to government regulations that limit the aggregate amount of cash dividends paid to shareholders based on retained earnings and then-current income levels.  There can be no assurance that Summit’s future earnings will support dividend payments in the future.  In addition, Summit is involved in litigation with Corinthian Mortgage Corporation, as described more fully under the sub-heading “Risk Factors Relating to Summit’s Growth, Including Pending Litigation” on page ___.  After consultation with legal counsel, Summit believes meritorious defenses exist as to all plaintiff’s claims including with respect to plaintiff’s claims for damages.  At the present time, Summit is unable to estimate the impact, if any, an adverse decision may have on Summit’s results of operations or financial condition.  However, an adverse decision resulting in a large damage award could have a significant negative impact on Summit’s regulatory capital thereby limiting Summit’s near term growth and its ability to pay dividends to its shareholders.

There is a concentration of ownership of Summit’s Common Stock.

                Summit’s directors and executive officers beneficially own approximately 27.5% of Summit Financial Group, Inc.’s outstanding Common Stock.  Accordingly, such persons effectively have the ability to control Summit and direct its affairs and business, which may include taking actions that may be inconsistent with the interests of non-affiliated shareholders.

Common Stock is not Insured.

                The Common Stock is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

   Risk Factors Relating to Summit’s Growth, Including Pending Litigation.

              Summit may not be able to maintain and manage its growth, which may adversely affect its  results of operations and financial condition.  Summit has had significant growth during the past five years, and Summit plans to continue to grow and expand.  Summit’s ability to continue to grow depends on its ability to open new branch offices, attract deposits to those locations, and identify loan and investment opportunities.  Summit’s ability to manage growth successfully also will depend on whether it can maintain capital levels adequate to support its growth and maintain cost controls and asset quality.  It is possible that Summit may need to raise additional capital to support future growth.  Summit cannot make any assurance that additional capital would be available on terms satisfactory to all shareholders.  This could force Summit to limit its growth strategy.  If Summit is unable to sustain its growth, its earnings could be adversely affected.  If Summit grows too quickly, however, and is not able to control costs and maintain asset quality, rapid growth also could adversely affect its financial performance.  In addition, Summit is involved in litigation with Corinthian Mortgage Corporation.  On November 20, 2006, Corinthian filed an Amended Complaint, which added Summit as a defendant in the case and requesting damages in the amount of $20 million.  After consultation with legal counsel, Summit believes that significant and meritorious defenses exist as to all of the claims including with respect to plaintiff’s claims for damages.  Trial on this matter is currently scheduled to begin on January 14, 2008.  Summit will continue to evaluate the claims in the Corinthian lawsuit and intends to vigorously defend against them.  At the present time, Summit is unable to estimate the impact, if any, an adverse decision may have on Summit’s results of operations or financial condition.  However, an adverse decision resulting in a large damage award could have a significant negative impact on Summit’s regulatory capital thereby limiting Summit’s near term growth and its ability to pay dividends to its shareholders.

Summit depends on local economic conditions, over which it has no control.

       Summit’s success depends to a certain extent upon the general economic conditions in the geographic markets in which it operates.  Although Summit anticipates that economic conditions in these markets will continue to be favorable, no assurance can be given that these economic conditions will continue.  Adverse changes in economic conditions in the geographic markets in which Summit’s subsidiaries are located would likely impair their ability to collect loans and could otherwise have a negative effect on Summit’s financial condition.  In addition, Summit’s deposit balances may fluctuate due to economic conditions or other conditions over which it has no control.

There are no assurances as to the adequacy of the allowance for credit losses.

Summit believes that its allowance for credit losses is maintained at a level adequate to absorb probable losses in its loan portfolio given the current information known to management.

Management establishes the allowance based upon many factors, including, but not limited to:

•	historical loan loss experience;

•	industry diversification of the commercial loan portfolio;

•	the effect of changes in the local real estate market on collateral values;

•	the amount of nonperforming loans and related collateral security;

•	current economic conditions that may affect the borrower’s ability to pay and value of collateral;

•	sources and cost of funds;

•	volume, growth and composition of the loan portfolio; and

•	other factors management believes are relevant.

These determinations are based upon estimates that are inherently subjective, and their accuracy depends on the outcome of future events, so ultimate losses may differ from current estimates.  Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond its control, Summit’s actual loan losses could increase significantly. As a result, such losses could exceed Summit’s current allowance estimates.  Summit can provide no assurance that its allowance is sufficient to cover actual loan losses should such losses differ substantially from our current estimates.

In addition, federal and state regulators, as an integral part of their respective supervisory functions, periodically review Summit’s allowance for credit losses.  Summit’s independent auditors also review the allowance as a part of their audit.  Any increase in its allowance required by either the regulatory agencies or independent auditors would reduce Summit’s pre-tax earnings.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains data and information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding, among other things, the anticipated closing date of the merger, the expected pro forma effect of the merger, and plans and objectives of Summit’s management for future operations of the combined organization following consummation of the merger.  You can identify these forward-looking statements because they may include terms such as “believes,” “anticipates,” “intends,” “expects,” or similar expressions and may include discussions of future strategy.  Each of Summit and Greater Atlantic caution you not to rely unduly on any forward-looking statements in this proxy statement/prospectus.  These forward-looking statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in these forward-looking statements.

Factors that might cause such a difference include the following:

•	the ability of Greater Atlantic to obtain the required shareholder approval or the ability of the companies to obtain the required regulatory approvals for the merger;
•	the ability of the companies to consummate the merger;
•	Summit’s ability to successfully integrate Greater Atlantic into Summit following the merger;
•	a material adverse change in the financial condition, results of operations or prospects of either Summit or Greater Atlantic;
•	the outcome of litigation pending against Summit;
•	Summit’s ability to fully realize any cost savings and revenues or the ability to realize them on a timely basis;
•	the risk of borrower, depositor and other customer attrition after the transaction is completed;
•	a change in general business and economic conditions;
•	changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition;
•	changes in accounting principles, policies or guidelines;
•	changes in legislation and regulation;
•	other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services; and
•	other risk factors described on pages ___ to ____ of this proxy statement/prospectus.

Summit and Greater Atlantic undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Summit common stock is traded on the NASDAQ Capital Market (formerly known as the NASDAQSmallCap Market) under the symbol “SMMF”.  The closing sale price reported for Summit common stock on April 12, 2007, the last trading date preceding the public announcement of the merger agreement, was $20.80.  Since February 22, 2007, Greater Atlantic common stock has been quoted on the Pink Sheets under the symbol “GAFC.PK.”  Before that date, Greater Atlantic common stock was quoted on the NASDAQ Capital Market.  The closing sale price reported for Greater Atlantic common stock on April 12, 2007, the last trading date preceding the public announcement of the merger agreement, was $2.54.

The following table sets forth for the periods indicated the high and low prices per share of Summit common stock and Greater Atlantic common stock as reported on their respective market, along with the semi-annual cash dividends per share declared.  The per share prices do not include adjustments for markups, markdowns or commissions.

	Summit Financial Group, Inc.			Greater Atlantic Financial Corp.
	Sales Price		Cash Dividend Declared	Sales Price		Cash Dividend Declared

	High	Low		High	Low
2005
First Quarter	$36.00	$26.51	$ -	$6.46	$5.77	$ -
Second Quarter	$33.49	$23.82	$0.14	$6.20	$5.03	$ -
Third Quarter	$33.55	$25.54	$ -	$5.62	$5.10	$ -
Fourth Quarter	$28.00	$22.48	$0.16	$5.45	$4.84	$ -

2006
First Quarter	$25.09	$19.90	$ -	$6.05	$4.60	$ -
Second Quarter	$24.52	$19.10	$0.16	$5.90	$5.04	$ -
Third Quarter	$24.18	$17.95	$ -	$5.36	$4.75	$ -
Fourth Quarter	$20.16	$17.50	$0.16	$5.20	$4.30	$ -

2007
First Quarter	$21.51	$19.49	$ -	$4.30	$2.35	$ -
Second Quarter	$21.20	$19.80	$0.17	$5.10	$2.25	$ -
Third Quarter	$19.65	$18.40	$ -	$5.50	$5.00	$ -
(through September 19, 2007)

The shareholders of Summit are entitled to receive dividends when and as declared by its board of directors.  Dividends have been paid semi-annually.  Dividends were $0.32 per share in 2006, $0.30 per share in 2005 and $0.26 per share in 2004.  The payment of dividends is subject to the restrictions set forth in the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve Board.

Payment of dividends by Summit depends upon receipt of dividends from its banking subsidiary.  Payment of dividends by Summit’s state non-member banking subsidiary is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the West Virginia Division of Banking and generally, the prior approval of the FDIC is required if the total dividends declared by a state non-member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years.  Additionally, prior approval of the FDIC is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years.  The FDIC may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice.  The FDIC has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

The following table sets forth historical per share market values for Summit common stock and Greater Atlantic common stock (i) on April 12, 2007, the last trading day prior to public announcement of the merger agreement, and (ii) on October 11, 2007, the most recent practicable date before the printing and mailing of this proxy statement/prospectus.  The table also shows the equivalent pro forma market value of Greater Atlantic common stock on April 12, 2007, and October 11, 2007, assuming receipt of stock consideration.

The equivalent pro forma market value per share of Greater Atlantic common stock is the result obtained by multiplying the historical market price of Summit common stock by the applicable exchange ratio and adding the cash consideration of $1.80.  For purposes of determining the equivalent pro forma market value and the applicable exchange ratio, we have assumed that the average closing price of a share of Summit common stock is equal to the historical market price on April 12, 2007, and on October 11, 2007.  Accordingly, the pro forma market value of Greater Atlantic common stock (i) on April 12, 2007, is determined by multiplying $20.80 by the exchange ratio of 0.2019, and (ii) on October 11, 2007, is determined by multiplying $17.40 by the exchange ratio of 0.2357.

The historical market prices represent the last sale prices on April 12, 2007, and October 11, 2007.  The average closing price of Summit common stock used to determined the exchange ratio and the market price may be higher or lower than the closing prices of Summit common stock on the dates shown in the table and, therefore, the market value of the Summit common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.

	Historical Market Price Per Share
	Summit	Greater Atlantic	Greater Atlantic Equivalent Pro Forma Market Value Per Share

April 12, 2007	$20.80	$2.54	$6.00
October 11, 2007	$17.40	$5.05	$5.90

Once the merger is completed, there will be no further public market for Greater Atlantic common stock.

UNAUDITED COMPARATIVE PER SHARE DATA

We have summarized below historical earnings, dividend and book value per share information for Summit and Greater Atlantic and additional similar information as if the companies had been combined for the periods shown, which we refer to as “pro forma” information.  The pro forma and pro forma equivalent per share information gives effect to the merger as if the transaction had been effective at the year end dates presented, in the case of book value data, and as if the transaction had been effective at the beginning of each period presented, in the case of the earnings and dividend data.

The pro forma combined and pro forma equivalent per share information below assume that Summit will pay consideration totaling $6.00 per share for each outstanding share of Greater Atlantic common stock, as follows:  $1.80 in cash, and $4.20 in Summit common stock.  For purposes of valuing Summit’s common stock paid, a price per share of $20.80 was assumed, which represents the closing price of Summit’s common stock on the last trading day preceding the public announcement of the Greater Atlantic merger transaction, and which results in an exchange ratio 0.2019 shares of Summit common stock for each share of Greater Atlantic common stock.

The Greater Atlantic pro forma equivalent per share amounts below are calculated by multiplying the Summit pro forma combined earnings per share and book value per share by the exchange ratio of 0.2019 so that the per share amounts equate to the respective values for one share of Greater Atlantic common stock.

We expect that both Summit and Greater Atlantic will incur merger and integration costs as a result of the merger.  We also anticipate that the merger will provide the combined company with financial benefits that may include reduced operating expenses.  The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of these anticipated financial expenses and does not reflect any of these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

Summit reports on a calendar year basis while Greater Atlantic reports on a fiscal year ending on September 30.  Accordingly for purposes of the below earnings per share data, Summit’s statements of income for the six months ended June 30, 2007, and the year ended December 31, 2006, have been combined with Greater Atlantic’s statements of income for the six months ended March 31, 2007, and the year ended September 30, 2006, respectively.

The information in the following table is based on, and you should read it together with, the historical financial information and the notes thereto for Summit and Greater Atlantic contained in this proxy statement/prospectus.

For the Year Ended 12/31/06-Summit & 9/30/06-Greater Atlantic
				Greater
		Greater		Atlantic
	Summit	Atlantic	Pro Forma	Pro Forma
	Historical	Historical	Combined	Equivalent
Basic earnings (loss) per share
from continuing operations	$1.55	$(1.02)	$1.19	$0.24

Diluted earnings (loss) per share
from continuing operations	$1.54	$(1.02)	$1.18	$0.24

Dividends declared per share	$0.32	$-	$0.29	$0.06

Book value per share (at 12/31/2006)	$11.12	$2.67	$12.20	$2.46

For the Six Months Ended 6/30/07-Summit & 3/31/07-Greater Atlantic
				Greater
		Greater		Atlantic
	Summit	Atlantic	Pro Forma	Pro Forma
	Historical	Historical	Combined	Equivalent
Basic earnings (loss) per share
from continuing operations	$0.83	$(0.57)	$0.63	$0.13

Diluted earnings (loss) per share
from continuing operations	$0.83	$(0.57)	$0.62	$0.13

Dividends declared per share	$0.17	$-	$0.16	$0.03

Book value per share (at 6/30/2007)	$11.56	$2.19	$12.60	$2.54

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2007 and unaudited pro forma condensed combined consolidated statements of income for the six months ended June 30, 2007 and the year ended December 31, 2006 combine the historical financial statements of Summit and Greater Atlantic.  The unaudited pro forma financial statements give effect to the proposed merger of Greater Atlantic with and into Summit as if the merger occurred on June 30, 2007 with respect to the balance sheet, and on January 1, 2007 and January 1, 2006 with respect to the statements of income for the six months ended June 30, 2007 and the year ended December 31, 2006, respectively.  The unaudited pro forma financial statements give effect to the proposed merger under the purchase method of accounting using an acquisition price of $6.00 per share for Greater Atlantic common stock.

Summit reports on a calendar year basis while Greater Atlantic reports on a fiscal year ending on September 30.  Accordingly for purposes of the unaudited pro forma condensed combined consolidated statements of income, Summit’s statements of income for the six months ended June 30, 2007 and the year ended December 31, 2006 have been combined with Greater Atlantic’s statements of income for the six months ended March 31, 2007 and the year ended September 30, 2006.

The purchase method of accounting requires that all of Greater Atlantic’s assets and liabilities be adjusted to their estimated fair market values as of the date of acquisition.  For purposes of the unaudited pro forma financial statements, fair market value of June 30, 2007 assets and liabilities has been estimated by management of Summit using market information available on June 30, 2007.  Accordingly, these adjustments are only approximations.  This information may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future.  Upon consummation of the merger, Summit will make adjustments as of the date of consummation based on appraisals and estimates.

The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results.  It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period.

SUMMIT AND GREATER ATLANTIC
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
June 30, 2007
(dollars in thousands)

	Actual (Unaudited)				Pro Forma
		Greater
	Summit	Atlantic	Kelly		Greater
	Financial	Financial	Agencies		Atlantic
	Group, Inc.	Corp.	Adjustments		Adjustments		Combined
ASSETS
Cash and due from banks	$15,198	$3,796	$233	(1)			$19,227
Interest bearing deposits with other banks	105	49,352	-		$(49,270)	(2)	347
			-		(5,736)	(3)
			-		(496)	(4)
			-		6,392	(7)
Federal funds sold	1,717	-	-		-		1,717
Securities available for sale	259,526	56,554	-		-		316,080
Securities held to maturity	-	3,467	-		-		3,467
Loans held for sale, net	2,337	-	-		-		2,337
Loans, net	949,175	179,072	-		(2,500)	(5)	1,125,747
Premises and equipment, net	22,133	2,457	65	(1)	(65)	(2)	24,590
Accrued interest receivable	6,812	1,710	-		-		8,522
Identifiable intangibles	-	-	3,000	(1)	3,000	(5)	6,000
Goodwill	3,121	956	4,110	(1)	8,186	(5)	16,373
Other assets	20,304	3,527	47	(1)	(19)	(5)	26,526
			-		1,600	(5)
					1,067	(5)
Total assets	$1,280,428	$300,891	$7,455		$(37,841)		$1,550,933

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$850,389	$254,397	$-		$(53,574)	(2)	$1,051,212
Short-term borrowings	100,901	3,649	-		-		104,550
Long-term borrowings	216,758	25,000	-		450	(5)	242,208
Subordinated debentures owed to
unconsolidated subsidiary trusts	19,589	9,372	-		236	(5)	35,589
			-		(9,608)	(7)
			-		16,000	(7)
Other liabilities	10,881	1,837	1,123	(1)	16	(2)	16,430
					1,100	(5)
					615	(5)
					858	(5)
Total liabilities	1,198,518	294,255	1,123		(43,907)		1,449,989

Shareholders' Equity
Common stock and related surplus	18,037	25,303	6,332	(1)	12,702	(3)	37,071
					(25,303)	(6)
Retained earnings	65,479	(17,584)	-		4,223	(2)	65,479
			-		(496)	(4)
			-		13,857	(6)

Accumulated other comprehensive income (loss)	(1,606)	(1,083)	-		1,083	(6)	(1,606
Total shareholders' equity	81,910	6,636	6,332		6,066		100,944
Total liabilities and shareholders' equity	$1,280,428	$300,891	$7,455		$(37,841)		$1,550,933

See Notes to Unaudited Pro Forma Financial Statements

SUMMIT AND GREATER ATLANTIC
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
(dollars in thousands, except per share amounts)

	Actual (unaudited)		Pro Forma
	Year Ended
	December 31,	September 30,
	2006	2006
		Greater
	Summit	Atlantic
	Financial	Financial
	Group, Inc.	Corp.	Adjustments		Combined
Interest income	$80,278	$18,794	$(2,225)	(8)	$97,897
			1,050	(9)
Interest expense	44,379	11,305	(1,692)	(8)	54,457
			465	(10)
Net interest income	35,899	7,489			43,440
Provision for loan losses	1,845	126			1,971
Net interest income after
provision for loan losses	34,054	7,363			41,469
Noninterest income
Service fees	2,758	610	(40)	(8)	3,328
Other	875	29			904
Total noninterest income	3,633	639			4,232
Noninterest expense
Salaries and employee benefits	11,821	4,718	(256)	(8)	16,283
Net occupancy expense	1,557	1,337	(102)	(8)	2,792
Equipment expense	1,901	554	(24)	(8)	2,431
Other	6,330	4,476	(62)	(8)	11,173
			429	(11)
Total noninterest expense	21,609	11,085			32,679
Income (loss) from continuing operations
before income taxes	16,078	(3,083)			13,022
Income tax expense	5,018	-	(1,172)	(12)	3,856
	___________	__________	10	(13)	___________
Income (loss) from continuing operations	$11,060	$(3,083)	$1,189		$9,166

Basic earnings (loss) per share
from continuing operations	$1.55	$(1.02)			$1.19

Diluted earnings (loss) per share
from continuing operations	$1.54	$(1.02)			$1.18

Dividends per common share	$0.32	$-			$0.29

See Notes to Unaudited Pro Forma Financial Statements

SUMMIT AND GREATER ATLANTIC
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
(dollars in thousands, except per share amounts)

	Actual (unaudited)		Pro Forma

	Six Months Ended
	June 30,	March 31,
	2007	2007
		Greater
	Summit	Atlantic
	Financial	Financial
	Group, Inc.	Corp.	Adjustments		Combined
Interest income	$44,211	$9,399	$(1,190)	(8)	$52,945
			525	(9)
Interest expense	25,481	5,900	(923)	(8)	30,691
			233	(10)
Net interest income	18,730	3,499			22,254
Provision for loan losses	780	293			1,073
Net interest income after
provision for loan losses	17,950	3,206			21,181
Noninterest income
Service fees	1,353	307	(20)	(8)	1,640
Other	400	(22)			378
Total noninterest income	1,753	285			2,018
Noninterest expense
Salaries and employee benefits	6,463	2,441	(132)	(8)	8,772
Net occupancy expense	826	687	(53)	(8)	1,460
Equipment expense	940	267	(9)	(8)	1,198
Other	3,139	1,812	(12)	(8)	5,154
			215	(11)
Total noninterest expense	11,368	5,207			16,584
Income (loss) from continuing operations
before income taxes	8,335	(1,716)			6,615
Income tax expense	2,421	-	(652)	(12)	1,767
			(2)	(13)
Income (loss) from continuing operations	$5,914	$(1,716)	$650		$4,848

Basic earnings (loss) per share
from continuing operations	$0.83	$(0.57)			$0.63

Diluted earnings (loss) per share
from continuing operations	$0.83	$(0.57)			$0.62

Dividends per common share	$0.17	$-			$0.16

See Notes to Unaudited Pro Forma Financial Statements

SUMMIT AND GREATER ATLANTIC
Notes to Unaudited Pro Forma Financial Statements

(1)
Effect of Summit's acquisition of the Kelly Insurance Agency, Inc. and Kelly Property & Casualty Inc., two Leesburg, Virginia insurance agencies (the "Kelly Agencies").  Under the terms of this transaction which closed on July 2, 2007, Summit acquired all the outstanding common stock of the Kelly Agencies in exchange for 317,692 shares of Summit common stock.

(2)
Effect of sale of Greater Atlantic's Pasadena, Maryland branch bank to an unaffiliated depository institution.  This transaction closed on August 24, 2007, and Greater Atlantic realized an after tax net gain of $4,223,000 on the sale.

(3)
Effect of stock and cash consideration paid by Summit to Greater Atlantic's shareholders in conjunction with the merger and record cash paid for its estimated direct transaction costs.  Under the terms of the  Greater Atlantic transaction, subject to adjustment for the "stock collar", Summit will pay total consideration of $6.00 per share for each of the 3,024,220 outstanding common shares of Greater Atlantic.  This consideration will be paid 70% (or $4.20 per share) in the form of Summit common stock and 30% (or $1.80 per share) in cash.

(a) Stock consideration: Issuance of 639,881 shares of Summit common stock to Greater Atlantic shareholders assuming Summit's stock price of $19.85 per share at June 30, 2007.

(b)
Cash consideration and direct transaction costs:  Cash payments totalling $5,736,000 representing $5,444,000 in cash consideration paid to Greater Atlantic shareholders, $89,000 paid to holders of Greater Atlantic stock options in settlement of such options, and $203,000 for Summit's estimated direct transaction costs.

(4)	Effect of Greater Atlantic's estimated direct transaction costs.

(5)	Adjust acquired assets and liabilities of Greater Atlantic to fair value and record related tax effects as follows (in thousands):

Purchase price and transaction costs ($18,438) paid by Summit in excess of Greater Atlantic's Pro Forma equity at June 30, 2007 ($10,363), adjusted for the effect of sale of Pasadena, Maryland branch and direct transaction costs paid by Greater Atlantic.

		$ 8,075

Estimated fair value purchase accounting adjustments:
Loans	$ (2,500)
Borrowings	(450)
Core deposit intangible	3,000
Net deferred tax liabilities on purchase accounting adjustments	(19)
Tax benefit of purchased net operating loss carryforwards	1,600
	$ 1,631	(1,631)
Purchase price and transaction costs in excess of fair value of net assets acquired
		6,444

Estimated exit and other restructuring costs expected to be incurred in connection with acquisition:

Employee severance costs	$ 1,100
EDP contract cancellation costs	615
Early redemption of Greater Atlantic's existing
trust preferred securities	236
Lease termination costs	858
Net deferred tax asset on exit and restructuring costs	(1,067)
	$ 1,742	1,742
Goodwill		$ 8,186

SUMMIT AND GREATER ATLANTIC
Notes to Unaudited Pro Forma Financial Statements - continued

(6)	Reflect elimination of Greater Atlantic's equity accounts.

(7)	Issuance of qualifying trust preferred securities prior to acquisition date of Greater Atlantic. The proceeds of this issuance will be utilized as follows (in thousands):

Refinance all of Greater Atlantic's existing outstanding convertible trust preferred securities and related junior subordinated debt securities
$ 9,608

	Finance cash consideration and transaction costs associated with Greater Atlantic acquisition	6,392

	Total issuance of qualifying trust preferred securities	$ 16,000

Estimated reductions to interest income, interest expense, non-interest income and non-interest expense as result of sale of Greater Atlantic's Pasadena, Maryland branch bank.
(8)

(9)	Other pro forma adjustments to interest income, as follows:	Six Months	Year
		Ended	Ended
		June 30,	December 31,
		2007	2006
Estimated accretion of fair value adjustment to securities over
	portfolio's estimated 3 year average remaining life to maturity	$ 212	$ 425
Estimated accretion of fair value adjustment to loans over
	portfolio's estimated 4 year average remaining life to maturity	313	625
		$ 525	$ 1,050
(10)	Other proforma adjustments to interest expense, as follows:
		Six Months	Year
		Ended	Ended
		June 30,	December 31,
		2007	2006
Estimated amortization of fair value adjustment to borrowings over the estimated 3 year average remaining maturity of the
	borrowings	$ (75)	$ (150)

Estimated interest expense on issuance of $16 million in trust preferred securities at 7.75%, less reduction in interest expense as result of refinance of Greater Atlantic's existing junior subordinated debt securities

		308	615
		$ 233	$ 465

(11)	Amortization of core deposit intangible over estimated 7 year average life.

(12)	Tax benefit, previously unrecognized, of Greater Atlantic's loss from continuing operations at a 38% effective tax rate.

(13)	Tax effect of pro forma adjustments at a 38% effective tax rate.

SUMMARY SELECTED FINANCIAL DATA

The following table sets forth certain summary historical consolidated financial information for Summit and Greater Atlantic.  The balance sheet data and income statement data of Summit is as of and for the five years in the period ended December 31, 2006 and for Greater Atlantic is as of and for the five years in the period ended September 30, 2006 and are derived from the audited consolidated financial statements of Summit and Greater Atlantic, respectively.  The balance sheet data and income statement data of each of Summit and Greater Atlantic for the six and nine months ended June 30, 2007, and June 30, 2006, respectively are derived from the unaudited consolidated financial statements of Summit and Greater Atlantic, respectively.  You should not rely on the six-month and nine-month information as being indicative of the results that may be expected for the entire year or for any future interim period.

The following information should be read in conjunction with the audited and unaudited consolidated financial statements and the related notes of Summit,  which are incorporated by reference into this proxy statement/prospectus, and Greater Atlantic, which are attached to this proxy statement/prospectus.

SUMMIT FINANCIAL GROUP, INC. Summary Consolidated Financial Data
Dollars in thousands, except per share amounts	Six months ended June 30, 2007	Six months ended June 30, 2006	For the Year Ended December 31,
			2006	2005	2004	2003	2002
Summary of Operations
Interest income	$44,211	$37,320	$80,278	$56,653	$ 45,041	$ 41,154	$40,689
Interest expense	25,481	20,061	44,379	26,503	18,663	17,827	18,842
Net interest income	18,730	17,259	35,899	30,150	26,378	23,327	21,847
Provision for loan losses	780	655	1,845	1,295	1,050	915	1,215
Net interest income after provision for loan losses	17,950	16,604	34,054	28,855	25,328	22,412	20,632
Noninterest income	1,753	1,201	3,634	1,605	3,263	3,275	1,945
Noninterest expense	11,368	11,033	21,610	19,263	16,919	14,218	12,607
Income (loss) before income taxes	8,335	6,772	16,078	11,197	11,672	11,469	9,970
Income tax expense	2,421	2,015	5,018	3,033	3,348	3,414	2,732
Income (loss) from continuing operations	5,914	4,757	11,060	8,164	8,324	8,055	7,238
Discontinued operations:
Exit costs and impairment of long-lived assets	123	-	(2,480)	-	-	-	-
Operating income (loss)	(598)	683	(1,750)	3,862	2,913	(44)	-
Income (loss) from discontinuedoperations before tax	(475)	683	(4,230)	3,862	2,913	(44)	-
Income tax expense (benefit)	(162)	259	(1,427)	1,339	1,004	(15)	-
Income (loss) from discontinuedoperations	(313)	424	(2,803)	2,523	1,909	(29)	-
Net income	$5,601	$5,181	$8,257	$10,687	$ 10,233	$ 8,206	$ 7,238
Balance Sheet Data (at period end)
Assets	$1,280,428	$1,180,590	$1,235,519	$1,110,214	$889,830	$791,577	$671,894
Securities	259,526	238,382	247,874	223,772	211,362	235,409	212,598
Loans	949,175	866,170	916,045	793,452	602,728	498,340	419,205
Deposits	850,389	761,563	888,688	673,887	524,596	511,801	458,648
Short-term borrowings	100,901	164,185	60,428	182,028	120,629	49,714	20,191
Long-term borrowings and subordinated debentures	236,347	169,646	195,698	172,295	173,101	168,549	137,396
Shareholders equity	81,910	75,023	78,752	72,691	65,150	57,005	52,080
Per Share Data
Earnings per share - continuing operations
Basic earnings	$0.83	$0.67	$1.55	$1.15	$ 1.18	$ 1.14	$ 1.03
Diluted earnings	0.83	0.66	1.54	1.13	1.17	1.14	1.03
Earnings per share – discontinued operations
Basic earnings (loss)	(0.04)	0.06	(0.39)	0.35	0.27	-	-
Diluted earnings (loss)	(0.05)	0.06	(0.39)	0.35	0.27	-	-
Earnings per share
Basic earnings	0.79	0.73	1.16	1.51	1.46	1.14	1.03
Diluted earnings	0.78	0.72	1.15	1.48	1.44	1.14	1.03
Shareholders’ equity (at period end)	11.56	10.51	11.12	10.20	9.25	8.12	7.43
Cash dividends	0.17	0.16	0.32	0.30	0.26	0.215	0.1875
Performance Ratios
Return on average equity	13.45%	12.33%	10.44%	15.09%	16.60%	14.69%	15.15%
Return on average assets	0.89%	0.83%	0.70%	1.10%	1.22%	1.11%	1.15%
Dividend payout	21.5%	22.0%	27.6%	20.0%	17.9%	18.8%	18.2%
Equity to assets	6.4%	6.4%	6.4%	6.5%	7.3%	7.2%	7.8%

GREATER ATLANTIC FINANCIAL CORP. Summary Consolidated Financial Data
Dollars in thousands, except per share amounts	Nine months ended June 30, 2007	Nine months ended June 30, 2006	For the Year Ended September 30,
			2006	2005	2004	2003	2002
Summary of Operations
Interest income	$14,082	$13,943	$18,794	$16,958	$ 18,085	$ 19,361	$ 20,538
Interest expense	8,976	8,562	11,305	10,546	11,970	12,277	12,933
Net interest income	5,106	5,381	7,489	6,412	6,115	7,084	7,605
Provision for loan losses	289	87	126	219	209	791	832
Net interest income after provisionfor loan losses	4,817	5,294	7,363	6,193	5,906	6,293	6,773
Noninterest income (loss)	472	980	639	3,173	547	766	(2,589)
Noninterest expense	7,514	7,869	11,085	9,889	10,370	10,014	8,984
Income (loss) before income taxes	(2,225)	(1,595)	(3,083)	(523)	(3,917)	(2,955)	(4,800)
Income tax expense	-	-	-	-	-	-	-
Income (loss) from continuing operations	(2,225)	(1,595)	(3,083)	(523)	(3,917)	(2,955)	(4,800)
Discontinued operations
Exit costs and impairment of long-lived assets	-	-	-	-	-	-	-
Operating income (loss)	-	(2,499)	(2,488)	(1,107)	428	4,898	1,968
Income (loss) from discontinuedoperations before tax	-	(2,499)	(2,488)	(1,107)	428	4,898	1,968
Income tax expense (benefit)	-	-	-	-	-	-	-
Income (loss) from discontinuedoperations	-	(2,499)	(2,488)	(1,107)	428	4,898	1,968
Net income (loss)	$(2,225)	$(4,094)	$(5,571)	$(1,630)	$ (3,489)	$ 1,943	$ (2,832)
Balance Sheet Data (at period end)
Assets	$300,891	$297,412	$305,219	$339,542	$433,174	$ 498,456	$ 502,098
Securities	58,380	90,976	80,157	115,798	153,007	224,784	209,359
Loans, net	179,072	188,111	193,307	194,920	246,387	242,253	248,081
Deposits	254,397	220,227	230,174	237,794	288,956	297,876	281,877
Short-term borrowings	3,649	20,769	18,574	38,479	64,865	77,835	91,010
Long-term borrowings and subordinated debentures	34,372	45,385	45,388	47,378	60,569	96,159	105,846
Shareholders equity	6,636	10,209	8,850	14,375	15,944	20,442	18,483
Per Share Data
Earnings (loss) per share - continuing operations
Basic earnings (loss)	$(0.74)	$(0.53)	$(1.02)	$(0.17)	$ (1.30)	$ (0.98)	$ (1.59)
Diluted earnings (loss)	(0.74)	(0.53)	(1.02)	(0.17)	(1.30)	(0.98)	(1.59)
Earnings (loss) per share – discontinued operations
Basic earnings (loss)	-	(0.83)	(0.82)	(0.37)	0.14	1.63	(0.65)
Diluted earnings (loss)	-	(0.83)	(0.82)	(0.37)	0.14	1.11	(0.65)
Earnings (loss) per share
Basic earnings (loss)	(0.74)	(1.36)	(1.84)	(0.54)	(1.16)	0.65	(0.94)
Diluted earnings (loss)	(0.74)	(1.36)	(1.84)	(0.54)	(1.16)	0.44	(0.94)
Shareholders’ equity (at period end)	2.19	3.38	2.93	4.76	5.29	6.79	6.14
Cash dividends	-	-	-	-	-	-	-
Performance Ratios
Return on average equity	(37.53%)	(39.46%)	(45.80%)	(11.79%)	(22.90%)	12.83%	(15.61%)
Return on average assets	(1.03%)	(1.70%)	(1.77%)	(0.44%)	(0.69%)	0.41%	(0.67%)
Dividend payout	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Equity to assets	2.2%	3.4%	2.9%	4.2%	3.7%	4.1%	3.7%

INFORMATION ABOUT THE MEETING AND VOTING

General

This section contains information about the Greater Atlantic special shareholder meeting that has been called to vote upon the matters described below.  We expect to mail this proxy statement/prospectus to you, as a Greater Atlantic shareholder, on or about ____________, 2007.

In this proxy statement/prospectus, we refer to the Agreement and Plan of Reorganization dated as of April 12, 2007, among Summit and Greater Atlantic as the merger agreement.  Proxies may be voted on other matters that may properly come before the Greater Atlantic meeting, if any, at the discretion of the proxy holders.  Greater Atlantic’s board knows of no such other matters except those incidental to the conduct of the meeting.  A copy of the merger agreement is attached as Annex A.

Matters Relating to the Special Meeting of Greater Atlantic’s Stockholders

Time and Place:                   _______________, 2007
______ a.m., Eastern Time
_____________________
_____________________
___________, Virginia ________

Purpose of Meeting:	To vote on the proposed merger of Greater Atlantic and Summit pursuant to which Greater Atlantic will merger with a wholly-owned subsidiary of Summit formed for the merger.

To vote on the proposal to adjourn the meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the matters to be considered by the shareholders at the meeting.

Proxies

The accompanying form of proxy is for use at the special meeting if you are unable or do not desire to attend in person.  You may attend the meeting even if you have previously delivered a proxy to us.  You can revoke your proxy at any time before the vote is taken at the special meeting by submitting to the Greater Atlantic corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the special meeting and voting in person.  Written notices of revocation and other communications about revoking your proxy should be addressed to:

Greater Atlantic Financial Corp.
10700 Parkridge Boulevard, Suite P50
Reston, Virginia  20191
Attention:  Edward C. Allen
Telephone:  (703) 391-1300

All shares represented by valid proxies that we receive through this solicitation, and not revoked before they are exercised, will be voted in the manner specified in such proxies.  If you make no specification on your returned proxy card, your proxy will be voted “FOR” the matters to be considered at the special meeting as described above.

Solicitation of Proxies

Greater Atlantic will bear the entire cost of soliciting proxies from you, except that Summit has agreed to pay the cost of the preparation and filing of this proxy statement/prospectus and other fees relating to the merger paid to the Securities and Exchange Commission.  In addition to solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary.  Greater Atlantic will reimburse those record holders for their reasonable expenses in taking those actions.  If necessary, we also may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, the Internet, fax, letter or special delivery letter.  Finally, Greater Atlantic has retained a professional proxy solicitation firm, Georgeson Inc., to assist in soliciting proxies.  We will pay a fee in the amount of $5,500 to Georgeson Inc. for its services, and we will also reimburse them for all costs and expenses, which we expect to be approximately $____________, in connection with this solicitation.

Record Date and Voting Rights

In accordance with Delaware law and Greater Atlantic’s certificate of incorporation and bylaws, we have fixed ___________, 2007 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting.  Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Greater Atlantic common stock at the close of business on the record date.  At that time, ___________ shares of Greater Atlantic common stock were outstanding, held by __________ holders of record.  To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Greater Atlantic common stock representing a majority of the shares outstanding and entitled to vote on the record date.  You are entitled to one vote for each outstanding share of Greater Atlantic common stock you held as of the close of business on the record date.

Holders of shares of Greater Atlantic common stock present in person at the special meeting but not voting, and shares of Greater Atlantic common stock for which we have received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether we have a quorum for transacting business.  Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal.  These broker non-votes, however, will be counted for purposes of determining whether a quorum exists.

Vote Required

The approval of the merger agreement and the transactions contemplated thereby requires the affirmative vote of the holders of a majority of Greater Atlantic’s outstanding shares entitled to vote at the special meeting.

Because approval of the merger agreement and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding shares of Greater Atlantic common stock entitled to vote at the special meeting, abstentions and broker non-votes will have the same effect as votes against these matters.  Accordingly, the Greater Atlantic board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

As of the record date, directors and executive officers, and their affiliates, of Greater Atlantic beneficially owned approximately _________ shares of Greater Atlantic common stock, entitling them to exercise approximately ______% of the voting power of the Greater Atlantic common stock entitled to vote at the special meeting.  Each director and executive officer of Greater Atlantic intends to vote each share of Greater Atlantic common stock that he owns “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.

Recommendation of the Greater Atlantic Board of Directors

The Greater Atlantic board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger.  The Greater Atlantic board believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, and are in the best interests of, Greater Atlantic and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement and the transactions contemplated thereby.

Appraisal Rights for Greater Atlantic Stockholders

If the merger agreement is approved and adopted by the Greater Atlantic stockholders, holders of Greater Atlantic common stock who delivered a written demand for appraisal to Greater Atlantic prior to the vote on the merger agreement at Greater Atlantic’s special meeting and did not vote in favor of the approval and adoption of the merger agreement will be entitled to receive the fair value of their shares under Section 262 of the Delaware General Corporation Law.  The text of this law is attached to this proxy statement/prospectus as Annex B.

THE MERGER

This summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to such document.  The merger agreement is attached as Annex A to this proxy statement/prospectus.   We incorporate this document into this summary by reference.

Merger

Subject to satisfaction or waiver of all conditions in the merger agreement, Greater Atlantic will merge with and into SFG II, Inc., a wholly-owned subsidiary of Summit.  Upon completion of the merger, Greater Atlantic’s corporate existence will terminate and SFG II, Inc. will continue as the surviving corporation.

Merger Consideration

In the merger, you will receive a combination of cash and shares of Summit common stock for each share of Greater Atlantic common stock that you own, subject to a “stock collar” limiting the maximum and minimum number of shares Summit will issue.  The stock collar is described more fully below.  Subject to the stock collar, the total consideration for your Greater Atlantic stock will be paid 70% in the form of Summit common stock and 30% in cash, with each share of Greater Atlantic common stock exchanged for shares of Summit common stock valued at $4.20 and $1.80 in cash.

The number of shares of Summit common stock that you will receive for each share of Greater Atlantic common stock you own will be determined by the exchange ratio at closing.  At the closing, we will determine the exchange ratio by dividing $4.20 by the average closing price of Summit common stock reported on NASDAQ for the twenty (20) trading days prior to closing (the “Average Closing Price”). The exchange ratio is subject to a stock collar, which sets the maximum and minimum numbers of shares that Summit will issue.  If the Average Closing Price of Summit common stock is less than $17.82, the exchange ratio will be calculated by dividing $4.20 by $17.82.  If the Average Closing Price is greater than $24.10, the exchange ratio will be calculated by dividing $4.20 by $24.10. Thus, for each share of Greater Atlantic common stock that you own, you will receive $1.80 in cash and at least 0.1743 shares of Summit common stock, but no more than 0.2357 shares of Summit common stock.  Cash will be paid instead of issuing fractional shares of Summit common stock.

The following chart provides examples of the value of the transaction to shareholders of Greater Atlantic at selected Average Closing Prices of Summit common stock.

SMMF	Exchange	Value to GAFC Shareholders		Deal Value
Stock Price	Ratio	Stock ($)	Cash ($)	Per Share
$28.75	0.1743	$5.01	$1.80	$6.81
$26.50	0.1743	$4.62	$1.80	$6.42
$25.00	0.1743	$4.36	$1.80	$6.16
$24.10	0.1743	$4.20	$1.80	$6.00
$24.00	0.1750	$4.20	$1.80	$6.00
$23.25	0.1806	$4.20	$1.80	$6.00
$22.50	0.1867	$4.20	$1.80	$6.00
$21.75	0.1931	$4.20	$1.80	$6.00
$21.00	0.2000	$4.20	$1.80	$6.00
$20.25	0.2074	$4.20	$1.80	$6.00
$19.50	0.2154	$4.20	$1.80	$6.00
$18.75	0.2240	$4.20	$1.80	$6.00
$18.00	0.2333	$4.20	$1.80	$6.00
$17.82	0.2357	$4.20	$1.80	$6.00
$16.75	0.2357	$3.95	$1.80	$5.75
$15.25	0.2357	$3.59	$1.80	$5.39
$13.75	0.2357	$3.24	$1.80	$5.04
$12.25	0.2357	$2.89	$1.80	$4.69
$10.75	0.2357	$2.53	$1.80	$4.33

The amount and nature of the merger consideration was established through arm’s-length negotiations between Summit and Greater Atlantic and their respective advisors, and reflects the balancing of a number of countervailing factors.  The total amount of the merger consideration reflects a price both parties concluded was appropriate.  See “– Background of the Merger; Board Recommendations and Reasons for the Merger” beginning on page ____ and “– Summit’s Reasons for the Merger” beginning on page ______.  The parties have structured the merger, in part, to have the favorable tax attributes of a “reorganization” for federal income tax purposes.  See “– Certain Federal Income Tax Consequences of the Merger” beginning on page ____.

We cannot assure you that the current fair market value of Summit or Greater Atlantic common stock will be equivalent to the fair market value of Summit or Greater Atlantic common stock on the effective date of the merger.

Surrender of Stock Certificates

Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of Greater Atlantic stock certificates for cash and Summit common stock.  Within five (5) business days after completion of the merger, the exchange agent will mail to each Greater Atlantic shareholder of record a letter of transmittal and instructions for use in effecting the surrender of their Greater Atlantic common stock for Summit common stock, if any, that the holders of the Greater Atlantic common stock are entitled to receive, and the cash, if any, that the holders of the Greater Atlantic common stock are entitled to receive, any cash in lieu of fractional shares and any payment equal to any dividend or other distribution with respect to Summit common stock with a record date prior to the effective time of the merger.

After the effective time of the merger, each certificate formerly representing Greater Atlantic common stock, until so surrendered and exchanged, will evidence only the right to receive the cash and the number of whole shares of Summit common stock that the holder is entitled to receive in the merger, any cash payment in lieu of a fractional share of Summit common stock and any dividend or other distribution with respect to Summit common stock with a record date prior to the effective time of the merger.  The holder of such unexchanged certificate will not be entitled to receive any dividends or distributions payable by Summit until the certificate has been exchanged.  Subject to applicable laws, following surrender of such certificates, such dividends and distributions, together with any cash payment in lieu of a fractional share of Summit common stock, will be paid without interest.

After the completion of the merger, there will be no further transfers of Greater Atlantic common stock.  Greater Atlantic stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Greater Atlantic stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares.  Upon request, our exchange agent, Registrar and Transfer Company, will send you instructions on how to provide evidence of ownership.

No Fractional Shares

Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Summit common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Summit common stock multiplied by (ii) the closing price for a share of Summit common stock on the NASDAQ Capital Market on the effective date of the merger.

Treatment of Greater Atlantic Stock Options and Warrants

At the effective time, each outstanding and unexercised option and warrant granted by Greater Atlantic to purchase shares of Greater Atlantic common stock shall vest and holders of such options and warrants shall be entitled to receive cash in an amount equal to the difference between the value of (a) the merger consideration and (b) the applicable exercise price (rounded to the nearest cent) for each outstanding option and warrant granted by Greater Atlantic to purchase shares of Greater Atlantic common stock.  At the effective time, Summit shall have no obligation to make any additional grants or awards under the Greater Atlantic stock plans or warrants.

Dissenters’ or Appraisal Rights

Under the Delaware General Corporation Law (DGCL), Greater Atlantic stockholders may object to the merger and demand in writing to be paid the fair value of their shares.  Determination of fair value is based on all relevant factors, but excludes any appreciation or depreciation resulting from the accomplishment or expectation of the merger.  Stockholders who elect to exercise appraisal rights must comply with all of the procedures of Section 262 of the DGCL to preserve those rights.  A copy of Section 262 is attached as Annex B to this proxy statement/prospectus.

Section 262 sets forth the procedures to be followed by a stockholder electing to demand appraisal of his or her shares.  These procedures are complicated and must be followed strictly.  Failure to comply with these procedures may cause you to lose your appraisal rights.  The following information is only a brief summary of the required procedures under Delaware law and is qualified in its entirety by the provisions of Section 262.

Under Section 262, Greater Atlantic is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available.  A copy of Section 262 must be included with that notice.  This proxy statement/prospectus constitutes Greater Atlantic's notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.  If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B.  If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights under Delaware law may be lost.

Please review Section 262 for the complete procedures.  Neither Summit nor Greater Atlantic will give you any notice of your appraisal rights other than as described in this proxy statement/prospectus and as required by the DGCL.

General Requirements

If you want to object to the merger and be paid the full value of your shares in cash, Section 262 generally requires you to take the following actions:

•
You must deliver a written demand for appraisal to Greater Atlantic before the vote is taken on the merger agreement at Greater Atlantic's special meeting.  This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement.  Merely voting against, abstaining from voting or failing to vote in favor of adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.  See "Requirements for Written Demand for Appraisal" below for more details on making a demand for appraisal.

•
You must not vote in favor of approval and adoption of the merger agreement.  A failure to vote will satisfy this requirement, but a vote in favor of the merger agreement will constitute a waiver of your right of appraisal.  Accordingly, if you want to maintain your appraisal rights you must either check the "Against" box or the "Abstain" box on the proxy card or refrain from executing and returning the enclosed proxy card.

•	You must continuously hold your shares of Greater Atlantic stock from the date you make the demand for appraisal through the effective date of the merger.

Requirements for Written Demand for Appraisal

A written demand for appraisal of Greater Atlantic stock is only effective if it is signed by, or for, the stockholder of record who owns the shares at the time the demand is made.  The demand must be signed as the stockholder's name appears on its Greater Atlantic stock certificate(s).  If you are a beneficial owner of Greater Atlantic stock but not a stockholder of record, you must have the stockholder of record for your shares sign a demand for appraisal on your behalf.

If you own Greater Atlantic stock in a fiduciary capacity, such as a trustee, guardian or custodian, you must disclose the fact that you are signing the demand for appraisal in that capacity.

If you own Greater Atlantic stock with one or more other persons, such as in a joint tenancy or tenancy in common, all of the owners must sign, or have signed for them, the demand for appraisal.  An authorized agent, which could include one or more of the owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that he or she is signing the demand as that stockholder's agent.

If you are a record owner, such as a broker, who holds Greater Atlantic stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising that right for other beneficial owners.  In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal.  If you do not specify the number of shares, it will be assumed that your written demand covers all the shares of Greater Atlantic stock that are in your name.

Greater Atlantic stockholders who wish to exercise their appraisal rights should address written demands to:

Greater Atlantic Financial Corp.
10700 Parkridge Boulevard
Suite P50
Reston, Virginia  20191
Attention: Corporate Secretary

Greater Atlantic must receive all written demands for appraisal before the vote concerning the merger agreement is taken.  As explained above, this written demand should be signed by, or on behalf of, the stockholder of record.  The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of stock owned, and that the stockholder is thereby demanding appraisal of such stockholder's shares.

Written Notice

Within 10 days after the effective date of the merger, Summit, as the surviving corporation in the merger, must give written notice that the merger has become effective to each Greater Atlantic stockholder who has properly sent a written demand for appraisal and who did not vote in favor of the merger.  Except as required by law, Summit will not notify stockholders of any dates by which appraisal rights must be exercised.

Petition With Chancery Court

Within 120 days after the effective date of the merger, either Summit or any stockholder who has complied with the requirements of Section 262(a) and (d) may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of all stockholders entitled to appraisal.  Summit does not presently intend to file a petition, and if you seek to exercise appraisal rights you should not assume that Summit will file a petition or that Summit will initiate any negotiations with respect to the fair value of your shares.  If you are a Greater Atlantic stockholder and want to have your Greater Atlantic shares appraised you should be prepared to initiate any petitions necessary for the perfection of your appraisal rights within the time period and in the manner prescribed in Section 262.  Since Summit has no obligation to file a petition, your failure to file a petition within the period specified could result in the loss of your appraisal rights.

Withdrawal of Demand

If you change your mind and decide you no longer want an appraisal, you may withdraw your demand for appraisal at any time within 60 days after the effective date of the merger.  If you withdraw your demand for appraisal, your appraisal rights will be terminated and you will receive the merger consideration provided in the merger agreement.

Request for Appraisal Rights Statement

If you have complied with the conditions of Section 262, you are entitled, upon written request, to receive from Summit a statement setting forth the aggregate number of shares for which appraisal rights have been properly exercised and the aggregate number of holders of such shares.  Summit must mail this statement to you within 10 days after receiving your written request.  In order to receive this statement, you must send your request within 120 days after the effective date of the merger to Summit at the following address:

      Summit Financial Group, Inc.
  300 North Main Street
  Moorefield, West Virginia 26836
  Attention: H. Charles Maddy, III

Chancery Court Procedures

If you properly file a petition for appraisal in the Court and deliver a copy of such petition to Summit, Summit will then have 20 days to provide the Court with a list of the names and addresses of all the stockholders who have demanded payment for their shares and have not reached an agreement with Summit as to the value of their shares.  If the Court decides it is appropriate, it has the power to conduct a hearing to determine which stockholders have complied with Section 262 and have become entitled to appraisal.  The Register in Chancery, if ordered to do so by the Court, will then send notice of the time and place of the hearing on the petition to all the stockholders who have demanded appraisal.  The Court may also require you to submit your stock certificates to the Register in Chancery so that it can note on the certificates that an appraisal proceeding is pending.  If you do not follow the Court's directions, you may be dismissed from the proceeding.

Chancery Court Appraisal of Greater Atlantic Shares

After the Court determines which stockholders are entitled to an appraisal, the Court will appraise the shares, determining their fair value by considering all relevant factors except for any appreciation or depreciation resulting from the accomplishment or expectation of the merger, together with a fair rate of interest, if the payment of interest is deemed appropriate by the Court.  After the Court determines the fair value of the shares, it will direct Summit to pay that value to the stockholders who are entitled to such payment.  In order to receive the fair value for your shares, you must surrender your stock certificates.

The Court could determine that the fair value of shares of Greater Atlantic stock is more than, the same as, or less than the merger consideration.  In other words, if you demand appraisal rights, you could receive less consideration that you would under the merger agreement.

Costs and Expenses of Appraisal Proceeding

The costs of the appraisal proceeding may be determined by the Court and assessed against the parties as the Court deems equitable under the circumstances.  Upon application of a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to an appraisal.

Loss of Stockholders' Rights

If you demand appraisal, after the effective date of the merger you will not be entitled to:

•           vote your shares of stock, for any purpose, for which you have demanded appraisal;

•
receive payment of dividends or other distributions with respect to your shares, except for dividends or distributions, if any, that are payable to the holders of record as of a record date before the effective date of the merger; or

•           receive the payment of the consideration provided for in the merger agreement.

However, you can regain these rights if no petition for an appraisal is filed within 120 days after the effective date of the merger, or if you deliver to Summit a written withdrawal of your demand for an appraisal and your acceptance of the merger, either within 60 days after the effective date of the merger or with the written consent of Summit.  As explained above, these actions will also terminate your appraisal rights.  However, an appraisal proceeding in the Court cannot be dismissed without the Court's approval.  The Court may condition its approval upon any terms that it deems just.

If you fail to comply strictly with these procedures you will lose your appraisal rights.  Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Background of the Merger; Board Recommendations and Reasons for the Merger

Periodically, the management of Greater Atlantic has evaluated Greater Atlantic’s strategic options, including continuing to operate as an independent entity.  At the time of the most recent strategic evaluation in early 2006, Greater Atlantic had not achieved consistent profitable earnings, sustaining losses in fiscal years 2002, 2004 and 2005, and had continued to suffer losses in the first quarter of fiscal year 2006.  This inability to achieve consistent profitability and its potential implications for Greater Atlantic’s financial condition has been and continues to be an item of supervisory note by the Office of Thrift Supervision, Greater Atlantic’s primary regulator.

At a meeting of the Board of Directors on September 28, 2005, the Board of Directors authorized Charles W. Calomiris, Greater Atlantic’s Chairman of the Board, to select and engage a qualified financial advisory firm to assist the Board of Directors in its strategic planning process.  Subsequently, the Chairman of the Board, together with Carroll E. Amos, Greater Atlantic’s President and Chief Executive Officer, met with representatives of financial advisory firms, including with representatives of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”).  On January 30, 2006, Greater Atlantic engaged Sandler O’Neill to serve as independent financial advisor to the Board of Directors in connection with Greater Atlantic’s review of its strategic options and to provide merger and acquisition analyses in connection with a potential business combination transaction.

At a meeting on March 8, 2006, the Board of Directors met with representatives of Sandler O’Neill who made a presentation to the Board of Directors regarding strategic options available to Greater Atlantic.  The discussion focused on the merits of engaging in a potential business combination transaction (either a whole-bank merger or acquisition or sale of one or more branch offices) versus remaining independent.  In discussing those options, the Board of Directors noted and assessed the various perceived risks, including the perceived supervisory risk associated with remaining independent given Greater Atlantic’s recent operating history.  Sandler O’Neill’s presentation also included an overview of the current merger and acquisitions environment.  The representatives of Sandler O’Neill presented a listing of recent thrift merger and acquisition transactions with characteristics that would be comparable to a potential transaction involving Greater Atlantic, branch sales in the immediate and adjoining markets, a list of potential acquirers, an overview of the equity market for bank and thrift stocks and comparable group analyses on both nationwide and regional bases.  At the conclusion of the discussion, the Board of Directors directed the Executive Committee of the Board of Directors, in consultation with Greater Atlantic Financial Corp.’s financial and legal advisors, to take all necessary and appropriate action to conduct a process to determine what, if any, level of interest other parties might have in engaging in a potential business combination transaction with Greater Atlantic.

On March 29, 2006, Sandler O’Neill identified for Greater Atlantic 69 parties Sandler O’Neill believed might have an interest in exploring a potential business combination with Greater Atlantic.  Over approximately the next month, Sandler O’Neill, in consultation with Greater Atlantic’s senior management and legal counsel, prepared a Confidential Information Memorandum containing financial and other information regarding Greater Atlantic for distribution to interested parties following their execution of confidentiality agreements.  The Confidential Offering Memorandum provided instructions for interested parties to submit, by June 9, 2006, written indications of interest for a whole-bank transaction, a branch purchase transaction or an equity investment.

During April and May 2006, 16 interested parties executed confidentiality agreements and thereafter received a Confidential Offering Memorandum, including Summit which executed a confidentiality agreement dated April 25, 2006.

On June 22, 2006, the Board of Directors met, together with representatives of Sandler O’Neill and with representatives of legal counsel, to consider the 16 indications of interest that had been received:  three for a whole-bank transaction, 12 for a branch acquisition and one for an equity investment.  The representatives of Sandler O’Neill reviewed and discussed the financial terms of each indication of interest with the Board of Directors.

The whole-bank indications of interest varied with Party “A” indicating a proposed transaction value of approximately $12.2 million, and Party “B” and Summit each indicating a proposed transaction value of approximately $18.2 million, or $6.00 per share.  Parties “A” and “B” proposed all-cash transactions, and Summit proposed a stock/cash transaction.  Summit’s indication of interest, however, was conditioned on Greater Atlantic Bank selling its branch office in Pasadena, Maryland, before the closing of the proposed transaction.  Summit’s indication of interest, coupled with the sale of the Pasadena branch office to Bay-Vanguard Federal Savings Bank, which indicated the highest deposit premium for that branch (9.5%), would result in an aggregate indicated value of approximately $23.2 million, or $7.67 per share, compared to approximately $18.2 million, or $6.00 per share, indicated by Party “B” and approximately $12.2 million, or $4.03 per share, indicated by Party “A”.  During its discussion, the Board of Directors noted that engaging in a proposed transaction with Summit would require separate applications for regulatory approval and incur additional cost and possibly a longer approval process because it would entail the separate sale of the Pasadena branch office.  The representatives of Sandler O’Neill then presented the Board with financial profiles, comparable peer analyses and background on the three interested parties.

Following the review of the whole-bank indications of interest, the Board reviewed and discussed the indications of interest for the separate branch sales, noting that Greater Atlantic had received indications of interest providing for deposit premiums ranging from 5.0% to 9.5%, with both the high and the low being for the Pasadena branch office.  The representatives of Sandler O’Neill noted that the median deposit premium for recently announced branch sales ranged from 4.5% to 8.1%.  The highest indication of interest for the Pasadena branch office, at a 9.5% deposit premium, was submitted by Bay-Vanguard Federal Savings Bank.

The Board of Directors then turned to the indication of interest submitted by the private equity investor.  The Board of Directors noted that while five private equity investors had expressed interest when initially contacted by Sandler O’Neill, and four had executed confidentiality agreements and received a Confidential Offering Memorandum, only one of the private equity investors submitted a written indication of interest.  The indication of interest received from the private equity investor proposed the sale of two branch offices of Greater Atlantic Bank, a substantial loan sale, a capital investment of approximately $7.5 million and a consulting contract for the private equity group. In addition, the indication of interest provided that Greater Atlantic negotiate exclusively with the private equity investor for four weeks toward a definitive agreement.  Given the whole-bank indications of interest that had been received, the Board of Directors determined not to give exclusivity to any interested party at this time.

Following further discussion, the Board of Directors authorized Sandler O’Neill to contact each of the parties that had submitted a whole-bank indication of interest and communicate to them Greater Atlantic’s interest in pursuing a proposed transaction and to contact both Summit and Bay-Vanguard Federal Savings Bank to invite them to commence their respective due diligence reviews.  The Board of  Directors also authorized Sandler O’Neill to contact Party “B” and invite it to commence its due diligence review as soon as Summit and Bay-Vanguard Federal Savings Bank had completed their reviews.

On June 22, 2006, Mr. Amos, Edward C. Allen, Chief Operating Officer of Greater Atlantic Bank, and David E. Ritter, Greater Atlantic’s Senior Vice President and Chief Financial Officer, met with H. Charles Maddy, III, Summit’s President and Chief Executive Officer, and Robert S. Tissue, Summit’s Senior Vice President and Chief Financial Officer, to discuss Summit’s indication of interest.

On June 26, 2006, Summit began its due diligence review of Greater Atlantic at the main offices of Greater Atlantic.

On June 30, 2006, Bay-Vanguard Federal Savings Bank began its due diligence review of the Pasadena branch office.  Also, on that date, Summit advised Sandler O’Neill that its Board of Directors had authorized management to proceed with negotiations toward a definitive agreement with Greater Atlantic, subject to completion of its due diligence review.

On August 10, 2006, Greater Atlantic announced publicly that it was investigating an unreconciled inter-company account between Greater Atlantic Bank and Greater Atlantic Mortgage Corporation, Greater Atlantic Bank’s wholly-owned mortgage banking subsidiary that had terminated operations earlier in the year.

On September 8, 2006, Greater Atlantic announced publicly that the former management company of Greater Atlantic Mortgage Corporation and its principal had initiated arbitration proceedings against Greater Atlantic, Greater Atlantic Bank and Mr. Amos.

On September 26, 2006, Greater Atlantic received from Party “C” an unsolicited indication of interest to purchase the Rockville, Maryland, and South Riding, Virginia, branch offices of Greater Atlantic Bank for a 4% deposit premium.

Following the public announcements of the internal accounting issue and the commencement of the arbitration proceeding, various interested parties, including Summit, informed Greater Atlantic that these outstanding issues would have to be resolved before they could complete their due diligence review of Greater Atlantic and confirm their continued interest in pursuing a proposed transaction.  In an effort to continue the process, on October 4, 2006, Greater Atlantic authorized Sandler O’Neill to contact Summit and the other parties that expressed interest in pursuing a whole-bank transaction to determine whether they would be interested in pursuing a purchase and assumption transaction, which would permit them to acquire all of Greater Atlantic’s assets and liabilities other than the liabilities associated with the internal accounting issue and the arbitration proceeding.

On December 7, 2006, Greater Atlantic Financial Corp. was advised of the interest of Party “D” in acquiring Greater Atlantic Financial Corp.  Party “D” provided a confidentiality agreement and information concerning itself on December 7, 2006.  Subsequently, on February 8, 2007,  Party “D” submitted an indication of interest providing for an all-cash transaction ranging from $15 million to $20 million, or an indicated range of $5.00 to $6.67 per share, subject to, among other things, settlement of the outstanding arbitration and due diligence.

On January 11, 2007, Greater Atlantic received an indication of interest letter from Summit proposing a purchase and assumption transaction.

On January 16, 2007, the Board of Directors held a special meeting.  A representative of Sandler O’Neill analyzed the financial terms of Summit’s purchase and assumption proposal as compared to the branch purchase indications of interest with the highest deposit premiums.  The Board of Directors noted that Greater Atlantic would lose the tax benefit of its net operating loss carryforwards in a purchase and assumption transaction but would preserve it in a whole-bank merger or acquisition transaction.  Valuing the deferred tax asset at approximately $1.98 million for purposes of evaluating a proposed purchase and assumption transaction, the Board of Directors noted that Summit’s purchase and assumption proposal indicated a net transaction value of approximately $13.48 million, or $4.46 per share.  Following a review of the indications of interest received for branch office transactions, the Board of Directors noted that the aggregate transaction value for those transactions would amount to approximately $14.99 million, or $4.92 per share.  During its discussion, the Board of Directors also noted the execution risk that would be involved in dealing with multiple acquirors, as well as the regulatory risk that would be involved given that the Office of Thrift Supervision may raise issue with a series of proposed purchase and assumption transactions that would leave Greater Atlantic Bank a smaller institution with substantial liabilities, including the potential liability associated with the pending arbitration proceeding.

Following further discussion, the Board of Directors instructed the representative of Sandler O’Neill to advise Summit that Greater Atlantic has continued interest in pursing a whole-bank transaction with Summit and that Summit was authorized to continue its due diligence review of Greater Atlantic.

On January 18, 2007, the representative of Sandler O’Neill advised Greater Atlantic that Summit remained interested in proceeding with its due diligence review in an effort to negotiate and execute a definitive merger agreement.

On January 24, 2007, Party “E” executed a confidentiality agreement, and on January 25, 2007, Party “E” submitted an indication of interest.

On January 25, 2007, the Board of Directors met to discuss the indication of interest submitted by Party “E”.  Party “E” proposed an all- cash transaction valuing Greater Atlantic at $4.634 per share, subject to an exclusivity period and other conditions.

On January 25, 2007, Party “F” executed a confidentiality agreement.

On January 29, 2007, Summit resumed its due diligence review of Greater Atlantic.

On February 7, 2007, Party “F” submitted an indication of interest for an all-cash transaction that indicated a range of value from approximately $14.5 million to $16.0 million, or a range of $4.79 to $5.30 per share, subject to due diligence and other conditions.

On February 8, 2007, an indication of interest for an all-cash, whole-bank transaction was received from Party “D” indicating a transaction value ranging from $15 million to $20 million, or $5.00 to $6.67, per share, subject to due diligence and other conditions.

On February 9, 2007, Summit submitted a revised indication of interest for a whole-bank transaction, but with the exclusion of the Pasadena branch office and with an indicated value of $4.60 per share.

On February 9, 2007, Greater Atlantic announced publicly the resolution of the arbitration proceeding.

On February 13, 2007, Messrs. Calomiris and Amos, Sidney M. Bresler, a director of Greater Atlantic, and Paul J. Cinquegrana, a director of Greater Atlantic now deceased, met with Messrs. Maddy, III and Tissue.  Messrs. Maddy, III and Tissue provided background information about Summit and expressed Summit’s interest in a transaction with Greater Atlantic.

On February 14, 2007, the Board of Directors of Greater Atlantic met.  A representative of Sandler O’Neill and representatives of Greater Atlantic’s legal counsel were also present.  The representative of Sandler O’Neill reviewed the terms of the various indications of interest that had been received to date.  The Board of Directors considered and discussed in detail Greater Atlantic’s prospects as an independent entity and came to the consensus that it would be in the best interests of Greater Atlantic and its stockholders to pursue a merger transaction with Summit, as well as the sale of the

Pasadena branch office to Bay-Vanguard Federal Savings Bank.  Following all discussion, the Board of Directors determined to pursue the proposals by Summit and Bay-Vanguard Federal Savings Bank and instructed senior management, in consultation with Greater Atlantic’s legal and financial advisors, to proceed to negotiate the terms of a definitive merger agreement with Summit and the terms of a definitive purchase and assumption agreement with Bay-Vanguard Federal Savings Bank, consistent with their respective indications of interest, for presentation to and consideration by the Board of Directors at the earliest practicable time.

On February 20, 2007, representatives of Bay-Vanguard Federal Savings Bank conducted a due diligence review of the Pasadena branch office.

On March 1 and 2, 2007, representatives of Greater Atlantic conducted a due diligence review of Summit at its offices in Moorefield, West Virginia.

On March 21, 2007, Bay-Vanguard Federal Savings Bank informed Greater Atlantic, through a representative of Sandler O’Neill, that its had revised its indication of interest to reduce the deposit premium for the Pasadena branch office to 8.5%.

On March 28, 2007, the Board of Directors of Greater Atlantic met.  Senior management of Greater Atlantic advised the Board of Directors that representatives of the Office of Thrift Supervision had inquired recently about the status of the ongoing merger and acquisition discussions and the prospects of negotiating and entering into a definitive agreement in the near term.  The Board of Directors then discussed the Bay-Vanguard Federal Savings Bank’s revised indication of interest for the purchase of the Pasadena branch office at a deposit premium of 8.5%.  The representative of Sandler O’Neill noted that the new proposed deposit premium, although reduced from the 9.5% proposed initially, remained the highest proposal obtained.  Following discussion, the Board of Directors authorized management, with the assistance of Greater Atlantic’s legal and financial advisors, to negotiate a definitive purchase and assumption agreement for the sale of the Pasadena branch office consistent with the terms of the revised indication of interest of Bay-Vanguard Federal Savings Bank.

During the balance of March and early April 2007, representatives of Greater Atlantic and of Summit negotiated the terms of the definitive merger agreement and senior management representatives of Greater Atlantic and of Summit were in periodic contact to discuss transaction integration issues.  During the same period, representatives of Greater Atlantic Bank and of Bay-Vanguard Federal Savings Bank negotiated the terms of the definitive purchase and assumption agreement for the purchase of the Pasadena branch office.

On the morning of April 12, 2007, a joint meeting of the Boards of Directors of Greater Atlantic and Greater Atlantic Bank was held to consider and discuss the terms of the definitive merger agreement as negotiated by Greater Atlantic and Summit and the terms of the definitive purchase and assumption agreement as negotiated by Greater Atlantic Bank and Bay-Vanguard Federal Savings Bank for the purchase the Pasadena branch office.  A representative of Sandler O’Neill and representatives of Greater Atlantic’s legal counsel were present at the meeting.  Copies of the merger agreement and ancillary documents and of the purchase and assumption agreement were sent to each director before the meeting.  The representative of Sandler O’Neill made a presentation regarding the fairness of the proposed merger consideration to the holders of Greater Atlantic’s common stock from a financial point of view and delivered the opinion of  Sandler O’Neill that, as of April 12, 2007, and subject to the limitations and qualifications set forth in the opinion, the proposed merger consideration was fair from a financial point of view to the holders of Greater Atlantic common stock.  The Board of Directors considered carefully the opinion of Sandler O’Neill as well as Sandler O’Neill’s experience, qualifications and interest in the proposed transactions.  Representatives of Greater Atlantic’s legal counsel reviewed in detail the terms of the merger agreement and the ancillary documents and the terms of the purchase and assumption agreement with the Board of Directors and reviewed with the Board of Directors its fiduciary duties in the context of the proposed transactions.  In addition, senior management of Greater Atlantic, along with representatives of Sandler O’Neill and of legal counsel, presented the findings of Greater Atlantic’s due diligence review of Summit.  In addition, the Board discussed the expected transaction costs including the value of severance obligations under existing employment and change in control agreements with members of management and other benefit arrangements.  Following those presentations, and discussion regarding the transactions, all of the directors present determined that the merger agreement and the ancillary transactions and the purchase and assumption agreement were advisable and in the best interests of Greater Atlantic and its stockholders and authorized Mr. Amos to execute and deliver the merger agreement and related documents and the purchase and assumption agreement on behalf of Greater Atlantic and Greater Atlantic Bank and to take all actions appropriate to effect the transactions contemplated by those agreements.  Jeffrey M. Gitelman, D.D.S was the only director of Greater Atlantic and Greater Atlantic Bank absent from the meeting.  Dr. Gitelman’s absence was unavoidable but he advised the Board of Directors before the meeting by e-mail that he was in favor of both transactions.  Later in the day, Greater Atlantic issued a press release announcing the execution of the merger agreement with Summit and the execution by Greater Atlantic Bank of the purchase and assumption agreement with Bay-Vanguard Federal Savings Bank.

Greater Atlantic’s Reasons for the Merger

At the meeting at which the merger agreement was presented for consideration, Greater Atlantic’s Board of Directors, by a unanimous vote of the directors present at the meeting, approved the merger agreement and recommended that Greater Atlantic’s stockholders vote “FOR” approval of the merger agreement.

Greater Atlantic’s Board of Directors has determined that the merger is advisable and in the best interests of Greater Atlantic and its stockholders.  In approving the merger agreement, the Board of Directors consulted with Sandler O’Neill regarding the fairness of the transaction to Greater Atlantic’s stockholders from a financial point of view and with Greater Atlantic’s legal counsel regarding its legal duties and the terms of the merger agreement and ancillary documents.  In determining to approve the merger agreement and recommend that stockholders approve the merger, the Board of Directors, in consultation with Greater Atlantic’s senior management and financial and legal advisors, considered a number of factors, including the following material factors:

•
The understanding of the Board of Directors of the strategic options available to Greater Atlantic and the Board of Directors’ assessment of those options with respect to the prospects and estimated results of the execution by Greater Atlantic of its business plan as an independent entity under various scenarios, and the determination that none of those options or the execution of the business plan under the best case scenarios were likely to create greater present value for Greater Atlantic’s stockholders than the value to be paid by Summit.  In particular, the Board of Directors considered Greater Atlantic’s ability to achieve consistent profitability as an independent entity and the prospects for regulatory action if it failed to do so.

•
The ability of Greater Atlantic’s stockholders to participate in the future prospects of the combined entity through ownership of Summit common stock and that Greater Atlantic’s shareholders would have potential value appreciation by owning the common stock of Summit.

•	Summit’s ability to continue to pay cash dividends on its common stock (Greater Atlantic has never paid cash dividends).

•
Sandler O’Neill’s written opinion that, as of April 12, 2007, and subject to the assumptions and limitations set forth in the opinion, the merger consideration was fair to Greater Atlantic’s stockholders from a financial point of view.

•	The wider array of financial products and services that would be available to customers of Greater Atlantic and the communities served by Greater Atlantic.

•
The current and prospective economic, competitive and regulatory environment and the regulatory compliance costs facing Greater Atlantic and other similar size, independent, community banking institutions generally, including the cost of compliance with the requirements of the Sarbanes-Oxley Act.

•
A review, with the assistance of Greater Atlantic’s financial and legal advisors, of the terms of the merger agreement, including that the merger is intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes.

•	The results of the due diligence review of Summit.

•	The Greater Atlantic employees to be retained after the merger would have opportunities for career advancement in a larger organization.

•
The likelihood of timely receiving regulatory approval and the approval of Greater Atlantic’s stockholders and the estimated transaction and severance costs associated with the merger and payments that could be triggered upon termination of or failure to consummate the merger.

The foregoing information and factors considered by Greater Atlantic’s Board of Directors is not exhaustive, but includes all material factors that the Board of Directors considered and discussed in approving the merger agreement and recommending that Greater Atlantic’s stockholders vote to approve the merger.  In view of the wide variety of factors considered and discussed by the Board of Directors in connection with its evaluation of the merger and the complexity of these factors, the Board of Directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole.  The Board of Directors discussed and considered the foregoing factors and reached general consensus that the merger was in the best interests of Greater Atlantic and its stockholders.  In considering the foregoing factors, individual directors of Greater Atlantic may have assigned different weights to different factors.  The Board of Directors relied on the experience and expertise of Sandler O’Neill for quantitative analysis of the financial terms of the merger agreement.  See “The Merger Opinion of Greater Atlantic’s Financial Advisor” on page ___.  It should be noted that this explanation of the reasoning of Greater Atlantic’s Board of Directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Warning About Forward-Looking Statements” on page ___.

Summit’s Reasons for the Merger

The merger is consistent with Summit’s plan to have operations, offices and distinct capabilities in every market of its choice within its region.  The merger will afford Summit the opportunity to further expand market share in the Northern Virginia market. Summit believes that, in addition to expanding Summit’s presence in very attractive markets, the merger provides an opportunity to enhance Summit’s stockholder value with the prospects of positive long-term performance of Summit’s common stock. Summit believes that the merger is a strategic fit between Summit and Greater Atlantic given the compatibility of the management and business philosophy of each company. Enhanced opportunities should result from the merger by eliminating redundant or unnecessary costs and enhancing revenue growth prospects.

Opinion of Greater Atlantic’s Financial Advisor

By letter agreement dated January 30, 2006, Greater Atlantic retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination.  Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions.  In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O'Neill acted as financial advisor to Greater Atlantic in connection with the proposed merger with Summit and participated in certain of the negotiations leading to the merger agreement.  At the April 12, 2007 meeting at which Greater Atlantic’s Board considered and approved the merger agreement, Sandler O’Neill delivered to the Board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Greater Atlantic’s stockholders from a financial point of view.  Sandler O’Neill has updated it fairness opinion as of the date of this proxy statement.  The full text of Sandler O’Neill’s updated opinion is attached as Annex C to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.  The description of the opinion set forth below is qualified in its entirety by reference to the opinion.  Greater Atlantic stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion and was necessarily based upon financial, economic, market and other conditions as they existed, and could be evaluated, on that date.  The opinion is directed to the Greater Atlantic Board and speaks only to the fairness of the merger consideration to Greater Atlantic stockholders from a financial point of view.  It does not address the underlying business decision of Greater Atlantic to engage in the merger or any other aspect of the merger and is not a recommendation to any Greater Atlantic stockholder as to how such stockholder should vote at the special meeting with respect to the merger, the form of consideration such stockholder should elect, or any other matter.

In connection with rendering its April 12, 2007 opinion and its updated opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Greater Atlantic that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Summit that Sandler O’Neill deemed relevant;

(4)
internal financial projections for Greater Atlantic for the year ending December 31, 2007, prepared by and reviewed with senior management of Greater Atlantic and growth and performance projections for the years ending December 31, 2008, 2009 and 2010, as provided by and reviewed with senior management of Greater Atlantic;

(5)
internal financial projections for Summit for the years ending December 31, 2007 and 2008 prepared by and reviewed with management of Summit and growth and performance projections for the year ending December 31, 2009 and 2010, as provided by and reviewed with management of Summit;

(6)
the pro forma financial impact of the merger on Summit based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Greater Atlantic and Summit;

(7)	the pro forma financial impact on Greater Atlantic of the sale of Greater Atlantic Bank’s Pasadena branch office;

(8)
the publicly reported historical price and trading activity for Greater Atlantic’s and Summit’s respective common stock, including a comparison of certain financial and stock market information for Greater Atlantic and Summit with similar publicly available information for certain other companies the securities of which are publicly traded;

(9)	the financial terms of certain recent business combinations in the commercial banking and thrift industries, to the extent publicly available;

(10)	the current market environment generally and the banking environment in particular; and

(11)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of Greater Atlantic’s senior management the business, financial condition, results of operations and prospects of Greater Atlantic and held similar discussions with certain members of senior management of Summit regarding the business, financial condition, results of operations and prospects of Summit.

In performing its reviews and analyses, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Greater Atlantic and Summit or their respective representatives or that was otherwise available to Sandler O’Neill and assumed such accuracy and completeness for purposes of rendering its opinions.  Sandler O’Neill further relied on the assurances of senior management of Greater Atlantic and Summit that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  Sandler O’Neill was not asked to, and did not, undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof.  Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Greater Atlantic or Summit or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler O’Neill furnished with any such evaluations or appraisals.  Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Greater Atlantic or Summit, nor did Sandler O’Neill review any individual credit files relating to Greater Atlantic or Summit.  Sandler O’Neill assumed, with Greater Atlantic’s consent, that the respective allowances for loan losses for both Greater Atlantic and Summit were adequate to cover such losses and together will be adequate for the combined company.

With respect to the internal financial projections for Greater Atlantic and Summit and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the senior managements of Greater Atlantic and Summit used by Sandler O’Neill in its analyses, senior management of Greater Atlantic and Summit confirmed that those projections and the assumptions related thereto reflected the best currently available estimates and judgments of the future financial performance of Greater Atlantic and Summit.  Sandler O’Neill assumed that the financial performances reflected in all projections and estimates used by them in their analyses would be achieved and expressed no opinion as to such projections or estimates or the assumptions on which they were based.  Those estimates and projections, as well as the other estimates used by Sandler O'Neill in its analysis, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

Sandler O’Neill also assumed that there had been no material change in Greater Atlantic’s and Summit’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Greater Atlantic and Summit would remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement were true and correct as set forth in the merger agreement, that each party to the merger agreement would perform all of the covenants required to be performed by such party under that agreement, that the conditions precedent in the merger agreement will not be waived and that the merger will qualify as a tax-free reorganization for federal income tax purposes.  Sandler O’Neill, with Greater Atlantic’s consent, relied on the advice Greater Atlantic received from its legal, accounting, and tax advisors as to all legal, accounting, and tax matters relating to the merger agreement and the merger.

In rendering its April 12, 2007 opinion and its updated opinion, Sandler O’Neill performed a variety of financial analyses.  Sandler O’Neill prepared its analyses solely for purposes of rendering its opinions and provided such analyses to the Greater Atlantic Board of Directors.  The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinions or the presentation made by Sandler O’Neill to Greater Atlantic’s Board, but is instead a summary of the material analyses performed and presented in connection with its opinions.  The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances.  Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Greater Atlantic or Summit and no transaction is identical to the merger.  Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect their public trading values or merger transaction values.  The process, therefore, is not necessarily susceptible to a partial analysis or summary description.

In arriving at its opinions, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered.  Rather, Sandler O’Neill made its own qualitative judgments as to the significance and relevance of each analysis and factor.  The financial analyses summarized below include information presented in tabular format.  Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinions; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all the analyses taken as a whole.  Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analysis and opinions.  The tables alone do not constitute complete descriptions of the financial analyses presented in such tables.

In performing its analysis, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Greater Atlantic, Summit and Sandler O’Neill.  The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analysis.  Estimates on the values of companies did not purport to be appraisals or necessarily reflect the prices at which companies or their securities might actually be sold.  Such estimates are inherently subject to uncertainty and actual values may be materially different.  Accordingly, Sandler O’Neill’s analysis does not necessarily reflect the value of Greater Atlantic’s common stock or Summit’s common stock or the prices at which Greater Atlantic’s or Summit’s common stock may be sold at any time.  The analysis of Sandler and its opinions were among a number of factors taken into consideration by Greater Atlantic’s Board in making its determination to adopt the merger agreement and the analysis described below should not be viewed as determinative of the decision of Greater Atlantic’s Board with respect to the fairness of the merger.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction.  Pursuant to the merger agreement, each share of Greater Atlantic common stock issued and outstanding immediately prior to the merger will be converted into the right to receive (a) cash in an amount equal to $1.80 per share and (b) that number of shares of Summit common stock, $2.50 par value per share, (the “Summit Common Stock”) equal to $4.20 divided by the average closing price of Summit Common Stock reported on the NASDAQ for the twenty (20) trading days prior to the closing of the Merger; provided, however, if the Average Closing Price is less than $17.82, the Exchange Ratio will be seventy percent of the Merger Consideration divided by $17.82.  If the Average Closing Price is greater than $24.10, then the Exchange Ratio will be seventy percent of the Merger Consideration divided by $24.10.  Sandler O’Neill calculated the aggregate transaction value to be $18.2 million.  Based upon financial information for Greater Atlantic for the twelve months ended June 30, 2006, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction price / Last twelve months’ earnings per share                                                                                             NM

Transaction price / Book value per share (1)                                                                                                                        167%

Transaction price / Tangible book value per share (1)                                   183%

Tangible book premium/Core Deposits (1), (2)                                                                                                                      4.1%

2 Day market premium as of September 27, 2007                                                                                                               17.2%

2 Day market premium as of April 10, 2007                                                                                                                       140.0%

(1)	Book value has been adjusted for the branch sale proceeds of $4.2 million, resulting in an addition of $1.40 per share.

(2)	Core deposits exclude time deposits with account balances greater than $100,000.

Stock Trading History. Sandler O’Neill also reviewed the history of the publicly reported trading prices of Greater Atlantic’s common stock for the three-year period ended April 5, 2007.  Sandler O'Neill also reviewed the history of the reported trading prices and volume of Summit’s common stock for the one year and the three year periods ended April 5, 2007.  Sandler O’Neill then compared the relationship between the movements in the price of Greater Atlantic’s common stock against the movements in the prices of the Standard & Poor's 500 Index, the NASDAQ Bank Index, the Standard & Poor’s Bank Index and the performance of a composite peer group - a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill. Sandler O’Neill also compared the relationship between the movements in the prices of Summit’s common stock to movements in the prices of the Nasdaq Bank Index, S&P Bank Index, and S&P 500 Index and the performance of a composite peer group - a weighted average (by market capitalization) composite of publicly traded comparable depository institutions selected by Sandler O’Neill.  The composition of the peer group for Greater Atlantic is discussed under the relevant section under “Comparable Company Analysis” below.  The composition of the peer group for Summit is discussed under the relevant section under “Comparable Company Analysis” below.

The relative performances were as follows:

Greater Atlantic’s Stock Performance

Beginning Index Value	Ending Index Value
April 8, 2004	April 5, 2007

Greater Atlantic	100.00%	32.2%

S&P 500 Index	100.00	126.8

NASDAQ Bank Index	100.00	109.5

S&P Bank Index	100.00	117.5

Regional Peer Group Index(1)	100.00	96.0

(1) Refers to the peer group outlined in the Comparable Group Analysis section below.

Summit’s Stock Performance

Beginning Index Value	Ending Index Value
April 8, 2004	April 5, 2007

Summit	100.00%	121.4%

S&P 500 Index	100.00	126.8

NASDAQ Bank Index	100.00	109.5

S&P Bank Index	100.00	117.5

Regional Peer Group Index(1)	100.00	111.1

(1) Refers to the peer group outlined in the Comparable Group Analysis section below.

Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial and market trading information for Greater Atlantic and Summit to various peer groups selected by Sandler O’Neill.  The peer group for Greater Atlantic consisted of the following companies:

American Bank Holdings, Inc.	KS Bancorp, Inc.
Coddle Creek Financial Corp.	SE Financial Corp.
Community Financial Corporation	South Street Financial Corp.
First Keystone Financial, Inc.	Virginia Savings Bank, FSB
First Star Bancorp, Inc.	Washington Savings Bank, F.S.B.
Independence Federal Savings Bank	WVS Financial Corp.

The analysis compared publicly available financial information as of and for the most recently reported twelve-month period and market trading information as of April 10, 2007. The table below compares the data for Greater Atlantic with the median data for the regional peer group.

Greater Atlantic Comparable Group Analysis

	Greater Atlantic	Regional Peer Group Median
Market Capitalization (in millions)	$7	$34
Total assets (in millions)	$287	$325
Tangible equity/Tangible assets	2.49%	7.99%
Last twelve months’ return on average assets	(1.36%)	0.67%
Last twelve months’ return on average equity	(37.18%)	7.91%
Price/Tangible book value per share	100%	126%
Price/Last twelve months’ earnings per share	NM	15.6x

The “Regional Peer Group” for Summit consisted of the following companies:

Burke & Herbert Bank & Trust Co.	Middleburg Financial Corporation
Cardinal Financial Corporation	National Bankshares, Incorporated
Eastern Virginia Bankshares, Inc.	Old Point Financial Corporation
First Mariner Bancorp	Shore Bancshares, Inc.
First United Corporation	Virginia Commerce Bancorp, Inc.
FNB Corporation	Virginia Financial Group, Inc.

The analysis compared publicly available financial information as of and for the most recently reported twelve-month period and market trading information as of April 10, 2007.  The table below compares the data for Summit with the median data for the peer group.

Summit Comparable Group Analysis

	Summit	Regional Peer Group Median
Market Capitalization (in millions)	$149	$190
Total assets (in millions)	$1,235	$1,306
Tangible equity/Tangible assets	6.23%	8.69%
Last twelve months’ return on average assets	0.70%	1.12%
Last twelve months’ return on average equity	10.46%	12.46%
Price/Tangible book value per share	194%	202%
Price/Last twelve months’ earnings per share	18.2x	15.7x
Price/Estimated 2007 earnings per share	12.2x	14.9x

    Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed 17 merger transactions announced from January 1, 2004 through April 10, 2007 involving acquisitions of banks and thrifts in the United States with announced transaction value less than $30 million and the selling companies recorded negative earnings for the last twelve month period. Sandler O’Neill reviewed the multiples of transaction price at announcement to stated book value per share, tangible book value per share, as well as tangible book premium to core deposits and current market price premium, and computed high, low, mean and median multiples and premiums for the transactions.

Comparable Transactions Analysis

Selected Merger Median Multiple

Transaction price/ Book value per share	172%

Transaction price / Tangible book value per share	172%

Tangible book premium / Core deposits (1)	13.1%

Premium to current market price	66.8%

(1)	Core deposits exclude time deposits with account balances greater than $100,000.

Discounted Cash Flow Analysis.  Sandler O’Neill performed an analysis to estimate the future stream of after-tax cash flows that Summit would provide to equity holders through 2010 on a stand-alone basis, assuming Summit increased their annual dividend by $0.02 annually and that Summit performed in accordance with the earnings and growth projections reviewed with Summit’s senior management.  To approximate the terminal value of Summit common stock at December 31, 2010, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 150% to 275%.  The dividend stream and terminal values were then discounted to present values using discount rates ranging from 9% to 15%, which were selected by Sandler O’Neill to reflect different assumptions regarding required rates of return of holders or prospective buyers of Summit’s common stock.  This analysis resulted in the following reference ranges of indicated per share values for Summit’s common stock:

Terminal Earnings Multiple

Discount Rate	10x	12x	14x	16x	18x	20x
9.0%	$17.48	$20.74	$24.00	$27.26	$30.52	$33.78
10.0%	$16.86	$20.01	$23.15	$26.30	$29.44	$32.58
11.0%	$16.28	$19.31	$22.34	$25.38	$28.41	$31.44
12.0%	$15.72	$18.65	$21.57	$24.50	$27.42	$30.35
13.0%	$15.19	$18.01	$20.83	$23.66	$26.48	$29.30
14.0%	$14.68	$17.40	$20.13	$22.85	$25.58	$28.30
15.0%	$14.19	$16.82	$19.45	$22.08	$24.71	$27.34

Terminal Tangible Book Multiple

Discount Rate	150%	175%	200%	225%	250%	275%
9.0%	$19.98	$23.11	$26.25	$29.38	$32.51	$35.64
10.0%	$19.28	$22.30	$25.32	$28.34	$31.36	$34.38
11.0%	$18.61	$21.52	$24.44	$27.35	$30.26	$33.17
12.0%	$17.97	$20.78	$23.59	$26.40	$29.21	$32.02
13.0%	$17.36	$20.07	$22.78	$25.49	$28.20	$30.92
14.0%	$16.77	$19.39	$22.01	$24.62	$27.24	$29.86
15.0%	$16.21	$18.74	$21.27	$23.79	$26.32	$28.85

Sandler O’Neill performed a similar analysis assuming Summit’s 2010 net income varied from 25% above to 25% below the estimates noted above.  This analysis resulted in the following reference ranges of indicated per share values for Summit’s common stock, using a discount rate of 12.98%:

Terminal Earnings Multiple

EPS Projection Change from Base Case	10x	12x	14x	16x	18x	20x
(25.0%)	$11.67	$13.79	$15.90	$18.02	$20.14	$22.26
(20.0%)	$12.37	$14.63	$16.89	$19.15	$21.41	$23.67
(15.0%)	$13.08	$15.48	$17.88	$20.28	$22.68	$25.09
(10.0%)	$13.79	$16.33	$18.87	$21.41	$23.96	$26.50
(5.0%)	$14.49	$17.18	$19.86	$22.54	$25.23	$27.91
0.0%	$15.20	$18.02	$20.85	$23.67	$26.50	$29.32
5.0%	$15.90	$18.87	$21.84	$24.80	$27.77	$30.73
10.0%	$16.61	$19.72	$22.83	$25.93	$29.04	$32.15
15.0%	$17.32	$20.57	$23.81	$27.06	$30.31	$33.56
20.0%	$18.02	$21.41	$24.80	$28.19	$31.58	$34.97
25.0%	$18.73	$22.26	$25.79	$29.32	$32.85	$36.38

In its discussions with the Greater Atlantic Board, Sandler O’Neill noted that the discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming (1) a deal price per share of $6.00; (2) all options to purchase shares of Greater Atlantic common stock with a strike price lower than the current market value of Greater Atlantic common stock outstanding at June 30, 2007 are to be cashed out; (3) each of Greater Atlantic and Summit performs in accordance with the earnings projections and estimates discussed above; (4) the Pasadena, MD branch sale closes during the third quarter of 2007; (5) the Pasadena branch deposits, overall core deposits, and total equity remain constant; and (6) the merger closes during the fourth quarter of 2007.  Sandler O’Neill also assumed various purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), charges and transaction costs associated with the merger, and cost savings resulting from the merger (100% of which would be realized in 2008).  Based on the assumptions listed above, the analysis indicated that the merger would be 1.3% dilutive to Summit’s estimated 2008 earnings per share and approximately 6.5% accretive to 2009 earnings per share, and accretive to Summit’s estimated 2008 and 2009 tangible book value per share.  The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with Greater Atlantic and Summit.  Greater Atlantic has agreed to pay Sandler O’Neill a monthly retainer of $10,000 each month (“General Advisory Services Fee”) and will continue to do so until the closing of the transaction.  Sandler O’Neill will also be paid a transaction fee in connection with the merger of $150,000, plus an incentive fee of $61,209, which is equal to 5% of the Aggregate Purchase Price over $17,000,000.  It is agreed that one-half of the General Advisory Services Fee shall be credited against the $150,000 transaction fee.  A fee of $100,000 has been paid to Sandler O’Neill for rendering its fairness opinions.  In connection with the Pasadena, Maryland branch sale, Greater Atlantic has agreed to pay Sandler O’Neill a fee of $77,281, which is equal to 0.15% of the total deposits in the branch sale transaction.  50% of such branch sale transaction fee was paid upon signing of the definitive agreement and the remaining amount was paid the day of closing of the branch sale transaction.  Greater Atlantic has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Greater Atlantic and Summit and their affiliates.  Sandler O’Neill may also actively trade the debt and/or equity securities of Greater Atlantic or Summit or their affiliates for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain Persons in the Merger

Certain members of Greater Atlantic’s management have interests in the merger in addition to their interests as shareholders of Greater Atlantic.  These interests are described below.  In each case, the Greater Atlantic board of directors was aware of these potential interests, and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Employment and Severance Agreements.

After the effective date of the merger, the employment of certain employees of Greater Atlantic may be terminated in a manner which will entitle them to receive termination benefits provided under existing employment agreements with Greater Atlantic.  The terms of such termination benefits for each employee are set forth below.

Amos Employment Agreement. Effective, November 1, 1997, Greater Atlantic Bank entered into an employment agreement with Carroll E. Amos, President and Chief Executive Officer of Greater Atlantic Bank. Under the employment agreement, if, following a change in control (as defined in the employment agreement), Mr. Amos voluntarily resigns or his employment is terminated involuntarily for reasons other than cause, Mr. Amos (or in the event of his death, his beneficiary) would be entitled to a lump sum cash severance payment equal to the greater of: (i) the remaining payments due for the term of the employment agreement, or (ii) two times the average of Mr. Amos’ annual compensation for the three years preceding the change in control.  For purposes of the employment agreement, the merger with Summit Financial Group constitutes a change in control.  In addition to a cash severance payment, the employment agreement provides that Greater Atlantic Bank or its successor will cause to be continued

Mr. Amos’ life, health, dental and disability insurance coverage for thirty-six months following his termination of employment in connection with a change in control.  That insurance coverage is required to be provided under terms substantially identical to the coverage maintained by Greater Atlantic Bank prior to Mr. Amos’ termination date.  In the event Mr. Amos’ employment is voluntarily or involuntarily terminated following the merger by and between Summit Financial and Greater Atlantic, Mr. Amos would be entitled to a lump sum cash payment and health and welfare benefits equal to approximately $390,000.

Senior Officers’ Severance Compensation Plan.  Effective on December 1, 1999, Greater Atlantic’s subsidiary, Greater Atlantic Bank, implemented an Employee Severance Compensation Plan  (the “Officer Plan”), to provide severance benefits to the following senior officers who are terminated, voluntarily or involuntarily from employment with Greater Atlantic Bank within one year of a change in control (as defined in the Officer Plan) of the bank or Greater Atlantic:  Edward C. Allen, Justin R. Golden, Gary L. Hobert, Robert W. Neff and David E. Ritter.   The severance benefits are paid in a lump sum cash payment within thirty days after termination equal in amount to the compensation paid to such Participant during the twelve months immediately preceding the date of termination.  The merger would constitute a change in control under the Officer Plan.  Accordingly, if the employment of the Participants is terminated within one year of the merger, then each Participant will receive the following severance benefits: Edward C. Allen - $121,000, Justin R. Golden - $101,000, Gary L. Hobert - $135,000, Robert W. Neff - $130,000 and David E. Ritter - $114,000.

Conversion of Stock Options and Warrants.  The merger agreement provides that each stock option and warrant granted to officers, employees and directors of Greater Atlantic under Greater Atlantic’s stock option plan and outstanding prior to the effective date will vest and holders of such options shall be entitled to receive cash in an amount equal to the difference between the value of (a) the  merger consideration and (b) the applicable exercise price (rounded to the nearest cent) for each outstanding option and warrant granted by Greater Atlantic to purchase shares of Greater Atlantic common stock.  The following table sets forth the cash that will be paid to each executive officer of Greater Atlantic upon consummation of the merger in accordance with the terms of the merger agreement and assumes that the value for each share of stock of Greater Atlantic that will be exchanged in the merger is $6.00.

GREATER ATLANTIC FINANCIAL CORP.
Option Payouts at Merger

			Value of
		Exercise	Merger
	# of	Price	Consideration	Cash
Employee	options	(per share)	(per share)	Payout
Carroll E. Amos	8,666	4.00	6.00	$17,332.00
Robert W. Neff	8,000	4.00	6.00	$16,000.00
David E. Ritter	8,000	4.00	6.00	$16,000.00
Edward C. Allen	9,000	4.00	6.00	$18,000.00
Justin R. Golden	8,000	4.00	6.00	$16,000.00
Gary L. Hobert	10,000	5.31	6.00	$ 6,900.00

Employee Benefit Plans.  Summit intends to provide the employees of Greater Atlantic with employee benefit plans substantially similar to those provided to the employees of Summit.  Employees of Greater Atlantic will receive credit for their service to Greater Atlantic in determining their eligibility and vesting in the benefit plans provided by Summit.

Conditions of the Merger

The respective obligations of Summit and Greater Atlantic to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

•
The shareholders of Greater Atlantic approve the merger agreement and the transactions contemplated thereby, described in the proxy statement/prospectus at the meeting of shareholders for Greater Atlantic;

•
All regulatory approvals required by law to consummate the transactions contemplated by the merger agreement are obtained from the Federal Reserve Board and any other appropriate federal and/or state regulatory agencies without unreasonable conditions, and all waiting periods after such approvals required by law or regulation expire;

•
The registration statement (of which this proxy statement/prospectus is a part) registering shares of Summit common stock to be issued in the merger is declared effective and not subject to a stop order or any threatened stop order;

•
There shall be no actual or threatened litigation, investigations or proceedings challenging the validity of, or damages in connection with, the merger that would have a material adverse effect with respect to the interests of Summit or Greater Atlantic or impose a term or condition that shall be deemed to materially adversely impact the economic or business benefits of the merger;

•
The absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the merger;

•
All permits or other authorizations under state securities laws necessary to consummate the merger and to issue the shares of Summit common stock to be issued in the merger being obtained and remaining in full force and effect; and

•	Authorization for the listing on the NASDAQ Capital Market of the shares of Summit common stock to be issued in the merger.

In addition to the mutual covenants described above, the obligation of Summit to consummate the merger is subject to the satisfaction, unless waived, of the following other conditions:

•
The representations and warranties of Greater Atlantic made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Summit receives a certificate of the chief executive officer and the chief financial officer of Greater Atlantic to that effect;

•
Greater Atlantic performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to Summit a certificate of its chief executive officer and chief financial to that effect; and

                      ·   Summit shall have received an opinion of Hunton & Williams, special counsel to Summit, dated as of the effective time of the merger, that the merger constitutes a  “reorganization” under Section 368 of the Internal Revenue Code.

In addition to the mutual covenants described above, Greater Atlantic’s obligation to complete the merger is subject to the satisfaction, unless waived, of the following other conditions:

•
The representations and warranties of Summit made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Greater Atlantic receives a certificate of the chief executive officer and chief financial officer of Summit to that effect;

•
Summit performs in all material respects all obligations required to be performed under the merger agreement prior to the effective time of the merger and delivers to Greater Atlantic a certificate of its chief executive officer and chief financial officer to that effect; and

Representations and Warranties

The merger agreement contains representations and warranties by Summit and Greater Atlantic.  These representations and warranties are qualified by a materiality standard, which means that Summit or Greater Atlantic is not in breach of a representation or warranty unless the existence of any fact, event or circumstance, individually, or taken together with other facts, events or circumstances has had or is reasonably likely to have a material adverse effect on Summit or Greater Atlantic.  These include, among other things, representations and warranties by Summit and Greater Atlantic to each other as to:

•	organization and good standing of each entity and its subsidiaries;
•	each entity’s capital structure;
•	each entity’s authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;
•	absence of material adverse changes since September 30, 2006, or December 31, 2006, for Greater Atlantic and Summit, respectively;
•	consents and approvals required;
•	regulatory matters;
•	accuracy of documents, including financial statements and other reports, filed by each company with the SEC;
•	absence of defaults under contracts and agreements;
•	absence of environmental problems;
•	absence of conflicts between each entity’s obligations under the merger agreement and its charter documents and contracts to which it is a party or by which it is bound;
•	litigation and related matters;
•	taxes and tax regulatory matters;
•	compliance with the Sarbanes-Oxley Act and accounting controls;
•	absence of brokerage commissions, except as disclosed for financial advisors;
•	employee benefit matters;
•	books and records fully and accurately maintained and fairly present events and transactions; and
•	insurance matters.

In addition, Greater Atlantic represents and warrants to Summit that, except as disclosed, neither Greater Atlantic nor any of its subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contract and other similar  risk management agreements.  Summit represents and warrants to Greater Atlantic that Summit has taken all action to exempt the merger agreement and the merger from the requirements of takeover laws and has sources of capital to pay the cash consideration and to effect the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing in any of the following ways.

The merger agreement may be terminated by mutual written consent of Greater Atlantic and Summit.

The merger agreement may be terminated by either Greater Atlantic or Summit if:

•	the approval of any governmental entity required for consummation of the merger is denied by a final nonappealable action of such governmental entity;

•
the merger has not been completed on or before December 31, 2007, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate;

•
there has been a breach by the other party of any of its obligations under the merger agreement, which breach cannot be or has not been cured within 30 days following written notice to the breaching party of such breach; or

•	the merger agreement is not approved by the shareholders of Greater Atlantic.

The merger agreement may be terminated by Summit if Greater Atlantic’s board fails to recommend the merger or withdraws, modifies or changes such recommendation in a manner adverse to Summit.

The merger agreement may be terminated by Greater Atlantic, if the Greater Atlantic board of directors determines that Greater Atlantic has received an unsolicited proposal that if consummated would result in a transaction more favorable to Greater Atlantic’s shareholders from a financial point of view, provided that Summit does not make a counteroffer that is at least as favorable to the other proposal and Greater Atlantic pays the termination fee described below.

Effect of Termination; Termination Fee

The provisions of the merger agreement relating to expenses and termination fees will continue in effect not withstanding termination of the merger agreement.  If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party except termination will not relieve a breaching party from liability for any willful breach of the merger agreement.

Greater Atlantic has agreed to pay a cash termination fee to Summit equal to $750,000 if:

•
             The merger agreement is terminated for failure to obtain the approval of Greater Atlantic’s shareholders, and before such time a competing acquisition proposal for Greater Atlantic has been made public and not withdrawn; or

•	Greater Atlantic terminates the merger agreement to accept a proposal by a third party that it believes is superior to Summit’s offer set forth in the merger agreement.

       This termination fee would be payable as follows:  (i) $250,000 no later than two (2) business days after the date of termination, (ii) $100,000 on the date that is one (1) year after the termination date, (iii) $100,000 on the date that is two (2) years after the termination date, and (iv) $300,000 on the date that is three (3) years after the termination date.

Greater Atlantic also has agreed to pay a cash termination fee to Summit equal to $250,000 if:

•	The merger agreement is terminated because Greater Atlantic’s board fails to recommend, withdraws, modifies, or changes its recommendation of the merger before the special meeting;

•	Summit terminates the merger agreement due to a breach by Greater Atlantic of any representation, warranty, covenant or other agreement; or

•	The merger agreement is terminated due to a failure to consummate the merger by December 31, 2007.

This termination fee would be payable no later than two (2) business days after the date of termination.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefiting by the provision or amended or modified by an agreement in writing between the parties, except that, after the special meeting, the merger agreement may not be amended if it would violate the Delaware General Corporation Law or the West Virginia Business Corporation Act.

Indemnification

Summit has agreed to indemnify the directors, officers and employees of Greater Atlantic for a period of three (3) years from the effective time of the merger to the fullest extent that Greater Atlantic is permitted or required to indemnify (and advance expenses to) its directors, officers and employees under the laws of the State of Delaware and Greater Atlantic’s Articles of Incorporation and Bylaws.

Acquisition Proposals

Greater Atlantic has agreed that it will not, and that it will cause its officers, directors, agents, advisors, and affiliates not to: solicit or encourage inquiries or proposals with respect to engage in any negotiations concerning, or provide any confidential information to any person relating to any  proposal to acquire the stock or assets of Greater Atlantic or other business combination transactions with Greater Atlantic, unless the Greater Atlantic board of directors concludes in good faith, after consultation with and consideration of the advice of outside counsel, that the failure to enter into such discussions or negotiations or resolving to accept such acquisition proposal, would constitute a breach of its fiduciary duties to shareholders under applicable law.  If the board of directors of Greater Atlantic is obligated by its fiduciary duties to accept a third party proposal that it believes is superior to Summit’s offer set forth in the merger agreement, Greater Atlantic is obligated to pay to Summit the termination fee equal to $750,000.  See “– Effect of Termination; Termination Fee” beginning on page ____.

Closing Date; Effective Time

The merger will be consummated and become effective upon the issuance of a certificate of merger by the West Virginia Secretary of State and the Delaware Division of Corporations (or on such other date as may be specified in the articles of merger to be filed with the West Virginia Secretary of

State and the Delaware Division of Corporations).  Unless otherwise agreed to by Summit or Greater Atlantic, the closing of the merger will take place on the fifth business day to occur after the last of the conditions to the merger has been satisfied or waived, or, at the election of Summit, on the last business day of the month in which such fifth business day occurs.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Reserve Board.  As a bank holding company, Summit is subject to regulation under the Bank Holding Company Act of 1956.  Greater Atlantic Bank is a federally-chartered savings bank, regulated by the Office of Thrift Supervision.  Summit Community Bank is a West Virginia banking corporation, is a non-member bank and is subject to the State Banking Code of West Virginia.  Summit and Greater Atlantic have filed all required applications seeking approval of the merger with the Federal Reserve.

Under the Bank Holding Company Act, the Federal Reserve Board is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity.  The Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have inadequate capital.  In addition, the Federal Reserve Board can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market.  Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve Board before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.

The merger cannot be consummated prior to receipt of all required approvals.  There can be no assurance that required regulatory approvals for the merger will be obtained and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions.  There can likewise be no assurance that the United States Department of Justice will not challenge the merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve Board.

Summit and Greater Atlantic are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above.  Should any other approval or action be required, it is presently contemplated that such approval or action would be sought.  There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Greater Atlantic common stock to Summit common stock.  Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Conduct of Business Pending the Merger

The merger agreement contains reciprocal forbearances made by Greater Atlantic and Summit to each other.  Greater Atlantic and Summit have agreed that, until the effective time of the merger, each of them and each of their subsidiaries, without the prior written consent of the other, will not:

•
Conduct business other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under the merger agreement;

•
Except as required by applicable law or regulation, implement or adopt any material change in its interest rate or other risk management policies, practices or procedures, fail to follow existing policies or practices with respect to managing exposure to interest rate and other risks, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or

•
Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the merger from qualifying as a merger within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, or knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, any of the conditions to the merger not being satisfied, or a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation.

Greater Atlantic has also agreed that, prior to the effective time, without the prior written consent of Summit it will not:

•
Other than pursuant to rights previously disclosed and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Greater Atlantic common stock or any rights to purchase Greater Atlantic common stock, enter into any agreement with respect to the foregoing, or permit any additional shares of Greater Atlantic common stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights;

•
Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of Greater Atlantic stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

•
Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Greater Atlantic or its subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice, not to exceed $10,000 in the aggregate, (ii) normal individual payment of incentives and bonuses to employees under Greater Atlantic Bank’s branch incentive plan, not to exceed $30,000 per quarter in the aggregate, (iii) normal individual increases in compensation to employees in the ordinary course of business consistent with past practices, (iv) other changes required by applicable law, (v) to satisfy previously disclosed contractual obligations, and (vi) grants of awards to newly hired employees consistent with past practices;

•
Enter into, establish, adopt or amend (except  as may be required by applicable law or to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Greater Atlantic or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

•
Except as previously disclosed or in connection with the consummation of the sale of the Pasadena Branch, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its subsidiaries taken as a whole;

•
Except as previously disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity;

•	Amend Greater Atlantic’s certificate of incorporation or bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Greater Atlantic’s subsidiaries;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

•
Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

•
Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Greater Atlantic and its subsidiaries, taken as a whole;

•	Make any loans in a principal amount in excess of $750,000, or make any loans outside the District of Columbia, Delaware, Maryland, Pennsylvania, Virginia and West Virginia;

•	Incur any indebtedness for borrowed money other than in the ordinary course of business; or

•	Agree or commit to do any of the foregoing.

Summit has agreed that, prior to the effective time, without the prior written consent of Greater Atlantic it will not:

        ·  Make, declare, pay or set aside for payment any extraordinary dividend;

•	Agree or commit to do any of the foregoing.

Accounting Treatment

The merger will be accounted for under the “purchase” method of accounting.  Under the purchase method of accounting, the tangible assets and liabilities of Greater Atlantic, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets.  Any remaining excess purchase price will be allocated to goodwill and will not be amortized.  Instead, goodwill is evaluated for impairment annually.  Financial statements of Summit issued after the consummation of the merger will reflect such values and will not be restated retroactively to reflect the historical position or results of operations of Greater Atlantic.  The operating results of Greater Atlantic will be reflected in Summit’s consolidated financial statements from and after the date the merger is consummated.

Management and Operations after the Merger

Board of Directors.  The current Board of Directors of Summit will continue to serve as the Board of Directors after the Merger.

Management.  The current executive officers of Summit will continue to serve as executive officers after the Merger.

Resales of Summit Common Stock

The shares of Summit common stock to be issued to shareholders of Greater Atlantic under the merger agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of Summit after the merger and who were not affiliates of Greater Atlantic on the date of the special meeting.

All directors and executive officers of Greater Atlantic are considered affiliates of Greater Atlantic for this purpose.  They may resell shares of Summit common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available.  They may resell under the safe harbor provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act.  Each Greater Atlantic director and each other person deemed to be an affiliate will enter into an agreement with Summit providing that the person will not transfer any shares of Summit common stock received in the merger, except in compliance with the Securities Act.  We encourage any such person to obtain advice of securities counsel before reselling any Summit common stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following summary sets forth the material U.S. federal income tax consequences of the merger to the holders of Greater Atlantic common stock who exchange such stock for a combination of the cash and Summit common stock.  The tax consequences under state, local and foreign laws are not addressed in this summary.  The following summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Such a change could affect the continuing validity of this summary.  No assurance can be given that the Internal Revenue Service would  not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

The following summary addresses only shareholders who are citizens or residents of the United States who hold their Greater Atlantic common stock as a capital asset.  It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entities); insurance companies; mutual funds; dealers in stocks or securities, or foreign currencies; foreign holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; holders of Greater Atlantic stock options, stock warrants or debt instruments; and holders subject to the alternative minimum tax.

The Merger

No ruling has been, or will be, sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.  Consummation of the merger is conditioned upon Summit’s receiving an opinion from Hunton & Williams to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger constitutes a reorganization within the meaning of Section 368 of the Internal Revenue Code.  The issuance of the opinion is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Greater Atlantic or Summit, in each case in form and substance reasonably satisfactory to such counsel.  Opinions of counsel are not binding on the Internal Revenue Service.

Based upon the above assumptions and qualifications, for U.S. federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code.  Each of Greater Atlantic and Summit will be a party to the merger within the meaning of Section 368(b) of the Internal Revenue Code, and neither of Greater Atlantic or Summit will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Exchange of Greater Atlantic Common Stock for Summit Common Stock and Cash.  A holder of Greater Atlantic common stock who exchanges his or her Greater Atlantic common stock actually owned for a combination of cash and common stock of Summit will recognize income or gain in an amount equal to the lesser of (a) the amount of cash received, or (b) the gain realized on the exchange.  The gain realized on the exchange will equal the fair market value of Summit common stock received plus the amount of cash received, less the holder’s adjusted tax basis in the shares of Greater Atlantic common stock exchanged by the holder.  No loss may be recognized by a holder of Greater Atlantic common stock from the combined distribution of cash and Summit common stock or the stock distribution.

Cash in Lieu of Fractional Shares. Holders of Greater Atlantic common stock who receive cash in lieu of fractional shares of Summit common stock in the merger generally will be treated as if the fractional shares of Summit common stock had been distributed to them as part of the merger, and then redeemed by Summit in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Internal Revenue Code, as described below.  Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares.

Possible Treatment of Cash as a Dividend. Whether the cash received by a holder of Greater Atlantic common stock, in those situations described in the immediately preceding two paragraphs, will be treated as capital gain or as ordinary dividend income is determined under the principles of

Section 302 of the Internal Revenue Code.  In applying these principles, the holder is treated as if shares of Summit common stock having a fair market value equal to the cash paid to the holder had been distributed by Summit to the holder with such shares of Summit common stock then being redeemed by Summit in return for the cash.  If this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code, taking into account the holder’s actual and constructive ownership of Greater Atlantic common stock under Section 318 of the Internal Revenue Code, the holder of Greater Atlantic common stock who receives cash will recognize capital gain measured by the difference between that holder’s adjusted basis for the Greater Atlantic common stock exchanged and the cash received.  If the hypothetical redemption does not qualify as an “exchange” under Section 302 of the Internal Revenue Code, the cash received by the holder will be treated as ordinary dividend income, generally to the extent of the holder’s ratable share of accumulated earnings and profits.  To the extent the cash distribution exceeds the holder’s ratable share of accumulated earnings and profits, the amount received will be applied against and reduce the holder’s adjusted basis in his or her stock and any excess will be treated as gain from the sale or exchange of the stock.

In general, whether this hypothetical redemption constitutes an “exchange” under Section 302 of the Internal Revenue Code will depend upon whether and to what extent the hypothetical redemption reduces the holder’s percentage stock ownership in Summit.  The hypothetical redemption will be treated as an “exchange” if, under the principles of Section 302 of the Internal Revenue Code, the hypothetical redemption is (a) ”substantially disproportionate,” (b) ”not essentially equivalent to a dividend” or (c) results in a “complete termination” of the holder’s interest in Summit common stock.

In general, the determination of whether the hypothetical redemption will be “substantially disproportionate” will require a comparison of (x) the percentage of the outstanding voting stock of Summit that the holder of Greater Atlantic common stock is deemed to actually and constructively own immediately before the hypothetical redemption by Summit and (y) the percentage of the outstanding voting stock of Summit actually and constructively owned by the holder immediately after the hypothetical redemption by Summit.  Generally, the hypothetical redemption will be “substantially disproportionate” to a holder of Greater Atlantic common stock if the percentage described in (y) above is less than 80% of the percentage described in (x) above.

Whether the hypothetical redemption is “not essentially equivalent to a dividend” with respect to the holder will depend on the holder’s particular circumstances.  In order for the hypothetical redemption to be “not essentially equivalent to a dividend,” the hypothetical redemption must result in a “meaningful reduction” in the holder’s percentage stock ownership of the merged company’s common stock.  The Internal Revenue Service has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” generally if such shareholder has some reduction in such shareholder’s percentage stock ownership.  Holders should consult their tax advisors as to the applicability of the ruling to their own individual circumstances.

The hypothetical redemption will result in a “complete termination” of the holder’s interest in Summit common stock if all of the shares actually owned by the holder are exchanged pursuant to the merger and the holder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the holder in accordance with the procedures described in Section 302(c)(2) of the Internal Revenue Code.  Only family attribution, as referred to below, may be waived under Section 302(c)(2) of the Internal Revenue Code.

Taxation of Capital Gain.  Any capital gain recognized by any holder of Greater Atlantic common stock under the above discussion will be long-term capital gain if the holder has held the Greater Atlantic common stock for more than twelve months at the time of the exchange.  In the case of a non-corporate holder, that long-term capital gain may be subject to a maximum federal income tax of 15%.  The deductibility of capital losses by shareholders may be limited.

Basis in Summit Common Stock.  Each holder’s aggregate tax basis in Summit common stock received in the merger will be the same as the holder’s aggregate tax basis in the Greater Atlantic common stock exchanged, decreased by the amount of any cash received in the merger and by the amount of any tax basis allocable to any fractional share interest for which cash is received and increased by any gain recognized in the exchange.  The holding period of Summit common stock received by a holder in the merger will include the holding period of the Greater Atlantic common stock exchanged in the merger to the extent the Greater Atlantic common stock exchanged is held as a capital asset at the time of the merger.

Constructive Ownership.  In applying the constructive ownership provisions of Section 318 of the Internal Revenue Code, a holder of Greater Atlantic common stock may be deemed to own stock that is owned directly or indirectly by other persons, such as certain family members and entities such as trusts, corporations, partnerships or other entities in which the holder has an interest.  Since the constructive ownership provisions are complex, holders should consult their tax advisors as to the applicability of these provisions.

Backup Withholding and Reporting Requirements

Holders of Greater Atlantic common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger.  However, backup withholding will not apply to any holder who either (a) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding by completing the substitute Form W-9 that will be included as part of the election form and the transmittal letter, or (b) otherwise proves to Summit and its exchange agent that the holder is exempt from backup withholding.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Greater Atlantic common stock.  We strongly encourage shareholders of Greater Atlantic to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

INFORMATION ABOUT
SUMMIT FINANCIAL GROUP, INC. AND
GREATER ATLANTIC FINANCIAL CORP.

Summit Financial Group, Inc.

Summit  is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended.  Summit was incorporated on March 3, 1987, organized on March 5, 1987, and began conducting business on March 5, 1987.  At December 31, 2006, Summit has one banking subsidiary “doing business” under the name of Summit Community Bank.  Summit Community Bank offers a full range of commercial and retail banking services and products.

As a bank holding company registered under the Bank Holding Company Act of 1956, as amended, Summit’s present business is community banking.  As of June 30, 2007, Summit’s consolidated assets approximated $1.3 billion and total shareholders’ equity approximated $81.9 million.  At June 30, 2007, Summit’s loan portfolio, net of unearned income, was $949 million and its deposits were $850 million.

The principal executive offices of Summit are located in Moorefield, West Virginia at 300 North Main Street.  The telephone number for Summit’s principal executive offices is (304) 530-1000.  Summit operates 15 full service offices - 9 located throughout West Virginia and 6 throughout Northern Virginia and the Shenandoah Valley.

Greater Atlantic Financial Corp.

Greater Atlantic is a savings and loan holding company organized under the laws of the State of Delaware and is registered under the federal Home Owners’ Loan Act.  It has one subsidiary – Greater Atlantic Bank, which has four offices in Virginia and an office in Maryland through which all of its business is conducted.

Greater Atlantic is engaged in the business of offering banking services to the general public.  Through its subsidiary, Greater Atlantic offers checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans.  It also offers financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to its customers.  The principal types of loans that the banks make are commercial loans, commercial and residential real estate loans and loans to individuals for household, family and other consumer expenditures.

As of June 30, 2007, Greater Atlantic reported, on a consolidated basis, total assets of approximately $300.9 million, net loans of $179.1 million, deposits of $254.4 million and shareholders’ equity of $6.6 million.

The principal executive offices of Greater Atlantic Financial Corp. are located at 10700 Parkridge Boulevard, Reston, Virginia  20191, telephone number (703) 391-1300.

DESCRIPTION OF
SUMMIT FINANCIAL GROUP COMMON STOCK

General

The authorized capital stock of Summit consists of 20 million shares of common stock, par value $2.50 per share.  Summit has 7,084,980 shares of common stock issued (including no shares held as treasury shares) as of June 30, 2007.  The outstanding shares are held by 1,308 shareholders of record, as well as 1,128 shareholders in street name as of June 30, 2007.  All outstanding shares of Summit common stock are fully paid and nonassessable.  The unissued portion of Summit’s authorized common stock (subject to registration approval by the SEC) and the treasury shares are available for issuance as the board of directors of Summit determines advisable.

Summit has also established a stock option plan as incentive for certain eligible officers.  It has 349,080 stock options issued and outstanding as of June 30, 2007.

Common Stock

Voting Rights.  Summit has only one class of stock and all voting rights are vested in the holders of Summit stock.  On all matters subject to a vote of shareholders, the shareholders of Summit will be entitled to one vote for each share of common stock owned.  Shareholders of Summit have cumulative voting rights with regard to election of directors.

Dividend Rights.  The shareholders of Summit are entitled to receive dividends when and as declared by its board of directors.  Dividends have been paid semi-annually.  Summit paid a dividend of $0.17 per share in the first  half of 2007.  Dividends were $0.32 per share in 2006, $0.30 per share in 2005 and $0.26 per share in 2004.  The payment of dividends is subject to the restrictions set forth in the West Virginia Corporation Act and the limitations imposed by the Federal Reserve Board.

Payment of dividends by Summit is dependent upon receipt of dividends from its banking subsidiary. Payment of dividends by Summit’s banking subsidiary is regulated by the Federal Reserve System and generally, the prior approval of the Federal Reserve Board is required if the total dividends declared by a state non-member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years.  Additionally, prior approval of the Federal Reserve is required when a state non-member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The Federal Reserve may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice.  The Federal Reserve has issued guidelines for dividend payments by state non-member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights.  Upon any liquidation, dissolution or winding up of its affairs, the holders of Summit common stock are entitled to receive pro rata all of the assets of Summit for distribution to shareholders.  There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption.  Shares of Summit common stock presently outstanding are validly issued, fully paid and nonassessable.  There is no provision for any voluntary redemption of Summit common stock.

Transfer Agent and Registrar.  The transfer agent and registrar for Summit’s common stock is Registrar and Transfer Company.

Preemptive Rights

            No holder of any share of the capital stock of Summit has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.

Certain Provisions of the Bylaws

Indemnification and Limitations on Liability of Officers and Directors
As permitted by the West Virginia Business Corporation Act, the articles of incorporation of Summit contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law.  These provisions do not limit or eliminate the rights of Summit or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty.  In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the articles of incorporation of Summit provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers.  This right of indemnification extends to judgments or penalties assessed against them.  Summit has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the articles of incorporation of Summit are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Shares Eligible for Future Sale

All of the shares that will be exchanged for shares of Summit common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act, except for shares owned by “affiliates” as described under “– Resales of Summit Common Stock” on page ____.

Summit cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time.  Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of Summit’s shareholders are governed by the West Virginia Business Corporation Act and the rights of Greater Atlantic’s shareholders are governed by the Delaware General Corporation Law.  The rights of shareholders under both corporations are also governed by their respective articles/certificate of incorporation and bylaws.  Following the merger, the rights of Greater Atlantic’s shareholders that receive Summit common stock will be governed by the articles of incorporation and bylaws of Summit.  This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Greater Atlantic’s articles of incorporation and bylaws, Summit’s articles of incorporation and bylaws and West Virginia and Delaware law.

Authorized Capital Stock

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
20,000,000 shares of common stock, $2.50 par value per share, and 250,000 shares of preferred stock, $1.00 par value per share.	10,000,000 shares of common stock, $0.01 par value per share, and 2,500,000 shares of preferred stock, no par value per share.

Size of Board of Directors

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s bylaws provide that the board of directors shall consist of at least 9 and no more than 21 directors.  Summit’s board of directors currently consists of 16 individuals, and immediately following the merger will consist of 16 individuals.

The bylaws of Greater Atlantic provide that the number of directors shall be such number as the majority of the whole board shall from time to time have designated, and in the absence of such designation, shall be 5.  The board currently consists of 5 directors.

Cumulative Voting for Directors

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected.  Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation.  Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation, thereby precluding the election of any directors by the holders of less than a majority of the outstanding shares of voting stock.

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit stockholders are allowed to cumulate their votes in the election of directors.  Each share of Summit stock may be voted for as many individuals as there are directors to be elected.  Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.
Greater Atlantic stockholders may not cumulate their votes for the election of directors. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.

Classes of Directors

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s Articles provide that the board of directors shall be divided into three (3) classes, consisting of an equal number of directors per class.  The term of office of directors of one class shall expire at each annual meeting of shareholders.
The bylaws of Greater Atlantic provide that the board of directors shall be divided into three classes, with one class elected at each annual meeting.

Qualifications of Directors

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s bylaws require that a person own a minimum of 2,000 shares of stock of Summit to be qualified as a director.	None.

Filling Vacancies on the Board

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s bylaws provide that each vacancy existing on the board of directors and any directorship to be filled by reason of an increase in the number of directors, unless the articles of incorporation or bylaws provide that a vacancy shall be filled in some other manner, may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors at a  regular or special meeting of the board of directors. Any directorship to be filled by reason of a vacancy  may be filled  for  the unexpired term of his predecessor in office.

Greater Atlantic’s bylaws provide that, unless the board of directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualify-cation, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified.

Removal of Directors

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Under West Virginia law any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided, however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Under Delaware law, subject to the rights of preferred stockholders, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least 80% of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class.

Notice of Shareholder Proposals and Director Nominations

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s Articles provide that shareholders may make a nomination for director provided that such nomination or nominations must be made in writing and delivered or mailed to,  the President of Summit no later than  30 days  prior to any meeting of shareholders called for the election of directors; provided, however, that if less than thirty (30) days notice of the meeting is given to shareholders, such nomination or nominations  shall be mailed or delivered to the President of Summit no later than the fifth (5th) day following the day on which the notice of meeting was mailed.

For business to be properly brought before an annual meeting by a stockholder, the business must relate to a proper subject matter for stockholder action and the stockholder must have given timely notice thereof in writing to the Secretary of Greater Atlantic.  To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of Greater Atlantic not less than ninety (90) days prior to the date of the annual meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.  A stockholder's notice to the Secretary shall set forth as to each matter such stockholder proposes to bring before the annual meeting:  (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on Greater Atlantic’s books, of the stockholder proposing such business; (iii) the class and number of shares of Greater Atlantic's capital stock that are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business.
Nominations of persons for election to the board of directors may be made by any stockholder entitled to vote for the election of directors at the meeting if made by timely notice in writing to the Secretary of Greater Atlantic.  To be timely, a stockholder's notice shall be delivered or mailed to and received at the principal executive offices of Greater Atlantic not less than ninety (90) days prior to the date of the meeting; provided, however, that in the event that less than one hundred (100) days' notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the

Summit Financial Group, Inc.
Greater Atlantic Financial Corp.

       meeting was mailed or such public disclosure was made.  Such stockholder's notice shall set forth:  (i) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities
       Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and
       (ii) as to the stockholder giving the notice (x) the name and address, as they appear on
       Greater Atlantic's books, of such stockholder and (y) the class and number of shares of
       Greater Atlantic's capital stock that are beneficially owned by such stockholder.

Anti-Takeover Provisions - Business Combinations

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
 Summit’s Articles of Incorporation provide that at least 66 2/3% of the authorized, issued and outstanding voting shares of Summit must approve certain “business combinations” unless the “business combination” has been previously approved by at least 66 2/3% of the board of directors of Summit, in which case only a simple majority vote of the shareholders shall be required.

Summit’s Articles of Incorporation additionally provide that neither Summit nor any of its subsidiaries shall become a party to any “business combination” unless certain fair price requirements are satisfied.  West Virginia corporate law does not contain statutory provisions concerning restrictions on business combinations.

Greater Atlantic’s certificate of incorporation provides that at least 80% of the voting power of the then outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder.” However, this vote requirement is not applicable to any particular business combination, and such business combination shall require only the vote of a majority of the outstanding shares of capital stock entitled to vote, if a majority of directors not affiliated with the interested stockholder approves the business combination, or certain price and procedure requirements are met. An “interested stockholder” generally means a person who is a greater than 10% stockholder of Greater Atlantic or who is an affiliate of Greater Atlantic and at any time within the past two years was a greater than 10% stockholder of Greater Atlantic.

Shareholder Action Without a Meeting

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s bylaws provide that any action required to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote on the matter at issue.

Under Delaware law, unless limited by the certificate of incorporation, any action that could be taken by shareholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Greater Atlantic’s certificate of incorporation does not contain a provision limiting such action.

Calling Special Meetings of Shareholders

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Special meetings of the shareholders may be called by the president or by the board of directors, and shall be called by the President if the holders of at least 10% of all the votes entitled to be cast on an issue to be considered at the proposed special meeting sign, date and deliver to Summit one or more written demands for the meeting describing the purpose or purposes for which it shall be held.

Special meetings of stockholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which Greater Atlantic would have if there were no vacancies on the board of directors.

Notice of Meetings

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s bylaws require that the notice of annual and special meetings be given by mailing to each shareholder a written notice specifying the time and place of such meeting, and, in the case of special meetings, the business to be transacted.  The notice must be mailed to the last addresses of the shareholders as they respectively appear upon the books of the Summit not less than 10 nor more than 60 days before the date of such meeting.

Greater Atlantic’s bylaws provide that written notice of the place, date, and time of all meetings of the stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise required by law (meaning, as required from time to time by the Delaware General Corporation Law or the certificate of incorporation).

Vote Required for Amendments to Articles
of Incorporation and Certain Transactions

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Summit’s articles of incorporation require the affirmative vote of holders of at least  66 2/3% of the then outstanding voting shares of Summit; provided, however, such vote shall not be required for any such amendment, change or repeal recommended to the stockholders by the favorable vote of not less than  66 2/3% of the directors of Summit, and any such amendment shall require only a majority vote.

West Virginia law provides that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the articles of incorporation or bylaws.  The articles of incorporation or bylaws of Summit do not require a greater number.  An abstention is not considered a “vote cast” for purposes of the voting requirements, but a stockholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

  The articles of incorporation of Summit provide that at least 66 2/3% of the authorized, issued and outstanding voting shares of Summit must approve any merger or consolidation of Summit with another corporation or any sale, lease or exchange by liquidation or otherwise of all or substantially all of the assets of Summit unless such transaction has been previously approved by at least 66 2/3% of the board of directors in which case a simple majority vote of the shareholders shall be required.

Greater Atlantic’s certificate of incorporation reserves the right to amend or repeal any provision in the certificate of Incorporation in the manner prescribed by the laws of the State of Delaware; provided, however, that, notwithstanding any other provision of the certificate of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, are required to amend or repeal certain articles.

Delaware law provides that any amendment to the certificate of incorporation must first be proposed by the board of directors in a resolution setting forth the proposed amendment, declaring its advisability and submitting it to the stockholders entitled to vote on approval of the amendment.  It must then be submitted to the stockholders at the next annual meeting, or at a special meeting called for the purpose of considering the amendment or submitted for adoption by written consent. The affirmative vote required is a majority of the outstanding shares entitled to vote thereon.

Amendment of Bylaws

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Under West Virginia law  both the board of directors and stockholders have the power to amend the bylaws.  Summit’s bylaws provide that the bylaws may only be altered, amended or repealed and new bylaws may only be adopted by the board of directors at a regular or special meeting of the board of directors by a vote of three

The bylaws of Greater Atlantic provide that the board of directors may amend, alter or repeal the bylaws at any meeting of the board, provided notice of the proposed change was given not less than two (2) days prior to the meeting.  The stockholders shall also have power to amend, alter or repeal the bylaws at any meeting of

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
fourths of the board of directors or by a majority of the stockholders.
stockholders provided notice of the proposed change was given in the notice of the meeting, and provided there is the vote of at least 80% of the voting power of all the then-outstanding shares of the voting stock, voting together as a single class.

Appraisal Rights

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
Under West Virginia law, stockholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions:  merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by stockholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares.

Delaware law provides that stockholders of a corporation who are voting on a merger or consolidation generally are entitled to dissent from the transaction and obtain payment of the fair value of their shares (so-called “appraisal rights”). Appraisal rights do not apply if, however, (1) the shares are listed on a national securities exchange or are held by 2,000 or more holders of record (not currently the case with respect to Greater Atlantic’s common stock) and (2) except for cash in lieu of fractional share interests, the shares are being exchanged for the shares of the surviving corporation of the merger or the shares of any other corporation, which shares of such other corporation will, as of the effective date of the merger or consolidation, be listed on a national securities exchange or be held of record by more than 2,000 holders. Appraisal rights also are not available to a corporation’s stockholders when the corporation will be the surviving corporation and a vote of its stockholders is not required to approve the merger.

Delaware law also provides that any corporation may provide in its certificate of incorporation that appraisal rights shall be available in connection with amendments to its certificate of incorporation, any merger to which the corporation is a party or the sale of all or substantially all of the corporation’s assets .Greater Atlantic’s certificate of incorporation contains no such provision.

Dividends

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any stockholders who have rights superior to those receiving the dividend.  Summit’s Articles of Incorporation provide that preferred stock will not pay any dividends.

Under Delaware law, stockholders are entitled, when declared by the board of directors, to receive dividends, subject to any restrictions contained in the certificate of incorporation and subject to any rights or preferences of any series of preferred stock. There are no express restrictions regarding dividends in Greater Atlantic’s certificate of incorporation.

Discharge of Duties; Exculpation and Indemnification

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.
West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that  a person in a like position would reasonably believe appropriate under similar circumstances.  Summit’s articles of incorporation provide that each director or officer of Summit shall be indemnified for costs and expenses arising out of any civil suit or proceeding against the director or officer by reason of being a director or officer of Summit provided the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation.

With respect to any criminal proceeding, a director or officer shall be entitled to indemnification if such person had no reasonable cause to believe his or her conduct was unlawful.

However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for gross negligence or willful misconduct in performance of a duty owed to the corporation.

The Delaware General Corporation Law requires directors to discharge their duties as a director in good faith, on an informed basis, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner reasonably believed to be in the best interests of the corporation.

Delaware law provides that a corporation may indemnify any director made party to any proceeding by reason of service in that capacity if the person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Delaware law also provides that a corporation may not indemnify a director in respect to any claim, issue or matter as to which the director has been adjudged to be liable to the corporation unless and only to the extent that, the Court of Chancery or court where such action was brought determines indemnity is proper. Furthermore, directors shall be indemnified where they have been successful on the merits or otherwise.

Greater Atlantic’s certificate of incorporation provides that the corporation shall indemnify

Summit Financial Group, Inc.	Greater Atlantic Financial Corp.

any director made party to a proceeding because he or she is or was serving as director against all expense, liability and loss to the fullest extent authorized by Delaware law.

Greater Atlantic’s certificate of incorporation also provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock purchases or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

ADJOURNMENT OF THE MEETING

In the event that there are not sufficient votes to constitute a quorum or to approve the matters to be considered at the time of the special meeting, the merger agreement will not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies.  In order to allow proxies that have been received at the time of the meeting to be voted for an adjournment, if necessary, Greater Atlantic is submitting the question of adjournment to its shareholders as a separate matter for their consideration.  The board of directors of Greater Atlantic recommends that its shareholders vote FOR the adjournment proposal.  If it is necessary to adjourn a meeting, no notice of such adjourned meeting is required to be given to the company’s shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned, if the meeting is adjourned for 30 days or less.

The board of directors of Greater Atlantic recommends that you vote “FOR” approval of this proposal.

LEGAL MATTERS

Hunton & Williams will opine as to the qualification of the merger as a reorganization and the tax treatment of the consideration paid in connection with the merger under the Internal Revenue Code.  Bowles Rice McDavid Graff & Love LLP will opine as to the legality of the common stock of Summit offered by this proxy statement/prospectus.  Bowles Rice McDavid Graff & Love LLP rendered legal services to Summit and its subsidiaries during 2006 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love LLP represented less than 5% of Bowles Rice McDavid Graff & Love LLP’s and Summit’s revenues for 2006.

EXPERTS

The consolidated financial statements of Summit appearing in Summit’s Annual Report (Form 10-K) for the year ended December 31, 2006, as amended on September 26, 2007 on Form 10-K/A, and Summit management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2006, included therein, have been audited by Arnett & Foster P.L.L.C., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Greater Atlantic and subsidiaries as of September 30, 2006 and 2005 and for each of the three years in the period ended September 30, 2006, attached to this proxy statement/prospectus and the registration statement on Form S-4 as Annex D, have been attached hereto and to the registration statement in reliance upon the report of BDO Seidman, LLP, independent registered public accountants, and upon the authority of BDO Seidman, LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Summit has filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of Summit common stock to be issued to Greater Atlantic’s shareholders in connection with the merger.  The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Summit and its common stock.  The rules and regulations of the SEC allow Summit and Greater Atlantic to omit certain information included in the registration statement from this proxy statement/prospectus.  This proxy statement/prospectus is part of the registration statement and is a prospectus of Summit in addition to being Greater Atlantic’s proxy statement for its special meeting.

Both Summit (File No. 0-16587) and Greater Atlantic (File No. 0-26467) file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934.  You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like Summit and Greater Atlantic, who file electronically with the SEC.  The address of that site is www.sec.gov.  Each of Summit and Greater Atlantic also posts its SEC filings on its web site.  The website addresses are www.summitfgi.com and  www.gab.com, respectively.  Information contained on the Summit website or the Greater Atlantic website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained in its website as part of this proxy statement/prospectus.  You can also inspect reports, proxy statements and other information that Summit and Greater Atlantic have filed with the SEC at the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20096.

The SEC allows Summit to “incorporate by reference” information into this proxy statement/prospectus.  This means that we can disclose important information to you by referring you to another document filed separately by Summit with the SEC.  The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superceded by information that is included in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Summit previously filed with the SEC:

●	Quarterly Report on Form 10-Q	Quarter ended March 31, 2007, as amended September 26, 2007, and Quarter ended June 30, 2007, as amended on September 26, 2007.

●	Annual Report on Form 10-K	Year ended December 31, 2006, as amended on September 26, 2007.

●	Definitive Proxy Materials for the 2007 Annual Meeting of Shareholders	Filed on April 11, 2007.

●	Current Reports on Form 8-K	Filed on January 26, 2007, April 13, 2007, April 20, 2007, April 30, 2007, July 20, 2007, July 27, 2007 and August 22, 2007.

Greater Atlantic previously filed with the SEC the documents listed below which are attached to this proxy statement/prospectus for your reference:

●	Quarterly Reports on Form 10-Q	Quarters ended December 31, 2006, March 31, 2007, and June 30, 2007.

●	Annual Report on Form 10-K	Year ended September 30, 2006.

Neither Summit nor Greater Atlantic has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this proxy statement/prospectus.  Therefore, if anyone does give you information of this sort, you should not rely on

it.  Information in this proxy statement/prospectus about Summit has been supplied by Summit and information about Greater Atlantic has been supplied by Greater Atlantic.  The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

OTHER MATTERS

The board of directors knows of no other matters that may come before this meeting.  If any matters other than those referred to should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

                        By Order of the Board of Directors

                        Edward C. Allen, Secretary

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

dated as of April 12, 2007

by and between

SUMMIT FINANCIAL GROUP, INC.

AND

GREATER ATLANTIC FINANCIAL CORP.

                                                                         Page
ARTICLE I Certain Definitions		1
1.01	Certain Definitions	1
ARTICLE II The Merger		7
2.01	The Merger	7
2.02	Effective Date and Effective Time	7
ARTICLE III The Bank Merger		8
3.01	The Bank Merger	8
3.02	Effective Date and Effective Time	8
ARTICLE IV Consideration; Exchange Procedures		9
4.01	Merger Consideration	9
4.02	Rights as Stockholders; Stock Transfers	10
4.03	Fractional Shares	10
4.04	Exchange Procedures	10
4.05	Options	12
4.06	Warrants	12
4.07	Dissenters’ Rights	12
ARTICLE V Actions Pending the Effective Time		13
5.01	Forebearances of GAFC	13
5.02	Forebearances of Summit	15
ARTICLE VI Representations and Warranties		15
6.01	Disclosure Schedules	15
6.02	Standard	16
6.03	Representations and Warranties of GAFC	16
6.04	Representations and Warranties of Summit	25
ARTICLE VII Covenants		33
7.01	Reasonable Best Efforts	33
7.02	Stockholder Approval	33
7.03	Registration Statement	33
7.04	Press Releases	34
7.05	Access; Information	34
7.06	Acquisition Proposals	35
7.07	Affiliate Agreements	35
7.08	Takeover Laws	36
7.09	Certain Policies	36
7.10	Regulatory Applications	36
7.11	Indemnification	37
7.12	Benefit Plans	37
7.13	Notification of Certain Matters	38
7.14	Current Public Information	38
7.15	Contractual Rights of Current Employees	38
7.16	GAFC Trust Preferred Securities	38
7.17	Transition	39
ARTICLE VIII Conditions to Consummation of the Merger		39
8.01	Conditions to Each Party’s Obligation to Effect the Merger	39
8.02	Conditions to Obligation of GAFC	40
8.03	Conditions to Obligation of Summit	40

A-i

ARTICLE IX Termination		41
9.01	Termination	41
9.02	Effect of Termination and Abandonment	42
9.03	Fees and Expenses	42
ARTICLE X Miscellaneous		43
10.01	Survival	43
10.02	Waiver; Amendment	43
10.03	Counterparts	43
10.04	Governing Law	43
10.05	Expenses	43
10.06	Notices	43
10.07	Entire Understanding; No Third Party Beneficiaries	44
10.08	Interpretation; Effect	44

ANNEX A.	FORM OF SUPPLEMENT FOR MERGER SUB ACCESSION
TO MERGER AGREEMENT

EXHIBIT A.	FORM OF GAFC AFFILIATE LETTER

A-ii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 12, 2007 (this “Agreement”), by and between GREATER ATLANTIC FINANCIAL CORP. (“GAFC”) and SUMMIT FINANCIAL GROUP, INC. (“Summit”).

RECITALS

A.           GAFC.  GAFC is a Delaware corporation, having its principal place of business in Reston, Virginia.

B.           Summit.  Summit is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.

C.           Intentions of the Parties.  It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended.

D.           Board Action.  The respective Boards of Directors of each of Summit and GAFC have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

ARTICLE I

Certain Definitions

1.01           Certain Definitions.  The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving GAFC or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, GAFC or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Adjusted Shareholders’ Equity” has the meaning set forth in Section 4.01(c).

“Adjustment Date” has the meaning set forth in Section 4.01(c).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.02.

“Average Closing Price” has the meaning set forth in Section 4.01(a).

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Effective Date” has the meaning set forth in Section 3.02.

“Benchmark Equity” has the meaning set forth in Section 4.01(c).

“Cash Consideration” has the meaning set forth in Section 4.01(a)

“Code” means the Internal Revenue Code of 1986, as amended.

 “Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m).

“Consultants” has the meaning set forth in Section 6.03(m).

“Core Deposits” means all deposits (as defined in 12 U.S.C. Section 1813(1)) of GAFC shown on the books and records of GAB, including but not limited to all interest posted thereon accrued but unpaid interest and both collected and uncollected funds (including overdrawn accounts), together with GAB’s rights and responsibilities under any customer agreement evidencing or relating thereto, but excluding (i) deposit accounts associated with a public body, including but not limited to any municipal, county, state or federal government, and  (ii) brokered deposits and (iii) wholesale deposits, but including corporate sweep accounts.

“Costs” has the meaning set forth in Section 7.11(a).

“Directors” has the meaning set forth in Section 6.03(m).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“Dissenters’ Shares” has the meaning set forth in Section 4.07.

“DGCL” means the Delaware General Corporation Law, as amended.

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” means the effective time of the Merger, as provided for in Section 2.02(a).

“Employees” has the meaning set forth in Section 6.03(m).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Sections 4.04(a).

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

 “GAB” means Greater Atlantic Bank, a federally-chartered savings bank.

“GAAP” means generally accepted accounting principles in the United States.

“GAFC” has the meaning set forth in the preamble to this Agreement.

“GAFC Affiliate” has the meaning set forth in Section 7.07(a).

“GAFC Board” means the Board of Directors of GAFC.

“GAFC By-Laws” means the By-laws of GAFC, as amended.

“GAFC Certificate” means the Certificate of Incorporation of GAFC, as amended.

“GAFC Common Stock” means the common stock, par value $0.01 per share, of GAFC.

“GAFC Meeting” has the meaning set forth in Section 7.02.

“GAFC Stock Option” has the meaning set forth in Section 4.05.

“GAFC Stock Plans” has the meaning set forth in Section 4.05.

“GAFC Trust Preferred Securities” means preferred shares of stock issued by Greater Atlantic Financial Corporation Capital Trust I, a second tier business trust subsidiary of GAFC.

“GAFC Warrant” has the meaning set forth in Section 4.06.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Guarantee” shall mean the Guarantee executed by GAFC in connection with the issuance of the GAFC Trust Preferred Securities.

“Indenture” shall mean the Trust Indenture executed by GAFC in connection with the issuance of the GAFC Trust Preferred Securities.

“IRS” has the meaning set forth in Section 6.03(m).

“Indemnified Party” has the meaning set forth in Section 7.11(a).

“Insurance Amount” has the meaning set forth in Section 7.11(b).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance,

“Material Adverse Effect” means, with respect to Summit or GAFC, any effect that (i) is material and adverse to the financial position, results of operations or business of Summit and its Subsidiaries taken as a whole or GAFC and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Summit or GAFC to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, except to the extent such changes have a disproportionate impact on Summit or GAFC, as the case may be, relative to the overall effects on the banking industry, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent changes have a disproportionate impact on Summit or GAFC, as the case may be, relative to the overall effect on the banking industry, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) actions and omissions of Summit or GAFC taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (e) changes in economic conditions affecting financial institutions generally, including, without limitation, changes in market interest rates or the projected future interest rate environment, except to the extent that such changes have a disproportionate impact on Summit or GAFC, as the case may be, relative to the overall effect on the banking industry or (f) direct effects of compliance with this Agreement on the financial condition and operating performance of the parties, including, without limitation, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Section 2.01(b).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Merger Sub” means a Delaware corporation, and/or one or more other corporations or limited liability companies to be organized under the corporate laws of the State of Delaware by Summit prior to the Effective Time.

“NASDAQ” means The NASDAQ Stock Market, Inc.’s Capital Market.

“New Certificate” has the meaning set forth in Section 4.04(a).

“Old Certificate” has the meaning set forth in Section 4.04(a).

“Pasadena Branch” means the branch banking office owned by GAFC and located in Pasadena, Maryland.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or in Summit’s or GAFC’s SEC Documents.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Regulatory Authorities” has the meaning set forth in Section 6.03(i).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

“SEC” means the Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Section 9.03(a) Fee” has the meaning set forth in Section 9.03(a).

“Section 9.03(b) Fee” has the meaning set forth in Section 9.03(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholders’ Equity” means the total shareholders equity presented on GAFC’s balance sheet as of a given date as calculated according to GAAP.

“Stock Consideration” has the meaning set forth in Section 4.01(a).

“Stock Option Consideration” has the meaning set forth in Section 4.05.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 Section 210.1-(2)(w) of Regulation S-X of the SEC.

 “Surviving Corporation” has the meaning set forth in Section 2.01(b).

“Summit” has the meaning set forth in the preamble to this Agreement.

“Summit Bank” means Summit Community Bank, a commercial bank chartered under the laws of the State of West Virginia.

“Summit Board” means the Board of Directors of Summit.

“Summit Common Stock” means the common stock, par value $2.50 per share, of Summit.

“Summit Compensation and Benefit Plans” has the meaning set forth in Section 6.04(k)(i).

“Summit Consultants” has the meaning set forth in Section 6.04(k)(i).

“Summit Directors” has the meaning set forth in Section 6.04(k)(i).

“Summit Employees” has the meaning set forth in Section 6.04(k)(i).

“Summit ERISA Affiliate” has the meaning set forth in Section 6.04(k)(iii).

“Summit ERISA Affiliate Plan” has the meaning set forth in Section 6.04(k)(iii).

“Summit Pension Plan” has the meaning set forth in Section 6.04(k)(ii).

“Summit’s SEC Documents” has the meaning set forth in Section 6.04(g).

“Superior Proposal” has the meaning set forth in Section 9.01(f).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Treasury Stock” shall mean shares of GAFC Common Stock held by GAFC or any of its Subsidiaries in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

                                                                                                 ARTICLE II

The Merger

2.01           The Merger.  (a)  Prior to the Effective Time, Summit shall take any and all action necessary (i) duly to organize the Merger Sub for the purpose of consummating the Merger; (ii) to cause Merger Sub to become a party to this Agreement, to be evidenced by the execution by the Merger Sub of a supplement to this Agreement in substantially the form of Annex A and delivery thereof to GAFC; and (iii) to cause Merger Sub to take all actions necessary or proper to comply with the obligations of Summit and such Merger Sub to consummate the transactions contemplated hereby.

(b)           At the Effective Time, GAFC shall merge with and into Merger Sub (the “Merger”), the separate corporate existence of GAFC shall cease and Merger Sub shall survive and continue to exist as a Delaware corporation (Merger Sub, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).  Summit may at any time prior to the Effective Time change the method of effecting the combination with GAFC (including, without limitation, the provisions of this Article II other than sub-sections (i), (ii), (iii) and (iv) hereof) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) cause the approval of the stockholders of Summit to be required as a condition to the Merger, (ii) alter or change the amount or kind of Merger Consideration (as hereinafter defined), or the relative proportions of cash and Summit Common Stock included therein, (iii) adversely affect the tax treatment of GAFC’s stockholders as a result of receiving the Merger Consideration or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement; and provided further, that Summit shall provide GAFC prior written notice of such change and the reasons therefore.  Immediately following the Merger, Surviving Corporation shall merge with and into Summit, the separate corporate existence of the Merger Sub shall cease and Summit shall survive and continue to exist as a West Virginia corporation.

(c)           Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of a certificate of merger in accordance with Section 252 of the DGCL or such later date and time as may be set forth in such certificate of merger.  The Merger shall have the effects prescribed in the DGCL.

(d)           The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.02           Effective Date and Effective Time. (a)  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger (or, at the election of Summit, on the last business day of the month in which such fifth business day occurs), or (ii) such other date to which the parties may agree in writing.  The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

(b)           Notwithstanding any other provision in this Agreement to the contrary, if Summit shall exercise its right to delay the Effective Date pursuant to Section 2.02(a), and a record date for any dividend or other distribution in respect of the Summit Common Stock is taken during the period of such delay such that the GAFC stockholders will not be entitled to participate in such dividend, each stockholder of GAFC shall be entitled to receive, upon surrender of the Old Certificates and compliance with the other provisions of Article IV, a payment equal to the amount and kind of dividend or other distribution that such holder would have received had such holder been a holder of record of the shares of Summit Common Stock issuable to such holder in the Merger on the record date for such dividend or other distribution.

                                                           ARTICLE III

The Bank Merger

3.01           The Bank Merger.  (a)  Immediately after the Effective Time, GAB, a wholly-owned subsidiary of GAFC, shall merge with and into Summit Bank, a wholly-owned subsidiary of Summit (the “Bank Merger”), the separate existence of GAB shall cease and Summit Bank shall survive and continue to exist as a state chartered banking corporation.  Summit may at any time prior to the Effective Time, change the method of effecting the combination with GAB (including without limitation the provisions of this Article III other than sub-sections (i), (ii) and (iii) hereof) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however that no such change shall (i) alter or change the amount or kind of Merger Consideration, or the relative proportions of cash and Summit Common Stock included therein, (ii) adversely affect the tax treatment of GAFC’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement, and provided further, that Summit shall provide GAFC with prior written notice of such change and the reasons therefore.

(b)           Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the occurrence of the filing in the Office of the Secretary of State of West Virginia of articles of merger in accordance with the laws of the West Virginia or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Secretary of State of West Virginia.  The Bank Merger shall have the effects prescribed in the West Virginia General Corporation Act.

3.02           Effective Date and Effective Time.  Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall cause the effective date of the Bank Merger (the “Bank Merger Effective Date”) to occur on the Effective Date or such later date to which the parties may agree in writing.

ARTICLE IV

Consideration; Exchange Procedures

4.01           Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)           Stock Consideration and Cash Consideration.  Each holder of a share of GAFC Common Stock (other than GAFC or its subsidiaries or Summit and its subsidiaries, except for shares held by them in a fiduciary capacity, and Dissenters’ Shares) shall receive in respect thereof, subject to the limitations set forth in this Agreement and any adjustment pursuant to Section 4.01 (c), (i) the number of shares of  Summit Stock (the “Stock Consideration”) equal to $3.22, divided by the average closing price (the “Average Closing Price”) of Summit Common Stock reported on the NASDAQ for the twenty (20) trading days prior to the Closing (the “Exchange Ratio”) and (ii) $1.38 in cash without interest (the “Cash Consideration”).  The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b)           Stock Collar. If the Average Closing Price is less than $17.82, then the Exchange Ratio shall be seventy percent of the Merger Consideration divided by $17.82.  If the Average Closing Price is greater than $24.10 then the Exchange Ratio will be seventy percent of the Merger Consideration divided by $24.10.

(c)           Adjustment to Merger Consideration for Decrease or Increase in GAFC’s Shareholder’s Equity.  If, as of the end of the month in which the sale of the Pasadena Branch is consummated (the “Adjustment Date”), GAFC’s Shareholders’ Equity adjusted to exclude (i) accumulated other comprehensive income or loss, (ii) Merger restructuring charges and/or Merger-related expenses incurred at the request of Summit on or prior to the Adjustment Date, and (iii) employee severance charges incurred by GAB on or prior to the Adjustment Date (excluding any charges relating to employee terminations for “cause” as defined in GAB’s Employee Severance Compensation Plan (the “Adjusted Shareholder’s Equity”) is:

(i)           less than Six Million Seven Hundred Thousand Dollars ($6,700,000) (the “Benchmark Equity”), then the aggregate value of the Merger Consideration shall be reduced one dollar for every dollar by which the Adjusted Shareholders’ Equity is less than the Benchmark Equity; or

(ii)           more than the Benchmark Equity, then the aggregate value of the Merger Consideration shall be increased one dollar for every dollar by which the Adjusted Shareholders’ Equity exceeds the Benchmark Equity, but only to the extent that the amount by which the Adjusted Shareholders’ Equity exceeds the Benchmark Equity is attributable to the sale of the Pasadena Branch after deducting all Taxes, if any, due and payable with the Tax Returns filed by GAFC for the tax year in which such sale is consummated.

If the aggregate value of the Merger Consideration shall be adjusted pursuant to this Section 4.01(c), then the Stock Consideration and the Cash Consideration constituting the Merger Consideration, as so adjusted, shall be paid in the same proportion as the Stock Consideration and the Cash Consideration would have been paid pursuant to Section 4.01(a) without any adjustment pursuant to this Section 4.01(c).

(d)           Outstanding Summit Stock.  Each share of Summit Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(e)           Treasury Shares.  Each share of GAFC Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefore.

(f)           Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the merger, and no consideration shall be issued in exchange therefore.

4.02           Rights as Stockholders; Stock Transfers.  At the Effective Time, holders of GAFC Common Stock shall cease to be, and shall have no rights as, stockholders of GAFC, other than to receive the Merger Consideration and any dividend or other distribution with respect to such GAFC Common Stock with a record date occurring prior to the Effective Time, the payment, if any, in lieu of certain dividends on Summit Common Stock provided for in Section 2.02(b), and the consideration provided under this Article IV.  After the Effective Time, there shall be no transfers on the stock transfer books of GAFC or the Surviving Corporation of shares of GAFC Common Stock.

4.03           Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of Summit Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, Summit shall pay to each holder of GAFC Common Stock who would otherwise be entitled to a fractional share of Summit Common Stock (after taking into account all Old Certificates registered in the name of such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of Summit Common Stock as reported by NASDAQ reporting system (as reported in the Wall Street Journal) on the Effective Date.

4.04           Exchange Procedures.  (a)  At or prior to the Effective Time, Summit shall deposit, or shall cause to be deposited, with Registrar and Transfer Company or a bank or trust company designated by Summit and reasonably satisfactory to GAFC (the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of GAFC Common Stock (“Old Certificates”), for exchange in accordance with this Article IV, (i) certificates representing the shares of Summit Common Stock (“New Certificates”), (ii) an amount of cash necessary to pay the cash portion of the Merger Consideration and any payments required by Section 2.02(b) and (iii) an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”).  The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b)           As soon as practicable after the Effective Time, and in no event later than five business days thereafter, Summit shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article IV, and the cash, if any, that the holders of the Old Certificates are entitled to receive pursuant to Article IV, any cash in lieu of fractional shares into which the shares of GAFC Common Stock represented by the Old Certificates shall have been converted pursuant to this Agreement and any payment required pursuant to Section 2.02(b) of this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates shall be entitled to receive in exchange therefore (i) a New Certificate representing that number of whole shares of Summit Common Stock that such holder has the right to receive pursuant to Article IV, if any, (ii) a check representing the amount of the cash that such holder is entitled to receive pursuant to Article IV, if any, (iii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates surrendered pursuant to the provisions of this Article IV, and (iv) any payment required by Section 2.02(b), and the Old Certificates so surrendered shall forthwith be cancelled.

(c)           Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of GAFC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d)           No dividends or other distributions with respect to Summit Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of GAFC Common Stock converted in the Merger into the right to receive shares of such Summit Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefore in accordance with the procedures set forth in this Section 4.05.  After becoming so entitled in accordance with this Section 4.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of Summit Common Stock such holder had the right to receive upon surrender of the Old Certificates.

(e)           Any portion of the Exchange Fund that remains unclaimed by the stockholders of GAFC for twelve months after the Effective Time shall be paid to Summit.  Any stockholders of GAFC who have not theretofore complied with this Article IV shall thereafter look only to Summit for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on Summit Common Stock deliverable in respect of each share of GAFC Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(f)           In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if reasonably required by Summit or the Exchange Agent, the posting by such person of a bond in such amount as Summit may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

4.05           Options.  At the Effective Time, each outstanding option (each, a “GAFC Stock Option”) to purchase shares of GAFC Common Stock under any and all plans of GAFC under which stock options have been granted and are outstanding (collectively, the “GAFC Stock Plans”) shall vest and holders of GAFC Stock Options shall be entitled to receive cash in an amount equal to the difference between the value of (a) the  Merger Consideration and (b) the applicable exercise price (rounded to the nearest cent) for each outstanding GAFC Stock Option (the “Stock Option Consideration”).  At or prior to the Effective Time, GAFC shall use its reasonable best efforts, including using its reasonable best efforts to obtain any necessary consents from optionees, with respect to the GAFC Stock Plans to permit Summit to pay the Stock Option Consideration pursuant to this Section.  At the Effective Time, Summit shall have no obligation to make any additional grants or awards under the GAFC Stock Plans.

4.06           Warrants.  At the Effective Time, each outstanding warrant (each, a “GAFC Warrant “) to purchase shares of GAFC Common Stock under any and all plans of GAFC under which warrants have been granted and are outstanding (collectively, the “GAFC Warrants “) shall vest and holders of GAFC Warrants shall be entitled to receive cash in an amount equal to the difference between the value of (a) the Merger Consideration and (b) the applicable exercise price (rounded to the nearest cent) for each outstanding GAFC Warrant (the “Warrant Consideration”).  At or prior to the Effective Time, GAFC shall use its reasonable best efforts, including using its reasonable best efforts to obtain any necessary consents from optionees, with respect to the GAFC Stock Plans to permit Summit to pay the Warrant Consideration pursuant to this Section.  At the Effective Time, Summit shall have shall have no obligation to make any additional grants or awards under the GAFC Warrants.

4.07           Dissenters’ Rights.  Notwithstanding any other provision of this Agreement to the contrary, shares of GAFC Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration.  Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 4.05 of the Old Certificates that, immediately prior to the Effective Time, evidenced such shares.

ARTICLE V

Actions Pending the Effective Time

5.01           Forebearances of GAFC.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, without the prior written consent of Summit, GAFC will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course.  Conduct the business of GAFC and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon GAFC’s ability to perform any of its material obligations under this Agreement.

(b)           Capital Stock.  Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of GAFC Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of GAFC Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c)           Dividends, Etc.  (a) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of GAFC Common Stock, or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d)           Compensation; Employment Agreements; Etc.  Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of GAFC or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual payments of incentives and bonuses to employees in the ordinary course of business consistent with past practice, not to exceed $10,000 in the aggregate, (ii) for normal individual payments of incentives and bonuses to employees under GAB’s branch incentive plan, not to exceed $30,000 per quarter in the aggregate, (iii) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (iv) for other changes that are required by applicable law, (v) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (vi) for grants of awards to newly hired employees consistent with past practice.

(e)           Benefit Plans.  Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of GAFC or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f)           Dispositions.  Except as Previously Disclosed or in connection with the consummation of the sale of the Pasadena Branch, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g)           Acquisitions.  Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.

(h)           Governing Documents.  Amend the GAFC Certificate, GAFC By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of GAFC’s Subsidiaries.

(i)           Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

(j)           Contracts.  Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify in any material respect any of its existing material contracts.

(k)           Claims.  Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to GAFC and its Subsidiaries, taken as a whole.

(l)           Adverse Actions.  (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue subject to the standard set forth in Section 6.02, at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

(m)           Risk Management.  Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n)           Indebtedness.  Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o)           Loans.  Make any loans in a principal amount in excess of $750,000, or make any loans outside of the District of Columbia, Delaware, Maryland, Pennsylvania, Virginia and West Virginia.

(p)           Commitments.  Agree or commit to do any of the foregoing.

5.02           Forebearances of Summit.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of GAFC, Summit will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course.  Conduct the business of Summit and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon Summit’s ability to perform any of its material obligations under this Agreement.

(b)           Extraordinary Dividends.  Make, declare, pay or set aside for payment any extraordinary dividend.

(c)           Adverse Actions.  (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the standard set forth in Section 6.02, at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided.

(d)           Commitments.  Agree or commit to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01           Disclosure Schedules.  On or prior to the date hereof, Summit has delivered to GAFC a schedule and GAFC has delivered to Summit a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence could not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 6.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation.  All of GAFC’s representations, warranties and covenants contained in this Agreement are qualified by reference to the Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of Summit.

6.02           Standard.  No representation or warranty of GAFC or Summit contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect.  For purposes of this Agreement, “knowledge” shall mean (i) with respect to Summit, actual knowledge of H. Charles Maddy, III, and Robert S. Tissue, and (ii) with respect to GAFC, actual knowledge of Carroll E. Amos, Edward C. Allen, David E. Ritter, Robert W. Neff and Gary L. Hobert.

6.03           Representations and Warranties of GAFC.  Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, GAFC hereby represents and warrants to Summit:

(a)           Organization and Standing.  GAFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  GAFC is duly qualified to do business and is in good standing in the Commonwealth of Virginia and in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b)           Capitalization.  As of March 31, 2007, the authorized capital stock of GAFC consists of (i) 10,000,000 shares of GAFC Common Stock, of which 3,024,220 shares were outstanding and no shares were held in treasury, and (ii) 2,500,000 shares of preferred stock, $0.01 par value, none of which are issued and outstanding or held in treasury as of the date hereof.  As of the date hereof, except pursuant to the terms of options, stock, and warrants issued pursuant to the GAFC Stock and/or Warrant Plans, GAFC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of GAFC Common Stock or any other equity securities of GAFC or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of GAFC Common Stock or other equity securities of GAFC or any of its Subsidiaries.  As of March 31, 2007, GAFC has 340,171 shares of GAFC Common Stock (with a weighted average strike price of $6.94 per share) which are issuable and reserved for issuance upon the exercise of GAFC Stock Options and GAFC Warrants.  The outstanding shares of GAFC Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c)           Subsidiaries.  (i) GAFC has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary.  (A) GAFC owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by GAFC or its Subsidiaries are fully paid and nonassessable and are owned by GAFC or its Subsidiaries free and clear of any Liens.

(ii)           GAFC has Previously Disclosed a list of all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of March 28, 2007.

(iii)           Each of GAFC’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d)           Corporate Power.  Each of GAFC and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and GAFC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)           Corporate Authority.  Subject to receipt of the requisite approval of this Agreement (including the agreement of merger set forth herein) by the holders of a majority of the outstanding shares of GAFC Common Stock entitled to vote thereon (which is the only vote of GAFC stockholders required thereon), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of GAFC and the GAFC Board.  Assuming due authorization, execution and delivery by Summit, this Agreement is a valid and legally binding obligation of GAFC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  The GAFC Board of Directors has received the written opinion of Sandler O’Neill & Partners, L.P. to the effect that as of the date hereof the consideration to be received by the holders of GAFC Common Stock in the Merger is fair to the holders of GAFC Common Stock from a financial point of view.

(f)           Consents and Approvals; No Defaults.  (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by GAFC or any of its Subsidiaries in connection with the execution, delivery or performance by GAFC of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and (B)  the filing of a certificate of merger with the Secretary of State pursuant to the DGCL and the issuance of a certificate of merger in connection therewith.  As of the date hereof, GAFC is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii)           Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of GAFC or of any of its Subsidiaries or to which GAFC or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the GAFC Certificate or the GAFC By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or any agreement, indenture or instrument.

(g)           Financial Reports; Absence of Certain Changes or Events.  (i) GAFC’s Annual Report on Form 10-K for the fiscal years ended September 30, 2004, 2005 and 2006, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to September 30, 2003, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “GAFC’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of GAFC contained in or incorporated by reference into any of GAFC’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of GAFC and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of GAFC in any of GAFC’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of GAFC and its Subsidiaries for the periods to which they relate, and in each case were prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii)           GAFC’s Disclosure Schedule lists, and GAFC has delivered or previously made available to Summit, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by GAFC or its Subsidiaries, since September 30, 2006.  BDO Siedman, LLP, which has expressed its opinion with respect to the financial statements of GAFC and its Subsidiaries (including the related notes) included in the GAFC SEC Documents is and has been throughout the periods covered by such financial statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002, (B) “independent” with respect to GAFC within the meaning of Regulation S-X and C in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Accounting Oversight Board.

(iii)           Except as disclosed on Disclosure Schedule 6.03(g), GAFC has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since September 30, 2004.  GAFC’s Disclosure Schedule lists, and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two days prior to the date of this Agreement, GAFC has delivered or previously made available to Summit copies in the form filed with the SEC of (A) GAFC’s Annual Reports on Form 10-K for each fiscal year of the Company beginning since September 30, 2003, (B) it Quarterly Reports on form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the GAFC referred to in clause (A) above, (C) all proxy statements relating to GAFC’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Summit pursuant to this Section 6.03(g)(iii), filed by GAFC with the SEC since the beginning of the first fiscal year referred above, and (E) all comment letters received by GAFC from the Staff of the SEC since December 31, 2004, and all responses to such comment letters by or on behalf of GAFC.

(iv)           Except as Previously Disclosed, GAFC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning GAFC and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  GAFC’s Disclosure Schedule lists, and GAFC has delivered to Summit copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.  To GAFC’s knowledge, each director and executive officer of GAFC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since September 30, 2004.  As used in this Section 6.03(q), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v)           Since September 30, 2006, GAFC and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(vi)           Since September 30, 2006, (A) GAFC and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to GAFC.

(h)           Litigation.  No litigation, claim or other proceeding before any court or Governmental Authority is pending against GAFC or any of its Subsidiaries and, to GAFC’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i)           Regulatory Matters.  (i) Neither GAFC nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Thrift Supervision, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).

(ii)           Except as disclosed on Disclosure Schedule 6.03(i), neither GAFC nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii)           GAFC is not a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(j)           Compliance with Laws.  Each of GAFC and its Subsidiaries:

(i)           is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)           has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to GAFC’s knowledge, no suspension or cancellation of any of them is threatened;

(iii)           Except as disclosed on Disclosure Schedule 6.03(j), GAFC has received, since December 31, 2005, no notification or communication from any Governmental Authority (A) asserting that GAFC or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to GAFC’s knowledge, do any grounds for any of the foregoing exist); and

(iv)           Since July 1, 2001, is in compliance with the privacy provisions of the Gramm-Leach-Bailey Act, and all other applicable laws relating to consumer privacy.

(k)           Material Contracts; Defaults.  Except for this Agreement and the definitive agreement with respect to the sale of the Pasadena Branch, neither GAFC nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision).  Neither GAFC nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l)           No Brokers.  No action has been taken by GAFC that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Sandler O’Neill & Partners, L.P.

(m)           Employee Benefit Plans.  (i) GAFC has Previously Disclosed a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant (the “Consultants”) or current or former director (the “Directors”) of GAFC or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the “Compensation and Benefit Plans”).  Neither GAFC nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii)           Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”), and GAFC is not aware of any circumstances likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter.  There is no material pending or, to the knowledge of GAFC, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits.  Neither GAFC nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject GAFC or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)           No Compensation and Benefit Plans currently maintained, or maintained within the last six years, by GAFC or any of its Subsidiaries or any entity (and “ERISA Affiliate”) which is considered one employer with GAFC under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code is or was subject to Title IV of ERISA or is or was a multiemployer plan under Subtitle E of Title IV of ERISA.  To the knowledge of GAFC, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

(iv)           All contributions required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which GAFC or any of its Subsidiaries is a party have been timely made or have been reflected on GAFC’s financial statements.  None of GAFC, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v)           Neither GAFC nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.  There has been no communication to Employees by GAFC or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi)           GAFC and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii)           With respect to each Compensation and Benefit Plan, if applicable, GAFC has provided or made available to Summit, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) most recent determination letter issued by the IRS; (G) any Form 5310 or Form 5330 filed with the IRS; and (H) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii)           Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix)           Neither GAFC nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x)           As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Summit, GAFC or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(n)           Labor Matters.  Neither GAFC nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is GAFC or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel GAFC or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to GAFC’s knowledge, threatened, nor is GAFC aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o)           Takeover Laws.  GAFC has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to GAFC (collectively, “Takeover Laws”), including, without limitation, Section 203 of the DGCL.

(p)           Environmental Matters.  To GAFC’s knowledge, neither the conduct nor operation of GAFC or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to GAFC’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  To GAFC’s knowledge, neither GAFC nor any of its Subsidiaries has received any notice from any person or entity that GAFC or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q)           Tax Matters.  (i) All Tax Returns that are required to be filed by or with respect to GAFC and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of GAFC or its Subsidiaries.  GAFC has made available to Summit true and correct copies of the United States Federal Income Tax Returns filed by GAFC and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 2004.  Neither GAFC nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2005 in excess of the amounts accrued with respect thereto that are reflected in the financial statements of GAFC as of December 31, 2002 for each of the three years in the period ended December 31, 2004.  As of the date hereof, neither GAFC nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(ii)           No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

(r)           Risk Management Instruments.  Except as disclosed on Disclosure Schedule 6.03(r), neither GAFC nor any of its Subsidiaries are parties to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for GAFC’s own account, or for the account of one or more of GAFC’s Subsidiaries or their customers.

(s)           Books and Records.  The books and records of GAFC and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t)           Insurance.  GAFC Previously Disclosed all of the insurance policies, binders, or bonds maintained by GAFC or its Subsidiaries.  GAFC and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of GAFC reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; GAFC and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u)           Disclosure.  The representations and warranties contained in this Section 6.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.03, in light of the circumstances in which they are made, not misleading.

6.04           Representations and Warranties of Summit.  Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Summit hereby represents and warrants to GAFC:

(a)           Organization and Standing.  Summit is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.  Summit is duly qualified to do business and is in good standing in the foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b)           Capitalization.  (i) As of December 31, 2006, the authorized capital stock of Summit consists solely of 20,000,000 shares of Summit Common Stock, of which as of March 6, 2007, 7,084,980 shares, were outstanding, and 250,000 shares of Summit Preferred Stock, of which none are issued and outstanding .  As of the date hereof, except as set forth in its Disclosure Schedule, Summit does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Summit Common Stock or any other equity securities of Summit or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Summit Common Stock or other equity securities of Summit or any of its Subsidiaries.  As of December 31, 2006, Summit has 349,080 shares of Summit

Common Stock which are issuable and reserved for issuance upon exercise of Summit Stock Options.  The outstanding shares of Summit Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii)           The shares of Summit Common Stock to be issued in exchange for shares of GAFC Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on the NASDAQ Capital Market.

(c)           Subsidiaries.  Each of Summit’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

(d)           Corporate Power.  Each of Summit and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Summit has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)           Corporate Authority.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Summit and the Summit Board.  Shareholder approval of the transactions contemplated hereby is not required.  Assuming due authorization, execution and delivery by GAFC, this Agreement is a valid and legally binding agreement of Summit, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)           Consents and Approvals; No Defaults.  (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Summit or any of its Subsidiaries in connection with the execution, delivery or performance by Summit of this Agreement or to consummate the Merger except for (A) filings of applications and notices with the federal and state banking and insurance authorities; (B) filings with the NASDAQ Capital Market regarding the Summit Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of a certificate of merger with the Secretary of State pursuant to the DGCL and the issuance of the related certificate of merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Summit Stock in the Merger; and (F) receipt of the approvals set forth in Section 8.01(b).  As of the date hereof, Summit is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 8.01(b).

(ii)           Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Summit or of any of its Subsidiaries or to which Summit or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Summit or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Reports and SEC Documents; Absence of Certain Changes or Events.  (i) Summit’s Annual Report on Form 10-K for the fiscal years ended December 31, 2004, 2005 and 2006, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2004, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “Summit’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the

Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Summit contained in or incorporated by reference into any of Summit’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Summit and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Summit in any of Summit’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Summit and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.  Summit’s Disclosure Schedule lists, and upon request, Summit has delivered to GAFC, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K) effected by Summit or its Subsidiaries, since December 31, 2006.  Arnett & Foster, which has expressed its opinion with respect to the financial statements of Summit and its Subsidiaries (including the related notes) included in the Summit SEC Documents is and has been throughout the periods covered by such financial statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (y) “independent” with respect to Summit within the meaning of Regulation S-Y, and Z in compliance with subsection (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Accounting Oversight Board.

(ii)           Since December 31, 2006, Summit and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(iii)           Since December 31, 2006, (A) Summit and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Summit.

(h)           Litigation.  Except as Previously Disclosed, no litigation, claim or other proceeding before any court or Governmental Authority is pending against Summit or any of its Subsidiaries and, to the best of Summit’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i)           Regulatory Matters.  (i) Neither Summit nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(ii)           Neither Summit nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(j)           Laws.  Each of Summit and its Subsidiaries:

(i)           is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii)           has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened;

(iii)           has received, since December 31, 2004, no notification or communication from any Governmental Authority (A) asserting that Summit or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Summit’s knowledge, do any grounds for any of the foregoing exist); and

(iv)           since July 1, 2001, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(k)           Employee Benefit Plans.  (i)  Summit’s Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Summit Employees”), current or former consultant (the “Summit Consultants”) or current or former director (the “Summit Directors”) of Summit or any of its Subsidiaries participates or to which any Summit Employees, Summit Consultants or Summit Directors are a party (the “Summit Compensation and Benefit Plans”).

(ii)           Each Summit Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.  Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Summit Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Summit Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and Summit is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  There is no material pending or, to the knowledge of Summit, threatened legal action, suit or claim relating to the Summit Compensation and Benefit Plans other than routine claims for benefits.  Neither Summit nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Summit Compensation and Benefit Plan that would reasonably be expected to subject Summit or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii)           No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Summit or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an “Summit ERISA Affiliate”) which is considered one employer with Summit under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “Summit ERISA Affiliate Plan”).  None of Summit, any of its Subsidiaries or any Summit ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.  No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Summit Compensation and Benefit Plan or by any Summit ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement.  The PBGC has not instituted proceedings to terminate any Pension Plan or Summit ERISA Affiliate Plan and, to Summit’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted.  To the knowledge of Summit, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Summit Compensation and Benefit Plan.  Under each Summit Pension Plan and Summit ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Summit Pension Plan or Summit ERISA Affiliate Plan), did not exceed the then current value of the assets of such Summit Pension Plan or Summit ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Summit Pension Plan or Summit

ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iv)           All contributions required to be made under the terms of any Summit Compensation and Benefit Plan or Summit ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Summit or any of its Subsidiaries is a party have been timely made or have been reflected on Summit’s financial statements.  Neither any Summit Pension Plan nor any Summit ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Summit Pension Plan or Summit ERISA Affiliate Plan have been made on or before their due dates.  None of Summit, any of its Subsidiaries or any Summit ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Summit Pension Plan or to any Summit ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

(v)           Neither Summit nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Summit Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Summit Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder.  There has been no communication to Employees by Summit or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi)           Summit and its Subsidiaries do not maintain any Summit Compensation and Benefit Plans covering foreign Employees.

(vii)           With respect to each Summit Compensation and Benefit Plan, if applicable, Summit has provided or made available to GAFC, true and complete copies of existing: (A) Summit Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii)           The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Summit Employee, Summit Consultant or Summit Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Summit Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Summit Compensation and Benefit Plan.

(ix)           Neither Summit nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x)           As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Summit, GAFC or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(l)           No Brokers.  No action has been or will be taken by Summit that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m)           Takeover Laws.  Summit has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Laws applicable to Summit.

(n)           Environmental Matters.  To Summit’s knowledge, neither the conduct nor operation of Summit or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Summit’s knowledge no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws.  To Summit’s knowledge, neither Summit nor any of its Subsidiaries has received any notice from any person or entity that Summit or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(o)           Tax Matters.  (i) All Tax Returns that are required to be filed by or with respect to Summit and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Summit or its Subsidiaries.  Neither Summit nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Summit’s SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Summit’s SEC Documents filed on or prior to the date hereof.  As of the date hereof, neither Summit nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(p)           Books and Records.  The books and records of Summit and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of events and transactions included therein.

(q)           Insurance.  Summit’s Disclosure Schedule lists all of the insurance policies, binders, or bonds maintained by Summit or its Subsidiaries.  Summit and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Summit reasonably has determined to be prudent in accordance with industry practices.  All such insurance policies are in full force and effect; Summit and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(r)           Disclosure.  The representations and warranties contained in this Section 6.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 6.04, in light of the circumstances under which they are made, not misleading.

(s)           Representations and Warranties of Summit with Respect to Merger Sub.

(i)           Organization, Standing and Authority.  The Merger Sub is or prior to the Effective Time will be duly organized and validly existing in good standing under the laws of the state of its organization, and is or prior to the Effective Time will be duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.  The Merger Sub will have been organized for the purpose of the transactions contemplated by this Agreement, and no newly chartered Merger Sub will have previously conducted any business or incurred any liabilities.

(ii)           Power.  The Merger Sub has, or prior to the Effective Time will have, the power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(iii)           Authority.  This Agreement and the transactions contemplated hereby have been, or prior to the Effective Time will have been, authorized by all requisite action on the part of the Merger Sub and its respective subsidiaries or members.  Upon execution and delivery of Annex A, this Agreement will be a valid and legally binding agreement of the Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VII

Covenants

7.01           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of GAFC and Summit agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.02           Stockholder Approval.  GAFC agrees to take, in accordance with applicable law and the GAFC Certificate and GAFC By-laws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by GAFC’s stockholders for consummation of the Merger (including any adjournment or postponement, the “GAFC Meeting”), as promptly as practicable after the Registration Statement is declared effective.  The GAFC Board will recommend that the GAFC stockholders approve and adopt the Agreement and the transactions contemplated hereby, provided that the GAFC Board may fail to make such recommendation, or withdraw, modify or change any such recommendation, if the GAFC Board, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would be reasonably likely to constitute a breach of the fiduciary duties of the members of the GAFC Board under applicable law.

7.03           Registration Statement.  (a)  Summit agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by Summit with the SEC in connection with the issuance of Summit Common Stock in the Merger (including the prospectus of Summit and proxy solicitation materials of GAFC constituting a part thereof (the “Proxy Statement”) and all related documents).  GAFC and Summit agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement; and provided that GAFC and its Subsidiaries have cooperated as required above, Summit agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within forty-five (45) days from the date on which the sale of the Pasedena Branch is consummated.  Each of GAFC and Summit agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.  Summit also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  GAFC agrees to furnish to Summit all information concerning GAFC, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing and shall have the right to review and consult with Summit and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b)           Each of GAFC and Summit agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the GAFC Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.  Each of GAFC and Summit further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c)           Summit agrees to advise GAFC, promptly after Summit receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Summit Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

7.04           Press Releases.  Each of GAFC and Summit agrees that it will not, without the prior approval of the other party, file any material pursuant to SEC Rules 165 or 425, or issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NASDAQ rules.

7.05           Access; Information.  (a)  Each of GAFC and Summit agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns, and, subject to the consent of the independent auditors, work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

(b)           Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources.  In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.  No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c)           During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

7.06           Acquisition Proposals.  GAFC agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal.  It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Summit with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal.  Notwithstanding the foregoing, if, at any time the GAFC Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, GAFC, in response to a written Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.06, may furnish non-public information with respect to GAFC to the Person who made such Acquisition Proposal and participate in negotiations regarding such Acquisition Proposal.

7.07           Affiliate Agreements.  (a)  Not later than the 15th day prior to the mailing of the Proxy Statement, GAFC shall deliver to Summit a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the GAFC Meeting, deemed to be an “affiliate” of GAFC (each, a “GAFC Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b)           GAFC shall use its reasonable best efforts to cause each person who may be deemed to be a GAFC Affiliate to execute and deliver to Summit on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit A.

7.08           Takeover Laws.  No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.09           Certain Policies.  Immediately prior to the Effective Date, GAFC shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Summit, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Summit and shall make appropriate accruals for any employee benefits, plans, arrangements or obligations assumed by Summit under this Agreement; provided, however, that GAFC shall not be obligated to take any such action pursuant to this Section 7.09 unless and until Summit acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to GAFC that Summit’s representations and warranties, subject to Section 6.02, are true and correct as of such date and that Summit is otherwise material in compliance with this Agreement.  Summit and GAFC also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them.  GAFC’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 7.09.

7.10           Regulatory Applications.  (a)  Summit and GAFC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.  Each of Summit and GAFC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.  Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)           Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

7.11           Indemnification.  (a)  Following the Effective Date and for a period of three (3) years thereafter, Summit shall indemnify, defend and hold harmless the present directors, officers and employees of GAFC and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that GAFC is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the  State of Delaware, the GAFC Certificate, the GAFC By-Laws and any agreement as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer’s, director’s or employee’s conduct complies with the standards set forth under Delaware law, the GAFC

Certificate, the GAFC By-Laws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to Summit) selected by Summit and reasonably acceptable to such officer or director.

(b)           Any Indemnified Party wishing to claim indemnification under Section 7.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Summit thereof; provided that the failure so to notify shall not affect the obligations of Summit under Section 7.11(a) unless and to the extent that Summit is actually prejudiced as a result of such failure.

(c)           If Summit or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Summit shall assume the obligations set forth in this Section 7.11.

(d)          The provisions of this Section 7.11 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.12           Benefit Plans.  (a)  It is the intention of Summit that within a reasonable period of time following the Effective Time (i) it will provide employees of GAFC with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of Summit, (ii) Summit shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents, and (iii) all GAB employees will receive credit for years of service with GAFC and its predecessors prior to the Effective Time for purposes of eligibility and vesting and not for purposes of benefit accrual under Summit’s benefit plans.  Summit shall maintain GAFC’s existing employee benefit plans until such time as Summit has provided similar plans to GAFC’s employees as contemplated in the preceding sentence.  GAB employees shall not be entitled to accrual of benefits or allocation of contributions under Summit’s benefit plans based on years of service with GAFC and its predecessors prior to the Effective Date.

(b)           Immediately prior to the Effective Date, GAFC shall take such action as may be necessary to terminate its 401(k) plan, including accruing the estimated expense associated with terminating the 401(k) plan.  Following the receipt of a favorable determination letter from the IRS relating to the termination of the 401(k) plan, the assets of the plan shall be distributed to participants as provided in the plan.  Notwithstanding the foregoing, the 401(k) plan trustee may make distributions to all non-continuing GAB employees before the receipt of a favorable determination letter.  In the event a favorable ruling is not issued, GAFC agrees that termination of the 401(k) plan shall not occur and the 401(k) plan shall be merged with Summit’s 401(k) plan.

7.13           Notification of Certain Matters.  Each of GAFC and Summit shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

7.14           Current Public Information. Summit agrees that it shall, for a period of three (3) years following the Effective Time, use its best efforts to meet the current public information requirements as set forth in paragraph (c) of Rule 144 promulgated under the Securities Act, and will provide those persons providing affiliate letters pursuant to Section 7.07 with such other information as they may reasonably require and to otherwise cooperate with such persons to facilitate any sales of Summit Common Stock issued to such persons pursuant to this Agreement in compliance with the provisions of Rule 144 and/or Rule 145 promulgated under the Securities Act.  The provisions of this Section 7.14 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, such affiliates of GAFC.

7.15           Contractual Rights of Current Employees.  At and following the Effective Time, Summit shall honor, and Summit shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of GAFC and its Subsidiaries existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar life insurance or “change-in-control” agreements, plans or policies of GAFC and its Subsidiaries which are Previously Disclosed.  Summit acknowledges that the consummation of the Merger will constitute a “change-in-control” of for purposes of any employee benefit plans, agreements and arrangements of GAFC and its Subsidiaries.

7.16           GAFC Trust Preferred Securities.

(a)           GAFC shall cooperate with Summit to permit Summit to assume the obligations of GAFC under the Indenture and the Guarantee and to receive the transfer of the Common Securities, as provided in Section 2.03, and to enable Summit to exercise the call feature of the GAFC Trust Preferred Stock, including by causing GAFC's counsel to deliver such opinions as the Trustee may reasonably require with respect to the assumption of the GAFC Trust Preferred Securities.

(b)           From and after the date hereof and until and including the Closing Date, GAFC shall (i) pay, or accrue, as applicable , and cause the Trust to pay, or accrue, as applicable, all amounts due (when and as due) and comply, and cause each Trust to comply, with all of its obligations under the Indenture and the Guarantee, and such other transaction documents (together the “Operative Documents”), and (ii) not enter into any agreement (or amend, alter or agree to amend or alter any Operative Document or other agreement) with the Trust.

7.17           Transition.  Commencing on the date hereof, and in all cases subject to applicable law and regulation, GAFC shall, and shall cause its Subsidiaries to, cooperate with Summit and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Summit.  Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of GAFC and its Subsidiaries in the ordinary course of business, GAFC shall cause the employees and officers of GAFC and its Subsidiaries to use their reasonable best efforts to provide support, including support from its outside contractors and vendors, and to assist Summit in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing or such later date as may be determined by Summit.  In addition, GAFC shall cooperate with Summit in seeking to amend certain lease arrangements of GAFC and its Subsidiaries as specified by Summit, such amendments to be effective only upon consummation of the Merger.

ARTICLE VIII

Conditions to Consummation of the Merger

8.01           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of Summit and GAFC to consummate the Merger is subject to the fulfillment by Summit and GAFC prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  This Agreement shall have been duly approved by the requisite vote of the stockholders of GAFC.

(b)           Regulatory Approvals.  All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements (other than with respect to the sale of the Pasadena Branch) which the Summit Board reasonably determines in good faith would either before or after the Effective Time have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.

(c)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)           Blue Sky Approvals.  All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Summit Common Stock to be issued in the Merger shall have been received and be in full force and effect.

(f)           Listing.  To the extent required, the shares of Summit Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Capital Market, subject to official notice of issuance.

8.02           Conditions to Obligation of GAFC.  The obligation of GAFC to consummate the Merger is also subject to the fulfillment or written waiver by GAFC prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Summit set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and GAFC shall have received a certificate, dated the Effective Date, signed on behalf of Summit by the Chief Executive Officer and the Chief Financial Officer of Summit to such effect.

(b)           Performance of Obligations of Summit.  Summit shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and GAFC shall have received a certificate, dated the Effective Date, signed on behalf of Summit by the Chief Executive Officer and the Chief Financial Officer of Summit to such effect.

8.03           Conditions to Obligation of Summit.  The obligation of Summit to consummate the Merger is also subject to the fulfillment or written waiver by Summit prior to the Effective Time of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of GAFC set forth in this Agreement shall be true and correct, subject to Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Summit shall have received a certificate, dated the Effective Date, signed on behalf of GAFC by the Chief Executive Officer and the Chief Financial Officer of GAFC to such effect.

(b)           Performance of Obligations of GAFC.  GAFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Summit shall have received a certificate, dated the Effective Date, signed on behalf of GAFC by the Chief Executive Officer and the Chief Financial Officer of GAFC to such effect.

(c)           Opinion of Summit’s Counsel.  Summit and GAFC shall have received an opinion of Hunton &Williams, special counsel to Summit, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a reorganization under Section 368 of the Code (ii) no gain or loss will be recognized by stockholders of GAFC who receive shares of Summit Common Stock in exchange for shares of GAFC Common Stock, except that gain or loss may be recognized as to cash received as Merger Consideration and/or in lieu of fractional share interests, and (iii) after the Merger, Summit will be allowed to carry forward GAFC’s consolidated net operating losses under Section 382 of the Code.  In rendering its opinion, Hunton &Williams may require and rely upon representations contained in letters from Summit and others.

(d)           Core Deposits.  The balance of Core Deposits shall not be less than $144 million .

(e)           Sale of Branch.  At least forty-five (45) days prior to consummation of the Merger, GAB shall have consummated the sale of the Pasadena Branch.

                                                ARTICLE IX

Termination

9.01           Termination.  This Agreement may be terminated, and the Merger may be abandoned:

(a)           Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of Summit and GAFC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b)           Breach.  At any time prior to the Effective Time, by Summit or GAFC (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

(c)           Delay.  At any time prior to the Effective Time, by Summit or GAFC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Acquisition is not consummated by December 31, 2007, except to the extent that the failure of the Acquisition then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d)           No Approval.  By GAFC or Summit, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the stockholder approval required by Section 8.01(a) herein is not obtained at the GAFC Meeting.

(e)           Failure to Recommend, Etc.  At any time prior to the GAFC Meeting, by Summit if the GAFC Board shall have failed to make its recommendation referred to in Section 7.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Summit.

(f)           Superior Proposal.  By GAFC, if the GAFC Board so determines by a vote of the majority of the members of its entire board, at any time prior to the GAFC Meeting, in order to concurrently enter into an agreement with respect to an unsolicited Acquisition Proposal that was received and considered by GAFC in compliance with Section 7.06 and that would, if consummated, result in a transaction that is more favorable to GAFC’s stockholders from a financial point of view than the Merger (a “Superior Proposal”); provided, however, that (i) this Agreement may be terminated by GAFC pursuant to this Section 9.01(f) only after the fifth business day following Summit’s receipt of written notice from GAFC advising Summit that GAFC is prepared to enter into an agreement with respect to a Superior Proposal and only if, during such five business day period Summit elects not to make an offer or Summit does not make an offer to GAFC that the GAFC Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

9.02           Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

9.03           Fees and Expenses.  (a)  In the event that this Agreement shall be terminated (i) by either party pursuant to Section 9.01(d)(ii), and, at or prior to the time of the failure of GAFC’s stockholders to approve this Agreement and the Merger, an Acquisition Proposal shall have been made public and not withdrawn, or (ii) by GAFC pursuant to Section 9.01(f), then GAFC shall pay Summit in immediately available funds a fee of $750,000 (the “Section 9.03(a) Fee”) as follows:  (i) $250,000 no later than two (2) business days after the date of termination, (ii)

$100,000 on the date that is one (1) year after the termination date, (iii) $100,000 on the date that is two (2) years after the termination date, and (iv) $300,000 on the date that is three (3) years after the termination date.  Notwithstanding the foregoing, if GAFC consummates the transaction that is the subject of the Acquisition Proposal, then the remaining balance shall be due and payable no later than two (2) business days after consummation.

(b)           In the event that (i) this Agreement is terminated pursuant to Section 9.01(e); or (ii) this Agreement is terminated by Summit pursuant to Section 9.01(b); or (iii) this Agreement is terminated pursuant to Section 9.01(c), then, in any such event, GAFC shall pay Summit promptly (but in no event later than two business days after the first of such events shall have occurred) a fee of $250,000 (the “Section 9.03(b) Fee”), which amount shall be payable in immediately available funds.

(c)           In the event that GAFC shall fail to pay the Section 9.03(a) Fee or the Section 9.03(b) Fee when due, the applicable fee shall be deemed to include the costs and expenses actually incurred or accrued by Summit (including, without limitation, fees and expenses of counsel) in connection with the collection of the applicable fee under the enforcement of this Section 9.03, together with interest on such applicable unpaid fee, commencing on the date that the applicable fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

(d)           In no event shall GAFC be obligated to pay both the Section 9.03(a) Fee and the Section 9.03(b) Fee.

ARTICLE X

Miscellaneous

10.01           Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 2.02(b), 4.04, 7.11, 7.12, 7.14, 7.15 and this Article X which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 7.03(b), 7.05(b), 9.02, this Article X which shall survive such termination).

10.02           Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the GAFC Meeting, this Agreement may not be amended if it would violate the DGCL.

10.03           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.04           Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law are applicable).

10.05           Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between GAFC and Summit.

10.06           Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to GAFC, to:

GREATER ATLANTIC FINANCIAL CORP.
10700 Parkridge Boulevard
Suite P50
Reston, Virginia  20191

Attn:       Carroll E. Amos
President and Chief Executive Officer

With a copy to:

Muldoon Murphy & Aguggia LLP
5101 Wisconsin Avenue, NW
Washington, DC  20016
Facsimile:  (202) 966-9409
Attn:           George W. Murphy, Jr., Esq.

If to Summit, to:

SUMMIT FINANCIAL GROUP, INC.
300 North Main Street
P. O. Box 179
Moorefield, West Virginia  26836
Attn:       H. Charles Maddy, III
President and Chief Executive Officer
Robert S. Tissue
Chief Financial Officer

With a copy to:

Bowles Rice McDavid Graff & Love LLP
600 Quarrier Street
P. O. Box 1386
Charleston, West Virginia  25325-1386
Facsimile:                      (305) 343-3058
Attn:           Sandra M. Murphy, Esq.

10.07           Entire Understanding; No Third Party Beneficiaries.  This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made.  Except for Sections 7.11 and 7.12, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.08           Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No provision of this Agreement shall be construed to require GAFC, Summit or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                    GREATER ATLANTIC FINANCIAL CORP.

                    By:          /s/ Carroll E. Amos
                                                           Carroll E. Amos
                                                    Title:      President and Chief Executive Officer

                    SUMMIT FINANCIAL GROUP, INC.

                    By:        /s/ H. Charles Maddy, III
                                                                              H. Charles Maddy, III
                                                    Title:     President and Chief Executive Officer

ANNEX A

SUPPLEMENT FOR MERGER SUB ACCESSION
TO MERGER AGREEMENT

This SUPPLEMENT FOR MERGER SUB ACCESSION TO MERGER AGREEMENT, dated as of the 22nd day of October, 2007 (this “Supplement”), to the Agreement and Plan of Reorganization, dated as of April 12, 2007 (as may be amended from time to time in accordance with the terms thereof, the “Agreement”), by and between SUMMIT FINANCIAL GROUP, INC., a West Virginia corporation (“Summit”) and GREATER ATLANTIC FINANCIAL CORP., a Delaware corporation (“GAFC”).

WHEREAS, terms used but not otherwise defined herein have the meanings specified in the Agreement; and

WHEREAS, pursuant to Section 2.01 of the Agreement, Summit has determined to consummate the Merger in part through the merger of GAFC with and into SFG II, Inc., a West Virginia corporation (the “Merger Sub”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations and warranties contained in the Agreement, the parties agree as follows:

1.           Agreement.  Merger Sub agrees (i) to be bound by and subject to the terms of the Agreement, (ii) to become a party to the Agreement, as provided by Section 2.01 thereof, (iii) to perform all obligations and agreements set forth therein, and (iv) to adopt the Agreement with the same force and effect as if the undersigned were originally a party thereto.

2.           Notice.  Any notice required to be provided pursuant to Section 10.06 of the Agreement shall be given to the Merger Sub at the following address:

300 North Main Street
P.O. Box 179
Moorefield, West Virginia 26836

IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned, duly authorized thereunto as of the date first hereinabove written.

SFG II, INC.

By:       /s/ Robert S. Tissue______________________
Name:  Robert S. Tissue
Title:    Vice President

GREATER ATLANTIC FINANCIAL CORP.

By:            /s/ Carroll E. Amos__________________
Name:        Carroll E. Amos
Title:           President and Chief Executive Officer

SUMMIT FINANCIAL GROUP, INC.

By:            /s/ Robert S. Tissue_________________
Name:       Robert S. Tissue
Title:         Senior Vice President and
  Chief Financial Officer

EXHIBIT A

FORM OF GAFC AFFILIATE LETTER

______________, 2007

SUMMIT FINANCIAL GROUP, INC.
300 North Main Street
Moorefield, West Virginia  26836
Attention:                      Robert S. Tissue
Chief Financial Officer

Ladies and Gentlemen:

I have been advised that I may be deemed to be, but do not admit that I am, an “affiliate” of GREATER ATLANTIC FINANCIAL CORP. a  Delaware corporation (“GAFC”), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).  I understand that pursuant to the terms of the Agreement and Plan of Reorganization, dated as of ______, 2007 (the “Agreement”), by and between SUMMIT FINANCIAL GROUP, INC., a West Virginia corporation (“Summit”), and GAFC, GAFC plans to merge with and into a wholly-owned subsidiary of Summit (the “Merger”).

I further understand that as a result of the Merger, I may receive shares of common stock, par value $2.50 per share, of Summit (“Summit Stock”) in exchange for shares of common stock, par value $0.01 per share, of GAFC (“GAFC Stock”).

I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Summit Stock, to the extent I felt necessary, with my counsel or counsel for GAFC.

I represent, warrant and covenant with and to Summit that in the event I receive any Summit Stock as a result of the Merger:

1.           I shall not make any sale, transfer, or other disposition of such Summit Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Summit, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2.           I understand that Summit is under no obligation to register the sale, transfer or other disposition of shares of Summit Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

3.           I understand that stop transfer instructions will be given to Summit’s transfer agent with respect to shares of Summit Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies.  The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated _____________, between the registered holder hereof and SUMMIT FINANCIAL GROUP, INC., a copy of which agreement is on file at the principal offices of SUMMIT FINANCIAL GROUP, INC.”

4.           I understand that, unless transfer by me of the Summit Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule

145(d) under the Securities Act, Summit reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies.  The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Summit (i) a copy of a “no action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Summit, to the effect that such legend is not required for purposes of the Act, or (ii) evidence or representations satisfactory to Summit that the Summit Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

I further understand and agree that this letter agreement shall apply to all shares of Summit Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

                            Very truly yours,

                            By ____________________________________
Name:
Title:

Accepted this ____ day of ______________, 2007.

GREATER ATLANTIC FINANCIAL CORP.

By
Name:     Carroll E. Amos
Title:       President and Chief Executive Officer

SUMMIT FINANCIAL GROUP, INC.

By
Name:	H. Charles Maddy, III
Title:	President and	Chief Executive Officer

ANNEX B

Section 262 of the Delaware General Corporation Law

DELAWARE CODE ANNOTATED

TITLE 8.  CORPORATIONS
CHAPTER 1.  GENERAL CORPORATION LAW
SUBCHAPTER IX.  MERGER, CONSOLIDATION OR CONVERSION

8 Del. C. § 262 (2007)

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

   (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

   (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

October _, 2007

Board of Directors
Greater Atlantic Financial Corp.
10700 Parkridge Boulevard
Suite P50
Reston, Virginia 20191

Ladies and Gentlemen:

Greater Atlantic Financial Corp. (“Greater Atlantic”) and Summit Financial Group, Inc. (“Summit”) have entered into an Agreement and Plan of Reorganization, dated as of April 12, 2007 (the “Agreement”), pursuant to which Greater Atlantic will merge with and into a to-be-formed subsidiary of Summit (the “Merger Sub”) with Merger Sub as the surviving entity (the “Merger”).  Under the terms of the Agreement, Greater Atlantic sold a branch office located in Pasadena, MD to Bay-Vanguard Federal Savings Bank (the “Branch Sale” and together with the Merger, the “Transactions”).  Pursuant to the Agreement, each share of Greater Atlantic common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the “GAFC Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive (a) cash in an amount equal to $1.80 per share (the “Cash Consideration”) and (b) that number of shares of Summit common stock, $2.50 par value per share, (the “Summit Common Stock”) equal to $4.20 (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”), divided by the average closing price (the “Average Closing Price”) of Summit Common Stock reported on the NASDAQ for the twenty (20) trading days prior to the closing of the Merger (the “Exchange Ratio”), provided, however, if the Average Closing Price is less than $17.82, the Exchange Ratio will be seventy percent of the Merger Consideration divided by $17.82.  If the Average Closing Price is greater than $24.10 then the Exchange Ratio will be seventy percent of the Merger Consideration divided by $24.10.  Capitalized terms used herein without definition shall have the meanings given to such term in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger to the holders of GAFC Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.  In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Greater Atlantic that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Summit Financial that we deemed relevant; (iv) internal financial projections for Greater Atlantic for the year ending December 31, 2007 prepared by and reviewed with management of Greater Atlantic and growth and performance projections for Greater Atlantic for the years ending December 31, 2008, 2009 and 2010 as provided by and reviewed with management of Greater Atlantic; (v) internal financial projections for Summit for the years ending December 31, 2007 and  2008 prepared by and reviewed with management of Summit and growth and performance projections for Summit for the year ending December 31, 2009 and 2010 as provided by and reviewed with management of Summit; (vi) the pro forma financial impact of the Branch Sale on Greater Atlantic; (vii) the pro forma financial impact of the Merger on Summit, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of Greater Atlantic and Summit; (viii) the publicly reported historical price and trading activity for Greater Atlantic’s and Summit’s common stock, including a comparison of certain financial and stock market information for Greater Atlantic and Summit with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.  We also discussed with certain members of senior management of Greater Atlantic the business, financial condition, results of operations and prospects of Greater Atlantic and held similar discussions with certain members of senior management of Summit regarding the business, financial condition, results of operations and prospects of Summit.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Greater Atlantic and Summit or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion.  We have further relied on the assurances of the respective managements of Greater Atlantic and Summit that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Greater Atlantic, Summit or any of their respective subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of Greater Atlantic and Summit nor have we reviewed any individual credit files relating to Greater Atlantic and Summit.  We have assumed, with your consent, that the respective allowances for loan losses for both Greater Atlantic and Summit are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

With respect to the internal projections for Greater Atlantic and Summit and the projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of Greater Atlantic and Summit and used by Sandler O’Neill in its analyses, Greater Atlantic’s and Summit’s management confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of Greater Atlantic and Summit and we assumed that such performance would be achieved.  We express no opinion as to such financial projections and estimates or the assumptions on which they are based.  We have also assumed that there has been no material change in Greater Atlantic’s and Summit’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.  We have assumed in all respects material to our analysis that Greater Atlantic and Summit will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived.  Finally, with your consent, we have relied upon the advice Greater Atlantic has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  Events occurring after the date hereof could materially affect this opinion.  We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof.  We are expressing no opinion herein as to what the value of Greater Atlantic’s and Summit’s common stock will be when shares of Summit’s common stock will be issued to Greater Atlantic’s shareholders pursuant to the Agreement or the prices at which Greater Atlantic’s and Summit’s common stock may trade at any time.

We have acted as Greater Atlantic’s financial advisor in connection with the Transactions and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger.  We will also receive a fee for rendering this opinion.  Greater Atlantic has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Greater Atlantic and Summit and their respective affiliates.  We may also actively trade the equity or debt securities of Greater Atlantic and Summit or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Greater Atlantic in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Greater Atlantic as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect.  Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received in the Merger to holders of GAFC Common Stock and does not address the underlying business decision of Greater Atlantic to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Greater Atlantic or the effect of any other transaction in which Greater Atlantic might engage.  Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Merger is fair to the holders of GAFC’s Common Stock from a financial point of view.

Very truly yours,

ANNEX D-1

Greater Atlantic Financial Corp. Form 10-K for the year ended September 30, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K
[ √ ]           ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d)
          OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended September 30, 2006

OR

[    ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____________ to ______________.

Commission file number: 0-26467

GREATER ATLANTIC FINANCIAL CORP.
(Exact Name of Registrant as Specified in its Charter)

                                                                       DELAWARE                                                                                                                                           54-1873112
                       (State or other jurisdiction of                                   (I.R.S. Employer
                                                                       incorporation or organization)                                                                                                   Identification No.)

                                                                                10700 Parkridge Boulevard, Suite P50, Reston, Virginia                                              20191
                                                                (Address of Principal Executive Offices)                                                                    (Zip Code)

703-391-1300
(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12 (b) of the Act:
None

Securities registered pursuant to Section 12 (g) of the Act:
Common Stock, par value $.01 per share
(Title of class)
Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes [  ] No [ √ ].

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 of Section 15(d) of the Act. Yes [  ] No [ √ ].

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes [√ ]No [   ]

Indicate by check mark whether disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§299.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ √ ]

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act.  Yes [   ].  No [ √ ].

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes [   ]  No [ √ ]

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the Registrant computed by reference to the price at which the common equity was sold, or the average bid and asked prices of such stock, as of the last business day of the registrant’s most recently completed second fiscal quarter was $15.7 million.

As of December 31, 2006, there were 3,023,506 shares of the registrant’s Common
Stock, par value $0.01 per share, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE
None

D-1-1

D-1-2

PART I

ITEM 1.                      BUSINESS

Description of Business

We are a savings and loan holding company which was organized in June 1997.  We conduct substantially all of our business through our wholly-owned subsidiary, Greater Atlantic Bank, a federally-chartered savings bank.  We offer traditional banking services to customers through our bank branches located throughout the greater Washington, DC/Baltimore metropolitan area.  We established the Greater Atlantic Capital Trust I (“Trust”) in January 2002 to issue certain convertible preferred securities which we completed in March 2002.

Market Area and Competition

We operate in a competitive environment, competing for deposits and loans with other thrifts, commercial banks and other financial entities. Numerous mergers and consolidations involving banks in the market in which we operate have occurred resulting in an intensification of competition in the banking industry in our geographic market.  Many of the financial intermediaries operating in our market area offer certain services, such as trust, investment and international banking services, which we do not offer. In addition, banks with a larger capitalization than ours, and financial intermediaries not subject to bank regulatory restrictions, have larger lending limits and are thereby able to serve the needs of larger customers.

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates.  Our market risk arises primarily from interest-rate risk inherent in our lending and deposit taking activities.  To that end, management actively monitors and manages interest-rate risk exposure.  The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.  Disclosures about the fair value of financial instruments, which reflect changes in market prices and rates, can be found in Note 18 of Notes to Consolidated Financial Statements.

Our primary objective in managing interest-rate risk is to minimize the adverse impact of changes in interest rates on our net interest income and capital, while adjusting our asset-liability structure to obtain the maximum yield-cost spread on that structure.  We rely primarily on our asset-liability structure to control interest-rate risk.  However, a sudden and substantial increase in interest rates may adversely impact our earnings, to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

Lending Activities

General.  Net loans receivable at September 30, 2006 were $193.3 million, a decrease of $1.6 million or 0.83% from the $194.9 million held at September 30, 2005.  The decrease in loans consisted of real estate loans secured by consumer, and land loans, offset by an increase in first mortgages on residential properties, commercial real estate loans, construction loans and commercial business loans.  No loans were held for sale at September 30, 2006 compared to $9.5 million held for sale at September 30, 2005.  That decrease resulted from discontinuing the operations of Greater Atlantic Mortgage Corporation as the type of business conducted by that mortgage corporation no longer fit the strategy of the bank.

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The following table shows the bank's loan originations, purchases, sales and principal repayments during the periods indicated:

	Year Ended September 30,
	2006	2005	2004
(In Thousands)
Total loans at beginning of period (1)	$224,733	$262,598	$257,247
Originations of loans for investment:
Single-family residential	12,559	6,624	16,202
Multifamily	625	-	145
Commercial real estate	9,210	9,977	11,265
Construction	13,089	19,991	17,405
Land loans	8,494	10,530	11,543
Second trust	-	-	-
Commercial business	21,170	21,083	38,345
Consumer	39,048	44,205	50,937
Total originations and purchases for investment	104,195	112,410	145,842
Loans originated for resale by Greater Atlantic Bank	-	-	-
Loans originated for resale by Greater Atlantic Mortgage	91,477	276,038	402,988
Total originations	195,672	388,448	548,830
Repayments	(117,440)	(154,263)	(139,466)
Sale of loans originated for resale by Greater Atlantic Mortgage	(100,994)	(272,050)	(404,013)
Net activity in loans	(22,762)	(37,865)	5,351
Total loans at end of period (1)	$201,971	$224,733	$262,598

(1)  Includes loans held for sale of $9.5 million at September 30, 2005.

D-1-4

Loan Portfolio.  The following table sets forth the composition of the bank's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

	At September 30,
	2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
(Dollars in Thousands)
Mortgage loans:
Single-family (1)	$43,473	21.52%	$41,434	19.25%	$74,620	29.02%	$95,818	38.20%	$122,143	47.11%
Multi-family	813	0.40	751	0.35	1,074	0.42	1,445	0.58	536	0.21
Construction	14,245	7.05	24,273	11.28	16,696	6.49	11,996	4.78	18,993	7.32
Commercial real estate	28,403	14.06	25,531	11.86	23,023	8.95	20,533	8.19	18,932	7.30
Land	13,829	6.86	18,421	8.55	20,668	8.04	17,258	6.88	9,947	3.84
Total mortgage loans	100,763	49.89	110,410	51.29	136,081	52.92	147,050	58.63	170,551	65.78
Commercial business and consumer loans:
Commercial business	39,794	19.70	35,458	16.47	47,654	18.53	39,043	15.57	28,880	11.14
Consumer:
Home equity	61,031	30.22	69,006	32.06	72,814	28.32	63,888	25.47	58,531	22.58
Automobile	81	.04	100	.05	271	0.11	428	0.17	771	0.30
Other	302	.15	274	.13	315	0.12	409	0.16	533	0.20
Total commercial business and consumer loans	101,208	50.11	104,838	48.71	121,054	47.08	103,768	41.37	88,715	34.22
Total loans	201,971	100.00%	215,248	100.00%	257,135	100.00%	250,818	100.00%	259,266	100.00%
Less:
Allowance for loan losses	(1,330)		(1,212)		(1,600)		(1,550)		(1,699)
Loans in process	(8,517)		(20,386)		(10,453)		(8,394)		(11,103)
Unearned premium	1,183		1,270		1,305		1,379		1,617
Loans receivable, net	$193,307		$194,920		$246,387		$242,253		$248,081

(1)   Includes loans secured by second trusts on single-family residential property.

Loan Maturity.  The following table shows the remaining contractual maturity of the bank's total loans at September 30, 2006.  Loans that have adjustable rates are shown as amortizing when the interest rates are next subject to change.  The table does not include the effect of future principal prepayments.

	At September 30, 2006
	One- to Four- Family	Multi- Family and Commercial Real Estate	Commercial Business and Consumer	Total Loans
(In Thousands)
Amounts due in:
One year or less	$25,554	$7,834	$82,533	$115,921
After one year:
More than one year to three years	12,182	6,197	4,407	22,786
More than three years to five years	2,321	11,640	3,966	17,927
More than five years to 15 years	5,135	7,634	4,898	17,667
More than 15 years	11,751	1,998	5,404	19,153
Total amount due	$56,943	$35,303	$101,208	$193,454

D-1-5

The following table sets forth, at September 30, 2006, the dollar amount of loans contractually due after September 30, 2007, identifying whether such loans have fixed interest rates or adjustable interest rates.  At September 30, 2006, the bank had $20.3 million of construction, acquisition and development, land and commercial business loans that were contractually due after September 30, 2007

	Due After September 30, 2007
	Fixed	Adjustable	Total
(In Thousands)
Real estate loans:
One- to four-family	$16,964	$14,425	$31,389
Multi-family and commercial	16,528	10,941	27,469
Total real estate loans	33,492	25,366	58,858
Commercial business and consumer loans	7,923	10,752	18,675
Total loans	$41,415	$36,118	$77,533

One- to Four-Family Mortgage Lending.  The bank currently offers both fixed-rate and adjustable-rate mortgage ("ARM") loans with maturities of up to 30 years secured by single-family residences, which term includes real property containing from one to four residences.  At September 30, 2006, the bank's one- to four-family mortgage loans totaled $43.5 million, or 21.52% of total loans.  Of the one- to four-family mortgage loans outstanding at that date, 39.19% were fixed-rate loans and 60.81% were ARM loans.

Construction and Development Lending.  The bank originates construction and development loans primarily to finance the construction of one- to four-family, owner-occupied residential real estate properties located in the bank’s primary market area.  The bank also originates land loans to local contractors and developers for the purpose of making improvements thereon, including small residential subdivisions in the bank’s primary market area or for the purpose of holding or developing land for sale.  At September 30, 2006, construction and development loans (including land loans) totaled $28.1 million, or 13.91%, of the bank’s total loans, of which, land loans totaled $13.8 million or 6.86% of total loans.  Such loans are secured by a lien on the property, are limited to 75% of the lower of the acquisition price or the appraised value of the land and have a term of up to three years with a floating interest rate generally based on the prime rate as reported in The Wall Street Journal.  All the bank's land loans are secured by property in its primary market area.

Multi-family and Commercial Real Estate Lending.  The bank originates multi-family and commercial real estate loans that are generally secured by five or more unit apartment buildings and properties used for business purposes such as small office buildings or retail facilities located primarily in the bank’s market area.  The bank’s multi-family and commercial real estate underwriting policies provide that such real estate loans may be made in amounts of up to 75-80% of the appraised value of the property. The bank’s multi-family and commercial real estate loan portfolio at September 30, 2006 was $29.2 million, or 14.46% of total loans.  The largest multi-family or commercial real estate loan in the bank’s portfolio at September 30, 2006, consisted of a $4.0 million commercial real estate loan secured by real property in Alabama.  The property is a skilled nursing facility on which the bank has participated $2.1 million of the $6.1 million note to another bank.

Commercial Business Lending.  At September 30, 2006, the bank had $39.8 million in commercial business loans which amounted to 19.70% of total loans. The bank makes commercial business loans primarily in its market area to a variety of professionals, sole proprietorships and small businesses.  The bank offers a variety of commercial lending products, including term loans for fixed assets and working capital, revolving lines of credit and letters of credit.  Term loans are generally offered with initial fixed rates of interest for the first five years and with terms of up to 7 years.  Business lines of credit have adjustable rates of interest and are payable on demand, subject to annual review and renewal.  Business loans with variable rates of interest adjust on a monthly basis and are generally indexed to the prime rate as published in The Wall Street Journal.

Consumer Lending.  Consumer loans at September 30, 2006 amounted to $61.4 million or 30.41% of the bank's total loans, and consisted primarily of home equity loans, home equity lines of credit, and, to a significantly lesser extent, secured and unsecured personal loans and loans on new and used automobiles.  These loans are generally made to residents of the bank's primary market area and generally are secured by real estate, deposit accounts and automobiles.  These loans are typically shorter term and generally have higher interest rates than one- to four-family mortgage loans.

The bank offers home equity loans and home equity lines of credit (collectively, "home equity loans").  Most of the bank's home equity loans are secured by second mortgages on one- to four-family residences located in the bank's primary market area.  At September 30, 2006, these loans totaled $61.0 million or 30.22% of the bank's total loans and 60.30% of commercial business and consumer loans. Other types of consumer loans, primarily consisting of secured and unsecured personal loans and new and used automobile loans, totaled $383,000, or 0.19% of the bank's total loans and 0.38% of commercial business and consumer loans at September 30, 2006.

D-1-6

Mortgage Banking Activities

The bank’s mortgage banking activities primarily consist of originating mortgage loans secured by single-family properties.  However, the mortgage-banking activities conducted in Greater Atlantic Mortgage Corporation (“GAMC”) were discontinued effective March 29, 2006 as it was determined that, because it was unprofitable, this business no longer fit our strategy.  Mortgage banking involves the origination and sale of mortgage loans for the purpose of generating gains on sale of loans and fee income on the origination of loans, in addition to loan interest income.  In recent years, the volume of GAMC’s originations had been declining, resulting in losses from mortgage banking operations, which, pursuant to an agreement, the manager had agreed to fund.

In the third quarter of 2006, we applied discontinued operations accounting for GAMC.  This business no longer fit our strategy because it was unprofitable.  Accordingly, the income statements for all periods have been adjusted.  The reclassifications primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.

In 2004, the bank entered into a management agreement with the manager of GAMC, its mortgage-banking subsidiary.  Under the management agreement the manager was to reimburse operating losses equal to approximately 100% of any operating loss in return for an increase in his share of net earnings from 40% to 80%.  Reflected in the loss from discontinued operations for 2005 is a reimbursement of $1.8 million of losses of GAMC provided by the manager of GAMC.

During the three months ended September 30, 2005, the manager was no longer able to reimburse GAMC for the losses incurred and as a result $993,000 of losses was recognized during the quarter.  The management contract was subsequently terminated in the first quarter of fiscal 2006.

Due to the unprofitable operations of GAMC, the company recognized an additional loss of $1.5 million for the nine months ended June 30, 2006.  In addition to the loss from operations, a non-recurring pre-tax impairment charge on long-lived assets of $996,000 was recorded for the nine months ended June 30, 2006 and included in discontinued operations in the consolidated statements of operations.

Asset Quality

Delinquent Loans and Classified Assets. Reports listing all delinquent accounts are generated and reviewed monthly by management and the board of directors and all loans or lending relationships delinquent 30 days or more and all real estate owned ("REO") are reviewed monthly by the board of directors.  The procedures taken by the bank with respect to delinquencies vary depending on the nature of the loan, the length and cause of delinquency and whether the borrower has previously been delinquent.

Federal regulations and the bank's Asset Classification Policy require that the bank utilize an internal asset classification system as a means of reporting problem and potential problem assets.  The bank has incorporated the internal asset classifications of the Office of Thrift Supervision (the “OTS”) as a part of its credit monitoring system.  The bank currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets.  An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any.  "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected.  Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable."  Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.  Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

D-1-7

The bank’s management reviews and classifies the bank's assets on a regular basis and the board of directors reviews management’s reports on a monthly basis.  The bank classifies assets in accordance with the management guidelines described above.  At September 30, 2006, the bank had $791,000 of loans designated as Substandard which consisted of two residential loans, one commercial business loan, one commercial real estate loan, one consumer loan, and one land loan.  At that same date, the bank had $319,000 of assets classified as Doubtful, consisting of one commercial business loan and one residential real estate loan.  At September 30, 2006, the bank had no loans classified as Loss.  As of September 30, 2006, the bank had no loans designated as Special Mention.

The following table sets forth delinquencies in the bank’s loans as of the dates indicated.

	At September 30,
	2006				2005				2004
	60 – 89 Days		90 Days or More		60 – 89 Days		90 Days or More		60 – 89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
(Dollars in Thousands)
Mortgage loans:
Single-family	-	$-	2	$835	2	$168	4	$10	-	$-	6	$563
Home equity	-	-	-	-	-	-	2	229	1	275	1	96
Construction & Land	-	-	1	31	-	-	2	233	1	118	1	31
Commercial real estate	-	-	1	25	-	-	1	25	-	-	1	29
Commercial business	-	-	2	216	-	-	3	1,105	1	28	1	228
Consumer	-	-	1	3	-	-	1	2	-	-	1	6
Total	-	$-	7	$1,110	2	$168	13	$1,604	3	$421	11	$953

Non-Performing Assets and Impaired Loans.  The following table sets forth information regarding non-accrual loans and REO.  The bank’s policy is to cease accruing interest on mortgage loans 90 days or more past due, to cease accruing interest on consumer loans 60 days or more past due (unless the loan principal and interest are determined by management to be fully secured and in the process of collection), and to charge off any accrued and unpaid interest.

D-1-8

	At September 30,
	2006	2005	2004	2003	2002
(Dollars in Thousands)
Loans accounted for on a non-accrual basis
Mortgage loans:
Single-family	$-	$10	$563	$637	$388
Home equity	-	229	96	-	-
Commercial real estate	25	25	29	31	21
Construction and Land	31	233	31	34	-
Commercial business	216	1,105	228	716	45
Consumer	3	2	6	-	-
Total non-accrual loans	275	1,604	953	1,418	454
Accruing loans which are contractually past due 90 days or more	835	-	-	28	343
Total of non-accrual and 90 days past due loans	1,110	1,604	953	1,446	797
Foreclosed real estate, net	-	232	-	-	-
Total non-performing assets	$1,110	$1,836	$953	$1,446	$797
Non-accrual loans as a percentage of loans held for investment, net	0.14%	0.82%	0.39%	0.59%	0.18%
Non-accrual and 90 days or more past due loans as a percentage of loans held for investment, net	0.57%	0.82%	0.39%	0.60%	0.32%
Non-accrual and 90 days or more past due loans as a percentage of total assets	0.36%	0.47%	0.22%	0.29%	0.16%
Non-performing assets as a percentage of total assets	0.36%	0.54%	0.22%	0.29%	0.16%

During the year ended September 30, 2006, the amount of additional interest income that would have been recognized on non-accrual loans if such loans had continued to perform in accordance with their contractual terms was $204,000.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy.  The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable based on information currently known to management.  The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the bank's allowance for loan losses.  Such agencies may require the bank to make additional provisions for estimated loan losses based upon their judgment about information available to them at the time of their examination.   There can be no assurance that the bank will not sustain credit losses in future periods, which could be substantial in relation to the size of the allowance.  As of September 30, 2006, the bank's allowance for loan losses amounted to $1.3 million or 0.66% of total loans.  While the allowance for loan losses to total non-performing loans at September 30, 2006 is 119.82%, the allowance as a percentage of total loans increased 10 basis points when compared to September 30, 2005.  A $126,000 provision for loan losses was recorded during the year ended September 30, 2006, compared to a provision of $219,000 during the year ended September 30, 2005.  The decrease in the provision for loan losses of $93,000 from the year ago period resulted from the decline in non-performing assets and the outstanding balance of the bank’s land loans, commercial business loans, home equity loans and real estate owned.  The decrease in provision was due primarily to the decreases in the required provisions for those loans coupled with an overall decline in the size of the bank’s loan portfolio.  On an annual basis, or more often if deemed necessary, the bank has contracted with an independent outside third party to have its loan portfolio reviewed.  The focus of their review is to identify the extent of potential and actual risk in the bank’s commercial loan portfolio, in addition to the underwriting and processing practices.  Observations made regarding the bank’s portfolio risk are based upon review evaluations, portfolio profiles and discussion with the operational staff, including the line lenders and senior management.

D-1-9

The following table sets forth activity in the bank's allowance for loan losses for the periods indicated.  Where specific loan loss reserves have been established, any differences between the loss allowances and the amount of loss realized has been charged or credited to current operations.

	Year Ended September 30,
	2006	2005	2004	2003	2002
(Dollars in Thousands)
Balance at beginning of period	$1,212	$1,600	$1,550	$1,699	$810
Provisions	126	219	209	855	968
Charge-offs:
Mortgage loans:
Single-family	-	33	20	162	64
Commercial real estate	-	-	-	22	-
Commercial business	78	584	177	828	7
Consumer	2	8	3	8	27
Total charge-offs	80	625	200	1,020	98
Recoveries:
Mortgage loans:
Single-family	2	2	29	6	12
Commercial real estate	-	-	-	-	-
Commercial business	69	15	10	4	-
Consumer	1	1	2	6	7
Total recoveries	72	18	41	16	19
Net charge-offs	8	607	159	1,004	79
Balance at end of period	$1,330	$1,212	$1,600	$1,550	$1,699
Ratio of net charge-offs during the period to average loans outstanding during the period	0.00%	0.28%	0.06%	0.36%	0.03%
Allowance for loan losses to total non-performing loans at end of period	119.82%	75.56%	167.89%	109.31%	374.23%
Allowance for loan losses to total loans	0.66%	0.56%	0.62%	0.62%	0.66%

D-1-10

The following table sets forth the bank's allowance for loan losses in each of the categories listed and the percentage of such amounts to the total allowance and the percentage of such amounts to total loans.  Management believes that the allowance can be allocated by category only on an approximate basis.  The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other categories.

	At September 30,
	2006		2005		2004		2003		2002
	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans	Amount	Percent of Loans in Each Category to Total Loans
(Dollars in Thousands)
Mortgage loans:
Single-family	$177	13.31%	$35	19.25%	$110	29.02%	$141	38.20%	$148	47.11%
Multi-family	6	0.45	6	0.35	8	0.42	11	0.58	4	0.21
Construction	67	5.04	72	11.28	78	6.49	80	4.78	80	7.32
Commercial real estate	286	21.50	328	11.86	233	8.95	208	8.19	219	7.30
Land	109	8.20	155	8.55	175	8.04	132	6.88	72	3.84
Total mortgage loans	645	48.50	596	51.29	604	52.92	572	58.63	523	65.78
Commercial and Consumer:
Commercial	525	39.47	407	16.47	515	18.53	770	15.57	1,005	11.14
Consumer:
Home equity	152	11.43	195	32.06	213	28.32	159	25.47	151	22.58
Automobile	6	0.45	5	0.18	9	0.23	13	0.33	20	0.50
Total commercial and consumer	683	51.35	607	48.71	737	47.08	942	41.37	1,176	34.22
Unallocated	2	0.15	9	N/A	259	N/A	36	N/A	-	N/A
Total	$1,330	100.00%	$1,212	100.00%	$1,600	100.00%	$1,550	100.00%	$1,699	100.00%
Investment Activities

The investment policy of the bank, as approved by the board of directors, requires management to maintain adequate liquidity and generate a favorable return on investments, to complement the bank's lending activities without incurring undue interest rate and credit risk.  The bank primarily utilizes investments in securities for liquidity management, as a source of income and as a method of deploying excess funds not utilized for investment in loans.  Securities bought and held principally for sale in the near term, generally within 90 days, are classified as trading.

At September 30, 2006, the bank had invested $31.6 million in mortgage-backed securities, or 10.35% of total assets, of which $31.4 million were classified as available-for-sale and $235,000 were classified as held-to-maturity.  Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities.  There is also reinvestment risk associated with the cash flows from such securities or in the event such securities are redeemed by the issuer.  In addition, the market value of such securities may be adversely affected by changes in interest rates.

D-1-11

The following table sets forth information regarding the amortized cost and estimated market value of the bank's investment portfolio at the dates indicated.

	At September 30,
	2006		2005		2004
	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value
(In Thousands)
Available-for-sale:
Corporate debt securities	$7,280	$7,142	$6,736	$6,736	$3,923	$3,928
CMOs	9,735	9,755	14,446	14,454	9,812	9,823
U.S. Government SBA’s	27,629	27,199	30,239	29,781	36,919	36,721
FHLMC MBS’s	5,549	5,463	9,044	8,969	14,146	14,085
FNMA MBS’s	18,350	17,986	35,548	34,947	61,195	60,302
GNMA MBS’s	8,133	7,916	13,097	12,942	17,946	17,853
Total available-for-sale	76,676	75,461	109,110	107,829	143,941	142,712
Held-to-maturity:
Corporate debt securities	-	-	1,000	1,020	1,003	1,065
U.S. Government SBA’s	4,461	4,230	6,531	6,213	8,810	8,427
FHLMC MBS’s	128	125	236	235	245	247
FNMA MBS’s	107	105	202	198	237	235
Total held-to-maturity	4,696	4,460	7,969	7,666	10,295	9,974
Total investment securities	$81,372	$79,921	$117,079	$115,495	$154,236	$152,686
Investment securities with:
Fixed rates	$-	$-	$1,000	$1,020	$1,003	$1,065
Adjustable rates	49,105	48,326	57,952	57,184	59,464	58,899
Mortgage-backed securities with:
Fixed rates	243	236	393	376	551	541
Adjustable rates	32,024	31,359	57,734	56,915	93,218	92,181
Total	$81,372	$79,921	$117,079	$115,495	$154,236	$152,686

As of September 30, 2006, the bank held investments in available for sale with unrealized holding losses totaling $1.4 million.  All losses are considered temporary and consisted of the following:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In Thousands)
Corporate debt securities	$4,921	$174	$-	$-	$4,921	$174
CMOs	3,279	28	-	-	3,279	28
U.S. Government securities
SBA	22,375	536	-	-	22,375	536
GNMA	7,916	217	-	-	7,916	217
U.S. Government agency securities:
FHLMC MBS’s	5,463	86	-	-	5,463	86
FNMA MBS’s	17,773	357	213	7	17,986	364
Total	$61,727	$1,398	$213	$7	$61,940	$1,405

D-1-12

The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the bank's investment securities available-for-sale and mortgage-backed securities available-for-sale.

	At September 30, 2006
	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
(Dollars in Thousands)
Investment securities available-for-sale:
Adjustable-rate securities:
CMO’s	$-	-%	$-	-%	$-	-%	$9,755	5.78%	$9,755	5.78%
Corporate debt	-	-	-	-	2,880	6.46	4,262	7.04	7,142	6.81
U.S. Government SBA’s	32	3.02	-	-	873	6.90	26,294	5.95	27,199	5.97
Total	32	3.02	-	-	3,753	6.56	40,311	6.02	44,096	6.06
MBS’s available for sale:
Adjustable-rate securities:
FHLMC	-	-	-	-	-	-	5,463	3.82	5,463	3.82
FNMA	-	-	-	-	-	-	17,773	3.48	17,773	3.48
GNMA	34	4.66	-	-	-	-	7,882	3.62	7,916	3.62
Total	34	4.66	-	-	-	-	31,118	3.58	31,152	3.58
MBS’S fixed-rate:
FNMA	-	-	159	6.67	54	7.28	-	-	213	6.89
Total	-	-	159	6.67	54	7.28	-	-	213	6.89
Total mortgage-backed securities available-for-sale	34	4.66	159	6.67	54	7.28	31,118	3.58	31,365	3.60
Total investment portfolio	$66	3.86%	$159	6.67%	$3,807	6.57%	$71,429	4.96%	$75,461	5.04%

The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the bank's investment securities held-to-maturity and mortgage-backed securities held to maturity.

	At September 30, 2006
	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
(Dollars in Thousands)
Investment securities held-to-maturity:
Adjustable-rate securities:
U.S. Government SBA’s	$-	-%	$110	4.87%	$553	5.21%	$3,798	4.80%	$4,461	4.86%
Fixed-rate:
Corporate debt	-	-	-	-	-	-	-	-	-	-
Total investment securities held-to-maturity	-	-	110	4.87	553	5.21	3,798	4.80	4,461	4.86
MBS’s held-to-maturity:
Adjustable-rate securities:
FHLMC	-	-	-	-	-	-	128	3.00	128	3.00
FNMA	-	-	-	-	-	-	84	6.92	84	6.92
Total	-	-	-	-	-	-	212	4.56	212	4.56
Fixed-rate:
FNMA	-	-	-	-	-	-	23	6.50	23	6.50
Total	-	-	-	-	-	-	23	6.50	23	6.50
Total mortgage-backed securities held-to-maturity-		-	-	-	-	-	235	4.75	235	4.75
Total held-to-maturity investments	$-	-%	$110	4.87%	$553	5.21%	$4,033	4.80%	$4,696	4.85%

D-1-13

Sources of Funds

General.  Deposits, loan repayments and prepayments, cash flows generated from operations, Federal Home Loan Bank (“FHLB”) advances and reverse repurchase agreements are the primary sources of the bank's funds for use in lending, investing and for other general purposes.

Deposits.  Deposits are attracted from within the bank’s market area by offering a broad selection of deposit instruments, including checking, savings, money market and time deposits.  Deposit account terms vary, differentiated by the minimum balance required, the time periods that the funds must remain on deposit and the interest rate, among other factors.  In determining the terms of its deposit accounts, the bank considers current interest rates, profitability to the bank, interest rate risk characteristics, competition and its customer preferences and concerns.  The bank may pay above-market interest rates to attract or retain deposits when less expensive sources of funds are not available.  The bank reviews its deposit composition and pricing weekly.

At September 30, 2006, $102.3 million, or 79.93% of the bank's certificate of deposit accounts were to mature within one year.

The following table sets forth the distribution and the rates paid on each category of the bank’s deposits.

	At September 30,
	2006			2005
	Balance	Percent of Total Deposits	Rate Paid	Balance	Percent of Total Deposits	Rate Paid
(Dollars in Thousands)
Savings accounts	$3,679	1.60%	0.98%	$8,078	3.40%	0.99%
Now and money market accounts	73,334	31.86	3.51	66,638	28.02	2.75
Certificates of deposit	127,939	55.58	4.55	145,912	61.36	3.32
Noninterest-bearing deposits:
Demand deposits	25,222	10.96	-	17,166	7.22	-
Total deposits	$230,174	100.00%	3.67%	$237,794	100.00%	2.84%

The following table presents information concerning the amounts, the rates and the periods to maturity of the bank’s certificate accounts outstanding.

	At September 30, 2006
	Amount	Rate
(Dollars in Thousands)
Balance maturing:
Three months or less	$47,401	4.54%
Three months to one year	54,856	4.66
One year to three years	21,264	4.31
Over three years	4,418	4.48
Total	$127,939	4.55%

D-1-14

At September 30, 2006, the bank had $46.9 million in certificate accounts in amounts of $100,000 or more maturing as follows:

Maturity Period	Amount	Weighed Average Rate

Three months or less	$25,992	4.74%
Over 3 through 6 months	5,577	4.70
Over 6 through 12 months	10,021	5.01
Over 12 months	5,315	4.41
Total	$46,905	4.75%

The following table sets forth the deposit activity of the bank for the periods indicated.

	At or For the Year Ended September 30,
	2006	2005	2004
(In Thousands)
Balance at beginning of period	$237,794	$288,956	$297,876

Net deposits (withdrawals) before interest credited	(15,329)	(57,499)	(14,671)
Interest credited	7,709	6,337	5,751
Net increase (decrease) in deposits	(7,620)	(51,162)	(8,920)
Ending balance	$230,174	$237,794	$288,956

Borrowings.  At September 30, 2006, borrowings consisted of FHLB advances and reverse repurchase agreements totaling $54.6 million.  FHLB advances amounted to $36.0 million at September 30, 2006, a decrease from the $38.0 million outstanding at September 30, 2005, and other borrowings (reverse repurchase agreements) amounted to $18.6 million, a decrease of  $19.9 million compared to $38.5 million at September 30, 2005.   During the fiscal year ended September 30, 2006, all reverse repurchase agreements represented agreements to repurchase the same securities.

The following table sets forth information regarding the bank’s borrowed funds:

	At or For the Year Ended September 30,
	2006	2005	2004

FHLB Advances:
Average balance outstanding	$44,894	$44,422	$116,155
Maximum amount outstanding at any month-end during the period	51,000	49,200	142,250
Balance outstanding at end of period	36,000	38,000	51,200
Weighted average interest rate during the period	5.05%	4.47%	2.39%
Weighted average interest rate at end of period	5.28%	4.85%	3.93%

Reverse repurchase agreements:
Average balance outstanding	31,624	58,837	89,734
Maximum amount outstanding at any month-end during the period	35,641	62,846	93,730
Balance outstanding at end of period	18,574	38,479	64,865
Weighted average interest rate during the period	4.21%	4.37%	4.26%
Weighted average interest rate at end of period	4.65%	3.69%	1.98%

D-1-15

Subsidiary Activities

We have two subsidiaries, the bank and Greater Atlantic Capital Trust I.  We established the Trust in January 2002 to issue certain convertible preferred securities which we completed in March 2002.  See discussion of the Trust in Note 22 to the financial statements.

Personnel

As of September 30, 2006, we had 62 full-time employees and 14 part-time employees.  The employees are not represented by a collective bargaining unit and the company considers its relationship with its employees to be good.

D-1-16

REGULATION AND SUPERVISION
General

As a savings and loan holding company, the company is required by federal law to report to, and otherwise comply with the rules and regulations of, the Office of Thrift Supervision.  The bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as the deposit insurer.  The bank is a member of the Federal Home Loan Bank System and, with respect to deposit insurance, of the Savings Association Insurance Fund managed by the Federal Deposit Insurance Corporation.  The bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions.  The Office of Thrift Supervision and/or the Federal Deposit Insurance Corporation conduct periodic examinations to test the bank's safety and soundness and compliance with various regulatory requirements.  This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors.  The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.  Any change in such regulatory requirements and policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on the company, the bank and their operations. Certain regulatory requirements applicable to the bank and to the company are referred to below or elsewhere herein.  The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth below does not purport to be a complete description of such statutes and regulations and their effects on the Bank and the company.

Holding Company Regulation

The company is a nondiversified unitary savings and loan holding company within the meaning of federal law.  Under prior law, a unitary savings and loan holding company, such as the company, was not generally restricted as to the types of business activities in which it may engage, provided that the bank continued to be a qualified thrift lender.  See "Federal Savings Institution Regulation - QTL Test."  The Gramm-Leach-Bliley Act of 1999 provides that no company may acquire control of a savings institution after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below.  Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities.  The Gramm-Leach-Bliley Act, however, grandfathered the unrestricted authority for activities with respect to unitary savings and loan holding companies existing prior to May 4, 1999, so long as the holding company’s savings institution subsidiary continues to comply with the QTL Test. The company does not qualify for the grandfathering.  Upon any non-supervisory acquisition by the company of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of Thrift Supervision, the company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation.  However, the OTS has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.

A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation.  In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:  (i) the approval of interstate supervisory acquisitions by savings and loan holding companies and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.  The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

D-1-17

Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. The bank must notify the Office of Thrift Supervision (30) days before declaring any dividend to the company.  In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.

Acquisition of the Company.  Under the Federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company.  Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Office of Thrift Supervision has found that the acquisition will not result in a change of control of the company.  Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition.  Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Federal Savings Institution Regulation

Business Activities.  The activities of federal savings banks are governed by federal law and regulations.  These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage.  In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements.  The Office of Thrift Supervision capital regulations require savings institutions to meet three minimum capital standards:  a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio.  In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard.  The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard for savings institutions requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively.  In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset.  Core (Tier 1) capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships.  The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values.  Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances.  At September 30, 2006, the bank met each of its capital requirements.

The following table presents the bank's capital position at September 30, 2006.

				Capital
	Actual Capital	Required Capital	Excess (Deficiency) Amount	Actual Percent	Required Percent
(Dollars in Thousands)
Tangible	$16,738	$4,560	$12,178	5.51%	1.50%
Core (Leverage)	16,738	12,159	4,579	5.51	4.00
Risk-based	17,636	15,487	2,149	9.11	8.00

D-1-18

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization.  Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be "undercapitalized."  A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized."  Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is "critically undercapitalized."  The regulation also provides that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."  Compliance with the plan must be guaranteed by any parent holding company.  In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion.  The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.  Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts.  The bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation.  The Deposit Insurance Fund is the successor to the Bank Insurance Fund and the Savings Association Insurance Fund, which were merged in 2006.  The Federal Deposit Insurance Corporation recently amended its risk-based assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005 (“Reform Act”).  Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors.  An institution’s assessment rate depends upon the category to which it is assigned.  Risk category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions.  Unlike the other categories, Risk Category I contains further risk differentiation based on the Federal Deposit Insurance Corporation’s analysis of financial ratios, examination component ratings and other information.  Assessment rates are determined by the Federal Deposit Insurance Corporation and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV).  The Federal Deposit Insurance Corporation may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points.

The Reform Act also provided for a one-time credit for eligible institutions based on their assessment base as of December 31, 1996.  Subject to certain limitations with respect to institutions that are exhibiting weaknesses, credits can be used to offset assessments until exhausted.  The bank’s one-time credit is expected to approximate $103,000.  The Reform Act also provided for the possibility that the Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund.  During fiscal 2006, Financing Corporation payments for Savings Association Insurance Fund members approximated 1.28 basis points of assessable deposits.

The bank's total assessment paid for this period (including the FICO assessment) was $105,044.  The Federal Deposit Insurance Corporation has authority to increase insurance assessments.  A significant increase in Savings Association Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the bank.  Management cannot predict what insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision.  The management of the bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Loans to One Borrower.  Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks.  A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus.  An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily marketable collateral.  At September 30, 2006, Greater Atlantic’s limit on loans to one borrower was $2.7 million, and Greater Atlantic’s largest aggregate outstanding loan to one borrower was $4.0 million.  This loan and any other loan in excess of the loans to one borrower limit will be sold in the form of a participation.

D-1-19

QTL Test.  The Home Owners’ Loan Act requires savings institutions to meet a qualified thrift lender test.  Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter.  As of September 30, 2006, Greater Atlantic maintained 74% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.  Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.”

Limitation on Capital Distributions.  Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger.  An application to and the prior approval of the Office of Thrift Supervision is required prior to any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with Office of Thrift Supervision.  If an application is not required, the institution must still provide prior notice to Office of Thrift Supervision of the capital distribution if, like Greater Atlantic, it is a subsidiary of a holding company.  In the event Greater Atlantic’s capital fell below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of more than normal supervision, Greater Atlantic’s ability to make capital distributions could be restricted.  In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.  On December 13, 2006, the bank was advised by the OTS that the OTS would not approve the bank’s application to pay a cash dividend to the company, and the company exercised its right to defer the next scheduled quarterly distribution on the cumulative convertible trust preferred securities for an indefinite period (which can be no longer than 20 consecutive quarterly periods).

Assessments.  Savings institutions are required to pay assessments to the Office of Thrift Supervision to fund the agency’s operations.  The general assessments, paid on a semi-annual basis, are computed based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in Greater Atlantic’s latest quarterly thrift financial report.  The assessments paid by Greater Atlantic for the fiscal year ended September 30, 2006, totaled $125,783.

Transactions with Related Parties.  Greater Atlantic’s authority to engage in transactions with “affiliates” (e.g., any company that controls or is under common control with an institution, including Greater Atlantic Financial and its non-savings institution subsidiaries) is limited by federal law.  The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution.  The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus.  Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law.  The purchase of low quality assets from affiliates is generally prohibited.  The transactions with affiliates must be on terms and under circumstances, that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.  In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by the company to its executive officers and directors.  However, that law contains a specific exception for loans by the bank to its executive officers and directors in compliance with federal banking laws.  Under such laws, the bank's authority to extend credit to executive officers, directors and 10% shareholders ("insiders"), as well as entities such persons control, is limited.  The law limits both the individual and aggregate amount of loans the bank may make to insiders based, in part, on the bank's capital position and requires certain board approval procedures to be followed.  Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment.  There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees.

D-1-20

Enforcement.  The Office of Thrift Supervision has primary enforcement responsibility over savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution.  Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance.  Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1.0 million per day in especially egregious cases.  The Federal Deposit Insurance Corporation has the authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution.  If the Director does not take action, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances.  Federal law also establishes criminal penalties for certain violations.

Standards for Safety and Soundness.  The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness.  The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired.  If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.

Federal Home Loan Bank System

Greater Atlantic is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks.  The Federal Home Loan Bank provides a central credit facility primarily for member institutions.  Greater Atlantic, as a member of the Federal Home Loan Bank, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater.  Greater Atlantic was in compliance with this requirement with an investment in Federal Home Loan Bank stock at September 30, 2006 of $2.4 million.

The Federal Home Loan Banks are required to provide funds used for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs.  Those requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members.  If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, Greater Atlantic’s net interest income would likely also be reduced.

Federal Reserve System

The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts).  The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to $48.3 million; for $48.3 million the required reserve is $1.2 million, and, for amounts in excess of $48.3 million the required ratio is 10%.  The first $7.8 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements.  The amounts are adjusted annually.  The bank complies with the foregoing requirements.

Community Reinvestment Act

Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods.  The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act.  The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of an institution, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of applications by such institution.  The Community Reinvestment Act requires public disclosure of an institution’s Community Reinvestment Act rating.  Greater Atlantic’s latest Community Reinvestment Act rating, received from the Office of Thrift Supervision was “Satisfactory.”

D-1-21

FEDERAL AND STATE TAXATION

General.  The company and the bank report their income on a fiscal year basis using the accrual method of accounting and are subject to federal income taxation in the same manner as other corporations with some exceptions.  The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the bank or the company. The bank has not been audited by the IRS or the Virginia Department of Taxation ("DOT") in the past five years.

Distributions. To the extent that the bank makes "non-dividend distributions” to the company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions”), then an amount based on the amount distributed will be included in the bank's taxable income. Non-dividend distributions include distributions in excess of the bank's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of the bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the bank's bad debt reserve. Thus, any dividends to the company that would reduce amounts appropriated to the bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the bank. The amount of additional taxable income created by an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Conversion, the bank makes a "non-dividend distribution,” then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, presumably taxed at a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation” and "Dividend Policy” for limits on the payment of dividends of the bank. The bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

Corporate Alternative Minimum Tax ("AMT”). The Code imposes a tax on alternative minimum taxable income (“AMTI”) at a rate of 20%.  Only 90% of AMTI could be offset by net operating loss carryovers.  AMTI is increased by an amount equal to 75% of the amount by which the bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses).  Since the company and the bank have net operating losses for the 2006 fiscal year, they do not record a provision for income taxes.

Dividends Received Deduction and Other Matters. The company may exclude from its income 100% of dividends received from the bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the company and the bank will not file a consolidated tax return, except that if the company or the bank owns more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

State and Local Taxation

Commonwealth of Virginia.  The Commonwealth of Virginia imposes a tax at the rate of 6.0% on the "Virginia taxable income" of the company.  Virginia taxable income is equal to federal taxable income with certain adjustments.  Significant modifications include the subtraction from federal taxable income of interest or dividends on obligations or securities of the United States that are exempt from state income taxes.

Delaware Taxation.  As a Delaware company not earning income in Delaware, the company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.  However, to the extent that the company conducts business outside of Delaware, the company may be considered doing business and subject to additional taxing jurisdictions outside of Delaware.

D-1-22

ITEM 1A.                      RISK FACTORS

Our increased emphasis on commercial and construction lending may expose us to increased lending risks.

At September 30, 2006, our loan portfolio consisted of $28.4 million, or 14.06% of commercial real estate loans, $28.1 million, or 13.91% of construction and land development loans and $39.8 million, or 19.70% of commercial business loans.  We intend to increase our emphasis on these types of loans.  These types of loans generally expose a lender to greater risk of non-payment and loss than one-to-four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction.  Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans.  Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time.  In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans.  Also, many of our commercial and construction borrowers have more than one loan outstanding with us.  Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Strong competition within our market area could hurt our ability to compete and could slow our growth.

We face intense competition both in making loans and attracting deposits.  This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates.  Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income.  Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide.  We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  Our profitability depends upon our continued ability to compete successfully in our market area.

An increase in loan prepayments and on prepayment of loans underlying mortgage-backed securities and small business administration certificates may adversely affect our profitability.

Prepayment rates are affected by consumer behavior, conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.  Although changes in prepayment rates are, therefore, difficult for us to predict, prepayment rates tend to increase when market interest rates decline relative to the rates on the prepaid instruments.

We recognize our deferred loan origination costs and premiums paid on originating these loans by adjusting our interest income over the contractual life of the individual loans.  As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed accelerates.  The effect of the acceleration of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time, which varies between loans.  If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated.

We recognize premiums we pay on mortgage-backed securities and Small Business Administration Certificates as an adjustment to interest income over the life of the security based on the rate of repayment of the securities. Acceleration of prepayment on the loans underlying a mortgage-backed security or Small Business Administration Certificate shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income.

We may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instruments particularly in periods of declining interest rates.

D-1-23

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

The bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation, as insurer of its deposits.  Such regulation and supervision govern the activities in which the bank and the company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of the bank.  The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in the common stock of the company.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

A breach of information security could negatively affect our earnings.

Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks and over the Internet.  We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted.  In addition, we rely on the services of a variety of vendors to meet data processing and communication needs.  If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

We are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations.

Recently, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements.  There is also increased scrutiny of our compliance with the rules enforced by the Office of Foreign Assets Control.  In order to comply with regulations, guidelines and examination procedures in this area, we have been required to adopt new policies and procedures and to install new systems.  We cannot be certain that the policies, procedures and systems we have in place are flawless.  Therefore, there is no assurance that in every instance we are in full compliance with these requirements.

Failure to pay interest on our debt may adversely impact us.

Deferral of interest payments where allowed on our convertible preferred securities may affect our ability to issue additional debt.

Failure to remain a well capitalized institution.

As a result of recording losses of $5.6 million during the year ended September 30, 2006, the bank ceased to be considered a well capitalized institution and is now considered to be an adequately capitalized institution.  As an adequately capitalized institution, the bank cannot issue brokered certificates of deposit without OTS or FDIC permission, and the OTS can limit the payment of dividends from the bank to the company. Without the payment of a dividend from the bank, the company is unable to make a distribution on the cumulative convertible trust preferred securities.  On December 13, 2006, the bank was advised by the OTS that the OTS would not approve the bank’s application to pay a cash dividend to the company, and the company exercised its right to defer the next scheduled quarterly distribution on the cumulative convertible trust preferred securities.

ITEM 1B.UNRESOLVED STAFF COMMENTS

The company has no unresolved staff comments for the period ended September 30, 2006.

D-1-24

ITEM 2.	PROPERTIES

During fiscal year 2006, we conducted our business from six full-service banking offices and our administrative office.  The following table sets forth certain information concerning the bank’s offices as of September 30, 2006.

Location	Leased or Owned	Original Year Leased or Acquired	Date of Lease Expiration	Net Book Value of Property or Leasehold Improvements at September 30, 2006
(In Thousands)
Administrative offices:
10700 Parkridge Boulevard Reston, Virginia 20191	Leased	1998	01-31-11	$ 101
Branch offices:
11834 Rockville Pike Rockville, Maryland 20852	Leased	1998	06-30-09	8
8070 Ritchie Highway Pasadena, Maryland 21122	Leased	1998	08-31-08	23
10700 Parkridge Boulevard Reston, Virginia 20191	Leased	2004	01-31-11	394
43086 Peacock Market Plaza South Riding, Virginia 20152	Leased	2000	06-30-15	225
1 South Royal Avenue Front Royal, Virginia 22630	Owned	1977		700
9484 Congress Street New Market, Virginia 22844	Owned	1989		421
Loan Offices: 2200 Defense Highway Crofton, Maryland 21114	Leased	2002	11-30-08	2
12530 Parklawn Drive, Suite 170 Rockville, Maryland 20852	Leased	2005	06-30-10	48
Total				$1,922

The total net book value of the company’s furniture, fixtures and equipment at September 30, 2006 was $2.8 million.  The properties are considered by management to be in good condition.

D-1-25

ITEM 3.	LEGAL PROCEEDINGS

As previously reported in a Form 8-K filed on September 8, 2006, the company announced that a Demand for Arbitration Before the American Arbitration Association was filed against the company, the bank, GAMC, and Carroll E. Amos, President and Chief Executive Officer of the company and the bank.  The Demand for Arbitration was filed by Stamm Mortgage Management, Inc. ("Stamm Mortgage") and T. Mark Stamm, President of Stamm Mortgage in connection with the Management Agreement among Stamm Mortgage, the bank, and GAMC that governed the management of GAMC by Stamm Mortgage before the bank terminated the operations of GAMC earlier this year, and certain aspects of the company's public disclosures of that event.

The Demand for Arbitration alleges three counts: rescission, breach of contract, and defamation. As against the Bank and GAMC, Stamm Mortgage alleges that the Management Agreement is unenforceable and should be rescinded, requiring the Bank and GAMC, jointly and severally, to return $1.77 million that Stamm Mortgage paid to the Bank and GAMC under the Management Agreement. As an alternative to rescission, Stamm Mortgage alleges that the Bank and GAMC breached the Management Agreement by terminating it contrary to its terms, resulting in $9.6 million in lost profits to Stamm Mortgage. Stamm Mortgage and Mr. Stamm both allege that the company, the bank, GAMC, and Mr. Amos, acting in his official capacity, defamed Stamm Mortgage and Mr. Stamm through certain public statements made in press releases and in public securities filings by the company and seek $1.0 million in compensatory damages and $350,000 in punitive damages.

On December 29, 2006, counsel for the company, the bank, GAMC and Mr. Amos filed an Answering Statement and Counterclaim in Arbitration.  In, January 2007, the parties entered into negotiations looking toward a mutually acceptable and amicable resolution of their claims.  In the event that the claims cannot be resolved through negotiations, the company intends to defend its position vigorously.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of the stockholders during the fourth quarter of the fiscal year ended September 30, 2006, through the solicitation of proxies or otherwise.

D-1-26

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market information.  The company’s stock trades on the NASDAQ Stock Market (ticker symbol GAFC).  At September 30, 2006, there were approximately 373 stockholders of record.  The following table sets forth market price information, based on closing prices, as reported by the NASDAQ for the common stock high and low closing prices for the periods indicated.

	First Quarter Ended December 31	Second Quarter Ended March 31	Third Quarter Ended June 30	Fourth Quarter Ended September 30
Fiscal Year 2006
High	5.45	6.05	5.90	5.36
Low	4.84	4.60	5.04	4.75

Fiscal Year 2005
High	7.08	6.46	6.20	5.62
Low	6.01	5.77	5.03	5.10

These market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.  The company has not sold any unregistered securities and did not repurchase any of its equity securities in the fiscal year ended September 30, 2006.

D-1-27

ITEM 6.	SELECTED FINANCIAL DATA

The following Selected Consolidated Financial Data should be read in conjunction with our Consolidated Financial Statements and the notes thereto, the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this Annual Report.

At or For the Years Ended September 30,	2006	2005 (Restated) (4)	2004 (Restated) (4)	2003 (Restated) (4)	2002 (Restated) (4)
(In Thousands, Except Per Share Data)
Consolidated Statements of Operations Data:
Interest income	$18,794	$16,958	$18,085	$19,361	$20,538
Interest expense	11,305	10,546	11,970	12,277	12,933
Net interest income	7,489	6,412	6,115	7,084	7,605
Provision for loan losses	126	219	209	791	832
Net interest income after provision for loan losses	7,363	6,193	5,906	6,293	6,773
Noninterest income (loss)	639	3,173	547	766	(2,589)
Noninterest expense	11,085	9,889	10,370	10,014	8,985
(Loss) income from continuing operations before taxes	(3,083)	(523)	(3,917)	(2,955)	(4,800)
Provision for income taxes	-	-	-	-	-
(Loss) income from continuing operations	(3,083)	(523)	(3,917)	(2,955)	(4,800)
Discontinued operations:
(Loss) income from operations	(2,488)	(1,107)	428	4,898	1,968
Net (loss) income	$(5,571)	$(1,630)	$(3,489)	$1,943	$(2,832)

Per Share Data:
Net income (loss):
Basic	$(1.84)	$(0.54)	$(1.16)	$0.65	$(0.94)
Diluted	$(1.84)	$(0.54)	$(1.16)	$0.44	$(0.94)
Book value	2.93	4.76	5.29	6.79	6.14
Tangible book value	2.96	4.80	5.22	6.38	5.74
Weighted average shares outstanding:
Basic	3,020,934	3,015,509	3,012,434	3,012,434	3,010,420
Diluted	3,020,934	3,015,509	3,012,434	4,413,462	3,010,420
Shares outstanding	3,020,934	3,020,934	3,012,434	3,012,434	3,012,434
Consolidated Statements of Financial Condition Data:
Total assets	$305,219	$339,542	$433,174	$498,456	$502,098
Total loans receivable, net	193,307	194,920	246,387	242,253	248,081
Allowance for loan losses	1,330	1,212	1,600	1,550	1,699
Mortgage-loans held for sale	-	9,517	5,528	6,554	14,553
Investment securities (1)	48,557	58,502	60,285	138,049	157,247
Mortgage-backed securities	31,600	57,296	92,722	86,735	52,112
Total deposits	230,174	237,794	288,956	297,876	281,877
FHLB advances	36,000	38,000	51,200	86,800	96,500
Other borrowings	18,574	38,479	64,865	77,835	91,010
Guaranteed convertible preferred securities of subsidiary trust	9,388	9,378	9,369	9,359	9,346
Total stockholders’ equity	8,850	14,375	15,944	20,442	18,483
Tangible capital	8,943	14,514	15,379	19,228	17,286

D-1-28

SELECTED FINANCIAL DATA - (continued)

At or For the Years Ended September 30,	2006	2005 (Restated)(4)	2004 (Restated)(4)	2003 (Restated)(4)	2002 (Restated)(4)
(In Thousands, Except Per Share Data)
Average Consolidated Statements of Financial Condition Data
Total assets	$315,133	$370,729	$504,039	$477,882	$422,825
Investment securities(1)	66,789	70,633	123,198	161,161	155,350
Mortgage-backed securities(1)	43,979	77,424	111,016	51,046	39,320
Total loans	193,688	210,152	253,772	251,386	214,501
Allowance for loan losses	1,264	1,609	1,498	1,696	1,148
Total deposits	210,311	245,518	275,636	279,469	243,120
Total stockholders’ equity	12,164	13,830	15,236	15,132	18,140

Performance Ratios (2)
Return on average assets	(1.77)%	(0.44)%	(0.69)%	0.41%	(0.67)%
Return on average equity	(45.80)	(11.79)	(22.90)	12.83	(15.61)
Equity to assets	2.90	4.23	3.68	4.10	3.68
Net interest margin	2.46	1.79	1.25	1.53	1.86
Efficiency ratio(3)	136.38	103.17	155.66	127.58	179.13

Asset Quality Data:
Non-performing assets to total assets, at period end	0.36	0.54	0.22	0.28	0.09
Non-performing loans to total loans, at period end	0.55	0.75	0.37	0.57	0.18
Net charge-offs to average total loans	0.00	0.28	0.06	0.36	0.03
Allowance for loan losses to:
Total loans	0.66%	0.56%	0.62%	0.62%	0.66%
Non-performing loans	119.82	75.56	167.89	109.31	374.23
Non-performing loans	$1,110	$1,604	$953	$1,418	$454
Non-performing assets	1,110	1,836	953	1,446	797
Allowance for loan losses	1,330	1,212	1,600	1,550	1,699

Capital Ratios of the Bank:
Leverage ratio	5.51%	6.66%	5.59%	5.68%	4.90%
Tier 1 risk-based capital ratio	8.59	10.25	9.81	12.08	10.97
Total risk-based capital ratio	9.11	10.75	10.42	12.70	11.73

(1)	Consists of securities classified as available-for-sale, held-to-maturity and for trading.
(2)	Ratios are presented on an annualized basis where appropriate.
(3)	Efficiency ratio consists of noninterest expense divided by net interest income and noninterest income
(4)	The Consolidated Financial Statements and data for 2005, 2004, 2003 and 2002 have been restated to reflect adjustments that are described in Notes 2 and 3 to the Consolidated Financial Statements.

D-1-29

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Forward-Looking Statements

When used in this Annual Report on Form 10-K and in future filings by the company with the Securities and Exchange Commission (the “SEC”), in the company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

General

The profitability of the company and, more specifically, the profitability of its primary subsidiary, the bank, depends primarily on its net interest income.  Net interest income is the difference between the interest income it earns on its loans and investment portfolio, and the interest it pays on interest-bearing liabilities, which consist mainly of interest paid on deposits and borrowings.

The level of our non-interest income and operating expenses also affects our profitability.  Non-interest income consists primarily of gains on sales of loans and available-for-sale investments, service charge fees and commissions earned by non-bank subsidiaries.  Operating expenses consist primarily of salaries and employee benefits, occupancy-related expenses, equipment and technology-related expenses and other general operating expenses.

The operations of the bank, and banking institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of regulatory agencies.  Deposit flows and the cost of deposits and borrowings are influenced by interest rates on competing investments and general market rates of interest.  Lending activities are affected by the demand for financing real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

During 2006, the company restated its historical financial statements to reflect the accounting treatment for losses discovered in its subsidiary’s, (GAMC’s) unreconciled inter-company account (See Note 2 to the consolidated financial statements).  The losses were discovered as the bank discontinued the operations of the subsidiary.  The loss in any given year did not reach a material amount such as to require restatement.  However, the bank determined to provide the restatements because the cumulative amount of the losses aggregated $1.4 million.  The revisions had no impact on the cash flows of the bank.

As previously reported in a Form 8-K filed on September 8, 2006, the company announced that a Demand for Arbitration Before the American Arbitration Association was filed against the company, the bank, GAMC, and Carroll E. Amos, President and Chief Executive Officer of the company and the bank. (See Item 3. Legal Proceedings of this Form 10-K.)  During the course of the negotiations, the company proposed a settlement offer which would require a contribution of $500,000 by the company toward the settlement.  That offer was accepted conditioned on the execution of a mutual release by the parties.  That mutual release is currently the subject of negotiation.  As a result, the company has established a liability for the probable settlement and charged $500,000 as other operating expense.  Should the settlement not occur the company intends to defend its position vigorously.

D-1-30

Critical Accounting Policies, Estimates and Judgments

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities.  Management continually evaluates its estimates and judgments including those related to the allowance for loan losses and income taxes.  Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances.  Actual results may differ from these estimates under different assumptions or conditions.  The company believes that of its significant accounting policies, the following may involve a higher degree of judgment or complexity.

Allowance for Loan Losses

The company maintains an allowance for loan losses based on management’s evaluation of the risks inherent in its loan portfolio and the general economy.  Management classifies loans as substandard, doubtful or loss as required by federal regulations.  Management provides a 100% reserve for all assets classified as loss.  Further, management bases its estimates of the allowance on current economic conditions, actual loss experience and industry trends.  Also, the company discontinues recognizing interest income on loans with principal and/or interest past due 90 days.

Income Taxes

The provision (or benefit) for income taxes is based on taxable income, tax credits and available net operating losses.  The company records deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of assets and liabilities.  If enacted tax rates change, the company would adjust the deferred tax assets and liabilities, through the provision for income taxes in the period of change, to reflect the enacted tax rate expected to be in effect when the deferred tax items reverse.  The company records a valuation allowance on deferred tax assets to reflect the expected future tax benefits expected to be realized.  In determining the appropriate valuation allowance, the company considers the expected level of future taxable income and available tax planning strategies.  At September 30, 2006, the company had deferred tax assets of $1.9 million, which is net of a valuation allowance of $3.5 million.

Recent Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (Revised 2004) (“SFAS No. 123R”), “Share-Based Payment,” in December 2004.  SFAS No. 123R is a revision of FASB Statement 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.  The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award.  This statement is effective as of the beginning of the first annual reporting period that begins after June 15, 2005 and the company adopted the standard in the first quarter of fiscal 2006.  The adoption of this statement did not have a material impact on its consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 generally requires retrospective application to prior periods’ financial statements of all voluntary changes in accounting principle and changes required when a new pronouncement does not include specific transition provisions. This standard was effective for the company beginning October 1, 2006.

In July 2006, the FASB issued Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” - an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by a taxing authority. The term “more-likely-than-not” means a likelihood of more than 50 percent. FIN 48 is effective as of Jan. 1, 2007, with early application permitted. Any impact from the adoption of FIN 48 will be recorded directly to the beginning balance of retained earnings and reported as a change in accounting principle. We are currently evaluating the impact of this Interpretation, but do not expect it to be material.

On October 1, 2006, we adopted SFAS 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No.140.” SFAS 156 was issued in March 2006 and requires all newly recognized servicing rights and obligations to be initially measured at fair value. For each class of separately recognized servicing rights and obligations retained, we have elected to continue to account for each under the amortization method which requires us to amortize servicing assets or liabilities in proportion to and over the periods of estimated net servicing income or net servicing loss.

D-1-31

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (SAB 108). Due to diversity in practice among registrants, SAB 108 expresses the SEC staff views regarding the process by which misstatements in financials statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The company does not believe SAB 108 will have a material impact on its consolidated financials statements.

In September 2006, the Financial Accounting Standards Board released Statement No. 157, "Fair Value Measurements" which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This Statement applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. While we are currently evaluating the effect of the guidance contained in this Statement, we do not expect the implementation to have a material impact on our consolidated financial statements.

Discontinued mortgage banking operations

On March 29, 2006, we began the process of discontinuing the operations of the bank’s subsidiary, GAMC.  It was determined that, because it was unprofitable, this business no longer fit our strategy.

Due to the unprofitable operations of GAMC, the company recognized an additional loss of $1.5 million during fiscal 2006.  In addition to the loss from operations, a non-recurring pre-tax impairment charge on long-lived assets of $996,000 was recorded and included in discontinued operations in the consolidated statements of operations.  That charge requires a write down of long-lived assets by recording an impairment charge due to the discontinuance of operations effective March 29, 2006.

As a result of the above action, we applied discontinued operations accounting in the third quarter of 2006, as we completed the closing of the GAMC business.  Accordingly, the income statements for all periods have been adjusted.  The reclassification of GAMC’s results to discontinued operations primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.  The table below summarizes GAMC’s results which were treated as discontinued operations for the periods indicated.

	Year Ended September 30,
	2006	2005 (Restated)
(Dollars in Thousands, Except Per Share Data
Interest income	$280	$478
Interest expense	257	347
Net interest income	24	131
Noninterest income	2,149	5,072
Noninterest expense	4,661	6,310
Provision for income taxes	-	-
Net income (loss)	$(2,488)	$(1,107)
Earnings per share – basic	$(0.82)	$(0.37)
Earnings per share – diluted	(0.82)	(0.37)

D-1-32

Financial Condition
2006 Compared to 2005

At September 30, 2006, the company had total assets of $305.2 million, a decrease of $34.3 million or 10.11% from the $339.5 million recorded at the close of the comparable period one-year ago.  Investments and mortgage-backed securities at September 30, 2006, amounted to $80.2 million a decrease of $35.6 million or 30.78% from the $115.8 million held at September 30, 2005, as a result of prepayments of $42.0 million offset in part by purchases of $7.7 million.  Loans receivable and loans held for sale at September 30, 2006, amounted to $193.3 million, a decrease of 5.44% from the $204.4 million held at September 30, 2005, primarily as a result a $9.5 million decrease in loans held for sale, coupled with a $12.6 million decline in land and consumer loans outstanding.  Those declines were due primarily to discontinuing the operations of the bank’s subsidiary, GAMC as it was determined that, because it was unprofitable, this business no longer fit our strategy and was coupled with payoffs and lower than anticipated loan originations.  Deposits amounted to $230.2 million at September 30, 2006, a decrease of $7.6 million from the $237.8 million held one year ago.  That decline was primarily the result of decreases in our checking, savings and certificates of deposit accounts, and was offset by increases in non-interest checking and our money funds accounts.

Results of Operations
2006 Compared to 2005

During 2006, the company restated its historical financial statements to revise the accounting treatment for losses discovered in its subsidiary, GAMC’s unreconciled inter-company account.  The losses were discovered as the bank discontinued the operations of the subsidiary.  The loss in any given year did not reach a material amount such as to require restatement.  However, the bank determined to provide the restatements because of the cumulative amount of the losses aggregated $1.4 million.  The revisions had no impact on the cash flows of the bank.  The table below includes the effect of the restatement and the presentation of GAMC as discontinued operations.

	As originally reported	Restatement	Discontinued operations	As restated
Year ended September 30, 2005
Interest income	$17,436	$-	$478	$16,958
Interest expense	10,893	-	347	10,546
Net interest income	6,543	-	131	6,412
Noninterest income	8,317	(72)	5,072	3,173
Noninterest expense	16,199	-	6,310	9,889
Discontinued operations	-	-	(1,107)	(1,107)
Net income (loss)	(1,558)	(72)	-	(1,630)
Earnings per share – continuing	(0.52)	(0.02)	0.37	(0.17)
Earnings per share – discontinued	(0.00)	(0.00)	(0.37)	(0.37)
Year ended September 30, 2004
Interest income	$18,962	$-	$877	$18,085
Interest expense	12,355	-	385	11,970
Net interest income	6,607	-	492	6,115
Noninterest income	9,929	(297)	9,085	547
Noninterest expense	19,430	-	9,060	10,370
Discontinued operations	-	-	428	428
Net income (loss)	(3,192)	(297)	-	(3,489)
Earnings per share – continuing	(1.06)	(0.10)	(0.14)	(1.30)
Earnings per share – discontinued	(0.00)	0.00	0.14	0.14

Net Income.  For the fiscal year ended September 30, 2006, the company had a net loss from continuing operations of $3.1 million or $1.02 per diluted share compared to a loss from continuing operations of $523,000 or $0.17 per diluted share for fiscal year 2005.  The $2.6 million decline in earnings over the comparable period one-year ago was primarily the result of an increase in non-interest expense and a decrease in non-interest income.  That increase in non-interest expense and decrease in non-interest income were partially offset by an increase in net interest income and a decrease in the provision for loan losses.

D-1-33

Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the repricing of interest rates on assets and on liabilities also influences net interest income.

The following table presents a comparison of the components of interest income and expense and net interest income.

	Years ended September 30,		Difference
	2006	2005	Amount	%
(Dollars in thousands)
Interest income:
Loans	$13,866	$12,430	$1,436	11.55%
Investments	4,928	4,528	400	8.83
Total	18,794	16,958	1,836	10.83

Interest expense:
Deposits	7,709	6,337	1,372	21.65
Borrowings	3,596	4,209	(613)	(14.56)
Total	11,305	10,546	759	7.20
Net interest income	$7,489	$6,412	$1,077	16.80%

Our increase in net interest income for fiscal year 2006, resulted primarily from a 67 basis point increase in net interest margin (net interest income divided by average interest-earning assets) from 1.79% for fiscal year 2005 to 2.46% for fiscal year 2006, offset in part by a $53.8 million decrease in the bank’s interest-earning assets.  Contributing to the increase in the net interest margin was a $278,000 reduction in interest expense resulting from payments made on certain interest rate swap and cap agreements compared to a charge of $533,000 in the comparable period one year ago.  The increase in net interest margin also resulted from the average yield on interest-earning assets increasing by 59 basis points more than the increase in the average cost on interest-bearing liabilities and was coupled with average interest earning assets decreasing by $746,000 less than the decline in average interest-bearing liabilities.

Interest Income.  Interest income for the fiscal year ended September 30, 2006 increased $1.8 million compared to fiscal year 2005, primarily as a result of a 144 basis point increase in the average yield earned on interest earning assets.  That increase was partially offset by a decrease of $53.8 million in the average outstanding balances of loans and securities.

Interest Expense.  The $759,000 increase in interest expense for fiscal year 2006 compared to the 2005 period was principally the result of an 85 basis point increase in the cost of funds on average deposits and borrowings.  That increase in the cost of funds was partially offset by a $54.5 million decrease in average deposits and borrowings.  The increase in interest expense on deposits was primarily due to a 109 basis point increase in rates paid on deposits, primarily due to higher rates paid on interest-bearing demand deposits, savings accounts and certificates and elevated pricing on new and renewed time deposits.  That increase was partially offset by a decrease of $35.2 million in average deposits from $245.5 million for fiscal 2005 to $210.3 million for fiscal 2006.  The increase in rates was primarily due to market rates moving rates higher on interest-bearing demand deposits, savings accounts and certificates and the pricing on new and renewed time deposits.

The decrease in interest expense on borrowings for fiscal 2006, when compared to the 2005 period, was principally the result of a $19.3 million decrease in average borrowed funds and was partially offset by a 31 basis point increase in the cost of borrowed funds.  Components accountable for the decrease of $613,000 in interest expense on borrowings were a $834,000 decrease relating to average volume, offset in part by a $221,000 increase relating to average cost.

D-1-34

Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	Year Ended September 30,
	2006			2005 restated			2004 restated
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
(Dollars in Thousands)
Interest-earning assets:
Real estate loans	$93,390	$6,699	7.17%	$98,217	$6,379	6.49%	$138,655	$7,705	5.56%
Consumer loans	65,338	4,701	7.19	71,817	3,748	5.22	68,268	2,566	3.76
Commercial business loans	34,960	2,466	7.05	40,118	2,303	5.74	46,849	2,358	5.03
Total loans	193,688	13,866	7.16	210,152	12,430	5.91	253,772	12,629	4.98
Investment securities	66,789	3,353	5.02	70,633	2,414	3.42	123,198	3,077	2.50
Mortgage-backed securities	43,979	1,575	3.58	77,424	2,114	2.73	111,016	2,379	2.14
Total interest-earning assets	304,456	18,794	6.17	358,209	16,958	4.73	487,986	18,085	3.71
Non-earning assets	10,677			12,520			16,053
Total assets	$315,133			$370,729			$504,039

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$5,190	48	0.92	$10,202	94	0.92	$11,978	113	0.94
Now and money market accounts	73,485	2,430	3.31	64,723	1,197	1.85	77,981	852	1.09
Certificates of deposit	131,636	5,231	3.97	170,593	5,046	2.96	185,677	4,786	2.58
Total deposits	210,311	7,709	3.67	245,518	6,337	2.58	275,636	5,751	2.09
FHLB advances	44,894	2,266	5.05	44,422	1,985	4.47	116,155	2,779	2.39
Other borrowings	31,624	1,330	4.21	51,388	2,224	4.33	78,979	3,440	4.36
Total interest-bearing liabilities	286,829	11,305	3.94	341,328	10,546	3.09	470,770	11,970	2.54
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	14,993			14,138			15,243
Other liabilities	1,147			1,433			2,790
Total liabilities	302,969			356,899			488,803
Stockholders’ equity	12,164			13,830			15,236
Total liabilities and stockholders' equity	$315,133			$370,729			$504,039
Net interest income		$7,489			$6,412			$6,115
Interest rate spread			2.23%			1.64%			1.17%
Net interest margin			2.46%			1.79%			1.25%

D-1-35

Rate/Volume Analysis.  The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	Year Ended September 30, 2006 Compared to Year Ended September 30, 2005 Change Attributable to			Year Ended September 30, 2005 Compared to Year Ended September 30, 2004 Change Attributable to (restated)
	Volume	Rate	Total	Volume	Rate	Total
(In Thousands)
Real estate loans	$(314)	$634	$320	$(2,247)	$921	$(1,326)
Consumer loans	(338)	1,291	953	133	1,049	1,182
Commercial business loans	(296)	459	163	(339)	284	(55)
Total loans	(948)	2,384	1,436	(2,453)	2,254	(199)
Investments	(131)	1,070	939	(1,313)	650	(663)
Mortgage-backed securities	(913)	374	(539)	(720)	455	(265)
Total interest-earning assets	$(1,992)	$3,828	$1,836	$(4,486)	$3,359	$(1,127)

Savings accounts	$(46)	$-	$(46)	$(17)	$(2)	$(19)
Now and money market accounts	162	1,071	1,233	(145)	490	345
Certificates of deposit	(1,152)	1,337	185	(389)	649	260
Total deposits	(1,036)	2,408	1,372	(551)	1,137	586
FHLB advances	21	260	281	(1,716)	922	(794)
Other borrowings	(855)	(39)	(894)	(1,202)	(14)	(1,216)
Total interest-bearing liabilities	$(1,870)	$2,629	$759	$(3,469)	$2,045	$(1,424)
Change in net interest income	$(122)	$1,199	$1,077	$(1,017)	$1,314	$297

Provision for Loan Losses.  The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans.  Determining the proper reserve level or allowance involves management’s judgment based upon a review of factors, including the company’s internal review process, which segments the loan portfolio into groups based on loan type.  Management then looks at its classified assets, which are loans 30 days or more delinquent, and classifies those loans as special mention, substandard or doubtful, based on the performance of the loans.  Those classified loans are then individually evaluated for impairment.  Those loans that are not individually evaluated are then segmented by type and assigned a reserve percentage that reflects the industry loss experience.  The loans individually evaluated for impairment are measured by either the present value of expected future cash flows, the loans observable market price, or the fair value of the collateral.  Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the bank will not have to increase its provisions for loan losses in the future.  An increase in provision may result from an adverse market for real estate and economic conditions generally in the company’s primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company’s results of operations.  On an annual basis, or more often if deemed necessary, the bank has contracted with an independent outside third party to have its loan portfolio reviewed.  The focus of their review is to identify the extent of potential and actual risk in the bank’s commercial loan portfolio, in addition to the underwriting and processing practices.  Observations made regarding the bank’s portfolio risk are based upon review evaluations, portfolio profiles and discussion with the operational staff, including the line lenders and senior management.

Non-performing assets were $1.1 million or 0.36% of total assets at September 30, 2006, compared to non-performing assets of $1.8 million or 0.54% of total assets at September 30, 2005.  At September 30, 2006, assets of $791,000 were classified as substandard and $319,000 classified as doubtful.  The decrease in the provision for loan losses of $93,000 resulted from declines in non-performing assets and the outstanding balance of the bank’s land loans, commercial business loans, home equity loans and real estate owned.  The decrease in provision was due primarily to the decreases in the required provisions for those loans coupled with an overall decline in the size of the bank’s loan portfolio.

Non-interest income.  Non-interest income decreased $2.5 million during fiscal 2006, over fiscal 2005.  That decrease was primarily the result of decreases in gain on sale of loans, gains on derivatives, gain on sale of investment securities and declines in other operating income and service fees on deposits.  Those decreases in income were partially offset by an increase of $65,000 in gain on sale of real estate owned.  The decrease in other operating income reflects the $946,000 gain recognized one year ago from the sale of the bank’s Washington, D.C., Winchester and Sterling, Virginia, branches.

D-1-36

The following table presents a comparison of the components of non-interest income.

	Years Ended September 30,		Difference
	2006	2005	Amount	%
(Dollars in Thousands)
Noninterest income:
Gain on sale of loans	$-	$53	$(53)	(100.00)%
Service fees on loans	186	182	4	2.20
Service fees on deposits	424	552	(128)	(23.19)
Gain (loss) on sale of investment securities	-	539	(539)	(100.00)
Gain (loss) on derivatives	(66)	836	(902)	(107.89)
Gain on sale of real estate owned	65	-	65	n/a
Other operating income	30	1,011	(981)	(97.03)
Total noninterest income	$639	$3,173	$(2,534)	(79.86)%

Non-interest expense.  Noninterest expense for fiscal 2006 amounted to $11.1 million, an increase of $1.2 million or 12.09% from the $9.9 million incurred in fiscal 2005. The increase in non-interest expense was distributed over various non-interest expense categories with the major contributors being compensation, professional services, advertising and other operating and was offset in part by decreases in, furniture fixtures and equipment and data processing.  The increase in other operating expense is the result of a proposed settlement offer which would require a contribution of $500,000 by the company toward the settlement.  That offer was accepted conditioned on the execution of a mutual release by the parties.  That mutual release is currently the subject of negotiation.

The following table presents a comparison of the components of noninterest expense.

	Years Ended September 30,		Difference
	2006	2005	Amount	%
(Dollars in Thousands)
Noninterest expense:
Compensation and employee benefits	$4,718	$4,213	$505	11.99%
Occupancy	1,337	1,337	-	-
Professional services	1,227	969	258	26.63
Advertising	628	301	327	108.64
Deposit insurance premium	101	100	1	1.00
Furniture, fixtures and equipment	554	641	(87)	(13.57)
Data processing	919	1,054	(135)	(12.81)
Other operating expense	1,601	1,274	327	25.67
Total noninterest expense	$11,085	$9,889	$1,196	12.09%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  We did not record a provision for income taxes for fiscal 2006 and 2005 due to our operating losses. The company believes that it will generate future taxable income to assure utilization of a certain portion of the existing net operating losses.

D-1-37

Contractual Commitments and Obligations

The following summarizes the company’s contractual cash obligations and commercial commitments, including maturing certificates of deposit, as of September 30, 2006 and the effect such obligations may have on liquidity and cash flow in future periods.

		Less Than	Two-Three	Four-Five	After Five
	Total	One Year	Years	Years	Years
(In Thousands)
FHLB Advances (1)	$36,000	$6,000	$-	$30,000	$-
Reverse repurchase agreements	18,574	18,574	-	-	-
Operating leases	4,865	1,089	2,108	1,175	493
Total obligations	$59,439	$25,663	$2,108	$31,175	$493
(1) The company expects to refinance these short and medium-term obligations under substantially the same terms and conditions.

Other Commercial Commitments

		Less Than	Two-Three	Four-Five	After Five
	Total	One Year	Years	Years	Years
(In Thousands)
Certificates of deposit maturities (1)	$127,939	$102,257	$21,264	$4,325	$93
Loan originations	13,868	13,868	-	-	-
Unfunded lines of credit	113,117	113,117	-	-	-
Standby letter of credit	55	55	-	-	-
Total	$254,979	$229,297	$21,264	$4,325	$93
(1) The company expects to retain maturing deposits or replace amounts maturing with comparable certificates of deposit based on current market interest rates.

Asset-Liability Management

The primary objective of asset/liability management is to ensure the steady growth of the company’s primary earnings component, net interest income, and the maintenance of reasonable levels of capital independent of fluctuating interest rates.  Interest rate risk can be defined as the vulnerability of an institution’s financial condition and/or results of operations to movements in interest rates.  Interest rate risk, or sensitivity, arises when the maturity or repricing characteristics of assets differ significantly from the maturity or repricing characteristics of liabilities.  Management endeavors to structure the balance sheet so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals to maintain interest rate risk at an acceptable level.

Management oversees the asset/liability management function and meets periodically to monitor and manage the structure of the balance sheet, control interest rate exposure, and evaluate pricing strategies for the company.  The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, and appropriate funding sources and liquidity.  Management of the liability mix of the balance sheet focuses on expanding the company's various funding sources.  At times, depending on the general level of interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the bank may determine to increase our interest rate risk position in order to increase our net interest margin.

The bank manages its exposure to interest rates by structuring the balance sheet in the ordinary course of business.  The bank currently emphasizes adjustable rate loans and/or loans that mature in a relatively short period when compared to single-family residential loans.  In addition, to the extent possible, the bank attempts to attract longer-term deposits.  While the bank has entered into interest rate swaps and caps to assist in managing interest rate risk, it has not entered into instruments such as leveraged derivatives, structured notes, financial options, financial futures contracts or forward delivery contracts to manage interest rate risk.

One of the ways the bank monitors interest rate risk is through an analysis of the relationship between interest-earning assets and interest-bearing liabilities to measure the impact that future changes in interest rates will have on net interest income.  An interest rate sensitive asset or liability is one that, within a defined time period, either matures or experiences an interest rate change in line with general market interest rates.  The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities at specific points in time (“GAP”) and by analyzing the effects of interest rate changes on net interest income over specific periods of time by projecting the performance of the mix of assets and liabilities in varied interest rate environments.

D-1-38

The table below illustrates the maturities or repricing of the company’s assets and liabilities, including noninterest-bearing sources of funds to specific periods, at September 30, 2006.  Estimates and assumptions concerning allocating prepayment rates of major asset categories are based on information obtained from Farin and Associates on projected prepayment levels on mortgage-backed and related securities and decay rates on savings, NOW and money market accounts.  The bank believes that such information is consistent with our current experience.

Maturing or Repricing Periods	90 Days or Less	91 Days to 180 Days	181 Days to One Year	One Year to Three Years	Three Years to Five Years	Five Years or More	Total
(Dollars in Thousands)
Interest-earning assets
Loans:
Adjustable and balloon	$23,750	$7,801	$8,688	$10,535	$6,088	$13	$56,875
Fixed-rate	1,916	627	2.508	5,703	5,805	16,981	33,540
Commercial business	31,109	1,093	892	3,929	2,062	1,473	40,558
Consumer	61,896	84	151	402	184	153	62,870
Investment securities	58,496	160	288	817	460	5,966	66,187
Mortgage-backed securities	8,838	7,643	13,331	1,610	11	11	31,444
Total	186,005	17,408	25,858	22,996	14,610	24,597	291,474
Interest-bearing liabilities:
Deposits:
Savings accounts	1,056	753	541	611	332	386	3,679
NOW accounts	3,335	2,572	2,530	2,817	861	2,463	14,578
Money market accounts	18,747	12,765	9,898	9,762	4,192	3,386	58,750
Certificates of deposit	47,412	19,711	35,146	21,264	4,324	93	127,950
Borrowings:
FHLB advances	5,000	-	6,000	-	25,000	-	36,000
Other borrowings	18,574	-	-	-	-	9,388	27,962
Total	94,124	35,801	54,115	34,454	34,709	15,716	$268,919
GAP	$91,881	$(18,393)	$(28,257)	$(11,458)	$(20,099)	$8,881	$22,555
Cumulative GAP	$91,881	$73,488	$45,231	$33,773	$13,674	$22,555
Ratio of Cumulative GAP to total interest earning assets	31.52%	25.21%	15.52%	11.59%	4.69%	7.74%

As indicated in the interest rate sensitivity table, the 181 day to one year cumulative gap, representing the total net assets and liabilities that are projected to re-price over the next year, was asset sensitive in the amount of $45.2 million at September 30, 2006.

While the GAP position is a useful tool in measuring interest rate risk and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates solely on the GAP measure without accounting for alterations in the maturity or repricing characteristics of the balance sheet that occur during changes in market interest rates.  The GAP position reflects only the prepayment assumptions pertaining to the current rate environment, and assets tend to prepay more rapidly during periods of declining interest rates than they do during periods of rising interest rates.

Management uses two other analyses to manage interest rate risk: (1) an earnings-at-risk analysis to develop an estimate of the direction and magnitude of the change in net interest income if rates move up or down 300 basis points; and (2) a value-at-risk analysis to estimate the direction and magnitude of the change in net portfolio value if rates move up 300 basis points or down 200 basis points.  Currently the bank uses a sensitivity of net interest income analysis prepared by Farin and Associates to measure earnings-at-risk and the OTS Interest Rate Risk Exposure Report to measure value-at-risk.

D-1-39

The following table sets forth the earnings at risk analysis that measures the sensitivity of net interest income to changes in interest rates at September 30, 2006:

Net Interest Income Sensitivity Analysis
Changes in Rate by Basis Point	Net Interest Margin	Basis Point Change From Base	Percent Change From Base
+300	3.28%	0.03%	0.92%
+200	3.27%	0.02%	0.62%
+100	3.27%	0.02%	0.62%
+0	3.25%	-	-
-100	3.12%	(0.13)%	(4.00)%
-200	2.96%	(0.29)%	(8.92)%
-300	2.78%	(0.47)%	(14.46)%

In a declining rate scenario the bank is not within the limits established by the board of directors.  Management will monitor the situation over the next several quarters to determine if a change should be made in our position.

The above table indicates that, based on an immediate and sustained 200 basis point increase in market interest rates, net interest margin, as measured as a percent of total assets, would increase by 2 basis points or 0.62% and, if interest rates decrease 200 basis points, net interest margin, as a percent of total assets, would decrease by 29 basis points or 8.92%.

The net interest income sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected operating results.  The estimates used are based upon assumptions as to the nature and timing of interest rate levels including the shape of the yield curve.  Those estimates have been developed based upon current economic conditions; the company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

Presented below, as of September 30, 2006, is an analysis of our interest rate risk as measured by changes in net portfolio value for parallel shifts of up 300 and down 200 basis points in market interest rates:

	Net Portfolio Value		Net Portfolio Value as a Percent of the Present Value of Assets
Changes in Rates (bp)	Dollar Change	Percent Change	Net Portfolio Value Ratio	Change in NPV Ratio
	(Dollars in thousands)
+300	$(1,952)	(7.67)%	7.46%	(0.72)%
+200	(908)	(3.57)	7.81	(0.37)
+100	(355)	(1.40)	8.02	(0.16)
+0	-	-	8.18	-
-100	(490)	(1.93)	8.07	(0.11)
-200	(1,235)	(4.85)	7.89	(0.29)

The decline in net portfolio value of $908,000 or 3.50% in the event of a 200 basis point increase in rates is a result of the current amount of adjustable rate loans and investments held by the bank as of September 30, 2006.  The foregoing decrease in net portfolio value, in the event of an increase in interest rates of 200 basis points, currently exceeds the company’s internal board guidelines.

In addition to the strategies set forth above, in 2002, the bank began using derivative financial instruments, such as interest rate swaps, to help manage interest rate risk.  The bank does not use derivative financial instruments for trading or speculative purposes.  All derivative financial instruments are used in accordance with board-approved risk management policies.

The bank enters into interest rate swap agreements principally to manage its exposure to the impact of rising short-term interest rates on its earnings and cash flows.  Since short-term interest rates have stabilized the bank has unwound its interest rate swaps during fiscal 2006.

D-1-40

Financial Condition
2005 Compared to 2004

At September 30, 2005, the company had total assets of $339.5 million, a decrease of $93.6 million or 21.62% from the $433.2 million recorded at the close of the comparable period one-year ago.  Investments and mortgage-backed securities at September 30, 2005, amounted to $115.8 million a decrease of $37.2 million or 24.32% from the $153.0 million held at September 30, 2004, as a result of prepayments of $59.9 million offset in part by purchases of $21.6 million.  Loans receivable and loans held for sale at September 30, 2005, amounted to $204.4 million, a decrease of 18.85% from the $251.9 million held at September 30, 2004, primarily as a result of a $29.2 million decrease in the bank’s single family loan portfolio, coupled with a $16.2 million decline in commercial and consumer loans outstanding.  Those declines were due primarily to payoffs and lower than anticipated loan originations.  Deposits amounted to $237.8 million at September 30, 2005, a decrease of $51.2 million from the $289.0 million held one year ago, and was primarily the result of the sale of three branches located in Washington, D.C., Winchester and Sterling, Virginia.  Those sales accounted for approximately $41.1 million of the decline in deposits and was coupled with the $11.0 million decline in certificates of deposits of $100,000 or more, continuing the bank’s approach to rely less and less on those types of deposit.

Results of Operations
2005 Compared to 2004

Discontinued mortgage banking operations

In 2004, the bank entered into a management agreement with the manager of GAMC, its mortgage-banking subsidiary.  Under the management agreement the manager was to reimburse operating expenses equal to approximately 100% of any operating loss in return for an increase in the manager’s share of net earnings from 40% to 80%.  Reflected in the discontinued mortgage banking operations for 2005 is a reduction in expense of $1.8 million provided by the manager of the mortgage company.

Under the management agreement, if GAMC sustained losses in excess of the amount in the escrow, and the manager did not restore those losses within 15 days of demand, GAMC’s recourse was to terminate the agreement. At June 30, 2005, the escrow had been depleted, the manager contributed an additional $108,000 to GAMC to make up the deficiency and the agreement was continued for three months.

During the three months ended September 30, 2005, the losses at GAMC continued and reached approximately $993,000. Because the escrow account was depleted and the manager had not posted sufficient collateral to securitize the account receivable due from the manager, the bank’s earnings were reduced by the $993,000 loss.

As disclosed earlier, we applied discontinued operations accounting in the third quarter of 2006, as we completed the closing of the GAMC business.  Accordingly, the income statements for all periods have been adjusted.  The reclassification of GAMC’s results to discontinued operations primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.  The table below summarizes GAMC’s results which were treated as discontinued operations for the periods indicated.

	Year Ended September 30,
	2005(Restated)	2004 (Restated)
(Dollars in Thousands, Except Per Share Data
Interest income	$478	$877
Interest expense	347	385
Net interest income	131	492
Noninterest income	5,072	9,085
Noninterest expense	6,310	9,060
Provision for income taxes	-	89
Net income (loss)	$(1,107)	$428
Earnings per share – basic	$(0.37)	$0.14
Earnings per share – diluted	(0.37)	0.14

D-1-41

Net Income.  For the fiscal year ended September 30, 2005, the company had a net loss from continuing operations of $523,000 or $0.17 per diluted share compared to a loss from continuing operations of $3.9 million or $1.30 per diluted share for fiscal year 2004.  The $3.4 million improvement in earnings over the comparable period one-year ago resulted from an increase in non-interest income of $2.6 million, a decrease of $481,000 in non-interest expense and was coupled with an increase in net interest income of $297,000.  Those improvements in expenses and net interest income were offset in part by an increase in the provision for loan losses of $10,000.  The increase in the provision for loan losses was due primarily to an increase in the required allowance for non-performing loans, notwithstanding a reduction in the required allowance for loans based on the structure of the bank’s overall loan portfolio.

Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the repricing of interest rates on assets and on liabilities also influences net interest income.

The following table presents a comparison of the components of interest income and expense and net interest income.

	Years ended September 30,		Difference
	2005	2004	Amount	%
(Dollars in thousands)
Interest income:
Loans	$12,430	$12,629	$(199)	(1.58)%
Investments	4,528	5,456	(928)	(17.01)
Total	16,958	18,085	(1,127)	(6.23)

Interest expense:
Deposits	6,337	5,751	586	10.19
Borrowings	4,209	6,219	(2,010)	(32.32)
Total	10,546	11,970	(1,424)	(11.90)
Net interest income	$6,412	$6,115	$297	4.86%

Our increase in net interest income for fiscal year 2005, resulted primarily from a 54 basis point increase in net interest margin (net interest income divided by average interest-earning assets) from 1.25% for fiscal year 2004 to 1.79% for fiscal year 2005, offset in part by a $129.8 million decrease in the bank’s interest-earning assets.  Contributing to the increase in the net interest margin was a $1.5 million reduction in interest expense resulting from payments made on certain interest rate swap and cap agreements compared to a charge of $2.1 million in the comparable period one year ago.  The improvement in net interest margin also resulted from increasing the average yield on interest-earning assets by 47 basis points more than the increase in the average cost on average interest-bearing liabilities, but that increase was partially offset by a decrease in the amount the bank’s average interest-earning assets exceeded the decrease in average interest-bearing liabilities by $335,000.

Interest Income.  Interest income for the fiscal year ended September 30, 2005 decreased $1.1 million compared to fiscal year 2004, primarily as a result of a decrease in the average outstanding balances of loans and investment securities.  That decrease was partially offset by a 102 basis point increase of in the average yield earned on interest earning assets.

Interest Expense. The $1.4 million decrease in interest expense for fiscal year 2005 compared to the 2004 period was principally the result of a $129.4 million decrease in average deposits and borrowed funds.  The decrease was partially offset by a 55 basis point increase in the cost of funds on average deposits and borrowed funds.  The increase in interest expense on deposits was primarily due to a 49 basis point increase in rates paid on certificates of deposit, savings and NOW and money market accounts.  That increase was partially offset by a decrease of $30.1 million, in certificates, savings and NOW and money market accounts from $275.6 million for fiscal 2004 to $245.5 million for fiscal 2005.  The increase in rates was primarily due to market rates moving rates higher on interest-bearing demand deposits, savings accounts and certificates and the pricing on new and renewed time deposits.

D-1-42

Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	Year Ended September 30,
	2005 restated			2004 restated			2003 restated
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
(Dollars in Thousands)
Interest-earning assets:
Real estate loans	$98,217	$6,379	6.49%	$138,655	$7,705	5.56%	$155,082	$8,568	5.52%
Consumer loans	71,817	3,748	5.22	68,268	2,566	3.76	63,548	2,539	4.00
Commercial business loans	40,118	2,303	5.74	46,849	2,358	5.03	32,756	1,636	4.99
Total loans	210,152	12,430	5.91	253,772	12,629	4.98	251,386	12,743	5.07
Investment securities	70,633	2,414	3.42	123,198	3,077	2.50	161,161	4,899	3.04
Mortgage-backed securities	77,424	2,114	2.73	111,016	2,379	2.14	51,046	1,719	3.37
Total interest-earning assets	358,209	16,958	4.73	487,986	18,085	3.71	463,593	19,361	4.18
Non-earning assets	12,520			16,053			14,289
Total assets	$370,729			$504,039			$477,882

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$10,202	94	0.92	$11,978	113	0.94	$9,686	122	1.26
Now and money market accounts	64,723	1,197	1.85	77,981	852	1.09	76,744	1,050	1.37
Certificates of deposit	170,593	5,046	2.96	185,677	4,786	2.58	193,039	5,501	2.85
Total deposits	245,518	6,337	2.58	275,636	5,751	2.09	279,469	6,673	2.39
FHLB advances	44,422	1,985	4.47	116,155	2,779	2.39	102,868	2,657	2.58
Other borrowings	51,388	2,224	4.33	78,979	3,440	4.36	60,037	2,947	4.91
Total interest-bearing liabilities	341,328	10,546	3.09	470,770	11,970	2.54	442,374	12,277	2.78
Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	14,138			15,243			17,130
Other liabilities	1,433			2,790			3,246
Total liabilities	356,899			488,803			462,750
Stockholders’ equity	13,830			15,236			15,132
Total liabilities and stockholders' equity	$370,729			$504,039			$477,882
Net interest income		$6,412			$6,115			$7,084
Interest rate spread			1.64%			1.17%			1.40%
Net interest margin			1.79%			1.25%			1.53%

D-1-43

Rate/Volume Analysis.  The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	Year Ended September 30, 2005 Compared to Year Ended September 30, 2004 Change Attributable to (restated)			Year Ended September 30, 2004 Compared to Year Ended September 30, 2003 Change Attributable to (restated)
	Volume	Rate	Total	Volume	Rate	Total
(In Thousands)
Real estate loans	$(2,247)	$921	$(1,326)	$(908)	$45	$(863)
Consumer loans	133	1,049	1,182	189	(162)	27
Commercial business loans	(339)	284	(55)	704	18	722
Total loans	(2,453)	2,254	(199)	(15)	(99)	(114)
Investments	(1,313)	650	(663)	(1,154)	(668)	(1,822)
Mortgage-backed securities	(720)	455	(265)	2,020	(1,360)	660
Total interest-earning assets	$(4,486)	$3,359	$(1,127)	$851	$(2,127)	$(1,276)

Savings accounts	$(17)	$(2)	$(19)	$29	$(38)	$(9)
Now and money market accounts	(145)	490	345	17	(215)	(198)
Certificates of deposit	(389)	649	260	(210)	(505)	(715)
Total deposits	(551)	1,137	586	(164)	(758)	(922)
FHLB advances	(1,716)	922	(794)	343	(221)	122
Other borrowings	(1,202)	(14)	(1,216)	930	(437)	493
Total interest-bearing liabilities	$(3,469)	$2,045	$(1,424)	$1,109	$(1,416)	$(307)
Change in net interest income	$(1,017)	$1,314	$297	$(258)	$(711)	$(969)

Provision for Loan Losses.  The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans.  Determining the proper reserve level or allowance involves management’s judgment based upon a review of factors, including the company’s internal review process, which segments the loan portfolio into groups based on loan type.  Management then looks at its classified assets, which are loans 30 days or more delinquent, and classifies those loans as special mention, substandard or doubtful, based on the performance of the loans.  Those classified loans are then individually evaluated for impairment.  Since the historical three-year loss experience for the bank is new, those loans that are not classified are not individually evaluated.  Those loans that are not individually evaluated are then segmented by type and assigned a reserve percentage that reflects the industry loss experience.  The loans individually evaluated for impairment are measured by either the present value of expected future cash flows, the loans observable market price, or the fair value of the collateral.  Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the bank will not have to increase its provisions for loan losses in the future.  An increase in provision may result from an adverse market for real estate and economic conditions generally in the company’s primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company’s results of operations.

Non-performing assets were $1.8 million or 0.54% of total assets at September 30, 2005, compared to non-performing assets of $953,000 or 0.22%of total assets at September 30, 2004.  At September 30, 2005, assets of $1.6 million were classified as substandard, $27,000 classified as doubtful and $232,000 classified as real estate owned.  The increase in non-performing assets from the comparable period one-year ago was due primarily to a $1.0 million home loan that became non-performing.  As a result, the bank provided an increase of $46,000 in the required allowance for the bank’s non-performing loans.  Notwithstanding a reduction in the required allowance, based on the structure of the bank’s overall loan portfolio, the provision for loan losses was increased due primarily to an increase in the required allowance for non-performing loans.

Non-interest income.  Non-interest income increased $2.6 million during fiscal 2005 over fiscal 2004.  That increase was primarily the result of increases of $1.1 million in gains on derivatives, $980,000 in other operating income and $597,000 in gains on sale of investments and an increase of $68,000 in service fee income on loans.  That increase was partially offset by a decrease of $203,000 in service fee income on deposits.  The increase in other operating income reflects the gain of $945,000 recognized from the sale of the bank’s Washington D.C., Winchester and Sterling, Virginia, branches.

D-1-44

The following table presents a comparison of the components of non-interest income.

	Years Ended September 30,		Difference
	2005	2004	Amount	%
(Dollars in Thousands)
Noninterest income:
Gain on sale of loans	$53	$(68)	$121	177.94%
Service fees on loans	182	114	68	59.65
Service fees on deposits	552	755	(203)	(26.89)
Gain (loss) on sale of investment securities	539	(58)	597	1,029.31
Gain (loss) on derivatives	836	(227)	1,063	468.28
Other operating income	1,011	31	980	3,161.29
Total noninterest income	$3,173	$547	$2,626	480.07%

Non-interest expense. Noninterest expense for fiscal 2005 amounted to $9.9 million, a decrease of $481,000 or 4.64% from the $10.4 million incurred in fiscal 2004.  The decrease was primarily attributable to a decrease in compensation, occupancy, furniture fixtures and equipment and data processing.   Those decreases were offset by increases in professional services, advertising, deposit insurance premium and other operating expenses

The following table presents a comparison of the components of noninterest expense.

	Years Ended September 30,		Difference
	2005	2004	Amount	%
(Dollars in Thousands)
Noninterest expense:
Compensation and employee benefits	$4,213	$4,306	$(93)	(2.16)%
Occupancy	1,337	1,759	(422)	(23.99)
Professional services	969	717	252	35.15
Advertising	301	244	57	23.36
Deposit insurance premium	100	44	56	127.27
Furniture, fixtures and equipment	641	818	(177)	(21.64)
Data processing	1,054	1,306	(252)	(19.30)
Other operating expense	1,274	1,176	98	8.33
Total noninterest expense	$9,889	$10,370	$(481)	(4.64)%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  The company believes that it will generate future taxable income to assure utilization of a portion of the existing net operating losses.

Management has provided a valuation allowance for net deferred tax assets of $3.0 million, due to the timing of the generation of future taxable income.

At September 30, 2005, the company had net operating loss carryforwards totaling approximately $6.1 million, which expire in years 2006 to 2022.  As a result of the change in ownership of the bank, approximately $1.5 million of the total net operating loss carryforwards is subject to an annual usage limitation of approximately $114,000.

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Liquidity and Capital Resources

Liquidity.  The bank’s primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings.  While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  The bank has continued to maintain the levels of liquid assets as previously required by OTS regulations.  The bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advance and reverse repurchase agreements in periods when the bank’s demands for liquidity exceed funding from deposit inflows.

The bank’s most liquid assets are cash and cash equivalents, interest bearing deposits and securities available-for-sale.  The levels of those assets are dependent on the bank’s operating, financing, lending and investing activities during any given period.  At September 30, 2006, cash and cash equivalents, interest bearing deposits and securities available-for-sale totaled $95.3 million, or 31.21% of total assets.

The primary investing activities of the bank are the origination of residential one- to four-family loans, commercial real estate loans, real estate construction and development loans, commercial business and consumer loans and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related securities and other investment securities.  During the year ended September 30, 2006, the bank’s loan originations and purchases totaled $104.2 million.  Purchases of United States Treasury and agency securities, mortgage-backed and mortgage related securities and other investment securities totaled $7.7 million for the year ended September 30, 2006.

The bank has other sources of liquidity if a need for additional funds arises.  At September 30, 2006, the bank had $36.0 million in advances outstanding from the FHLB and had an additional overall borrowing capacity from the FHLB of $20.2 million at that date.  Depending on market conditions, the pricing of deposit products and FHLB advances, the bank may continue to rely on FHLB borrowings to fund asset growth.

At September 30, 2006, the bank had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling $127.0 million.  The bank anticipates that it will have sufficient funds available to meet its current loan origination commitments.  Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from September 30, 2006, totaled $102.3 million.  Based upon experience, management believes the majority of maturing certificates of deposit will remain with the bank.  In addition, management of the bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments.  In the event that a significant portion of these deposits are not retained by the bank, the bank would be able to utilize FHLB advances and reverse repurchase agreements to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such borrowings exceeds the average rate paid on deposits of similar duration.

Capital Resources.  At September 30, 2006, the bank exceeded minimum regulatory capital requirements with a tangible capital level of $16.7 million, or 5.51% of total adjusted assets, which exceeds the required level of $4.6 million, or 1.50%; core capital of $16.7 million, or 5.51% of total adjusted assets, which exceeds the required level of $12.2 million, or 4.00%; and risk-based capital of $17.6 million, or 9.11% of risk-weighted assets, which exceeds the required level of $15.5 million, or 8.00%.

On March 20, 2002, Greater Atlantic Capital Trust I (the, “Trust”), a Delaware statutory business trust and a wholly owned Trust subsidiary of the company, issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, retaining an option to call the securities on or after December 31, 2003.  Conversion of the preferred securities into the company’s common stock may occur at any time on or after 60 days after the closing of the offering.  The company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003.  Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002.  The Trust also issued 29,762 common securities to the company for $297,620.  The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust’s common securities were utilized to purchase from the company junior subordinated debt securities of $9,928,000 bearing interest of 6.50% and maturing December 31, 2031.

The Trust was formed for the sole purpose of investing the proceeds from the sale of the convertible preferred securities in the corresponding convertible debentures.  The company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto.  The sale of the preferred securities yielded $9.2 million after deducting offering expenses.  The company retained approximately $1.5 million of the proceeds for general corporate purposes, investing the retained funds in short-term investments.  The remaining $8.0 million of the proceeds was invested in the bank to increase its capital position.

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On December 19, 2006, the Company issued a news release announcing that the first quarter distribution of Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, will be deferred.

The announcement by the Company follows advice received by Greater Atlantic Bank from the Office of Thrift Supervision that it would not approve Greater Atlantic Bank’s application to pay a cash dividend to the Company.

Accordingly, the Company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).

ITEM 7A.      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss from adverse changes in market prices and rates.  The company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  The company has little or no risk related to trading accounts, commodities or foreign exchange.

Changes in levels of interest rates may adversely affect us. In general, market risk is the sensitivity of income to variations in interest rates and other relevant market rates or prices.  The company’s market rate sensitive instruments include interest-earning assets and interest-bearing liabilities.  The company enters into market rate sensitive instruments in connection with its various business operations, particularly its mortgage banking activities.  Loans originated, and the related commitments to originate loans that will be sold, represent market risk that is realized in a short period of time, generally two or three months.

The company’s primary source of market risk exposure arises from changes in United States interest rates and the effects thereof on mortgage prepayment and closing behavior, as well as depositors’ choices (“interest rate risk”).  Changes in these interest rates will result in changes in the company’s earnings and the market value of its assets and liabilities.  We expect to continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities.  That spread is affected by the difference between the maturities and re-pricing characteristics of interest-earnings assets and interest-bearing liabilities.  Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with fewer loan originations.  Management expects that a substantial portion of our assets will continue to be indexed to changes in market interest rates and we intend to attract a greater proportion of short-term liabilities, which will help address our interest rate risk.  The lag in implementation of re-pricing terms on our adjustable-rate assets may result in a decline in net interest income in a rising interest rate environment.  There can be no assurance that our interest rate risk will be minimized or eliminated.  Further, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.  Accordingly, changes in levels of market interest rates, (primarily increases in market interest rates), could materially adversely affect our interest rate spread, asset quality, loan origination volume and overall financial condition and results of operations.

To mitigate the impact of changes in market interest rates on our interest-earning assets and interest-bearing liabilities, we actively manage the amounts and maturities of these assets and liabilities.  A key component of this strategy is the origination and retention of short-term and adjustable-rate assets and the origination and sale of fixed-rate loans.  We retain short-term and adjustable-rate assets because they have re-pricing characteristics that more closely match the re-pricing characteristics of our liabilities.

To further mitigate the risk of timing differences in the re-pricing of assets and liabilities, our interest-earning assets are matched with interest-bearing liabilities that have similar re-pricing characteristics.  For example, the interest rate risk of holding fixed-rate loans is managed with long-term deposits and borrowings, and the risk of holding ARMs is managed with short-term deposits and borrowings.  Periodically, mismatches are identified and managed by adjusting the re-pricing characteristics of our interest-bearing liabilities with derivatives, such as interest rate caps and interest rate swaps.

ITEM 8.        CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Please refer to the index on page 59 for the Consolidated Financial Statements of Greater Atlantic Financial Corp. and subsidiaries, together with the report thereon by BDO Seidman, LLP.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with the Registrant’s accountants on any matters of accounting principles or practices or financial statement disclosures.

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ITEM 9A.      CONTROLS AND PROCEDURES

Pursuant to an investigation being conducted under the supervision of the company’s Audit Committee, management discovered a $2.1 million difference in an inter-company account between the company and its subsidiary, GAMC.  The company discovered the un-reconciled inter-company account at GAMC during its review of the closing entries to the accounts of GAMC in connection with the preparation of the company’s consolidated financial statements for the quarterly period ended June 30, 2006.  The investigation resulted in a determination that the warehouse payable account maintained at GAMC had not been properly reconciled.

The extensive investigation revealed numerous errors in the reconciliation of the warehouse payable account of GAMC over a period of five (5) years.  As a result of the investigation, the company determined that it has sustained losses aggregating approximately $1.4 million.  To date, the company has identified claims of $738,000, primarily for duplicate checks issued and paid on the same loan.  Of that sum, $422,000 has been collected and the company believes that the balance is recoverable.  The investigation regarding this matter is ongoing and the company has retained legal and accounting personnel to assist in the company’s investigation. Costs associated with engaging personnel to provide those professional services are being treated as period costs.

The company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by the company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and regulations and that such information is accumulated and communicated to the company's management, including the company's Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that the company's disclosure controls and procedures will detect or uncover every situation involving the failure of persons within the company or its subsidiary to disclose material information otherwise required to be set forth in the company's periodic reports.

The company, under the supervision and with the participation of the company's management, including the company's Chief Executive Officer and the Chief Financial Officer, has evaluated the effectiveness of the company's disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the company's disclosure controls and procedures were not effective as of June 30, 2006 due to the override of certain internal control procedures relating to preparation and review of certain reconciliations.  The override of those internal control procedures enabled the differences in the reconciliations performed at GAMC to go un-detected over a long period of time.  While the bank had outsourced its internal audit function to an independent CPA firm, neither their review of the reconciliations or that of the company’s then controller uncovered any errors that were brought to the attention of senior management.   The person responsible for the reconciliations at GAMC is no longer employed by GAMC, and the then controller of the bank, who was responsible for review of the reconciliations at GAMC, is no longer employed by the bank.

While the problem was isolated to one unique account with a subsidiary that is no longer in business, and was the responsibility of individuals who are no longer employed by subsidiaries of the company, the company has enhanced controls in similar situations going forward by:

•
Strengthening the procedures for reconciling the intercompany accounts.  Those procedures include having an outside party perform  reconciliations semi-annually instead of  merely reviewing reconciliations performed by parties with account responsibility; and

•	The company has strengthened the accounting staff at the controller position.

In connection with this Form 10-K, the company's management, with the participation of its Chief Executive Officer and Chief Financial Officer, evaluated the company's disclosure controls and procedures as currently in effect, including the changes discussed above, and such officers have concluded that, as of this date, the company's disclosure controls and procedures are effective.

Management of the company is also responsible for establishing and maintaining adequate internal control over financial reporting and control of the company's assets to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America.  Other than those described above, there were no significant changes in the company's internal control over financial reporting during the company's quarter ended September 30, 2006 that have materially affected, or are reasonably likely to materially affect, the company's internal control over financial reporting.

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ITEM 9B.      OTHER INFORMATION

During the quarter ended September 30, 2006, the company filed a Current Report on Form 8-K for all information required to be disclosed in a report on Form 8-K.

PART III

ITEM 10.       DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.

Directors

The following table sets forth information regarding the board of directors of the company.  Each of the directors of the company is also a director of the bank.

Name	Age	Position(s) Held With the Company	Director Since	Term Expires
Carroll E. Amos	59	Director, President and Chief Executive Officer	1997	2008
Sidney M. Bresler	52	Director	2003	2007
Charles W. Calomiris	49	Director, Chairman of the Board of Directors	2001	2008
Paul J. Cinquegrana	65	Director	1997	2009
Jeffrey M. Gitelman	62	Director	1997	2007
Jeffrey W. Ochsman	54	Director	1999	2009
James B. Vito	81	Director	1998	2008

Executive Officers Who are Not Directors

The following table sets forth information regarding the executive officers of the company and the bank who are not also directors.

Name	Age	Position(s) Held With the Company
Edward C. Allen	58	Senior Vice President and Chief Operating Officer of the Bank and Corporate Secretary of the Company and the Bank
Justin R. Golden	56	Senior Vice President, Consumer Lending, of the Bank
Gary L. Hobert	57	Senior Vice President, Commercial Business Lending, of the Bank
Robert W. Neff	59	Senior Vice President, Commercial Real Estate Lending, of the Bank
David E. Ritter	56	Senior Vice President and Chief Financial Officer of the Company and the Bank

Each of the executive officers of the company and the bank holds his or her office until his or her successor is elected and qualified or until removed or replaced.  Officers are subject to re-election by the board of directors annually.

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Biographical Information

Directors

Charles W. Calomiris, Chairman of the Board of Directors of the company and the bank.  Mr. Calomiris is currently the Henry Kaufman Professor of Finance and Economics at the Columbia University Graduate School of Business and a professor at the School of International and Public Affairs at Columbia.   During the last five years he has served as a consultant to the Federal Reserve Board as well as to Federal Reserve Banks and the World Bank, to the governments of states and foreign countries and to major U. S. corporations.

Carroll E. Amos is President and Chief Executive Officer of the company and of the bank.  He is a private investor who until 1996 served as President and Chief Executive Officer of 1st Washington Bancorp and Washington Federal Saving Bank.

Sidney M. Bresler is Chief Executive Officer of Bresler & Reiner Inc., engaged in residential land development and construction and rental property ownership and management.

Paul J. Cinquegrana is a Principal of Washington Securities Corporation, a stock and bond brokerage firm.

Jeffrey M. Gitelman, D.D.S., is an Oral Surgeon and the owner of Jeffrey M. Gitelman D.D.S., P.C.

Jeffrey W. Ochsman is a partner in the law firm of Friedlander, Misler, Sloan, Kletzkin & Ochsman, PLLC, Washington, D.C.

James B. Vito is a managing general partner of James Properties, engaged in the sale and management of property.

Executive Officers Who are Not Directors

Edward C. Allen joined the bank as a Senior Vice President and Chief Financial Officer in mid 1996 and became Chief Operating Officer in 1997.  Prior to joining the bank, Mr. Allen was the Chief Financial Officer of Servus Financial Corp. from 1994 to 1996 and Senior Vice President of NVR Savings Bank from 1992 to 1994.

Justin R. Golden joined the bank as Senior Vice President of the Consumer Lending Department in 1998.  From 1984 until 1997 he served in various capacities at Citizens Bank, most recently having responsibility for reorganizing and operating that bank’s home equity lending function.

Gary L. Hobert joined the bank as Senior Vice President of the Commercial Business Lending Department in 2001.  From 2000 until joining the bank, Mr. Hobert was the Senior Vice President of Adams National Bank.  From 1998 until 2000 he served as Executive Vice President and Senior Loan Officer for Grandbank.

Robert W. Neff joined the bank in 1997 as Senior Vice President, Commercial Real Estate Lending.  Prior to joining the bank, Mr. Neff served as a Consultant on commercial real estate loan brokerage with the First Financial Group of Washington after serving from 1984 until 1996 as an Executive Vice President for Commercial Real Estate Lending at Washington Federal Savings Bank.

David E. Ritter joined the bank and the company as a Senior Vice President and Chief Financial Officer in 1998.  From 1996 to 1997, Mr. Ritter was a Senior Financial Consultant with Peterson Consulting.  From 1988 until 1996, he was the Executive Vice President and Chief Financial Officer of Washington Federal Savings Bank.

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Compliance with Section 16 (a) of the Exchange Act

Section 16(a) of the Securities and Exchange Act requires the company's executive officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and to furnish the company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the company believes that all filing requirements applicable to its executive officers and directors were met during fiscal 2006.

Code of Ethics and Business Conduct

The company has adopted a Code of Ethics and Business Conduct applicable to all employees, officers and directors of the company and its subsidiaries.   A copy of the Code of Ethics and Business Conduct will be furnished without charge to stockholders of record upon written request to Greater Atlantic Financial Corp., Mr. Edward C. Allen, Corporate Secretary, 10700 Parkridge Boulevard, Suite P50, Reston, Virginia 20191.

Audit Committee Financial Expert

No current member of the Audit Committee qualifies as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.  The company is currently seeking an additional director who will qualify as an “audit committee financial expert,” but has not found a qualified candidate who is willing to serve in that capacity.

ITEM 11.  EXECUTIVE COMPENSATION

Summary Compensation Table.  The following table sets forth the cash compensation paid by the company for services rendered in all capacities during the fiscal years ended September 30, 2006, 2005 and 2004, to the Chief Executive Officer, and for each of the other executive officers of the company who received salary and bonus in excess of $100,000 (collectively, the "Named Executive Officers").

				Annual Compensation		Long-Term Compensation Awards Issued
Name and Principal Position	Fiscal Year	Salary	Bonus	Compensation	Other	Restricted Stock Awards	Securities Underlying Options	All Other Compensation
Carroll E. Amos,	2006	$182,000	$ -	$182,000	$ -	-	-	-
President and Chief	2005	$182,000	$ -	$182,000	$ -	-	-	-
Executive Officer	2004	$182,000	$ -	$182,000	$ -	-	10,000	-

Edward C. Allen	2006	$115,000	$ -	$115,000	$ -	-	-	-
Senior Vice President, Chief Operating	2005	$103,800	$ -	$103,800	$ -	-	-	-
Officer and Secretary	2004	$100,300	$ -	$100,300	$ -	-	3,000	-

David E. Ritter	2006	$108,000	$ -	$108,000	$ -	-	-	-
Senior Vice President and
Chief Financial Officer

For 2006, 2005 and 2004, there were no (a) perquisites over the lesser of $50,000 or 10% of the Chief Executive Officer’s total salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (d) tax payment reimbursements; or (e) preferential discounts on stock.

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Employment Agreement.  The company has entered into an employment agreement with Mr. Carroll E. Amos. The Employment Agreement is intended to ensure that the bank and the company will be able to maintain a stable and competent management base.  The continued success of the bank and the company depends to a significant degree on the skills and competence of its executive officers, particularly the Chief Executive Officer.

The Employment Agreement provides for a three-year term for Mr. Amos and provides that commencing on the first anniversary date and continuing each anniversary date thereafter the board of directors may extend the Employment Agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the board of directors after conducting a performance evaluation of Mr. Amos.  The Employment Agreement provides that Mr. Amos’s base salary will be reviewed annually.  The base salary provided for in the Employment Agreement for Mr. Amos was increased to $165,400 at the fourth anniversary date and to $182,000 on January 1, 2003.  In addition to the base salary, the Employment Agreement provides for, among other things, participation in various employee benefit plans and stock-based compensation programs, as well as furnishing fringe benefits available to similarly situated executive personnel.

The Employment Agreement provides for termination by the bank for cause (as defined in the Employment Agreement) at any time.  In the event the bank chooses to terminate Mr. Amos’s employment for reasons other than for cause or, in the event of Mr. Amos’s resignation from the bank upon:  (i) failure to re-elect Mr. Amos to his current office; (ii) a material change in Mr. Amos’s functions, duties or responsibilities; (iii) a relocation of Mr. Amos’s principal place of employment by more than 30 miles; (iv) liquidation or dissolution of the bank or the company; or (v) a breach of the Employment Agreement by the bank, Mr. Amos or, in the event of death, Mr. Amos's beneficiary would be entitled to receive an amount generally equal to the remaining base salary and bonus payments that would have been paid to Mr. Amos during the remaining term of the Employment Agreement.  The bank would also continue and pay for Mr. Amos's life, health and disability coverage for the remaining term of the Employment Agreement.  Upon any termination of Mr. Amos’s employment, Mr. Amos is subject to a covenant not to compete with the bank for one year.

Under the Employment Agreement, if involuntary termination or voluntary termination follows a change in control of the bank or the company, Mr. Amos or, in the event of his death, his beneficiary, would receive a severance payment generally equal to the greater of:  (i) the payments due for the remaining terms of the agreement, including the value of stock-based incentives previously awarded to Mr. Amos; or (ii) two times the average of the three preceding taxable years’ annual compensation.  The bank would also continue Mr. Amos’s life, health, and disability coverage for thirty-six months.  In the event of a change in control of the bank, the total amount of payment due under the Employment Agreement, based solely on the base salary paid to Mr. Amos, and excluding any benefits under any employee benefit plan which may otherwise become payable, would equal approximately $364,000.

All reasonable costs and legal fees paid or incurred by Mr. Amos pursuant to any dispute or question of interpretation relating to the Employment Agreement is to be paid by the bank, if he is successful on the merits pursuant to a legal judgment, arbitration or settlement.  The Employment Agreement also provides that the bank will indemnify Mr. Amos to the fullest extent allowable under federal law.

Directors' Compensation

Fees.  Since the formation of the company, the executive officers, directors and other personnel have been compensated for services by the bank and have not received additional remuneration from the company.  Beginning on October 1, 1998, the Chairman was made a salaried officer of the bank and the company and in those capacities received compensation at the rate of $3,000 per month.  Since January 1, 2003, each outside directors of the bank has received $750 for each Board meeting and $350 for each committee meeting attended.

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Stock Option and Warrant Plans

Under the Greater Atlantic Financial Corp. 1997 Stock Option and Warrant Plan (the "Option Plan"), which was ratified by shareholders in 1997 and amended in 2000 and 2002, options are granted to employees at the discretion of a committee comprised of disinterested directors who administer the plan.

There were no options granted to the Chief Executive Officer in fiscal year 2006.

The following table provides information regarding Messrs. Amos, Allen and Ritter’s unexercised stock options as of September 30, 2006.  Messrs. Amos, Allen and Ritter did no exercise any stock options and were not granted any stock options during the fiscal year ended September 30, 2006.

			Fiscal Year-End Options/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($) Exercisable/Unexercisable (1)
Carroll E. Amos	0	0	75,000 / 0	$8,059
Edward C. Allen	0	0	18,000 / 0	$8,370
David E. Ritter	0	0	18,000 / 0	$7,440

(1)
 Value of unexercised in-the-money stock options equals the market value of shares covered by in-the-money options on September 29, 2006 (the last trading day in 2006) less the option exercise price.  Options are in-the-money if the market value of shares covered by the options is greater than the exercise price.

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ITEM 12.      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Persons and groups owning in excess of five percent of the company's Common Stock are required to file certain reports regarding such ownership with the company and with the Securities and Exchange Commission ("SEC"), in accordance with the Securities Exchange Act of 1934 (the "Exchange Act").

The following table sets forth information regarding persons known to be beneficial owners of more than five percent of the company's outstanding Common Stock as of December 31, 2006.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Stock	Charles W. Calomiris 251 Fox Meadow Road Scarsdale, New York 10583	176,807 shares(1)(2)	5.85%
Common Stock	Robert I. Schattner, DDS 121 Congressional Lane Rockville, MD 20852	432,328 shares(1)(3)	14.21%
Common Stock	The Ochsman Children Trust 1650 Tysons Boulevard McLean, VA 22102	238,597 shares(1)(4)	7.90%
Common Stock	George W. Calomiris 4848 Upton Street, N.W. Washington, DC 20016	199,715 shares(5)	6.41%
Common Stock	Jenifer Calomiris 4919 Upton Street, N.W. Washington, D.C. 20016	190,438 shares(6)	6.12%
Common Stock	Katherine Calomiris Tompros 5100 Van Ness Street, N.W. Washington, D.C. 20016	190,638 shares(7)	6.13%
_________________
(1)
Does not include presently exercisable warrants to purchase 9,166, 20,000 and 13,334 shares held, respectively, by Charles W. Calomiris, Dr. Schattner, and The Ochsman Children Trust under the Greater Atlantic Financial Corp. 1997 Stock Option Plan, or shares of preferred securities presently convertible into 114,841, 330,099 and 69,545 shares of common stock held, respectively, by Charles W. Calomiris Dr. Schattner and the Ochsman Children Trust.

(2)	The information furnished is derived from a Schedule 13D filed by Charles W. Calomiris on July 25, 2003, and a Form 4 filed on July 24, 2003.
(3)	The information furnished is derived from a Schedule 13D and a Form 4 filed by Robert I Schattner filed on September 6, 2005.
(4)        The information furnished is derived from a Schedule 13D filed by The Ochsman Children Trust on April 9, 2002.
(5)
Includes presently exercisable warrants to purchase 9,167 shares and shares of preferred securities presently convertible into 85,754 shares of common stock held by George W. Calomiris.  The information furnished is derived from a Schedule 13D filed by George Calomiris on December 7, 2004.

(6)
Includes presently exercisable warrants to purchase 9,167 shares and shares of preferred securities presently convertible into 79,747 shares of common stock held by Jenifer Calomiris.  The information furnished is derived from a Schedule 13D filed by Jenifer Calomiris on March 21, 2003.

(7)
Includes presently exercisable warrants to purchase 9,167 shares and shares of preferred securities presently convertible into 79,747 shares of common stock held by Katherine Calomiris Tompros.  The information furnished is derived from a Schedule 13D filed by Katherine Calomiris Tompros on March 21, 2003.

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Information with Respect to Directors and Executive Officers

The following table sets forth, as of December 31, 2006, the names of the directors, and executive officers of the company as well as their ages; a brief description of their recent business experience, including present occupations and employment; certain directorships held by each; the year in which each became a director of the company and the year in which his term as director of the company expires.  This table also sets forth the amount of Common Stock and the percent thereof beneficially owned as of the December 31, 2006 by each director and all directors and executive officers as a group as of the December 31, 2006.

Name and Principal Occupation at Present and for Past Five Years	Age	Director Since (1)	Expiration of Term as Director	Shares of Common Stock Beneficially Owned (1)	Ownership as a Percent of Class

Charles W. Calomiris, Chairman of the Board of the Company, is the Henry Kaufman Professor of Finance and Economics at the Columbia University Graduate School of Business.	49	2001	2008	176,807(2)(3)	5.85%
Carroll E. Amos, President and Chief Executive Officer of the company, is a private investor who until 1996 served as President and Chief Executive Officer of 1st Washington Bancorp and Washington Federal Savings Bank.	59	1997	2008	44,060(4)	1.46%
James B. Vito is Managing General Partner, James Properties, engaged in the sale and management of property.	81	1998	2008	79,042(2)	2.62%

Paul J. Cinquegrana is a Principal of Washington Securities Corporation, stock and bond brokerage firm.	65	1997	2006	52,134(2)	1.73%
Jeffrey W. Ochsman is an attorney and partner of the law firm of Friedlander, Misler, Sloan, Kletzkin & Ochsman, PLLC.	54	1999	2006	500	*
Jeffrey M. Gitelman, D.D.S., is an Oral Surgeon and the owner of Jeffrey M. Gitelman – D.D.S., P.C.	62	1997	2007	84,913(2)	2.81%
Sidney M. Bresler is a Director, Chief Executive Officer and Chief Operating Officer of Bresler & Reiner, Inc. engaged in residential land development and construction and rental property ownership and management.	52	2003	2007	500	*

D-1-55

Name and Principal Occupation at Present and for Past Five Years	Age	Shares of Common Stock Beneficially Owned(1)	Ownership as A Percent of Class
Executive Officers Who Are Not Directors
Edward C. Allen joined the bank as Chief Financial Officer and became Chief Operating Officer in 1997.		550(4)	*
David E. Ritter joined the bank and the company as a Senior Vice President and Chief Financial Officer in 1998.	56	300(4)	*

All directors and executive officers as a group (eight persons)(3)		438,806	14.53%

(1)	Each person effectively exercises sole voting or dispositive power as to shares reported.
(2)
Does not include presently exercisable warrants to purchase 9,166, 3,334, 3,334, and 2,000 shares, respectively, held by Messrs. Calomiris, Gitelman, Cinquegrana, and Vito under the Greater Atlantic Financial Corp. 1997 Stock Option Plan, or shares of preferred securities presently convertible into 114,841, 34,970, 37,797, 17,387, and 6,431 shares of common stock held, respectively, by Messrs. Calomiris, Vito, Cinquegrana, Gitelman and Amos.

(3)	Includes 128,727 shares held directly, 10,000 shares held by his spouse and 38,080 shares held as custodian for minor children.
(4)
Does not include presently exercisable options to purchase 75,000 shares granted to Mr. Amos or 18,000 granted to Mr. Allen and Mr. Ritter under the Greater Atlantic Financial Corp. 1997 Stock Option and Warrant Plan.

*	Does not exceed 1.0% of the company's Common Stock.

The following table summarizes share and exercise price information about the company’s equity compensation plans as of September 30, 2006.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
1997 Stock Option and Warrant Plan	431,171	$6.94	83,500
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	431,171	$6.94	83,500

D-1-56

ITEM 13.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features.  In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.

The bank currently makes loans to its executive officers and directors on the same terms and conditions offered to the general public.  The bank's policy provides that all loans made by the bank to its executive officers and directors be made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable transactions with other persons and may not involve more than the normal risk of collectibility or present other unfavorable features.  As of September 30, 2006, one of the bank's directors had loans with the bank which had outstanding balances totaling $164,000.  Such loans were made by the bank in the ordinary course of business, with no favorable terms and do not involve more than the normal risk of collectibility or present unfavorable features.

The company’s policy is that all transactions between the company and its executive officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, will contain terms no less favorable to the company than could have been obtained by it in arm's length negotiations with unaffiliated persons and will be approved by a majority of independent outside directors of the company not having any interest in the transaction.

ITEM 14.     PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

BDO Seidman, LLP billed the company aggregate fees of $249,000 and $185,705 for professional services rendered for the audit of the company's annual consolidated financial statements and for the reviews of the condensed consolidated financial statements included in the company's Forms 10-Q for the fiscal year ended September 30, 2006 and 2005, respectively.  Before the company or any subsidiary engages an accountant, the company’s audit committee approves the engagement.

Audit-Related Fees

BDO Seidman, LLP did not provide any such services to the company for the fiscal year ended September 30, 2006 or 2005.

Tax Fees

BDO Seidman billed the company $35,600 and $19,850 for tax services for the fiscal year ended September 30, 2006 and 2005, respectively.  Tax fees represented 20.05% of the fees paid to BDO Seidman, LLP in fiscal year 2006 and 9.66% in fiscal year 2005.

PART IV

ITEM 15.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)               1.  Financial Statements
   See Index to Consolidated Financial Statements on page 59

2.	Financial Statement Schedules
All schedules are omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or the notes thereto.

(b)                Exhibits

       23.1Consent of BDO Seidman, LLP
31.1Certification of Chief Executive Officer
31.2Certification of Chief Financial Officer
       32.1Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350
       32.2Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350

D-1-57

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                                                  GREATER ATLANTIC FINANCIAL CORP.
                                                                           By: /s/ Carroll E. Amos
                                                                Carroll E. Amos
                                              Chief Executive Officer, President and Director

                                                                                           Dated: January 31, 2007

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed by the following persons of the registrant and in the capacities and on the dates indicated.

Name	Title	Date
/s/ Charles W. Calomiris Charles W. Calomiris	Chairman of the Board	January 31, 2007
/s/ Carroll E. Amos Carroll E. Amos	Chief Executive Officer, And President and Director	January 31, 2007
/s/ Sidney M. Bresler Sidney M. Bresler	Director	January 31, 2007
/s/ Paul J. Cinquegrana Paul J. Cinquegrana	Director	January 31, 2007
/s/ Jeffrey M. Gitelman Jeffrey M. Gitelman	Director	January 31, 2007
/s/ Jeffrey W. Ochsman Jeffrey W. Ochsman	Director	January 31, 2007
/s/ James B. Vito James B. Vito	Director	January 31, 2007
/s/ David E. Ritter David E. Ritter	Senior Vice President and Chief Financial Officer	January 31, 2007

D-1-58

Consolidated Financial Statements of
Greater Atlantic Financial Corp.

D-1-59

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Greater Atlantic Financial Corp.
Reston, Virginia

We have audited the accompanying consolidated statements of financial condition of Greater Atlantic Financial Corp. and Subsidiaries as of September 30, 2006 and 2005 (restated), and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2006 (2005 and 2004 restated).  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greater Atlantic Financial Corp. and Subsidiaries at September 30, 2006 and 2005 (restated) and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2006 (2005 and 2004 restated) in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2, the Company restated its consolidated Statement of Financial Condition as of September 30, 2005 and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for each of the two years in the period ended September 30, 2005.

/s/ BDO Seidman, LLP
Richmond, Virginia
January 30, 2007

D-1-60

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Financial Condition

	September 30,
	2006	2005
		(Restated)
(Dollars in Thousands)
Assets
Cash and cash equivalents	$2,516	$2,291
Interest bearing deposits	17,288	2,418
Investment securities
Available-for-sale	75,461	107,829
Held-to-maturity	4,696	7,969
Loans held for sale	-	9,517
Loans receivable, net	193,307	194,920
Accrued interest and dividends receivable	2,073	1,746
Deferred income taxes	1,928	1,974
Federal Home Loan Bank stock, at cost	2,388	2,503
Other real estate owned	-	232
Premises and equipment, net	2,764	4,198
Goodwill	956	956
Prepaid expenses and other assets	1,842	2,989
Total Assets	$305,219	$339,542
Liabilities and stockholders’ equity
Liabilities
Deposits	$230,174	$237,794
Advance payments from borrowers for taxes and insurance	270	268
Accrued expenses and other liabilities	1,963	1,248
Advances from the FHLB and other borrowings	54,574	76,479
Junior subordinated debt securities	9,388	9,378
Total liabilities	296,369	325,167

Commitments and contingencies
Stockholders’ Equity
Preferred stock $.01 par value - 2,500,000 shares authorized, none outstanding	-	-
Common stock, $.01 par value – 10,000,000
shares authorized; 3,020,934 shares outstanding	30	30
Additional paid-in capital	25,228	25,228
Accumulated deficit	(15,359)	(9,788)
Accumulated other comprehensive loss	(1,049)	(1,095)
Total stockholders’ equity	8,850	14,375
Total liabilities and stockholders’ equity	$305,219	$339,542

See accompanying notes to consolidated financial statements.

D-1-61

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Operations

	Year Ended September 30,
	2006	2005	2004
		(Restated)	(Restated)
(Dollars in Thousands, Except Per Share Data)
Interest income
Loans	$13,866	$12,430	$12,629
Investments	4,928	4,528	5,456
Total interest income	18,794	16,958	18,085
Interest expense
Deposits	7,709	6,337	5,751
Borrowed money	3,596	4,209	6,219
Total interest expense	11,305	10,546	11,970
Net interest income	7,489	6,412	6,115
Provision for loan losses	126	219	209
Net interest income after provision for loan losses	7,363	6,193	5,906
Noninterest income
Fees and service charges	610	734	869
Gain (loss) on sale of loans	-	53	(68)
Gain (loss)on sale of investment securities	-	539	(58)
Gain (loss) on derivatives	(66)	836	(227)
Gain on sale of real estate owned	65	-	-
Other operating income	30	1,011	31
Total noninterest income	639	3,173	547
Noninterest expense
Compensation and employee benefits	4,718	4,213	4,306
Occupancy	1,337	1,337	1,759
Professional services	1,227	969	717
Advertising	628	301	244
Deposit insurance premium	101	100	44
Furniture, fixtures and equipment	554	641	818
Data processing	919	1,054	1,306
Other operating expenses	1,601	1,274	1,176
Total noninterest expense	11,085	9,889	10,370
Income (loss) from continuing operations before income taxes	(3,083)	(523)	(3,917)
Provision for income taxes	-	-	-
Income (loss) from continuing operations	(3,083)	(523)	(3,917)
Discontinued operations:
Income (loss) from operations	(2,488)	(1,107)	428
Net income (loss)	$(5,571)	$(1,630)	$(3,489)
Earnings (loss) per common share
Basic and diluted:
Continuing operations	$(1.02)	$(0.17)	$(1.30)
Discontinued operations	(0.82)	(0.37)	0.14
	$(1.84)	$(0.54)	$(1.16)
Weighted average common shares outstanding
Basic and diluted	3,020,934	3,015,509	3,012,434

See accompanying notes to consolidated financial statements.

D-1-62

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)

	Year Ended September 30,
	2006	2005	2004
(In Thousands)		(Restated)	(Restated)
Net (loss) income	$(5,571)	$(1,630)	$(3,489)
Other comprehensive (loss) income, net of tax:
Unrealized (loss) income on securities	46	(16)	(1,008)
Other comprehensive (loss) income	46	(16)	(1,008)
Comprehensive (loss) income	$(5,525)	$(1,646)	$(4,497)

See accompanying notes to consolidated financial statements

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Stockholders’ Equity

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(In Thousands)
Balance at September 30, 2003 (as restated)	$-	$30	$25,152	$(4,669)	$(71)	$20,442

Other comprehensive loss	-	-	-	-	(1,008)	(1,008)

Net loss for the period	-	-	-	(3,489)	-	(3,489)

Balance at September 30, 2004 (as restated)	-	30	25,152	(8,158)	(1,079)	15,945

Options exercised	-	-	76	-	-	76

Other comprehensive loss	-	-	-	-	(16)	(16)

Net loss for the period	-	-	-	(1,630)	-	(1,630)
Balance at September 30, 2005 (as restated)	-	30	25,228	(9,788)	(1,095)	14,375

Other comprehensive income	-	-	-	-	46	46

Net loss for the period	-	-	-	(5,571)	-	(5,571)

Balance at September 30, 2006	$-	$30	$25,228	$(15,359)	$(1,049)	$8,850

See accompanying notes to consolidated financial statements

D-1-63

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended September 30,
	2006	2005 (Restated)	2004 (Restated)
(In Thousands)
Cash flow from operating activities
Net income (loss)	$(5,571)	$(1,630)	$(3,489)
Adjustments to reconcile net income (loss) to net cash
Provided (used) by operating activities
Provision for loan losses	126	219	209
Amortization of loan acquisition adjustment	(50)	(27)	(27)
Depreciation and amortization	658	930	986
(Gain) loss on disposal of fixed assets	(26)	91	-
Option compensation	-	42	-
Realized loss (gain) on trading securities	-	-	135
Realized gain on sale of investment securities	-	-	(77)
Realized gain on sale of mortgaged-backed securities	-	(539)	-
Loss (gain) on derivatives	66	(836)	227
Amortization of investment security premiums	753	853	1,573
Amortization of mortgage-backed security premiums	662	937	1,453
Amortization of deferred fees	(496)	(635)	(563)
Discount accretion net of premium amortization	(277)	(361)	628
Amortization of convertible preferred stock costs	9	9	9
(Gain) loss on sale of foreclosed real estate	(65)	-	-
Gain on sale of loans held for sale	(1,522)	(4,720)	(9,191)
(Increase) decrease in assets
Disbursements for origination of loans	(91,477)	(276,038)	(402,988)
Proceeds from sales of loans	102,518	276,770	413,204
Accrued interest and dividend receivable	(327)	193	359
Prepaid expenses and other assets	1,156	360	(261)
Deferred loan fees collected, net of deferred costs incurred	431	172	436
Increase (decrease) in liabilities
Accrued expenses and other liabilities	649	(451)	(3,382)
Net cash provided by (used) in operating activities	$7,217	$(4,661)	$(759)

(Continued)

D-1-64

Greater Atlantic Financial Corp. and Subsidiaries
Consolidated Statements of Cash Flows – (Continued)

	Year Ended September 30,
	2006	2005 (Restated)	2004 (Restated)
(In Thousands)
Cash flow from investing activities
Net decrease (increase) in loans	$1,879	$51,867	$(4,817)
Disposal (purchases) of premises and equipment	792	2,055	(312)
Proceeds from sales of foreclosed real estate	297	-	-
Purchases of investment securities	(7,707)	(21,684)	(25,748)
Proceeds from sale of investment securities	-	-	67,843
Proceeds from repayments of investment securities	16,827	22,374	33,235
Purchases of mortgage-backed securities	-	(24,224)	(63,056)
Proceeds from sale of mortgage-backed securities	-	21,921	-
Proceeds from repayments of mortgage-backed securities	25,198	37,548	54,932
Purchases of FHLB stock	(3,015)	(5,169)	(15,875)
Proceeds from sale of FHLB stock	3,130	6,751	16,130
Net cash provided by (used) in investing activities	37,401	91,439	62,332
Cash flow from financing activities
Net (decrease) increase in deposits	(7,620)	(51,162)	(8,920)
Net (repayments) advances from FHLB	(2,000)	(13,200)	(35,600)
Net borrowings (repayments) on reverse repurchase agreements and other borrowings	(19,905)	(26,386)	(12,971)
Increase (decrease) in advance payments by borrowers for taxes and insurance	2	(37)	81
Exercise of stock options	-	34	-
Net cash (used) in provided by financing activities	(29,523)	(90,751)	(57,410)
Increase (decrease) in cash and cash equivalents	15,095	(3,973)	4,163
Cash and cash equivalents, at beginning of year	4,709	8,682	4,519
Cash and cash equivalents, at end of year	$19,804	$4,709	$8,682

See accompanying notes to consolidated financial statements.

D-1-65

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

1.  Summary of Significant Accounting Policies

Nature of Operations

Greater Atlantic Financial Corp. (GAFC or the “Company”) is a bank holding company whose principal activity was the ownership and management of Greater Atlantic Bank (GAB or “the Bank”), and its wholly owned subsidiary, Greater Atlantic Mortgage Corporation (GAMC).  However, the mortgage-banking activities conducted in GAMC were discontinued effective March 29, 2006 as it was determined that, because it was unprofitable, this business no longer fit our strategy. The Bank originates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Virginia, Washington, D.C. and Maryland.  The Bank operates under a federal bank charter and provides full banking services.

GAMC was incorporated as a separate entity on June 11, 1998 and began independent operations on September 1, 1998. GAMC was involved primarily in the origination and sale of single-family mortgage loans and, to a lesser extent, multi-family residential and second mortgage loans.  The Company closed GAMC during the fiscal year ended September 30, 2006, (see Note 3).  GAMC also originated loans for the Bank’s portfolio.  In January 2002, GAFC established Greater Atlantic Capital Trust I to issue certain convertible preferred securities (see Note 22).

Principles of Consolidation

The consolidated financial statements include the accounts of GAFC and its wholly owned subsidiaries, GAB and GAMC and Greater Atlantic Capital Trust I.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Risk and Uncertainties

In its normal course of business, the Company encounters two significant types of risk: economic and regulatory.  There are three main components of economic risk: interest rate risk, credit risk and market risk.  The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets.  Credit risk is the risk of default on the Company's loan portfolio that results from the borrowers' inability or unwillingness to make contractually required payments.  Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company. The determination of the allowance for loan losses and the valuation of real estate are based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions.  Management believes that, as of September 30, 2006 and September 30, 2005, the allowance for loan losses and valuation of real estate are adequate based on information currently available.  A worsening or protracted economic decline would increase the likelihood of losses due to credit and market risks and could create the need for substantial additional loan loss reserves.  See discussion of regulatory matters in Note 14.

Concentration of Credit Risk

The Company's primary business activity is with customers located in Maryland, Virginia and the District of Columbia.  The Company primarily originates residential loans to customers throughout these areas, most of whom are residents local to the Company's business locations.  The Company has a diversified loan portfolio consisting of residential, commercial and consumer loans.  Commercial and consumer loans generally provide for higher interest rates and shorter terms, however such loans have a higher degree of credit risk.  Management monitors all loans, including, when possible, making inspections of the properties, maintaining current operating statements, and performing net realizable value calculations with allowances for losses established as necessary to properly reflect the value of the properties.  Management believes the current loss allowances are sufficient to cover the credit risk estimated to exist at September 30, 2006.

D-1-66

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Investment Securities

Investment securities, which the Company has the intent and ability to hold to maturity, are carried at amortized cost.  The amortization of premiums and accretion of discounts are recorded on the level yield (interest) method, over the period from the date of purchase to maturity.  When sales do occur, gains and losses are recognized at the time of sale and the determination of cost of securities sold is based upon the specific identification method. Investment securities which the Company intends to hold for indefinite periods of time, use for asset/liability management or that are to be sold in response to changes in interest rates, prepayment risk, the need to increase regulatory capital or other similar factors are classified as available-for-sale and carried at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders’ equity.  If a sale does occur, gains and losses are recognized as a component of earnings at the time of the sale.  The amortization of premiums and accretion of discounts are recorded on the level yield (interest) method.

Investment securities that are bought and held principally for the purpose of selling them in the near term would be classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

Loans and Allowance for Loan Losses

Loans receivable are stated at unpaid principal balances, net of unearned discounts resulting from add-on interest, participation or whole-loan interests owned by others, undisbursed loans in process, deferred loan fees, and allowances for loan losses.

Loans are placed on non-accrual status when the principal or interest is past due more than 90 days or when, in management’s opinion, collection of principal and interest is not likely to be made in accordance with a loan’s contractual terms unless the loan principal and interest are determined by management to be fully secured and in the process of collection.

The allowance for loan losses provides for the risk of losses inherent in the lending process.  The allowance for loan losses is based on periodic reviews and analyses of the loan portfolio which include consideration of such factors as the risk rating of individual credits, the size and diversity of the portfolio, economic conditions, prior loss experience and results of periodic credit reviews of the portfolio.  The allowance for loan losses is increased by provisions for loan losses charged against income and reduced by charge-offs, net of recoveries.  In management’s judgment, the allowance for loan losses is considered adequate to absorb losses inherent in the loan portfolio at September 30, 2006.

The Company considers a loan to be impaired if it is probable that they will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement.  When a loan is deemed impaired, the Company computes the present value of the loan's future cash flows, discounted at the effective interest rate.  As an expedient, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists.  If the present value is less than the carrying value of the loan, a valuation allowance is recorded.  For collateral dependent loans, the Company uses the fair value of the collateral, less estimated costs to sell on a discounted basis, to measure impairment.

Mortgage loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate.  Net unrealized losses are recognized in a valuation allowance by charges to income.

Derivative Financial Instruments

The Company uses derivative financial instruments to mitigate market risk from changes in interest rates.  Our derivative financial instruments are contracted in the over-the-counter market and include interest rate swaps.   Derivative financial instruments are accounted for in accordance with Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), which requires that all derivative instruments be recorded on the balance sheet at fair value.  Changes in the fair value of derivatives are recorded each period either in current results of operations or other comprehensive income (loss). For a derivative designated as part of a hedge transaction, where it is recorded is dependent on whether it is a fair value hedge or a cash flow hedge.  For a derivative designated as a fair value hedge, the gain or loss of the derivative in the period of change and the offsetting loss or gain of the hedged item attributed to the hedged risk are recognized in results of operations. For a derivative designated as a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income (loss) and subsequently reclassified into results of operations when the hedged exposure affects results of operations. The ineffective portion of the gain or loss of a cash flow hedge is recognized currently in results of operations. For a derivative not designated as a hedging instrument, the gain or loss is recognized currently in results of operations.  The Bank seeks to control or limit the interest rate risk caused by mortgage banking activities.  The method used to help reduce interest rate risk from its mortgage banking activities are forward loan sale agreements.  At various times, depending on loan origination volume and management’s assessment of projected loan fallout, the Bank may reduce or increase its derivative positions.

D-1-67

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Mortgage Loan Income, Discounts and Premiums

Interest income on loans is recorded on the accrual method.  Discounts and premiums relating to mortgage loans purchased are deferred and amortized against or accreted into income over the estimated lives of the loans using the level yield (interest) method.  Accrual of interest is discontinued and an allowance for uncollected interest is established and charged to interest income for the full amount of accrued interest receivable on loans, which are delinquent for a period of 90 days or more.

Loan Origination and Commitment Fees

Loan origination and commitment fees and certain incremental direct loan origination costs are being deferred with the net amount being amortized as an adjustment of the related loan's yield.  The Company is amortizing those amounts over the contractual life of the related loans as adjusted for anticipated prepayments using current and past payment trends.

Mortgage Loan Sales and Servicing

The Company originates and sells loans and participating interest in loans generally without retaining servicing rights.  Loans are sold to provide the Company with additional funds and to generate gains from mortgage banking operations.  Loans originated for sale are carried at the lower of cost or market.  When a loan and the related servicing are sold the Company recognizes any gain or loss at the time of sale.

When servicing is retained on a loan that is sold, the Company recognizes a gain or loss based on the present value of the difference between the average constant rate of interest it receives, adjusted for a normal servicing fee, and the yield it must pay to the purchaser of the loan over the estimated remaining life of the loan.  Any resulting net premium is deferred and amortized over the estimated life of the loan using a method approximating the level yield (interest) method.  There were no loans sold with servicing rights retained during the years ended September 30, 2006 and September 30, 2005.  The Company also sells participation interests in loans that it services.

Premises and Equipment

Premises and equipment are recorded at cost.  Depreciation is computed on the straight-line method over useful lives ranging from five to ten years.  Leasehold improvements are capitalized and amortized using the straight-line method over the life of the related lease.

Foreclosed Real Estate

Real estate acquired through foreclosure is recorded at the lower of cost or fair value less estimated selling costs.  Subsequent to the date of foreclosure, valuation adjustments are made, if required, to the lower of cost or fair value less estimated selling costs.  Costs related to holding the real estate, net of related income, are reflected in operations when incurred.  Recognition of gains on sale of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale.

Guaranteed Convertible Preferred Securities

On July 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150, “Accounting for Mandatorily Redeemable Securities” (“SFAS 150”).  SFAS 150 requires that the Company classify redeemable securities with a mandatory redemption date as liabilities in its balance sheet and classify distributions related to such securities as interest expense.  Also, SFAS 150 requires that the redeemable securities be reflected at fair market value when reclassified as a liability.  Accordingly, the guaranteed convertible preferred securities are presented as a liability in the Statements of Financial Condition.  The Company has consistently accounted for distributions related to these securities as interest expense, and since the Company sold the securities in a public offering, there was no fair market value adjustment necessary.

D-1-68

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Income Taxes

Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”.  The net deferred tax asset is reduced, if necessary, by a valuation allowance for the amount of any tax benefits that, based on available evidence, are not expected to be realized (See Note 12).

Cash and Cash Equivalents

The Company considers cash and interest bearing deposits in other banks as cash and cash equivalents for purposes of preparing the statement of cash flows.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”), establishes standards for the reporting and display of comprehensive income, its components and accumulated balances.  Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.  Presently, the Company’s comprehensive income and loss is from unrealized gains and losses on certain investment securities.

Stock-Based Compensation

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), to measure compensation cost for stock options effective after October 1, 2005.  As allowable under SFAS 123, the Company used the Black-Sholes method to measure the compensation cost of stock options granted in 2006 with the following assumptions: risk-free interest rate of 4.88%, a dividend payout rate of zero, and an expected option life of nine years.  The volatility is 32%.  Using these assumptions, the fair value of stock options granted during fiscal 2006 was $2.92.  In 2005 the Company used the following assumptions: risk-free interest rate of 4.23%, a dividend payout rate of zero, and an expected option life of nine years.  The volatility is 47%.  Using these assumptions, the fair value of stock options granted during fiscal 2005 was $3.70.  In 2004 the Company used the following assumptions: risk-free interest rate of 4.41%, a dividend payout rate of zero, and an expected option life of ten years.  The volatility is 66%.  Using these assumptions, the fair value of stock options granted during fiscal 2004 was $5.75.  There were 12,000 options granted during fiscal 2006 with an estimated fair value of $22,000.  If the Company had elected to recognize compensation cost based on the value at the grant dates with the method prescribed by SFAS 123, net income (loss) and earnings (loss) per share for 2005 and 2004 would have been changed to the pro forma amounts indicated in the following table:

D-1-69

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

	Year Ended September 30,
	2005	2004
(In Thousands, Except Per Share Data)	(Restated)	(Restated)
Net (loss) income as reported	$(1,630)	$(3,489)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(239)	(128)
Pro Forma net income (loss)	$(1,869)	$(3,617)
Basic income (loss) per common share:
As reported	$(0.54)	$(1.16)
Pro Forma	(0.62)	(1.20)
Diluted income (loss) per common share:
As reported	$(0.54)	$(1.16)
Pro Forma	(0.62)	(1.20)

Reclassifications

In addition to reclassifications related to discontinued operations (see Note 3), other reclassifications have been made to prior periods to place them on a basis comparable with the current period presentation.  These reclassifications have no effect on the results of operations previously reported.

2.  Restatements

During 2006, the Company restated its historical financial statements to reflect the accounting treatment for losses discovered in its subsidiary, GAMC’s unreconciled inter-company account.  The losses were discovered as the Bank discontinued the operations of the subsidiary.  The loss in any given year did not reach a material amount such as to require restatement.  However, the Bank determined to provide the restatements because of the cumulative amount of the losses aggregated $1.4 million.  The revisions had no impact on the cash flows of the Bank.  The table below includes the effect of the restatement and the presentation of GAMC as discontinued operations.

D-1-70

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

	As originally reported	Restatement	Discontinued operations	As restated
Year ended September 30, 2005
Interest income	$17,436	$-	$478	$16,958
Interest expense	10,893	-	347	10,546
Net interest income	6,543	-	131	6,412
Noninterest income	8,317	(72)	5,072	3,173
Noninterest expense	16,199	-	6,310	9,889
Discontinued operations	-	-	(1,107)	(1,107)
Net income (loss)	(1,558)	(72)	-	(1,630)
Earnings per share – continuing	(0.52)	(0.02)	0.37	(0.17)
Earnings per share – discontinued	(0.00)	(0.00)	(0.37)	(0.37)
Year ended September 30, 2004
Interest income	$18,962	$-	$877	$18,085
Interest expense	12,355	-	385	11,970
Net interest income	6,607	-	492	6,115
Noninterest income	9,929	(297)	9,085	547
Noninterest expense	19,430	-	9,060	10,370
Discontinued operations	-	-	428	428
Net income (loss)	(3,192)	(297)	-	(3,489)
Earnings per share – continuing	(1.06)	(0.10)	(0.14)	(1.30)
Earnings per share – discontinued	(0.00)	0.00	0.14	0.14

The $72,000 and $297,000 adjustments to noninterest income relate to gains on sale of loans.  In addition, the September 30, 2003 retained earnings balance was reduced by $898,000 to reflect the cumulative effect of the restatement of all periods prior to those reflected in this form 10-K.

3.  Discontinued operations

On March 29, 2006, we began the process of discontinuing the operations of the Bank’s subsidiary, GAMC.  It was determined that, because it was unprofitable, this business no longer fit our strategy.

As a result of the above action, we applied discontinued operations accounting in the third quarter of 2006, as we completed the closing of the GAMC business.  Accordingly, the income statements for all periods have been adjusted.  The reclassification of GAMC’s results to discontinued operations primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.  The table below summarizes GAMC’s results which were treated as discontinued operations for the periods indicated.

	Year Ended September 30,
	2005	2004
(Dollars in Thousands, Except Per Share Data
Interest income	$478	$877
Interest expense	347	385
Net interest income	131	492
Noninterest income	5,072	9,085
Noninterest expense	6,310	9,060
Provision for income taxes	-	89
Net income (loss)	$(1,107)	$428
Earnings per share – basic	$(0.37)	$0.14
Earnings per share – diluted	(0.37)	0.14

D-1-71

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

4. Investments
Available-for-Sale, September 30, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
(In Thousands)
Investment securities
SBA notes	$27,629	$106	$536	$27,199
CMOs	9,735	48	28	9,755
Corporate debt securities	7,280	36	174	7,142
	44,644	190	738	44,096
Mortgage-backed securities
FNMA notes	18,350	-	364	17,986
GNMA notes	8,133	-	217	7,916
FHLMC notes	5,549	-	86	5,463
	32,032	-	667	31,365
	$76,676	$190	$1,405	$75,461

Held-to-Maturity, September 30, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
(In Thousands)
Investment securities
SBA notes	$ 4,461	$ -	$ 231	$ 4,230
Corporate debt securities	-	-	-	-
	4,461	-	231	4,230
Mortgage-backed securities
FNMA notes	107	-	2	105
FHLMC notes	128	-	3	125
	235	-	5	230
	$ 4,696	$ -	$ 236	$ 4,460
D-1-72

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Available-for-sale, September 30, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
(In Thousands)
Investment securities
SBA notes	$30,239	$112	$570	$29,781
CMOs	14,446	33	25	14,454
Corporate debt securities	6,736	39	39	6,736
	51,421	184	634	50,971
Mortgage-backed securities
FNMA notes	35,548	29	630	34,947
GNMA notes	13,097	-	155	12,942
FHLMC notes	9,044	10	85	8,969
	57,689	39	870	56,858
	$109,110	$223	$1,504	$107,829

Held-to-maturity, September 30, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market Value
(In Thousands)
Investment securities
SBA notes	$6,531	$1	$319	$6,213
Corporate notes	1,000	20	-	1,020
	7,531	21	319	7,233
Mortgage-backed securities
FNMA notes	202	-	4	198
FHLMC notes	236	-	1	235
	438	-	5	433
	$7,969	$21	$324	$7,666

The weighted average interest rate on investments was 5.03% and 3.38% for the years ended September 30, 2006 and 2005, respectively.

Trading Activities

The net gains (losses) on trading activities included in earnings are as follows:

	Year Ended September 30,
	2006	2005	2004
(In Thousands)
FHLB notes	$-	$-	$-
Mortgage-backed securities	-	-	(135)
	$-	$-	$(135)

D-1-73

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Proceeds from the sale of available for sale securities were zero, $21.9 million and $67.8 million for the years ended September 30, 2006, 2005 and 2004, respectively.  Gross realized gains were zero, $539,000 and $77,000 for the years ended September 30, 2006, 2005 and 2004, respectively.

As of September 30, 2006, the Bank held investments in available for sale with unrealized holding losses totaling $1.4 million, consisting of the following:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In Thousands)
Corporate debt securities	$4,921	$174	$-	$-	$4,921	$174
CMOs	3,279	28	-	-	3,279	28
U.S. Government securities
SBA	22,375	536	-	-	22,375	536
GNMA	7,916	217	-	-	7,916	217
U.S. Government agency securities:
FHLMC MBS’s	5,463	86	-	-	5,463	86
FNMA MBS’s	17,773	357	213	7	17,986	364
Total	$61,727	$1,398	$213	$7	$61,940	$1,405

As of September 30, 2006, the Bank held investments in held-to-maturity with unrealized holding losses totaling $236,000, consisting of the following:

	Less than 12 months		12 months or more		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In Thousands)
U.S. Government securities
SBA	$4,230	$231	$-	$-	$4,230	$231
U.S. Government agency securities:
FHLMC MBS’s	125	3	-	-	125	3
FNMA MBS’s	82	2	23	-	105	2
Total	$4,437	$236	$23	$-	$4,460	$236

D-1-74

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Such unrealized holding losses are the result of an increase in market interest rates during fiscal 2006 and are not the result of credit or principal risk.  Based on the nature of the investments and other considerations discussed above, management concluded that such unrealized losses were not other than temporary as of September 30, 2006

The amortized cost and estimated fair value of securities at September 30, 2006 and 2005, by contractual maturity, are as follows:

	September 30, 2006		September 30, 2005
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
(In Thousands)
Available-for-sale:
One year or less	$49	$33	$-	$-
After one year through five years	-	-	185	169
After five years through ten years	3,891	3,753	4,070	4,041
After ten years	40,704	40,310	47,166	46,761
Mortgage-backed securities	32,032	31,365	57,689	56,858
	76,676	75,461	109,110	107,829
Held-to-maturity:
One year or less	-	-	1,000	1,020
After one year through five years	110	94	408	373
After five years through ten years	553	534	253	231
After ten years	3,798	3,602	5,870	5,609
Mortgage-backed securities	235	230	438	433
	4,696	4,460	7,969	7,666
Total investment securities	$81,372	$79,921	$117,079	$115,495

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

D-1-75

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

5.  Loans Receivable

Loans receivable consists of the following:

	September 30,
	2006	2005
(In Thousands)
Mortgage loans:
Single-family	$43,473	$50,919
Multi-family	813	751
Construction	14,245	24,273
Commercial real estate	28,403	25,530
Land loans	13,829	18,421
Total mortgage loans	100,763	119,894
Commercial loans	39,794	35,458
Consumer loans	61,414	69,381
Total loans	201,971	224,733
Less:
Due borrowers on loans-in process	(8,517)	(20,386)
Deferred loan fees origination costs	944	873
Allowance for loan losses	(1,330)	(1,212)
Unearned (discounts) premium	239	429
	$193,307	$204,437
Loans held for sale	$-	$9,517
Loans receivable, net	193,307	194,920
	$193,307	$204,437

Loans held for sale are all single-family mortgage loans.

The activity in allowance for loan losses is summarized as follows:

	Year Ended September 30,
	2006	2005	2004
(In Thousands)
Balance, beginning	$1,212	$1,600	$1,550
Provision for loan losses	126	219	209
Charge-offs	(80)	(625)	(200)
Recoveries	72	18	41
Balance, ending	$1,330	$1,212	$1,600

The amount of loans serviced for others totaled $34.4 million and $40.0 million as of September 30, 2006 and September 30, 2005, respectively.

The allowance for uncollected interest, established for mortgage loans which are delinquent for a period of 90 days or more, amounted to $204,000, $134,000 and $108,000 as of September 30, 2006, 2005 and September 30, 2004, respectively.  This is the entire amount of interest income that would have been recorded in these periods under the contractual terms of such loans.  Principal balances of non-performing loans related to reserves for uncollected interest totaled $274,000, $1.6 million and $953,000 as of September 30, 2006, 2005, and September 30, 2004, respectively.

D-1-76

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

6.  Accrued Interest and Dividends Receivable

Accrued interest and dividends receivable consist of the following:

	September 30,
	2006	2005
(In Thousands)
Investments	$751	$718
Loans receivable	1,282	1,005
Accrued dividends on FHLB stock	40	23
	$2,073	$1,746

7.  Premises and Equipment

Premises and equipment consists of the following:

	September 30,
	2006	2005
(In Thousands)
Furniture, fixtures and equipment	$2,621	$5,228
Leasehold improvements	2,835	2,836
Land	377	377
	5,833	8,441
Less: Allowances for depreciation and amortization	3,069	4,243
	$2,764	$4,198

8.  Foreclosed Real Estate

Foreclosed real estate is summarized as follows.

	September 30,
	2006	2005
(In Thousands)
Real estate acquired through settlement of loans	$-	$232

There was no activity in the allowance for losses on foreclosed real estate in fiscal 2006, 2005 or 2004.

D-1-77

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

9. Deposits

Deposits are summarized as follows:

September 30, 2006
	Amount	Ranges of Contractual Interest Rates	% of Total
(In Thousands)
Savings accounts	$3,679	0.00–1.09%	1.6%
NOW/money market accounts	73,334	0.00–4.40%	31.9
Certificates of deposit	127,939	0.94–9.00%	55.6
Non-interest bearing demand deposits	25,222	0.00%	10.9
	$230,174		100.0%

September 30, 2005
	Amount	Ranges of Contractual Interest Rates	% of Total
(In Thousands)
Savings accounts	$8,078	0.00–1.09%	3.4%
NOW/money market accounts	66,638	0.00–3.54%	28.0
Certificates of deposit	145,912	0.99–9.00%	61.4
Non-interest bearing demand deposits	17,166	0.00%	7.2
	$237,794		100.0%

D-1-78

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Certificates of deposit as of September 30, 2006 mature as follows:

Year ending September 30,	Amount
(In Thousands) Thousands
2007	$102,257
2008	16,930
2009	4,334
2010	3,451
2011 and after	967
$127,939

Interest expense on deposit accounts consists of the following:

	Year Ended September 30,
	2006	2005	2004
(In Thousands)
NOW/money market accounts	$2,430	$1,197	$852
Savings accounts	48	94	113
Certificates of deposit	5,231	5,046	4,786
	$7,709	$6,337	$5,751

Deposits, including certificates of deposit, with balances in excess of $100,000 totaled $85.2 million and $83.7 million at September 30, 2006, and September 30, 2005, respectively.

10.  Deferred Compensation Plan
On October 30, 1997, the Company adopted a deferred compensation plan.  Under the deferred compensation plan, an employee may elect to participate by directing that all or part of his or her compensation be credited to a deferral account.  The election must be made prior to the beginning of the calendar year.  The deferral account bears interest at 6% per year.  The amounts credited to the deferral account are payable in preferred stock or cash at the election of the board of directors on the date the Company announces a change in control or the date three years from the date the participant elects to participate in the deferred compensation plan.  The liability associated with the plan was zero at September 30, 2006 and 2005, respectively.

D-1-79

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

11.  Advances From Federal Home Loan Bank and Other Borrowings

The Bank has $56.2 million credit availability as of September 30, 2006 from the Federal Home Loan Bank of Atlanta (FHLB).  Any advances in excess of $10 million are required to be collateralized with eligible securities.  The credit availability is at the discretion of the FHLB.

The following table sets forth information regarding the Bank’s borrowed funds:

	At or For the Year Ended September 30,
	2006	2005	2004
(Dollars in Thousands)
FHLB advances:
Average balance outstanding	$44,894	$44,422	$116,155
Maximum amount outstanding at any month-end during the period	51,000	49,200	142,250
Balance outstanding at end of period	36,000	38,000	51,200
Weighted average interest rate during the period	5.05%	4.47%	2.39%
Weighted average interest rate at end of period	5.28%	4.85%	3.93%

Reverse repurchase agreements:
Average balance outstanding	31,624	51,388	78,979
Maximum amount outstanding at any month-end during the period	35,641	62,846	93,730
Balance outstanding at end of period	18,574	38,479	64,865
Weighted average interest rate during the period	4.21%	4.33%	4.36%
Weighted average interest rate at end of period	4.65%	3.69%	1.98%

The Bank has pledged certain investments with carrying values of $25.6 million at September 30, 2006, to collateralize advances from the FHLB.

First mortgage loans in the amount of $30.8 million are also available to be pledged as collateral for the advances at September 30, 2006.

12.  Income Taxes

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income (loss) as a result of the following differences:

	Year Ended September 30,
	2006	2005 (Restated)	2004 (Restated)
(In Thousands)
Federal tax provision (benefit)	$(1,894)	$(554)	$(1,186)
State tax provision (benefit)	(223)	(65)	(139)
(Increase) decrease in provision resulting from:
Valuation changes	1,833	613	1,319
Other	284	6	6
Income tax provision	$-	$-	$-

D-1-80

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Significant components of the Company's deferred tax assets and liabilities are as follows:

	September 30,
	2006	2005 (Restated)
(In Thousands)
Deferred tax assets
Net operating loss carryforwards	$4,665	$4,192
Unrealized (gains) losses on derivatives	178	(76)
Allowance for loan losses	505	461
Available for sale securities	433	515
Core deposit intangible	65	65
Deferred loan fees	125	177
Other	79	458
Total deferred tax assets	6,050	5,792
Deferred tax liabilities
Tax over book depreciation	478	535
Other	140	108
Total deferred tax liabilities	618	643
Net deferred tax assets	5,432	5,149
Less: Valuation allowance	3,504	3,175
Total	$1,928	$1,974

Management has provided a valuation allowance for net deferred tax assets, due to the timing of the generation of future taxable income.

At September 30, 2006, the Company has net operating loss carryforwards for federal income tax purposes of approximately $12.1 million, which expire in the years 2007 to 2022.  As a result of the change in ownership of the Bank, approximately $1.5 million of the total net operating loss carryforwards are subject to an annual usage limitation of approximately $114,000.

D-1-81

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

13.  Commitments and Contingencies

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates.  These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments.  The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

At September 30, 2006, the Company had outstanding commitments to originate and purchase loans and undisbursed construction mortgages aggregating approximately $13.9 million.  Fixed rate commitments are at market rates as of the commitment dates and generally expire within 60 days.  In addition, the Company was contingently liable under unused lines of credit for approximately $113.1 million and standby letters of credit for approximately $55,000.

As previously reported in a Form 8-K filed on September 8, 2006, the company announced that a Demand for Arbitration Before the American Arbitration Association was filed.  The Demand for Arbitration alleges three counts: rescission, breach of contract, and defamation. As against the Bank and GAMC, Stamm Mortgage alleges that the Management Agreement is unenforceable and should be rescinded, requiring the Bank and GAMC, jointly and severally, to return $1.77 million that Stamm Mortgage paid to the Bank and GAMC under the Management Agreement. As an alternative to rescission, Stamm Mortgage alleges that the Bank and GAMC breached the Management Agreement by terminating it contrary to its terms, resulting in $9.6 million in lost profits to Stamm Mortgage. Stamm Mortgage and Mr. Stamm both allege that the company, the bank, GAMC, and Mr. Amos, acting in his official capacity, defamed Stamm Mortgage and Mr. Stamm through certain public statements made in press releases and in public securities filings by the company and seek $1.0 million in compensatory damages and $350,000 in punitive damages.

On December 29, 2006, counsel for the company, the bank, GAMC and Mr. Amos filed an Answering Statement and Counterclaim in Arbitration.  In, January 2007, the parties entered into negotiations looking toward a mutually acceptable and amicable resolution of their claims.  In the event that the claims cannot be resolved through negotiations, the company intends to defend its position vigorously.

Rental Commitments

The Company has entered into lease agreements for the rental of certain properties expiring on various dates through June 30, 2015.  The future minimum rental commitments as of September 30, 2006, for all non-cancelable lease agreements, are as follows:

Years ending September 30,	Rental Commitments
(In Thousands)
2007	$1,089
2008	1,116
2009	992
2010	836
2011	339
Thereafter	493
Total	$4,865

Net rent expense for the years ended September 30, 2006, 2005 and 2004 was $1.1 million, $1.0 million and $1.3 million, respectively.

D-1-82

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

14.  Regulatory Matters

Generally, annual dividends by the Bank to the Company as its sole shareholder are limited to the amount of current year net income, plus the total net income for the preceding two years, adjusted for any prior year distributions.  Under certain circumstances, regulatory approval would be required before making a capital distribution.  The Bank did not pay any cash dividends during the years ended September 30, 2006, 2005 or 2004.

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) created five categories of financial institutions based on the adequacy of their regulatory capital level: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.  Under FDICIA, a well-capitalized financial institution is one with Tier 1 leverage capital of 5%, Tier 1 risk-based capital of 6% and total risk-based capital of 10%.  At September 30, 2006 the Bank was classified as an adequately capitalized financial institution and was classified as a well capitalized financial institution at September 30, 2005.

As part of FDICIA, the minimum capital requirements that the Bank is subject to are as follows: 1) tangible capital equal to at least 1.5% of adjusted total assets, 2) core capital equal to at least 4% of adjusted total assets and 3) total risk-based capital equal to at least 8% of risk-based assets.

The following presents the Bank’s capital position at September 30, 2006 and September 30, 2005:

At September 30, 2006	Required Balance	Required Percent	Actual Balance	Actual Percent	Surplus
(Dollars in Thousands)
Tangible	$4,560	1.50%	$16,738	5.51%	$12,178
Core	$12,159	4.00%	$16,738	5.51%	$4,579
Risk-based	$15,487	8.00%	$17,636	9.11%	$2,149

At September 30, 2005 (Restated)	Required Balance	Required Percent	Actual Balance	Actual Percent	Surplus
(Dollars in Thousands)
Tangible	$5,080	1.50%	$22,546	6.66%	$17,466
Core	$13,547	4.00%	$22,546	6.66%	$8,999
Risk-based	$17,600	8.00%	$23,645	10.75%	$6,045

D-1-83

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

The following is a reconciliation of the Bank's net worth as reported to the OTS on GAAP capital as presented in the accompanying financial statements.

	September 30,
	2006	2005 (Restated)
(In Thousands)
GAAP capital	$10,161	$15,658
Guaranteed convertible preferred securities	8,000	8,000
Unrealized losses on available for sale securities	1,049	1,095
Excluded deferred tax asset	(1,516)	(1,250)
Goodwill	(956)	(956)
Tangible capital	16,738	22,546
Adjustments	-	-
Core capital	16,738	22,546
Allowance for general loss reserves	1,011	1,212
Adjustments to arrive at Risk-Weighted Assets	(113)	(113)
Risk-based capital	$17,636	$23,645

Failure to meet any of the three capital requirements causes savings institutions to be subject to certain regulatory restrictions and limitations including a limit on asset growth, and the requirement to obtain regulatory approval before certain transactions or activities are entered into.

15.  Stockholders’ Equity

Effective November 14, 1998, the Company established the 1997 Stock Option and Warrant Plan (the “Plan”).  The Plan reserves options for 76,667 shares to employees and warrants for 94,685 shares to stockholders.  The Plan was amended effective March 14, 2000, to increase the number of options available for grant from 76,667 to 225,000 shares to employees and amended again effective March 15, 2002, to increase the number of options available for grant from 225,000 to 350,000 shares to employees and to limit its application to officers and employees.  The stock options and warrants vest immediately upon issuance and carry a maximum term of 10 years.  The exercise price for the stock options and warrants is the fair market value at grant date.  As of September 30, 2006, 94,671 warrants were outstanding.

D-1-84

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

The following summary represents the activity under the Plan:

	Number of Shares	Exercise Price	Expiration Date
Balance outstanding and exercisable at September 30, 2003	190,000
Options granted	36,000	$8.50	10-20-13
Balance outstanding and exercisable at September 30, 2004	226,000
Options granted	104,000	$6.75	10-6-14
Options exercised	(8,500)	$4.00
Options expired	(55,500)	$6.52
Balance outstanding and exercisable at September 30, 2005	266,000	$6.91
Options granted	12,000	$6.00	3-31-2016
Options expired	(25,000)	$8.37
Balance outstanding and exercisable at September 30, 2006	253,000	$6.72

A summary of the stock options outstanding and exercisable as of September 30, 2006 is as follows:

Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$7.50	16,667	1.2	$7.50	16,667	$7.50
$8.38	16,667	2.2	$8.38	16,667	$8.38
$6.00	13,000	3.2	$6.00	13,000	$6.00
$4.00	41,666	4.2	$4.00	41,666	$4.00
$5.31	10,000	4.2	$5.31	10,000	$5.31
$7.00	17,000	5.3	$7.00	17,000	$7.00
$9.00	20,000	5.3	$9.00	20,000	$9.00
$8.50	30,000	7.1	$8.50	30,000	$8.50
$6.75	76,000	8.1	$6.75	76,000	$6.75
$6.00	12,000	9.5	$6.00	12,000	$6.00

D-1-85

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

16.  Earnings (Loss) Per Share of Common Stock

The Company reports earning per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”).  SFAS 128 requires two presentations of earning per share – “basic” and “diluted.”  Basic earnings per share are computed by dividing income available to common stockholders (the numerator) for the period by the weighted average number of shares of common stock outstanding during the year (the denominator). The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

The following table presents a reconciliation between the basic and diluted earnings (loss) per share for the year ended September 30, 2006, 2005 and 2004:

	For the Year Ended September 30,
	2006			2005 (Restated)			2004 (Restated)
	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount	Income	Shares	Per Share Amount
(Dollars in Thousands, Except Per Share Data)
Basic earnings per share	$(5,571)	3,020,934	$(1.84)	$(1,630)	3,015,509	$(0.54)	$(3,489)	3,012,434	$(1.16)
Effect of conversion of preferred securities	-	-	-	-	-	-	-	-	-
Effect of dilutive stock options	-	-	-	-	-	-	-	-	-
Diluted	$(5,571)	3,020,934	$(1.84)	$(1,630)	3,015,509	$(0.54)	$(3,489)	3,012,434	$(1.16)

The effect of the conversion of preferred securities and stock options were excluded in 2006, 2005 and 2004, as they would have been anti-dilutive.

17.  Related Party Transactions

The Bank offers loans to its officers, directors, employees and related parties of such persons.  These loans are made in the ordinary course of business and, in the opinion of management, do not involve more than the normal risk of collectibility, or present other unfavorable features.  Such loans are made on the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.  The aggregate balance of loans to directors, officers and other related parties is $263,000 and $204,000 as of September 30, 2006 and September 30, 2005, respectively.

D-1-86

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

18.  Market Value Disclosure of Financial Instruments

The fair value information for financial instruments, which is provided below, is based on the requirements of Financial Accounting Standard Board Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” and does not represent the aggregate net fair value of the Bank.

Much of the information used to determine fair value is subjective and judgmental in nature; therefore, fair value estimates, especially for less marketable securities, may vary.  The amounts actually realized or paid upon settlement or maturity could be significantly different.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is reasonable to estimate that value:

A.  Cash and interest bearing deposits - Fair value is estimated to be carrying value.

B.  Investment securities - Fair value is estimated using quoted market prices or market estimates.

C.  Loans receivable - Fair value is estimated by discounting future cash flows using the current rate for similar loans.

D.  Deposits - For passbook savings, checking and money market accounts, fair value is estimated at carrying value.  For fixed maturity certificates of deposit, fair value is estimated by discounting future cash flows at the currently offered rates for deposits of similar remaining maturities.

E.  Advances from the FHLB of Atlanta and reverse repurchase agreements - Fair value is estimated by discounting future cash flows at the currently offered rates for advances of similar remaining maturities.

F.  Off-balance sheet instruments - The fair value of commitments is determined by discounting future cash flows using the current rate for similar loans.  Commitments to extend credit for other types of loans and standby letters of credit were determined by discounting future cash flows using current rates.

The carrying value and estimated fair value of financial instruments is summarized as follows:

	For the Year Ended September 30,
	2006		2005
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
(In Thousands)
Assets:
Cash and interest bearing deposits	$19,804	$19,804	$4,709	$4,709
Investment securities	80,157	79,921	115,798	115,495
Loans receivable	193,307	193,049	204,437	204,806
Liabilities:
Deposits	230,174	229,818	237,794	236,968
Borrowings	54,574	55,333	76,479	77,689
Off-balance sheet instruments:
Commitments to extend credit	-	10	-	1,362

19.  Employee Benefit Plans

The Company operates a 401(k) Retirement Plan covering all full-time employees meeting the minimum age and service requirements.  Contributions to the Retirement Plan are at the discretion of the Company.  The Company made no contributions for the years ended September 30, 2006 and 2005.

D-1-87

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

20.  Supplemental Cash Flow Information

	Year Ended September 30,
	2006	2005	2004
(In Thousands)
Cash paid during period for interest on deposits and borrowings	$5,331	$5,861	$7,777

21.  Segment Reporting

The Company had two reportable segments, banking and mortgage banking.  However, the mortgage-banking activities conducted in GAMC, to which the mortgage-banking segment applied, were discontinued effective March 29, 2006.  The Bank operates retail deposit branches in the greater Washington, D.C./Baltimore metropolitan area.  The banking segment provides retail consumers and small businesses with deposit products such as demand, transaction, and savings accounts and certificates of deposit and lending products, such as residential and commercial real estate, construction and development, consumer and commercial business loans.  Further, the banking segment invests in residential real estate loans purchased from GAMC and others, and also invests in mortgage-backed and other securities.  The mortgage banking activities, which were conducted principally through GAMC, included the origination of residential real estate loans either for sale into the secondary market, with servicing released or for the Bank’s portfolio.

On March 29, 2006, we began the process of discontinuing the operations of the Bank’s subsidiary, GAMC.  It was determined that, because it was unprofitable, this business no longer fit our strategy.

In the third quarter of 2006, we applied discontinued operations accounting for GAMC.  Accordingly, the income statements for all periods have been restated.  The restatements primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.

Due to the unprofitable operations of GAMC, the Company recognized an additional loss of $1.5 million for the year ended September 30, 2006.  In addition to the loss from operations, a non-recurring pre-tax impairment charge for long-lived assets of $996,000 was recorded and included in discontinued operations in the consolidated statements of operations.

22.  Junior Subordinated Debt Securities

On March 20, 2002, Greater Atlantic Capital Trust I (the, “Trust”), a Delaware statutory business trust and a wholly owned Trust subsidiary of the Company issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, with an option to call on or after December 31, 2003.  Conversion of the preferred securities into the Company’s common stock may occur at any time on or after 60 days after the closing of the offering.  The Company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003.  Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002.  The Trust also issued 29,762 common securities to the Company for $297,620.  The Company purchased all the shares of the common stock.  The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust’s common securities were utilized to purchase from the Company junior subordinated debt securities of $9,928,000 bearing interest of 6.50% and maturing December 31, 2031.  All intercompany interest and equity were eliminated in consolidation.

The Trust was formed for the sole purpose of investing the proceeds from the sale of the convertible preferred securities in the corresponding convertible debentures.  The Company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto.  The sale of the preferred securities yielded $9.3 million after deducting offering expenses.  The Company currently retained approximately $1.3 million of the proceeds for general corporate purposes.  The remaining $8.0 million of the proceeds was invested in Greater Atlantic Bank to increase its capital position.

D-1-88

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

To comply with FIN46, the trust preferred subsidiary was deconsolidated in 2004, and the related securities have been presented as obligations of the Company and titled “Junior Subordinated Debt Securities” in the financial statements.

On December 19, 2006, the Company issued a news release announcing that the first quarter distribution of Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, will be deferred.

The announcement by the Company follows advice received by Greater Atlantic Bank from the Office of Thrift Supervision that it would not approve Greater Atlantic Bank’s application to pay a cash dividend to the Company.

Accordingly, the Company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).

23.  Derivative Financial Instruments

Beginning in fiscal 2002, the Bank utilized derivative financial instruments to hedge its interest rate risk.   Beginning in 2002, the Bank adopted statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) which requires that an entity recognize all derivatives as either assets or liabilities and measure those instruments at fair value.  The Bank bases the estimated fair values of these agreements on the cost of interest-rate exchange agreements with similar terms at available market prices, excluding accrued interest receivable and payable.  However, active markets do not exist for many types of financial instruments.  Consequently, fair values for these instruments must be estimated using techniques such as discounted cash flow analysis and comparisons to similar instruments.  Estimates developed using these methods are highly subjective and require judgments regarding significant matters such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks.  Changes in these judgments often have a material effect on the fair value estimates.  Since those estimates are made as of a specific time, they are susceptible to material near term changes.

The Bank entered into various interest-rate swaps during fiscal year 2003 and 2002 that were sold during the fourth quarter of fiscal 2006 and totaled at that time $21 million in notional principal. The swaps paid a fixed rate with the Bank receiving payments based upon one-to three-month floating rate LIBOR.  The capped range was between 1.67% - 3.01%, and expired between 1 and 5 years.  The Bank also entered into various interest rate caps during fiscal year 2003 and 2002 that total $25 million in notional principal with terms between five and ten years that limit the float between a floor of 2.00%, and capped between 5.00% - 8.00%.  The Bank accounts for these derivatives, under the guidelines of SFAS 133.

The Company’s derivatives do not meet hedge accounting requirements under SFAS 133, and therefore, the Company carries the derivatives at their fair value on the balance sheet, recognizing changes in their fair value in current-period earnings.  The Company recognized a loss of $66,000 in fiscal 2006, a gain of $836,000 in fiscal 2005 and a loss of $227,000 in fiscal 2004 related to its derivatives.

24.  Recent Accounting Standards

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (Revised 2004) (“SFAS No. 123R”), “Share-Based Payment,” in December 2004.  SFAS No. 123R is a revision of FASB Statement 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.  The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award.  This statement is effective as of the beginning of the first annual reporting period that begins after June 15, 2005 and the Company adopted the standard in the first quarter of fiscal 2006.  The adoption of this statement did not have a material impact on its consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 generally requires retrospective application to prior periods’ financial statements of all voluntary changes in accounting principle and changes required when a new pronouncement does not include specific transition provisions. This standard was effective for the Company beginning October 1, 2006.

D-1-89

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

In July 2006, the FASB issued Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” - an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by a taxing authority. The term “more-likely-than-not” means a likelihood of more than 50 percent. FIN 48 is effective as of Jan. 1, 2007, with early application permitted. Any impact from the adoption of FIN 48 will be recorded directly to the beginning balance of retained earnings and reported as a change in accounting principle. We are currently evaluating the impact of this Interpretation, but do not expect it to be material.

On October 1, 2006, we adopted SFAS 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No.140.” SFAS 156 was issued in March 2006 and requires all newly recognized servicing rights and obligations to be initially measured at fair value. For each class of separately recognized servicing rights and obligations retained, we have elected to continue to account for each under the amortization method which requires us to amortize servicing assets or liabilities in proportion to and over the periods of estimated net servicing income or net servicing loss.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (SAB 108). Due to diversity in practice among registrants, SAB 108 expresses the SEC staff views regarding the process by which misstatements in financials statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The company does not believe SAB 108 will have a material impact on its consolidated financials statements.

In September 2006, the Financial Accounting Standards Board released Statement No. 157, "Fair Value Measurements" which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This Statement applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. While we are currently evaluating the effect of the guidance contained in this Statement, we do not expect the implementation to have a material impact on our consolidated financial statements.

25. Parent Company – Only Financial Statements

Parent Company – Only Condensed Statements of Financial Condition

	September 30,
	2006	2005 (Restated)
(In Thousands)
Assets
Cash and cash equivalents	$60	$66
Loans receivable	-	-
Investment in subsidiary	19,423	24,976
Prepaid expenses and other assets	309	304
Total assets	$19,792	$25,346
Liabilities and stockholders’ equity
Accrued interest payable on subordinated debt	$-	$-
Other liabilities	8	(9)
Total liabilities	8	(9)
Subordinated debt	9,928	9,928
Stockholders’ equity
Common stock	30	30
Additional paid-in capital	25,185	25,185
Accumulated deficit	(15,359)	(9,788)
Total stockholders’ equity	9,856	15,427
Total liabilities and stockholders’ equity	$19,792	$25,346

D-1-90

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

Parent Company – Only Condensed Statements of Operations

	Year Ended September 30,
	2006	2005 (Restated)	2004 (Restated)
(In Thousands)
Interest income	$1	$-	$2
Other income	-	-	-
Total interest income	1	-	2
Interest expense	645	645	645
Total interest expense	645	645	645
Net interest income (expense)	(644)	(645)	(643)
Noninterest income
Gain (loss) on sale of investment securities	-	-	-
Other operating income	19	19	19
Total noninterest income	19	19	19
Noninterest expense
Other operating expense	149	142	135
Total noninterest expense	149	142	135
Loss before income from subsidiaries	(774)	(768)	(759)
Equity (loss) income from subsidiaries	(4,797)	(862)	(2,730)
Net (loss) income	$(5,571)	$(1,630)	$(3,489)

Parent Company – Only Condensed Statements of Cash Flows

	Year Ended September 30,
	2006	2005 (Restated)	2004 (Restated)
(In Thousands)
Cash flows from operating activities:
Net income (loss)	$(5,571)	$(1,630)	$(3,489)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
(Income) loss from subsidiaries	4,797	862	2,730
(Increase) decrease in assets	(5)	(1)	(283)
Decrease in other liabilities	18	(12)	(9)
Net cash used in operating activities	(761)	(781)	(1,051)
Cash flows from investing activities:
Loan originations in excess of repayments	-	-	-
Investment in subsidiary	-	-	-
Net cash provided by investing activities	-	-	-
Cash flows from financing activities:
Cash dividend from subsidiary	755	800	500
Stock options exercised	-	33	-
Net cash provided by financing activities	755	833	500
Net (decrease) increase in cash and cash equivalents	(6)	52	(551)
Cash and cash equivalents at beginning of year	66	14	565
Cash and cash equivalents at end of year	$60	$66	$14

D-1-91

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

26. Quarterly Results of Operations (In Thousands, Except Share Information) (Unaudited)

The following tables set forth the quarterly financial data, which was derived from the consolidated financial statements presented in Form 10-Qs, for the fiscal years ended September 30, 2006 and 2005.

	For Fiscal Year 2006
	For the Year Ended September 30, 2006	Fourth Quarter	Third Quarter	Second Quarter (Restated)	First Quarter (Restated)
Interest income	$18,794	$4,851	$4,753	$4,600	$4,590
Interest expense	11,305	2,955	2,837	2,772	2,741
Net interest income	7,489	1,896	1,916	1,828	1,849
Provision for loan losses	126	39	13	3	71
Net interest income, after provision for loan losses	7,363	1,857	1,903	1,825	1,778
Noninterest income	639	(130)	203	264	302
Noninterest expense	11,085	3,216	2,722	2,627	2,520
Income (loss) before income taxes	(3,083)	(1,489)	(616)	(538)	(440)
Provision for income taxes	-	-	-	-	-
Net income (loss) from continuing operations	(3,083)	(1,489)	(616)	(538)	(440)
Income (loss) from discontinued operations	(2,488)	11	(19)	(698)	(1,782)
Net income (loss)	$(5,571)	$(1,478)	$(635)	$(1,236)	$(2,222)
Basic and diluted earnings (loss) per common share:
Continuing operations	$(1.02)	$(0.49)	$(0.20)	$(0.18)	$(0.15)
Discontinued operations	(0.82)	0.01	(0.01)	(0.23)	(0.59)
Net income (loss)	$(1.84)	$(0.48)	$(0.21)	$(0.41)	$(0.74)

D-1-92

Greater Atlantic Financial Corp. and Subsidiaries
Notes to Consolidated Financial Statements

	For Fiscal Year 2005 (Restated)
	For the Year Ended September 30, 2005	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$16,958	$4,378	$4,512	$4,141	$4,405
Interest expense	10,546	2,742	2,660	2,674	2,817
Net interest income	6,412	1,608	1,822	1,443	1,539
Provision for loan losses	219	71	145	1	2
Net interest income, after provision for loan losses	6,193	1,537	1,677	1,442	1,537
Noninterest income	3,173	455	139	1,131	1,448
Noninterest expense	9,889	2,478	2,433	2,478	2,500
Income (loss) before income taxes	(523)	(486)	(617)	95	485
Provision for income taxes	-	-	-	-	-
Net income (loss) from continuing operations	(523)	(486)	(617)	95	485
Income (loss) from discontinued operations	(1,107)	(1,035)	(32)	(15)	(25)
Net income (loss)	$(1,630)	$(1,521)	$(649)	$80	$460
Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.17)	$(0.16)	$(0.21)	$0.04	$0.16
Discontinued operations	(0.37)	(0.34)	(0.01)	(0.01)	(0.01)
Net income (loss)	$(0.54)	$(0.50)	$(0.22)	$0.03	$0.15
D-1-93

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREATER ATLANTIC FINANCIAL CORP.

By: /s/ Carroll E. Amos
Carroll E. Amos
Chief Executive Officer, President and Director

Dated: January 31, 2007

D-1-94

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors
Greater Atlantic Financial Corp.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-76169 and 333-92342) of our report dated January 30, 2007, relating to the consolidated financial statements of Greater Atlantic Financial Corp. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006.

/s/ BDO Seidman, LLP

Richmond, Virginia
January 30, 2007

D-1-95

Exhibit 31.1
CERTIFICATION

I, Carroll E. Amos, Chief Executive Officer of Greater Atlantic Financial Corp., certify that:

I.	I have reviewed this annual report on Form 10-K of Greater Atlantic Financial Corp.;

II.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

III.
Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

IV.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 (e) and 15d-15 (e) for the registrant and have:

(a)  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this based on such; and

(c)  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and;

V.
The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

VI.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.;

Date: January 31, 2007	/s/ Carroll E. Amos
Carroll E. Amos
Chief Executive Officer

D-1-96

Exhibit 31.2
CERTIFICATION

I, David E. Ritter, Chief Financial Officer of Greater Atlantic Financial Corp., certify that:

1.               I have reviewed this annual report on Form 10-K of Greater Atlantic Financial Corp.;

2.
Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.
Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15 (e) and 15d-15 (e) for the registrant and have:

                 (a)  Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

                 (b)  Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by this based on such; and

                 (c)   Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial  reporting; and;

5.
The registrant's other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent functions):

(a)   All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: January 31, 2007	/s/ David E. Ritter
David E. Ritter
Chief Financial Officer

D-1-97

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Report of Greater Atlantic Financial Corp. (the “Company”) on Form 10-K for the year ended September 30, 2006 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Carroll E. Amos, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C.' 1350, as adopted pursuant to ' 906 of the Sarbanes-Oxley Act of 2002, that:

(A)           The Report fully complies with the requirements of Section 13(a) – 15(e) or 15(d) –15(e) of the Securities Exchange Act of 1934; and

(B)           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

                        /s/ Carroll E. Amos
                        Carroll E. Amos
                        Chief Executive Officer
                        January 31, 2007

D-1-98

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Report of Greater Atlantic Financial Corp. (the "Company") on Form 10-K for the year ended September 30, 2006 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, David E. Ritter, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C.§ 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

    (A)           The Report fully complies with the requirements of Section 13(a) –15(e) or 15(d) -15(e) of the Securities Exchange Act of 1934; and

    (B)           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the period covered by the Report.

                                                                    /s/ David E. Ritter
                                                                    David E. Ritter
                                                                    Chief Financial Officer
                                                                     January 31, 2007

ANNEX D-2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[√] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2006

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to _________.

Commission file number: 0-26467

GREATER ATLANTIC FINANCIAL CORP.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	54-1873112
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

                                           10700 Parkridge Boulevard, Suite P50, Reston, Virginia                                                                                                     20191
                                                  (Address of Principal Executive Offices)                                                                                                                  (Zip Code)

(703) 391-1300
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes   [ √ ]   No   [   ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  [__]                                                                Accelerated filer  [__]                                                      Non- accelerated filer [ √ ]

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):
Yes   [__]   No  [ √ ]

At December 31, 2006, there were 3,023,506 shares of the registrant’s Common
Stock, par value $0.01 per share outstanding

D-2-1

Greater Atlantic Financial Corp.
Quarterly Report on Form 10-Q
For the Quarter Ended December 31, 2006

D-2-2

Greater Atlantic Financial Corp.
Consolidated Statements of Financial Condition (Unaudited)

	December 31,	September 30,
	2006	2006
(Dollars in Thousands)
Assets
Cash and cash equivalents	$2,975	$2,516
Interest bearing deposits at banks	3,836	17,288
Investment securities
Available-for-sale	68,921	75,461
Held-to-maturity	4,176	4,696
Loans receivable, net	195,172	193,307
Accrued interest and dividends receivable	2,022	2,073
Deferred income taxes	1,857	1,928
Federal Home Loan Bank stock, at cost	2,433	2,388
Other real estate owned	-	-
Premises and equipment, net	2,660	2,764
Goodwill	956	956
Prepaid expenses and other assets	1,606	1,842
Total assets	$286,614	$305,219
Liabilities and stockholders’ equity
Liabilities
Deposits	$217,880	$230,174
Advance payments from borrowers for taxes and insurance	266	270
Accrued expenses and other liabilities	2,032	1,963
Advances from the FHLB and other borrowings	48,972	54,574
Junior subordinated debt securities	9,390	9,388
Total liabilities	278,540	296,369
Commitments and contingencies
Stockholders’ Equity
Preferred stock $.01 par value - 2,500,000 shares authorized, none outstanding	-	-
Common stock, $.01 par value – 10,000,000
shares authorized; 3,023,506 shares outstanding	30	30
Additional paid-in capital	25,228	25,228
Accumulated deficit	(16,251)	(15,359)
Accumulated other comprehensive loss	(933)	(1,049)
Total stockholders’ equity	8,074	8,850
Total liabilities and stockholders’ equity	$286,614	$305,219

See accompanying notes to consolidated financial statements

D-2-3

Greater Atlantic Financial Corp.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,
(Dollars in Thousands, Except Per Share Data)	2006	2005
		(Restated)
Interest income
Loans	$3,670	$3,391
Investments	1,135	1,199
Total interest income	4,805	4,590
Interest expense
Deposits	2,239	1,765
Borrowed money	794	976
Total interest expense	3,033	2,741
Net interest income	1,772	1,849
Provision for loan losses	148	71
Net interest income after provision for loan losses	1,624	1,778
Noninterest income
Fees and service charges	152	151
Gain on derivatives	13	71
Gain on sale of foreclosed real estate	-	65
Other operating income	5	15
Total noninterest income	170	302
Noninterest expense
Compensation and employee benefits	1,266	1,093
Occupancy	343	317
Professional services	400	257
Advertising	24	173
Deposit insurance premium	23	27
Furniture, fixtures and equipment	130	137
Data processing	220	243
Other operating expenses	280	273
Total noninterest expense	2,686	2,520
Loss from continuing operations before income taxes	(892)	(440)
Provision for income taxes	-	-
Loss from continuing operations	(892)	(440)
Discontinued operations:
Income (loss) from operations	-	(1,782)
Net loss	$(892)	$(2,222)
Earnings (loss) per common share
Basic and diluted:
Continuing operations	$(0.30)	$(0.15)
Discontinued operations	-	(0.59)
Net income (loss)	$(0.30)	$(0.74)
Weighted average common shares outstanding
Basic and diluted	3,021,297	3,020,934

See accompanying notes to consolidated financial statements

D-2-4

Greater Atlantic Financial Corp.
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three months ended
	December 31,
(In Thousands)	2006	2005
		(Restated)
Net loss	$(892)	$(2,222)
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on securities	116	(172)
Other comprehensive income (loss)	116	(172)
Comprehensive loss	$(776)	$(2,394)

Greater Atlantic Financial Corp.
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

For the Three Months Ended December 31, 2006 and 2005 (Restated)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(In Thousands)

Balance at September 30, 2005 (as restated)	$-	$30	$25,228	$(9,788)	$(1,095)	$14,375

Other comprehensive loss	-	-	-	-	(172)	(172)

Net loss for the period (as restated)	-	-	-	(2,222)	-	(2,222)
Balance at December 31, 2005 (as restated)	$-	$30	$25,228	$(12,010)	$(1,267)	$11,981
Balance at September 30, 2006	$-	$30	$25,228	$(15,359)	$(1,049)	$8,850

Other comprehensive income	-	-	-	-	116	116

Net loss for the period	-	-	-	(892)	-	(892)
Balance at December 31, 2006	$-	$30	$25,228	$(16,251)	$(933)	$8,074

See accompanying notes to consolidated financial statements

D-2-5

Greater Atlantic Financial Corp.
Consolidated Statements of Cash Flows (Unaudited)

	Three months ended December 31,
	2006	2005 (Restated)
(In Thousands)
Cash flow from operating activities
Net loss	$(892)	$(2,222)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Provision for loan loss	148	71
Amortization of loan acquisition adjustment	(7)	(16)
Depreciation and amortization	115	211
(Gain) loss on derivatives	(13)	(71)
Amortization of investment security premiums	155	187
Amortization of mortgage-backed securities premiums	106	209
Amortization of deferred fees	(99)	(158)
Discount accretion net of premium amortization	(72)	(65)
Amortization of convertible preferred stock costs	2	2
Gain on sale of loans held for sale	-	(809)
Gain on sale of foreclosed real estate	-	(65)
Gain on sale of fixed assets	(26)	-
(Increase) decrease in assets
Disbursements for origination of loans held for sale	-	(49,513)
Proceeds from sales of loans	-	54,634
Accrued interest and dividend receivable	51	(236)
Prepaid expenses and other assets	236	677
Deferred loan fees collected, net of deferred costs incurred	163	51
Impairment of premises and equipment		868
Increase (decrease) in liabilities
Accrued expenses and other liabilities	82	10
Net cash provided by (used in) operating activities	(51)	3,765

Continued

D-2-6

Greater Atlantic Financial Corp.
Consolidated Statements of Cash Flows (Unaudited) – (Continued)

	Three months ended December 31,
	2006	2005 (Restated)
(In Thousands)
Cash flow from investing activities
Net increase in loans	$(1,997)	$(1,542)
Disposal of premises and equipment	15	(86)
Purchases of investment securities	-	(7,707)

Proceeds from repayments of investment securities	2,895	4,939
Proceeds from repayments of mortgage-backed securities	4,090	7,961
Proceeds from the sale of foreclosed assets	-	297
Purchases of FHLB stock	(225)	(1,350)
Proceeds from sale of FHLB stock	180	855
Net cash provided by investing activities	4,958	3,367
Cash flow from financing activities
Net decrease in deposits	(12,294)	(6,206)
Net advances from FHLB	3,000	11,000
Net decrease in borrowings on reverse repurchase agreements	(8,602)	(5,736)
Increase (decrease) in advance payments by borrowers for taxes and insurance	(4)	(30)
Net cash used in financing activities	(17,900)	(972)
Increase (decrease) in cash and cash equivalents	(12,993)	6,160
Cash and cash equivalents, at beginning of period	19,804	4,709
Cash and cash equivalents, at end of period	$6,811	$10,869

See accompanying notes to consolidated financial statements

D-2-7

        Greater Atlantic Financial Corp.
              Notes to Consolidated Financial Statements
        Information as of December 31, 2006 and the Three Months Ended December 31, 2006 and 2005 (Unaudited)

 (1) BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements, which include the accounts of Greater Atlantic Financial Corp. (the “company”) and its wholly owned subsidiary, Greater Atlantic Bank (the “bank”) have been prepared in accordance with the instructions for Form 10-Q.  Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) with respect to interim financial reporting.  It is recommended that these consolidated financial statements be read in conjunction with the company’s Annual Report on Form 10-K for the year ended September 30, 2006.  The results of operations for the three months ended December 31, 2006 are not necessarily indicative of the results of operations that may be expected for the year ending September 30, 2007 or any future periods.  In addition to reclassifications related to discontinued operations, other reclassifications have been made to prior periods to place them on a basis comparable with the current period presentation.

(2) RESTATEMENT

During 2006, the company restated its historical financial statements to reflect the accounting treatment for non-cash losses discovered in an unreconciled inter-company account in its subsidiary, Greater Atlantic Mortgage Corporation (“GAMC”).  The losses were discovered as the bank discontinued the operations of the subsidiary.  The loss in any given year did not reach a material amount such as to require restatement.  However, the bank determined to provide the restatements because the cumulative amount of the losses aggregated $1.4 million.  The revisions had no impact on the cash flows of the bank.  The table below includes the effect of the restatement and the presentation of GAMC as discontinued operations.

	As originally reported	Restatement	Discontinued operations	As restated
Three months ended December 31, 2005
Interest income	$4,739	$-	$149	$4,590
Interest expense	2,863	-	122	2,741
Net interest income	1,876	-	27	1,849
Noninterest income	1,449	(92)	1,055	302
Noninterest expense	5,384	-	2,864	2,520
Discontinued operations	-	-	(1,782)	(1,782)
Net income (loss)	(2,130)	(92)	-	(2,222)
Earnings per share – continuing	(0.71)	(0.03)	0.59	(0.15)
Earnings per share – discontinued	(0.00)	0.00	(0.59)	(0.59)

The $92,000 adjustment to noninterest income relate to gains on sale of loans.  In addition, the September 30, 2005 retained earnings balance was reduced by $1.3 million to reflect the cumulative effect of the restatement of all periods prior to those reflected in this form 10-Q.

(3) Discontinued operations

On March 29, 2006, we began the process of discontinuing the operations of the bank’s mortgage company subsidiary, GAMC.  It was determined that this business no longer fit our strategy.

As a result of the above action, we applied discontinued operations accounting in the third quarter of 2006, as we completed the closing of the GAMC business.  Accordingly, the income statements for all periods have been adjusted.  The reclassification of GAMC’s results to discontinued operations primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.  The table below summarizes GAMC’s results which were treated as discontinued operations for the periods indicated.

D-2-8

        Greater Atlantic Financial Corp.
               Notes to Consolidated Financial Statements
        Information as of December 31, 2006 and the Three Months Ended December 31, 2006 and 2005 (Unaudited)

Three months ended December 31,
2005
(Dollars in Thousands, Except Per Share Data
Interest income	$149
Interest expense	122
Net interest income	27
Noninterest income	1,055
Noninterest expense	2,864
Net income (loss)	$(1,782)
Earnings (loss) per share – basic	$(0.59)
Earnings (loss) per share – diluted	(0.59)

(4) LOAN IMPAIRMENT AND LOAN LOSSES

In accordance with guidance in the Statements of Financial Accounting Standards Nos. 114 and 118, the company prepares a quarterly review to determine the adequacy of the allowance for loan losses and to identify and value impaired loans.  An analysis of the change in the allowance for loan losses follows (also see page 20 for discussion of non-performing loans):

	At or for the three months ended December 31,
	2006	2005
(Dollars in Thousands)
Balance at beginning of period	$1,330	$1,212
Provisions	148	71
Total charge-offs	(325)	(52)
Total recoveries	5	14
Net charge-offs	(320)	(38)
Balance at end of period	$1,158	$1,245
Ratio of net charge-offs during the period to average loans outstanding during the period	0.17%	0.02%
Allowance for loan losses to total non-performing loans at end of period	247.44%	63.68%
Allowance for loan losses to total loans	0.58%	0.59%

(5) REGULATORY MATTERS

The capital distribution regulation of the OTS requires that the bank provide the applicable OTS Regional Director with a 30-day advance written notice of all proposed capital distributions whether or not advance approval is required.  The bank paid dividends of $655,000 to the company during the year ended September 30, 2006.

On December 19, 2006, the company issued a news release announcing that the first quarter distribution of Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, will be deferred.  The announcement by the company followed advice received by the bank from the Office of Thrift Supervision that it would not approve the bank’s application to pay a cash dividend to the company.  Accordingly, the company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).

D-2-9

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
        Information as of December 31, 2006 and the Three Months Ended December 31, 2006 and 2005 (Unaudited)

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) created five categories of financial institutions based on the adequacy of their regulatory capital levels:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

Under FDICIA, a well-capitalized financial institution is one with Tier 1 leverage capital of 5%, Tier 1 risk-based capital of 6% and total risk-based capital of 10%.  At December 31, 2006, the bank was classified as an adequately-capitalized financial institution.

The following presents the bank’s capital position at December 31, 2006:

	Required Balance	Required Percent	Actual Balance	Actual Percent	Surplus/ (Shortfall)
(Dollars in Thousands)
Leverage	$14,260	5.00%	$16,041	5.62%	$1,781
Tier 1 Risk-based	$11,192	6.00%	$15,951	8.55%	$4,759
Total Risk-based	$18,654	10.00%	$17,109	9.17%	$(1,545)

(6) STOCK OPTIONS

Effective November 14, 1998, the company established the 1997 Stock Option and Warrant Plan (the “Plan”).  The Plan reserves options for 76,667 shares to employees and warrants for 94,685 shares to stockholders.  The Plan was amended effective March 14, 2000, to increase the number of options available for grant to employees from 76,667 to 225,000 shares and amended again effective March 15, 2002, to increase the number of options available for grant to employees from 225,000 to 350,000 shares and to limit its application to officers and employees.  The stock options and warrants vest immediately upon issuance and carry a maximum term of 10 years.  The exercise price for the stock options and warrants is the fair market value at grant date.  As of December 31, 2006, 94,685 warrants were issued.

The following summary represents the activity under the Plan:

	Number of Shares	Exercise Price	Expiration Date
Balance outstanding and exercisable at September 30, 2004	226,000
Options granted	104,000	$6.75	10-6-2014
Options exercised	(8,500)	$4.00
Options expired	(55,500)	$6.52
Balance outstanding and exercisable at September 30, 2005	266,000	$6.91
Options granted	12,000	$6.00	3-31-2016
Options expired	(25,000)	$8.37
Balance outstanding and exercisable at September 30, 2006	253,000	$6.72
Options granted	-
Balance outstanding and exercisable at December 31, 2006	253,000	$6.72

D-2-10

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
        Information as of December 31, 2006 and the Three Months Ended December 31, 2006 and 2005 (Unaudited)

The company has adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123R”), to measure compensation cost for stock options effective after October 1, 2005.  Prior to its adoption, the company accounted for its options under APB 25 “Accounting for Stock Issued to Employees” with pro forma disclosed.  As allowable under SFAS 123R, the company used the Black-Scholes method to measure the compensation cost of stock options granted in 2006 with the following assumptions: risk-free interest rate of 4.88%, a dividend payout rate of zero, and an expected option life of nine years.  The volatility is 32%.  Using these assumptions, the fair value of stock options granted during fiscal 2006 was $2.92.  The company estimates the fair value of each option on the date of grant using the Black-Scholes option-pricing model. There were no options granted during the three months ended December 31, 2006 and December 31, 2005, respectively..

(7) EARNINGS PER SHARE

Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding.  Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.  The weighted average shares outstanding for basic and diluted earnings per share for the three months ended December 31, 2006 and 2005 were the same as the effect of the conversion of preferred securities and the impact of stock options were antidilutive for the periods ended December 31, 2006 and 2005.  The effect of the conversion of the preferred securities would result in an increase of 1,373,969 in common shares outstanding.

(8) SEGMENT REPORTING

The company had two reportable segments, banking and mortgage banking.  However, the mortgage-banking activities conducted in GAMC, to which the mortgage-banking segment applied, were discontinued effective March 29, 2006.  The bank operates retail deposit branches in the greater Washington, D.C./Baltimore metropolitan area.  The banking segment provides retail consumers and small businesses with deposit products such as demand, transaction, and savings accounts and certificates of deposit and lending products, such as residential and commercial real estate, construction and development, consumer and commercial business loans.  Further, the banking segment invests in residential real estate loans purchased from GAMC and others, and also invests in mortgage-backed and other securities.  The mortgage banking activities, which were conducted principally through GAMC, included the origination of residential real estate loans either for sale into the secondary market, with servicing released or for retention in the bank’s portfolio.

On March 29, 2006, we began the process of discontinuing the operations of the bank’s subsidiary, GAMC.  Because it was unprofitable, it was determined that this business no longer fit our strategy.

In the third quarter of 2006, we applied discontinued operations accounting for GAMC.  Accordingly, the income statements for all periods have been restated.  The restatements primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.

Due to the unprofitable operations of GAMC, the company recognized an operating loss of $693,000 for the three months ended December 31, 2005.  In addition to the loss from operations, a non-recurring pre-tax impairment charge for long-lived assets of $996,000 was recorded and included in discontinued operations in the consolidated statements of operations.

D-2-11

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
        Information as of December 31, 2006 and the Three Months Ended December 31, 2006 and 2005 (Unaudited)

(9) RECENT ACCOUNTING STANDARDS

The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 123 (Revised 2004) (“SFAS No. 123R”), “Share-Based Payment,” in December 2004.  SFAS No. 123R is a revision of FASB Statement 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance.  The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).  That cost will be recognized over the period during which an employee is required to provide service in exchange for the award.  This statement is effective as of the beginning of the first annual reporting period that begins after June 15, 2005 and the company adopted the standard in the first quarter of fiscal 2006.  The adoption of this statement did not have a material impact on its consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 generally requires retrospective application to prior periods’ financial statements of all voluntary changes in accounting principle and changes required when a new pronouncement does not include specific transition provisions. This standard was effective for the company beginning October 1, 2006.

In July 2006, the FASB issued Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” - an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by a taxing authority. The term “more-likely-than-not” means a likelihood of more than 50 percent. FIN 48 is effective for fiscal years beginning after December 15, 2006, with early application permitted. Any impact from the adoption of FIN 48 will be recorded directly to the beginning balance of retained earnings and reported as a change in accounting principle. We are currently evaluating the impact of this Interpretation, but do not expect it to be material.

On October 1, 2006, we adopted SFAS 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No.140.” SFAS 156 was issued in March 2006 and requires all newly recognized servicing rights and obligations to be initially measured at fair value. For each class of separately recognized servicing rights and obligations retained, we have elected to continue to account for each under the amortization method which requires us to amortize servicing assets or liabilities in proportion to and over the periods of estimated net servicing income or net servicing loss.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (SAB 108). Due to diversity in practice among registrants, SAB 108 expresses the SEC staff views regarding the process by which misstatements in financials statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The company does not believe SAB 108 will have a material impact on its consolidated financials statements.

In September 2006, the Financial Accounting Standards Board released Statement No. 157, "Fair Value Measurements" which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This Statement applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. While we are currently evaluating the effect of the guidance contained in this Statement, we do not expect the implementation to have a material impact on our consolidated financial statements.

D-2-12

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
        Information as of December 31, 2006 and the Three Months Ended December 31, 2006 and 2005 (Unaudited)

(10) JUNIOR SUBORDINATED DEBT SECURITIES

On March 20, 2002, Greater Atlantic Capital Trust I (the, “Trust”), a Delaware statutory business trust and a wholly owned Trust subsidiary of the company, issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, retaining an option to call the securities on or after December 31, 2003.  Conversion of the preferred securities into the company’s common stock may occur at any time on or after 60 days after the closing of the offering.  The company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003.  Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002.  The Trust also issued 29,762 common securities to the company for $297,620.  The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust’s common securities were utilized to purchase from the company junior subordinated debt securities of $9,928,000 bearing interest of 6.50% and maturing December 31, 2031.

The Trust was formed for the sole purpose of investing the proceeds from the sale of the convertible preferred securities in the corresponding convertible debentures.  The company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto.  The sale of the preferred securities yielded $9.3 million after deducting offering expenses.  The company retained approximately $1.3 million of the proceeds for general corporate purposes, investing the retained funds in short-term investments.  The remaining $8.0 million of the proceeds was invested in the bank to increase its capital position (also see Note 5 Regulatory Matters).

(11) DERIVATIVE FINANCIAL INSTRUMENTS

The bank has entered into various interest rate caps during fiscal year 2003 and 2002 that total $25 million in notional principal with terms between five and ten years that limit the float between a floor of 2.00%, and are capped between 5.00% - 8.00%.  The bank accounts for these derivatives, under the guidelines of SFAS 133, as amended.

Realized and unrealized gains and losses on those derivatives which meet hedge accounting requirements are deferred and recognized when the hedge transaction occurs.  In the event hedge accounting requirements are not met gains and losses on such instruments are included currently in the statement of operations.  During the three months ended December 31, 2006 and 2005 the instruments did not meet hedge accounting requirements.  The statements of operations include net gains of $13,000 and $71,000 for the three months ended December 31, 2006 and 2005, respectively.

D-2-13

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes presented elsewhere in this report.

This report contains forward-looking statements.  When used in this 10-Q report and in future filings by the company with the Securities and Exchange Commission (the “SEC”), in the company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company’s market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The matters discussed in management’s discussion and analysis of financial condition and results of operations reflects continuing operations, as adjusted for the Restatement discussed in Note 2 of the financial statements, unless otherwise noted.

Mortgage Banking Activities

The bank’s mortgage banking activities primarily consist of originating mortgage loans secured by single-family properties.  However, the mortgage-banking activities conducted in GAMC were discontinued effective March 29, 2006 as it was determined that, because it was unprofitable, this business no longer fit our strategy.  Mortgage banking involves the origination and sale of mortgage loans for the purpose of generating gains on sale of loans and fee income on the origination of loans, in addition to loan interest income.  In recent years, the volume of GAMC’s originations had been declining, resulting in losses from mortgage banking operations, which, pursuant to an agreement, the manager had agreed to fund.

In the third quarter of 2006, we applied discontinued operations accounting for GAMC as we completed closing those operations during the quarter.  This business no longer fit our strategy because it was unprofitable.  Accordingly, the income statements for all periods have been adjusted.  The reclassifications primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.

Due to the unprofitable operations of GAMC, the company recognized an operating loss of $693,000 for the three months ended December 31, 2005.  In addition to the loss from operations, a non-recurring pre-tax impairment charge on long-lived assets of $996,000 was recorded for the three months ended December 31, 2005 and included in discontinued operations in the consolidated statements of operations.

General

We are a savings and loan holding company, which was organized in June 1997.  We conduct substantially all of our business through our wholly owned subsidiary, Greater Atlantic Bank, a federally chartered savings bank.  The bank is a member of the Federal Home Loan Bank system and its deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.  We offer traditional banking services to customers through the six branches of the bank located throughout the greater Washington, D.C./Baltimore metropolitan area.

D-2-14

The profitability of the company depends primarily on its non-interest income and net interest income.  Net interest income is the difference between the interest income it earns on its loans and investment portfolio, and the interest it pays on interest-bearing liabilities, which consist mainly of interest paid on deposits and borrowings.  Non-interest income consists primarily of gain on sales of loans, derivatives and available-for-sale investments and service charge fees for deposits and loans.

The level of its operating expenses also affects the company’s profitability.  Operating expenses consist primarily of salaries and employee benefits, occupancy-related expenses, equipment and technology-related expenses and other general operating expenses.

At December 31, 2006 the company’s total assets were $286.6 million, compared to the $305.2 million held at September 30, 2006, representing a decrease of 6.10%.  Both the bank’s overall asset size and customer base decreased during the period and that decline is reflected in the consolidated statements of financial condition and statements of operations.  Net loans receivable at December 31, 2006 were $195.2 million, an increase of $1.9 million or 0.96% from the $193.3 million held at September 30, 2006.  The increase in loans consisted primarily of $3.2 million in multifamily, $3.7 million in commercial real estate and $1.1 million construction and land loans.  That increase was offset in part by decreases in single family, commercial business and consumer loans totaling $6.3 million.  At December 31, 2006, investment securities were $73.1 million, a decrease of $7.1 million or 8.81% from the $80.2 million held at September 30, 2006.  Deposits at December 31, 2006 were $217.9 million, a decrease of $12.3 million from the $230.2 million held at September 30, 2006.

On February 22, 2006, the company announced that it had engaged Sandler O’Neill & Partners, L.P. to advise and assist the company in evaluating the financial aspects of all strategic alternatives available, including remaining independent.

Critical Accounting Policies, Estimates and Judgments

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States.  The preparation of those financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities.  Management continually evaluates its estimates and judgments including those related to the allowance for loan losses and income taxes.  Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances.  Actual results may differ from those estimates under different assumptions or conditions.  The company believes that, of its significant accounting policies, the most critical accounting policies we apply are those related to the evaluation of the adequacy of the allowance for loan losses.

A variety of factors impact the carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.  The allowance for loan losses is the most difficult and subjective judgment.  The allowance is established and maintained at a level that we believe is adequate to cover losses resulting from the inability of borrowers to make required payments on loans.  Estimates for loan losses are arrived at by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of our regulators, changes in the size and composition of the loan portfolio and peer comparisons.  The analysis also requires consideration of the economic climate and direction, change in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to our service area.  Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

D-2-15

Comparison of Results of Operations for the Three Months Ended
December 31, 2006 and December 31, 2005

Net Income.  For the three months ended December 31, 2006, the company had net loss of $892,000 or $0.30 per diluted share, compared to a net loss from continuing operations of $440,000 or $0.15 per diluted share for the three months ended December 31, 2005.  The increase in the net loss of $452,000 over the comparable period one-year ago was primarily the result of an increase in non-interest expense and provision for loan losses and decreases in net interest income and noninterest income.

Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the re-pricing of interest rates on assets and on liabilities also influences net interest income.

The following table presents a comparison of the components of interest income and expense and net interest income.

Net interest income from continuing operations			Difference
Three Months Ended December 31,	2006	2005	Amount	%
(Dollars in Thousands)
Interest income:
Loans	$3,670	$3,391	$279	8.23%
Investments	1,135	1,199	(64)	(5.34)
Total	4,805	4,590	215	4.68

Interest expense:
Deposits	2,239	1,765	474	26.86
Borrowings	794	976	(182)	(18.65)
Total	3,033	2,741	292	10.65
Net interest income	$1,772	$1,849	$(77)	(4.16)%

The decrease in net interest income during the three months ended December 31, 2006, resulted primarily from a $48.4 million decrease in the bank’s interest-earning assets coupled with average interest-earning assets declining by $4.5 million more than the decline in average interest-bearing liabilities and was offset in part by a 28 basis point increase in net interest margin (net interest income divided by average interest-earning assets) from 2.26% for the three months ended December 31, 2005 to 2.54% for the three months ended December 31, 2006.  That increase in net interest margin was offset by an increase of $33,000 in interest expense in the 2006 period compared to a reduction of $41,000 in interest expense in the year ago period resulting from payments made on certain interest rate swap and cap agreements to the comparable period one year ago.  That increase in net interest margin also resulted from increasing the average yield on interest-earning assets by 26 basis points more than the increase in the average cost on interest-bearing liabilities.

Interest Income.  Interest income for the three months ended December 31, 2006 increased $215,000 compared to the three months ended December 31, 2005, primarily as a result of an increase of 128 basis points in the average yield earned on interest earning assets.  That increase was partially offset by a decrease of $48.4 million in the average outstanding balances of loans and investment securities.

D-2-16

Interest Expense.  The $292,000 increase in interest expense for the three months ended December 31, 2006 compared to the 2005 period was principally the result of a 102 basis point increase in the cost of funds on average deposits and borrowings.  That increase in the cost of funds was partially offset by a $43.9 million decrease in average deposits and borrowings.  The increase in interest expense on deposits was primarily due to a 98 basis point increase in rates paid on deposits.  The increase in expense was primarily due to higher rates paid on interest-bearing demand deposits, savings accounts and certificates and elevated pricing on new and renewed time deposits.  That increase was partially offset by a decrease of $5.2 million in average deposits from $215.7 million for the three months ended December 31, 2005 to $210.5 million for the three months ended December 31, 2006.

The decrease in interest expense on borrowings for the three months ended December 31, 2006, when compared to the 2005 period, was principally the result of a $38.7 million decrease in average borrowed funds, partially offset by a 151 basis point increase in the cost of borrowed funds.  The components accountable for the decrease of $182,000 in interest expense on borrowings were a $369,000 decrease relating to average volume, partially offset by a $187,000 increase relating to average cost.

D-2-17

Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	For the Three Months Ended December 31,
	2006			2005 (Restated)
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:	(dollars in thousands)
Interest-earning assets:
Real estate loans	$93,132	$1,717	7.37%	$102,866	$1,660	6.45%
Consumer loans	59,504	1,180	7.93	68,646	1,116	6.50
Commercial business loans	39,550	773	7.82	35,891	615	6.85
Total loans	192,186	3,670	7.64	207,403	3,391	6.54

Investment securities	57,168	800	5.60	66,191	780	4.71
Mortgage-backed securities	29,704	335	4.51	53,847	419	3.11
Total interest-earning assets	279,058	4,805	6.89	327,441	4,590	5.61
Non-earning assets	11,672			16,668
Total assets	$290,730			$344,109

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$3,154	7	0.89	$6,749	15	0.89
Now and money market accounts	79,378	711	3.58	69,223	524	3.03
Certificates of deposit	127,998	1,521	4.75	139,723	1,226	3.51
Total deposits	210,530	2,239	4.25	215,695	1,765	3.27

FHLB advances	36,839	496	5.39	50,727	614	4.84
Other borrowings	20,019	298	5.95	44,860	362	3.23
Total interest-bearing liabilities	267,388	3,033	4.54	311,282	2,741	3.52

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	12,330			15,668
Other liabilities	2,266			4,065
Total liabilities	281,984			331,015
Stockholders’ equity	8,746			13,094
Total liabilities and stockholders' Equity	$290,730			$344,109

Net interest income		$1,772			$1,849
Interest rate spread			2.35%			2.09%
Net interest margin			2.54%			2.26%

D-2-18

Rate/Volume Analysis. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	Three Months Ended December 31, 2006 compared to
	December 31, 2005
	Change Attributable to
	Volume	Rate	Total
	(in thousands)

Real estate loans	$(157)	$214	$57
Consumer loans	(149)	213	64
Commercial business loans	63	95	158
Total loans	(243)	522	279
Investments	(106)	126	20
Mortgage-backed securities	(188)	104	(84)
Total interest-earning assets	$(537)	$752	$215

Savings accounts	$(8)	$-	$(8)
Now and money market accounts	77	110	187
Certificates of deposit	(103)	398	295
Total deposits	(34)	508	474
FHLB advances	(168)	50	(118)
Other borrowings	(200)	136	(64)
Total interest-bearing liabilities	(402)	694	292
Change in net interest income	$(135)	$58	$(77)

Provision for Loan Losses.  The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans.  Determining the proper reserve level or allowance involves management’s judgment based upon a review of factors, including the company’s internal review process, which segments the loan portfolio into groups, based on loan type and assigns to them a reserve percentage that reflects the industry standard.  Management then looks at its classified assets, which are loans 30 days or more delinquent, and classifies those loans as special mention, substandard, doubtful or loss based on the performance of the loans.  Those classified loans are then individually evaluated for impairment and measured by either the present value of expected future cash flows, the loan’s observable market price, or the fair value of the collateral.  They are then segmented by type and assigned a reserve percentage that reflects the underlying quality of the loan.  Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the bank will not have to increase its provisions for loan losses in the future.  An increase in provision may result from an adverse market for real estate and economic conditions generally in the company’s primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company’s results of operations.  On an annual basis, or more often if deemed necessary, the bank has contracted with an independent outside third party to have its loan portfolio reviewed.  The focus of their review is to identify the extent of potential and actual risk in the bank’s commercial loan portfolio, in addition to the underwriting and processing practices.  Observations made regarding the bank’s portfolio risk are based upon review evaluations, portfolio profiles and discussion with the operational staff, including the line lenders and senior management.

D-2-19

Non-performing assets were $468,000 or 0.16% of total assets at December 31, 2006, with all classified as substandard, no assets were classified as doubtful or as loss.  Non-performing assets decreased $1.5 million from the $2.0 million or 0.58% of total assets classified as non-performing at December 31, 2005.  The $1.5 million decrease in non-performing loans does not reflect $1.8 million of loans classified as special mention and is reflected in the $77,000 increase in the provision for loan losses for the December 31, 2006 quarter when compared to the provision made in the year ago quarter.  The increase in the provision for loan losses from the year ago period also resulted from increases in the outstanding balance of the bank’s commercial real estate, construction and land loans.  Those increases were offset by decreases in the outstanding balance of the bank’s commercial business and second trust loans.  The increase in provision resulted primarily from the increase in the required provision for those loans and the overall increase in the size of the bank’s loan portfolio.

Non-interest Income. Non-interest income decreased $132,000 during the quarter ended December 31, 2006, over the comparable period one year ago.  That decrease was primarily the result of a decrease of $123,000 in gains on derivatives and gains on sale of foreclosed real estate.

The following table presents a comparison of the components of non-interest income.

Non-interest income from continuing operations			Difference
Three Months Ended December 31,	2006	2005	Amount	%
(Dollars in Thousands)
Non-interest income:
Service fees on loans	$42	$47	$(5)	(10.64)%
Service fees on deposits	110	104	6	5.77
Gain on derivatives	13	71	(58)	(81.69)
Gain on sale of foreclosed real estate	-	65	(65)	(100.00)
Other operating income	5	15	(10)	(66.67)
Total non-interest income	$170	$302	$(132)	(43.71)%

Non-interest expense. Non-interest expense increased $166,000 from $2.5 million for the three months ended December 31, 2005 to $2.7 million for the three months ended December 31 in the current year.  The increase was distributed over various non-interest expense categories with the primary contributors being compensation, professional services and occupancy and was partially offset by decreases totaling $183,000 in advertising, deposit insurance premium, furniture fixtures and equipment and data processing.

The following table presents a comparison of the components of non-interest expense.

Non-interest expense from continuing operations			Difference
Three Months Ended December 31,	2006	2005	Amount	%
(Dollars in Thousands)
Non-interest expense:
Compensation and employee benefits	$1,266	$1,093	$173	15.83%
Occupancy	343	317	26	8.20
Professional services	400	257	143	55.64
Advertising	24	173	(149)	(86.13)
Deposit insurance premium	23	27	(4)	(14.81)
Furniture, fixtures and equipment	130	137	(7)	(5.11)
Data processing	220	243	(23)	(9.47)
Other operating expense	280	273	7	2.56
Total non-interest expense	$2,686	$2,520	$166	6.59%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  We did not record a provision for income taxes for the three months ended December 31, 2006 and 2005 due to our operating losses.  The company believes that it will generate future taxable income to assure utilization of a certain portion of the existing net operating losses.

D-2-20

Contractual Obligations and Off-Balance Sheet Financing Arrangements

The following table summarizes the bank’s contractual obligations at December 31, 2006 and the effect those obligations are expected to have on the bank’s liquidity and cash flows in future periods.

	Total	Less Than One Year	Two – Three Years	Four – Five Years	After Five Years
(In thousands)

FHLB Advances (1)	$39,000	$9,000	$-	$30,000	$-
Reverse repurchase agreements	9,972	9,972	-	-	-
Subordinated debt securities	29,038	655	1,310	1,310	25,763
Operating leases	4,604	1,097	2,050	992	465
Total obligations	$82,614	$20,724	$3,360	$32,302	$26,228
(1) The company expects to refinance these short and medium-term obligations under substantially the same terms and conditions.

Other Commercial Commitments

	Total	Less Than One Year	Two – Three Years	Four – Five Years	After Five Years
(In Thousands)

Certificate of deposit maturities (1)	$125,627	$106,710	$14,934	$3,890	$93
Loan originations	8,944	8,944	-	-	-
Unfunded lines of credit	113,122	113,122	-	-	-
Standby letters of credit	155	155	-	-	-
Total	$247,848	$228,931	$14,934	$3,890	$93
(1) The company expects to retain maturing deposits or replace amounts maturing with comparable certificates of deposits based on current market interest rates.

Liquidity and Capital Resources.  The bank’s primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings.  While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  The bank continues to maintain the levels of liquid assets previously required by OTS regulations.  The bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advances and reverse repurchase agreements in periods when the bank’s demands for liquidity exceed funding from deposit inflows.

The bank’s most liquid assets are cash and cash equivalents and securities available-for-sale.  The levels of those assets are dependent on the bank’s operating, financing, lending and investing activities during any given period.  At December 31, 2006, cash and cash equivalents, interest bearing deposits and securities available-for-sale totaled $75.7 million or 26.42% of total assets.

The primary investing activities of the bank are the origination of consumer loans, residential one- to four-family loans, commercial business loans, commercial real estate loans, and real estate construction and development loans and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related securities and other investment securities.  During the three months ended December 31, 2006, the bank’s loan purchases and originations totaled $21.3 million.  The bank did not purchase any United States Treasury or agency securities, mortgage-backed or mortgage related securities or other investment securities during the three months ended December 31, 2006.  The investments for the period ended December 31, 2006 are all considered temporary impaired.

The bank has other sources of liquidity if a need for additional funds arises.  At December 31, 2006, the bank had $39.0 million in advances outstanding from the FHLB and had an additional overall borrowing capacity from the FHLB of $12.6 million.  Depending on market conditions, the pricing of deposit products and the pricing of FHLB advances, the bank may continue to rely on FHLB borrowings to fund asset growth.

D-2-21

At December 31, 2006, the bank had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling $122.2 million.  Unfunded lines of credit have remained relatively constant and have actually declined during the three months ended December 31, 2006.  The bank anticipates that it will have sufficient funds available to meet its current loan origination commitments.  Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from December 31, 2006, totaled $106.7 million.  Based upon experience, management believes the majority of maturing deposits will remain with the bank.  In addition, management of the bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments.  In the event that a significant portion of those deposits are not retained by the bank, the bank would be able to utilize FHLB advances and reverse repurchase agreements to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such borrowings exceeds the average rate paid on deposits of similar duration.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates.  The company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  The company has little or no risk related to trading accounts, commodities or foreign exchange.  In general, market risk reflects the sensitivity of income to variations in interest rates and other relevant market rates or prices.  The company’s market rate sensitive instruments include interest-earning assets and interest-bearing liabilities.  The company enters into market rate sensitive instruments in connection with its various business operations, particularly its mortgage banking activities.  Loans originated, and the related commitments to originate loans that will be sold, represent market risk that is realized in a short period of time, generally two or three months.

The company’s primary source of market risk exposure arises from changes in United States interest rates and the effects thereof on mortgage prepayment and closing behavior, as well as depositors’ choices (“interest rate risk”).  Changes in those interest rates will result in changes in the company’s earnings and the market value of its assets and liabilities.  We expect to continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities.  That spread is affected by the difference between the maturities and re-pricing characteristics of interest-earnings assets and interest-bearing liabilities.  Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with fewer loan originations.  Management expects that a substantial portion of our assets will continue to be indexed to changes in market interest rates and we intend to attract a greater proportion of short-term liabilities, which will help us address our interest rate risk.  The lag in implementation of re-pricing terms on our adjustable-rate assets may result in a decline in net interest income in a rising interest rate environment.  There can be no assurance that our interest rate risk will be minimized or eliminated.  Further, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.  Accordingly, changes in levels of market interest rates, (primarily increases in market interest rates), could materially adversely affect our interest rate spread, asset quality, loan origination volume and overall financial condition and results of operations.

To mitigate the impact of changes in market interest rates on our interest-earning assets and interest-bearing liabilities, we actively manage the amounts and maturities of these assets and liabilities.  A key component of this strategy is the origination and retention of short-term and adjustable-rate assets and the origination and sale of fixed-rate loans.  We retain short-term and adjustable-rate assets because they have re-pricing characteristics that more closely match the re-pricing characteristics of our liabilities.

To further mitigate the risk of timing differences in the re-pricing of assets and liabilities, our interest-earning assets are matched with interest-bearing liabilities that have similar re-pricing characteristics.  For example, the interest rate risk of holding fixed-rate loans is managed with long-term deposits and borrowings, and the risk of holding ARMs is managed with short-term deposits and borrowings.  Periodically, mismatches are identified and managed by adjusting the re-pricing characteristics of our interest-bearing liabilities with derivatives, such as interest rate caps and interest rate swaps.

Through the use of these derivative instruments, management attempts to reduce or offset increases in interest expense related to deposits and borrowings.  We use interest rate caps and pay-fixed interest rate swaps to protect against rising interest rates.

D-2-22

The interest rate caps and the pay-fixed interest rate swaps are designed to provide an additional layer of protection, should interest rates on deposits and borrowings rise, by effectively lengthening the re-pricing period.  At December 31, 2006, we held an aggregate notional value of $25 million of.  One of the interest rate caps had strike rates that were in effect at December 31, 2006, as current LIBOR rates were above the strike rate.

We are also striving to increase the proportion of transaction deposits to total deposits to diminish our exposure to adverse changes in interest rates.  In particular, non-interest-bearing checking accounts and custodial accounts are less sensitive to interest rate fluctuations and provide a growing source of non-interest income through depositor and other retail banking fees.

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at September 30, 2006 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets

Basic Point (“bp”) Change in Rates	$Amount	$Change	% Change	NPV Ratio	Change (bp)

+300	25,916	-2,864	-10%	8.75%	-68bp
+200	27,380	-1,401	-5%	9.15%	-29bp
+100	28,302	-479	-2%	9.36%	-7bp
0	28,781	-	-	9.44%	-
-100	28,384	-396	-1%	9.25%	-19bp
-200	27,268	-1,512	-5%	8.85%	-59bp

The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. Those assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income.  Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Item 4.  Controls and Procedures.

Pursuant to an investigation being conducted under the supervision of the company’s Audit Committee, management discovered a $2.1 million difference in inter-company accounts between the company and its subsidiary, GAMC.  The company discovered the un-reconciled inter-company account at GAMC during its review of the closing entries to the accounts of GAMC in connection with the preparation of the company’s consolidated financial statements for the quarterly period ended June 30, 2006.  The investigation resulted in a determination that the warehouse payable account maintained at GAMC had not been properly reconciled.

D-2-23

The extensive investigation revealed numerous errors in the reconciliation of the warehouse payable account of GAMC over a period of five (5) years.  As a result of the investigation, the company determined that it has sustained losses aggregating approximately $1.4 million.  To date, the company has identified claims of $738,000, primarily for duplicate checks issued and paid on the same loan.  Of that sum, $422,000 has been collected and the company believes that the balance is recoverable.  The investigation regarding this matter is ongoing and the company has retained legal and accounting personnel to assist in the company’s investigation. Costs associated with engaging personnel to provide those professional services are being treated as period costs.

The company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by the company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and regulations and that such information is accumulated and communicated to the company's management, including the company's Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that the company's disclosure controls and procedures will detect or uncover every situation involving the failure of persons within the company or its subsidiary to disclose material information otherwise required to be set forth in the company's periodic reports.

The company, under the supervision and with the participation of the company's management, including the company's Chief Executive Officer and the Chief Financial Officer, has evaluated the effectiveness of the company's disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the company's disclosure controls and procedures were not effective as of June 30, 2006 due to the override of certain internal control procedures relating to preparation and review of certain reconciliations.  The override of those internal control procedures enabled the differences in the reconciliations performed at GAMC to go un-detected over a long period of time.  While the bank had outsourced its internal audit function to an independent CPA firm, neither their review of the reconciliations or that of the company’s then controller uncovered any errors that were brought to the attention of senior management.   The person responsible for the reconciliations at GAMC is no longer employed by GAMC, and the then controller of the bank, who was responsible for review of the reconciliations at GAMC, is no longer employed by the bank.

While the problem was isolated to one unique account with a subsidiary that is no longer in business, and was the responsibility of individuals who are no longer employed by subsidiaries of the company, the company has enhanced controls in similar situations going forward by:

•
Strengthening the procedures for reconciling the intercompany accounts.  Those procedures include having an outside party perform  reconciliations semi-annually instead of  merely reviewing reconciliations performed by parties with account responsibility; and

•	The company has strengthened the accounting staff at the controller position.

In connection with this Form 10-Q, the company's management, with the participation of its Chief Executive Officer and Chief Financial Officer, evaluated the company's disclosure controls and procedures as currently in effect, including the changes discussed above, and such officers have concluded that, as of this date, the company's disclosure controls and procedures are effective.

Management of the company is also responsible for establishing and maintaining adequate internal control over financial reporting and control of the company's assets to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. There were no changes in the company's internal control over financial reporting during the company's quarter ended December 31, 2006 that have materially affected, or are reasonably likely to materially affect, the company's internal control over financial reporting.

D-2-24

Part II.                      Other Information

Item 1.                                Legal Proceedings

As previously reported in a Form 8-K filed on September 8, 2006, the company announced that a Demand for Arbitration before the American Arbitration Association was filed against the company, the bank, GAMC, and Carroll E. Amos, President and Chief Executive Officer of the company and the bank.  The Demand for Arbitration was filed by Stamm Mortgage Management, Inc. ("Stamm Mortgage") and T. Mark Stamm, President of Stamm Mortgage in connection with the Management Agreement among Stamm Mortgage, the bank, and GAMC that governed the management of GAMC by Stamm Mortgage before the bank terminated the operations of GAMC earlier this year, and certain aspects of the company's public disclosures of that event.

The Demand for Arbitration alleges three counts: rescission, breach of contract, and defamation. As against the bank and GAMC, Stamm Mortgage alleges that the Management Agreement is unenforceable and should be rescinded, requiring the bank and GAMC, jointly and severally, to return $1.77 million that Stamm Mortgage paid to the bank and GAMC under the Management Agreement. As an alternative to rescission, Stamm Mortgage alleges that the bank and GAMC breached the Management Agreement by terminating it contrary to its terms, resulting in $9.6 million in lost profits to Stamm Mortgage. Stamm Mortgage and Mr. Stamm both allege that the company, the bank, GAMC, and Mr. Amos, acting in his official capacity, defamed Stamm Mortgage and Mr. Stamm through certain public statements made in press releases and in public securities filings by the company and seek $1.0 million in compensatory damages and $350,000 in punitive damages.

On December 29, 2006, counsel for the company, the bank, GAMC and Mr. Amos filed an Answering Statement and Counterclaim in Arbitration.  In, January 2007, the parties entered into negotiations looking toward a mutually acceptable and amicable resolution of their claims.  In the event that the claims cannot be resolved through negotiations, the company intends to defend its position vigorously.

On February 9, 2007, the parties entered into a mutual release resolving any and all related claims and controversies between the parties and obviating the need for all further arbitration and legal proceedings.  The resolution of the arbitration should not be construed as an assertion or admission of liability on the part of any of the parties, as all parties expressly deny any and all liability, improper conduct or wrongdoing.

Item 1A.                      Risk Factors

Our increased emphasis on commercial and construction lending may expose us to increased lending risks.

At December 31, 2006, our loan portfolio consisted of $32.1 million, or 16.02% of commercial real estate loans, $26.0 million, or 12.95% of construction and land development loans and $39.2 million, or 19.56% of commercial business loans.  We intend to increase our emphasis on these types of loans.  These types of loans generally expose a lender to greater risk of non-payment and loss than one-to-four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction.  Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans.  Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time.  In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans.  Also, many of our commercial and construction borrowers have more than one loan outstanding with us.  Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Strong competition within our market area could hurt our ability to compete and could slow our growth.

We face intense competition both in making loans and attracting deposits.  This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates.  Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income.  Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide.  We expect competition to

D-2-25

increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  Our profitability depends upon our continued ability to compete successfully in our market area.

An increase in loan prepayments and on prepayment of loans underlying mortgage-backed securities and small business administration certificates may adversely affect our profitability.

Prepayment rates are affected by consumer behavior, conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.  Although changes in prepayment rates are, therefore, difficult for us to predict, prepayment rates tend to increase when market interest rates decline relative to the rates on the prepaid instruments.

We recognize our deferred loan origination costs and premiums paid on originating these loans by adjusting our interest income over the contractual life of the individual loans.  As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed accelerates.  The effect of the acceleration of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time, which varies between loans.  If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated.

We recognize premiums we pay on mortgage-backed securities and Small Business Administration Certificates as an adjustment to interest income over the life of the security based on the rate of repayment of the securities. Acceleration of prepayment on the loans underlying a mortgage-backed security or Small Business Administration Certificate shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income.

We may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instruments particularly in periods of declining interest rates.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

The bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation, as insurer of its deposits.  Such regulation and supervision govern the activities in which the bank and the company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of the bank.  The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in the common stock of the company.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

A breach of information security could negatively affect our earnings.

Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks and over the Internet.  We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted.  In addition, we rely on the services of a variety of vendors to meet data processing and communication needs.  If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

D-2-26

We are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations.

Recently, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements.  There is also increased scrutiny of our compliance with the rules enforced by the Office of Foreign Assets Control.  In order to comply with regulations, guidelines and examination procedures in this area, we have been required to adopt new policies and procedures and to install new systems.  We cannot be certain that the policies, procedures and systems we have in place are flawless.  Therefore, there is no assurance that in every instance we are in full compliance with these requirements.

Failure to pay interest on our debt may adversely impact us.

Deferral of interest payments where allowed on our convertible preferred securities may affect our ability to issue additional debt.

Failure to remain a well capitalized institution.

As a result of recording losses of $5.6 million during the year ended September 30, 2006, the bank ceased to be considered a well capitalized institution and is now considered to be an adequately capitalized institution.  As an adequately capitalized institution, the bank cannot issue brokered certificates of deposit without OTS or FDIC permission, and the OTS can limit the payment of dividends from the bank to the company. Without the payment of a dividend from the bank, the company is unable to make a distribution on the cumulative convertible trust preferred securities.  On December 13, 2006, the bank was advised by the OTS that the OTS would not approve the bank’s application to pay a cash dividend to the company, and the company exercised its right to defer the next scheduled quarterly distribution on the cumulative convertible trust preferred securities.

Item 2.                                Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.                                Defaults Upon Senior Securities

Not applicable.

Item 4.                                Submission of Matters to a Vote of Security Holders

Not applicable.

Item 5.                                Other Information

Not applicable.

Item 6.                                Exhibits

(a) Exhibits
31.1	Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
31.2	Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
32.1	Certification of Chief Executive Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

D-2-27

Greater Atlantic Financial Corp.

Signatures

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Greater Atlantic Financial Corp.
(Registrant)

By: /s/ Carroll E. Amos
                                                                               Carroll E. Amos
President and Chief Executive Officer

By: /s/ David E. Ritter
David E. Ritter
Senior Vice President and Chief Financial Officer

Date: February 13, 2007

D-2-28

Exhibit 31.1
CERTIFICATION

I, Carroll E. Amos, President and Chief Executive Officer of Greater Atlantic Financial Corp., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Greater Atlantic Financial Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

(c)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board or directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:           /s/ Carroll E. Amos
Carroll E. Amos
President and Chief Executive Officer

Date: February 13, 2007

D-2-29

Exhibit 31.2
CERTIFICATION

I, David E. Ritter, Senior Vice President and Chief Financial Officer of Greater Atlantic Financial Corp., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Greater Atlantic Financial Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

c.
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board or directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:           /s/ David E. Ritter
David E. Ritter
Senior Vice President and
Chief Financial Officer

Date: February 13, 2007

D-2-30

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Greater Atlantic Financial Corp. (the “company”) on Form 10-Q for the period ended December 31, 2006 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Carroll E. Amos, President and Chief Executive Officer of the company, certify, pursuant to 18 U.S.C.§ 1350, as added by § 906 of the Sarbanes-Oxley Act of 2002, that:

A.   The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

B.   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company as of and for the period covered by the Report.

                        By: /s/ Carroll E. Amos
                                                        Carroll E. Amos
                                                        President and Chief Executive Officer

                                                       Date: February 13, 2007

D-2-31

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Greater Atlantic Financial Corp. (the “company”) on Form 10-Q for the period ended December 31, 2006 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David E. Ritter Senior Vice President and Chief Financial Officer of the company, certify, pursuant to 18 U.S.C.§ 1350, as added by § 906 of the Sarbanes-Oxley Act of 2002, that:

A.   The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

B.    The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company as of and for the period covered by the Report.

                       By: /s/ David E. Ritter
                                  David E. Ritter
                                  Senior Vice President and
                                  Chief Financial Officer

                                  Date: February 13, 2007

D-2-32

ANNEX D-3

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[√] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2007

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to _________.

Commission file number: 0-26467

GREATER ATLANTIC FINANCIAL CORP.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	54-1873112
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

                            10700 Parkridge Boulevard, Suite P50, Reston, Virginia                                                                                                       20191
                                   (Address of Principal Executive Offices)                                                                                                                    (Zip Code)

(703) 391-1300
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes   [ √ ]   No   [   ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  [__]                                                                Accelerated filer  [__]                                                      Non- accelerated filer [ √ ]

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):
Yes   [__]   No  [ √ ]

At May 11, 2007, there were 3,024,220 shares of the registrant’s Common
Stock, par value $0.01 per share outstanding

D-3-1

Greater Atlantic Financial Corp.
Quarterly Report on Form 10-Q
For the Quarter Ended March 31, 2007

D-3-2

Greater Atlantic Financial Corp.
Consolidated Statements of Financial Condition (Unaudited)

	March 31,	September 30,
	2007	2006 (a)
(Dollars in Thousands)
Assets
Cash and cash equivalents	$2,637	$2,516
Interest bearing deposits at banks	22,153	17,288
Investment securities
Available-for-sale	61,694	75,461
Held-to-maturity	3,720	4,696
Loans receivable, net	182,941	193,307
Accrued interest and dividends receivable	1,822	2,073
Deferred income taxes	1,894	1,928
Federal Home Loan Bank stock, at cost	2,204	2,388
Premises and equipment, net	2,560	2,764
Goodwill	956	956
Prepaid expenses and other assets	1,422	1,842
Total assets	$284,003	$305,219
Liabilities and stockholders’ equity
Liabilities
Deposits	$226,627	$230,174
Advance payments from borrowers for taxes and insurance	390	270
Accrued expenses and other liabilities	1,428	1,963
Advances from the FHLB and other borrowings	38,954	54,574
Junior subordinated debt securities	9,392	9,388
Total liabilities	276,791	296,369
Commitments and contingencies
Stockholders’ Equity
Preferred stock $.01 par value - 2,500,000 shares authorized, none outstanding	-	-
Common stock, $.01 par value – 10,000,000
shares authorized; 3,024,220 shares outstanding	30	30
Additional paid-in capital	25,250	25,228
Accumulated deficit	(17,075)	(15,359)
Accumulated other comprehensive loss	(993)	(1,049)
Total stockholders’ equity	7,212	8,850
Total liabilities and stockholders’ equity	$284,003	$305,219

                (a) Consolidated Statement of Financial Condition as of September 30, 2006 has been derived from audited consolidated financial statements.

                                See accompanying notes to consolidated financial statements

D-3-3

Greater Atlantic Financial Corp.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(Dollars in Thousands, Except Per Share Data)	2007	2006	2007	2006
		(Restated)		(Restated)
Interest income
Loans	$3,651	$3,399	$7,322	$6,790
Investments	943	1,201	2,077	2,400
Total interest income	4,594	4,600	9,399	9,190
Interest expense
Deposits	2,187	1,890	4,426	3,654
Borrowed money	712	949	1,474	1,966
Total interest expense	2,899	2,839	5,900	5,620
Net interest income	1,695	1,761	3,499	3,570
Provision for loan losses	145	3	293	74
Net interest income after provision for loan losses	1,550	1,758	3,206	3,496
Noninterest income
Fees and service charges	155	146	307	297
Gain (loss) on derivatives	(13)	179	(33)	291
Gain on sale of foreclosed real estate	-	-	-	65
Other operating income	6	5	11	20
Total noninterest income	148	330	285	673
Noninterest expense
Compensation and employee benefits	1,175	1,194	2,441	2,286
Occupancy	344	334	687	651
Professional services	323	261	722	519
Advertising	45	190	69	364
Deposit insurance premium	7	25	30	52
Furniture, fixtures and equipment	137	143	267	280
Data processing	233	225	452	468
Other operating expenses	258	254	539	528
Total noninterest expense	2,522	2,626	5,207	5,148
Loss from continuing operations before income taxes	(824)	(538)	(1,716)	(979)
Provision for income taxes	-	-	-	-
Loss from continuing operations	(824)	(538)	(1,716)	(979)
Discontinued operations:
Loss from operations	-	(698)	-	(2,480)
Net loss	$(824)	$(1,236)	$(1,716)	$(3,459)
Earnings (loss) per common share
Basic and diluted:
Continuing operations	$(0.27)	$(0.18)	$(0.57)	$(0.32)
Discontinued operations	-	(0.23)	-	(0.82)
Net income (loss)	$(0.27)	$(0.41)	$(0.57)	$(1.14)
Weighted average common shares outstanding
Basic and diluted	3,023,911	3,020,934	3,022,590	3,020,934

See accompanying notes to consolidated financial statements

D-3-4

Greater Atlantic Financial Corp.
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three months ended		Six months ended
	March 31,		March 31,
(In Thousands)	2007	2006	2007	2006
		(Restated)		(Restated)
Net (loss) earnings	$(824)	$(1,236)	$(1,716)	$(3,459)
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on securities	(60)	19	56	(153)
Other comprehensive (loss) income	(60)	19	56	(153)
Comprehensive (loss) income	$(884)	$(1,217)	$(1,660)	$(3,612)

Greater Atlantic Financial Corp.
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)

For the Six Months Ended March 31, 2007 and 2006 (Restated)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(In Thousands)

Balance at September 30, 2005 (as restated)	$-	$30	$25,228	$(9,788)	$(1,095)	$14,375

Other comprehensive loss	-	-	-	-	(153)	(153)

Net loss for the period (as restated)	-	-	-	(3,459)	-	(3,459)
Balance at March 31, 2006 (as restated)	$-	$30	$25,228	$(13,247)	$(1,248)	$10,763
Balance at September 30, 2006	$-	$30	$25,228	$(15,359)	$(1,049)	$8,850

Stock Option Expense	-	-	22	-	-	22

Other comprehensive income	-	-	-	-	56	56

Net loss for the period	-	-	-	(1,716)	-	(1,716)
Balance at March 31, 2007	$-	$30	$25,250	$(17,075)	$(993)	$7,212

See accompanying notes to consolidated financial statements

D-3-5

Greater Atlantic Financial Corp.
Consolidated Statements of Cash Flows (Unaudited)

	Six months ended March 31,
	2007	2006 (Restated)
(In Thousands)
Cash flow from operating activities
Net loss	$(1,716)	$(3,459)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Provision for loan loss	293	74
Amortization of loan acquisition adjustment	(25)	(26)
Depreciation and amortization	228	419
Loss (gain) on derivatives	33	(291)
Amortization of investment security premiums	363	442
Amortization of mortgage-backed securities premiums	214	371
Amortization of deferred fees	(178)	(286)
Discount accretion net of premium amortization	(145)	(135)
Amortization of convertible preferred stock costs	4	5
Gain on sale of loans held for sale	-	(1,465)
Gain on sale of foreclosed real estate	-	(65)
Gain on sale of fixed assets	-	(26)
(Increase) decrease in assets
Disbursements for origination of loans held for sale	-	(91,477)
Proceeds from sales of loans	-	98,987
Accrued interest and dividend receivable	251	(218)
Prepaid expenses and other assets	351	804
Deferred loan fees collected, net of deferred costs incurred	260	163
Increase (decrease) in liabilities
Accrued expenses and other liabilities	(477)	(314)
Net cash provided by (used in) operating activities	(544)	3,503

                                          Continued

D-3-6

Greater Atlantic Financial Corp.
Consolidated Statements of Cash Flows (Unaudited) – (Continued)

	Six months ended March 31,
	2007	2006 (Restated)
(In Thousands)
Cash flow from investing activities
Net decrease in loans	$10,161	$1,492
Disposal (purchase) of premises and equipment	(24)	811
Purchases of investment securities	-	(7,707)
Proceeds from repayments of investment securities	6,224	8,401
Proceeds from repayments of mortgage-backed securities	8,032	14,322
Proceeds from the sale of foreclosed assets	-	297
Purchases of FHLB stock	(653)	(1,800)
Proceeds from sale of FHLB stock	837	1,915
Net cash provided by investing activities	24,577	17,731
Cash flow from financing activities
Net decrease in deposits	(3,547)	(6,603)
Net decrease in advances from the FHLB and other borrowings	(15,620)	(12,148)
Increase (decrease) in advance payments by borrowers for taxes and insurance	120	73
Net cash used in financing activities	(19,047)	(18,678)
Increase in cash and cash equivalents	4,986	2,556
Cash and cash equivalents, at beginning of period	19,804	4,709
Cash and cash equivalents, at end of period	$24,790	$7,265

                                        See accompanying notes to consolidated financial statements

D-3-7

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
        Information as of March 31, 2007 and Three and Six Months Ended March 31, 2007 and 2006 (Unaudited)

(1) BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements, which include the accounts of Greater Atlantic Financial Corp. (the “company”) and its wholly owned subsidiary, Greater Atlantic Bank (the “bank”) have been prepared in accordance with the instructions for Form 10-Q.  Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) with respect to interim financial reporting.  It is recommended that these consolidated financial statements be read in conjunction with the company’s Annual Report on Form 10-K for the year ended September 30, 2006.  The results of operations for the three months or the six months ended March 31, 2007 are not necessarily indicative of the results of operations that may be expected for the year ending September 30, 2007 or any future periods.  In addition to reclassifications related to discontinued operations, other reclassifications have been made to prior periods to place them on a basis comparable with the current period presentation.

As previously reported in a Form 8-K filed on April 16, 2007, on April 12, 2007, the company announced that it and Summit Financial Group, Inc. (“Summit”) entered into a definitive agreement for the company to merge with and into Summit and that the bank and Bay-Vanguard Federal Savings Bank (“Bay-Vanguard”), entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.

(2) RESTATEMENT

During 2006, the company restated its historical financial statements to reflect the accounting treatment for non-cash losses discovered in an unreconciled inter-company account in its subsidiary, Greater Atlantic Mortgage Corporation (“GAMC”).  The losses were discovered as the bank discontinued the operations of the subsidiary.  The loss in any given year did not reach a material amount such as to require restatement.  However, the bank determined to provide the restatements because the cumulative amount of the losses aggregated $1.4 million.  The revisions had no impact on the cash flows of the bank.  The table below includes the effect of the restatement and the presentation of GAMC as discontinued operations.

	As originally reported	Restatement	Discontinued operations	As restated
Three months ended March 31, 2006
Interest income	$4,722	$-	$122	$4,600
Interest expense	2,949	-	110	2,839
Net interest income	1,773	-	12	1,761
Noninterest income	1,405	(50)	1,025	330
Noninterest expense	4,361	-	1,735	2,626
Discontinued operations	-	-	(698)	(698)
Net income (loss)	(1,186)	(50)	-	(1,236)
Earnings per share – continuing	(0.39)	(0.02)	0.23	(0.18)
Earnings per share – discontinued	(0.00)	0.00	(0.23)	(0.23)
Six months ended March 31, 2006
Interest income	$9,461	$-	$271	$9,190
Interest expense	5,852	-	232	5,620
Net interest income	3,609	-	39	3,570
Noninterest income	2,894	(144)	2,077	673
Noninterest expense	9,744	-	4,596	5,148
Discontinued operations	-	-	(2,480)	(2,480)
Net income (loss)	(3,315)	(144)	-	(3,459)
Earnings per share – continuing	(1.10)	(0.04)	0.82	(0.32)
Earnings per share – discontinued	(0.00)	0.00	(0.82)	(0.82)

The $50,000 and $144,000 adjustments to noninterest income, shown in the restatement column above, relate to gains on sale of loans.  In addition, the September 30, 2005 retained earnings balance was reduced by $1.3 million to reflect the cumulative effect of the restatement of all periods prior to those reflected in this form 10-Q.

D-3-8

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
        Information as of March 31, 2007 and Three and Six Months Ended March 31, 2007 and 2006 (Unaudited)

(3) DISCONTINUED OPERATIONS

On March 29, 2006, we began the process of discontinuing the operations of the bank’s mortgage company subsidiary, GAMC.  It was determined that this business no longer fit our strategy.

As a result of the above action, we applied discontinued operations accounting in the third quarter of 2006, as we completed the closing of the GAMC business.  Accordingly, the income statements for all periods have been adjusted.  The reclassification of GAMC’s results to discontinued operations primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.  The table below summarizes GAMC’s results which were treated as discontinued operations for the periods indicated

	Three months ended March 31,	Six months ended March 31,
	2006	2006
(Dollars in Thousands, Except Per Share Data)
Interest income	$122	$271
Interest expense	110	232
Net interest income	12	39
Noninterest income	1,025	2,077
Noninterest expense	1,735	4,596
Net income (loss)	$(698)	$(2,480)
Earnings (loss) per share – basic	$(0.23)	$(0.82)
Earnings (loss) per share – diluted	(0.23)	(0.82)

(4) LOAN IMPAIRMENT AND LOAN LOSSES

In accordance with guidance in the Statements of Financial Accounting Standards Nos. 114 and 118, the company prepares a quarterly review to determine the adequacy of the allowance for loan losses and to identify and value impaired loans.  An analysis of the change in the allowance for loan losses follows (also see page 22 for discussion of non-performing loans):

	At or for the six months ended March 31,
	2007	2006
(Dollars in Thousands)
Balance at beginning of period	$1,330	$1,212
Provisions	293	74
Total charge-offs	(327)	(56)
Total recoveries	626	20
Net recoveries (charge-offs)	299	(36)
Balance at end of period	$1,922	$1,250
Ratio of net charge-offs during the period to average loans outstanding during the period	(0.16)%	0.02%
Allowance for loan losses to total non-performing loans at end of period	118.13%	86.45%
Allowance for loan losses to total loans	1.02%	0.62%

D-3-9

        Greater Atlantic Financial Corp.
         Notes to Consolidated Financial Statements
        Information as of March 31, 2007 and Three and Six Months Ended March 31, 2007 and 2006 (Unaudited)

The Company considers a loan to be impaired if it is probable that they will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement.  When a loan is deemed impaired, the Company computes the present value of the loan's future cash flows, discounted at the effective interest rate.  As an expedient, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists.  If the present value is less than the carrying value of the loan, a valuation allowance is recorded.  For collateral dependent loans, the Company uses the fair value of the collateral, less estimated costs to sell on a discounted basis, to measure impairment.

Our total recorded investment in impaired collateral dependent loans at March 31, 2007 was $1.3 million and the related allowance associated with impaired loans was $500,000.  There were no impaired loans in the comparable period one year ago.  At March 31, 2007, all impaired loans had a related allowance and we have not recognized interest income on impaired loans after the date that the loans were deemed to be impaired.

(5) REGULATORY MATTERS

The capital distribution regulation of the OTS requires that the bank provide the applicable OTS Regional Director with a 30-day advance written notice of all proposed capital distributions whether or not advance approval is required.  The bank paid dividends of $655,000 to the company during the year ended September 30, 2006.

On December 19, 2006, the company issued a news release announcing that the first quarter distribution on the Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, will be deferred.  The announcement by the company followed advice received by the bank that the Office of Thrift Supervision would not approve the bank’s application to pay a cash dividend to the company.  Accordingly, the company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) created five categories of financial institutions based on the adequacy of their regulatory capital levels:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

Under FDICIA, a well capitalized financial institution is one with Tier 1 leverage capital of 5%, Tier 1 risk-based capital of 6% and total risk-based capital of 10% and an adequately capitalized financial institution is one with Tier 1 leverage capital of 4%, Tier 1 risk-based capital of 4% and total risk-based capital of 8%.  At March 31, 2007, the bank was classified as an adequately capitalized financial institution.

There are currently no orders, agreements, recommendations or understandings with our regulatory agency, which, if implemented, would affect our liquidity, capital resources, or results of operations.  As an adequately capitalized institution, the Bank cannot issue brokered certificates of deposit without OTS or FDIC permission.  We do not believe that limitation will have a material impact on the Bank’s operations.

The following presents the bank’s capital position at March 31, 2007:

	Required Balance	Required Percent to be Well Capitalized	Actual Balance	Actual Percent	Surplus/ (Shortfall)
(Dollars in Thousands)
Leverage	$14,134	5.00%	$15,426	5.46%	$1,292
Tier 1 Risk-based	$10,815	6.00%	$15,336	8.51%	$4,521
Total Risk-based	$18,024	10.00%	$17,258	9.57%	$(766)

Greater Atlantic Financial Corp., the holding company for Greater Atlantic Bank, announced on February 20, 2007, it received a letter from The Nasdaq Stock Market advising that the Nasdaq Listing Qualifications Panel had determined to delist the shares of the Company from the Nasdaq Global Market, and will suspend trading of the Company’s shares effective Thursday, February 22, 2007.

D-3-10

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
        Information as of March 31, 2007 and Three and Six Months Ended March 31, 2007 and 2006 (Unaudited)

As previously reported, on February 6, 2007, the Company was notified that the Company’s failure to maintain the minimum of $10,000,000 stockholders’ equity requirement for continued listing on the Nasdaq Global Market, as set forth in Marketplace Rule 4450 (a) (3), served as an additional basis for delisting the Company’s shares from the Nasdaq Global Market.  In its SEC Form 10-K for the period ended September 30, 2006, filed on January 31, 2007, the Company reported stockholders’ equity of $8,850,000.  Because of the $1,150,000 deficiency in stockholders’ equity, the Company did not make a presentation to the Panel to consider the Company’s continued listing on the Nasdaq Global Market or to transfer its listing to the Nasdaq Capital Market.  The Company’s common stock is currently listed on the Pink Sheet under the symbol GAFC.PK.

(6) STOCK OPTIONS

Effective November 14, 1998, the company established the 1997 Stock Option and Warrant Plan (the “Plan”).  The Plan reserves options for 76,667 shares to employees and warrants for 94,685 shares to stockholders.  The Plan was amended effective March 14, 2000, to increase the number of options available for grant to employees from 76,667 to 225,000 shares and amended again effective March 15, 2002, to increase the number of options available for grant to employees from 225,000 to 350,000 shares and to limit its application to officers and employees.  The stock options and warrants vest immediately upon issuance and carry a maximum term of 10 years.  The exercise price for the stock options and warrants is the fair market value at grant date.  As of March 31, 2007, 94,685 warrants were issued.

The following summary represents the activity under the Plan:
	Number of Shares	Exercise Price	Expiration Date
Balance outstanding and exercisable at September 30, 2004	226,000
Options granted	104,000	$6.75	10-6-2014
Options exercised	(8,500)	$4.00
Options expired	(55,500)	$6.52
Balance outstanding and exercisable at September 30, 2005	266,000	$6.91
Options granted	12,000	$6.00	3-31-2016
Options expired	(25,000)	$8.37
Balance outstanding and exercisable at September 30, 2006	253,000	$6.72
Options granted	-
Balance outstanding and exercisable at March 31, 2007	253,000	$6.72

The company has adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123R”), to measure compensation cost for stock options effective after October 1, 2005.  Prior to its adoption, the company accounted for its options under APB 25 “Accounting for Stock Issued to Employees” with pro forma disclosed.  As allowable under SFAS 123R, the company used the Black-Scholes method to measure the compensation cost of stock options granted in 2006 with the following assumptions: risk-free interest rate of 4.88%, a dividend payout rate of zero, and an expected option life of nine years.  The volatility is 32%.  Using those assumptions, the fair value of stock options granted during fiscal 2006 was $2.92.  The company estimates the fair value of each option on the date of grant using the Black-Scholes option-pricing model. There were no options granted during the six months ended March 31, 2007 and March 31, 2006, respectively.

D-3-11

        Greater Atlantic Financial Corp.
          Notes to Consolidated Financial Statements
        Information as of March 31, 2007 and Three and Six Months Ended March 31, 2007 and 2006 (Unaudited)

(7) EARNINGS PER SHARE

Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding.  Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.  The weighted average shares outstanding for basic and diluted earnings per share for the six months ended March 31, 2007 and 2006 were the same as the effect of the conversion of preferred securities and the impact of stock options were antidilutive for the periods ended March 31, 2007 and 2006.  The effect of the conversion of the preferred securities would result in an increase of 1,373,469 in common shares outstanding.

(8) SEGMENT REPORTING

The company had two reportable segments, banking and mortgage banking until the mortgage-banking activities conducted in GAMC, to which the mortgage-banking segment applied, were discontinued effective March 29, 2006.  The bank operates retail deposit branches in the greater Washington, D.C./Baltimore metropolitan area.  The banking segment provides retail consumers and small businesses with deposit products such as demand, transaction, and savings accounts and certificates of deposit and lending products, such as residential and commercial real estate, construction and development, consumer and commercial business loans.  Further, the banking segment invests in purchased residential real estate loans , and also invests in mortgage-backed and other securities.

On March 29, 2006, we began the process of discontinuing the operations of the bank’s subsidiary, GAMC.  Because it was unprofitable, it was determined that this business no longer fit our strategy.

In the third quarter of 2006, we applied discontinued operations accounting for GAMC.  Accordingly, the income statements for all periods have been restated.  The restatements primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.

(9) RECENT ACCOUNTING STANDARDS

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 generally requires retrospective application to prior periods’ financial statements of all voluntary changes in accounting principle and changes required when a new pronouncement does not include specific transition provisions. This standard was effective for the company beginning October 1, 2006.

In July 2006, the FASB issued Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” - an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by a taxing authority. The term “more-likely-than-not” means a likelihood of more than 50 percent. FIN 48 is effective for fiscal years beginning after December 15, 2006, with early application permitted. Any impact from the adoption of FIN 48 will be recorded directly to the beginning balance of retained earnings and reported as a change in accounting principle. We are currently evaluating the impact of this Interpretation, but do not expect it to be material.

On October 1, 2006, we adopted SFAS 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No.140.” SFAS 156 was issued in March 2006 and requires all newly recognized servicing rights and obligations to be initially measured at fair value. For each class of separately recognized servicing rights and obligations retained, we have elected to continue to account for each under the amortization method which requires us to amortize servicing assets or liabilities in proportion to and over the periods of estimated net servicing income or net servicing loss.

D-3-12

        Greater Atlantic Financial Corp.
         Notes to Consolidated Financial Statements
        Information as of March 31, 2007 and Three and Six Months Ended March 31, 2007 and 2006 (Unaudited)

In September 2006, the Financial Accounting Standards Board released Statement No. 157, "Fair Value Measurements" which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This Statement applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. While we are currently evaluating the effect of the guidance contained in this Statement, we do not expect the implementation to have a material impact on our consolidated financial statements.

In February, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits companies to report certain financial assets and financial liabilities at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company can elect to apply the standard prospectively and measure certain financial instruments at fair value beginning January 1, 2008.  The Company is currently evaluating the guidance contained in SFAS 159, and has yet to determine which assets or liabilities (if any) will be selected.  At adoption, the difference between the carrying amount and the fair value of existing eligible assets and liabilities selected (if any) would be recognized via a cumulative adjustment to beginning retained earnings on October 1, 2008.

(10) JUNIOR SUBORDINATED DEBT SECURITIES

On March 20, 2002, Greater Atlantic Capital Trust I (the, “Trust”), a Delaware statutory business trust and a wholly owned Trust subsidiary of the company, issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, retaining an option to call the securities on or after December 31, 2003.  Conversion of the preferred securities into the company’s common stock may occur at any time on or after 60 days after the closing of the offering.  The company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003.  Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002.  The Trust also issued 29,762 common securities to the company for $297,620.  The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust’s common securities were utilized to purchase from the company junior subordinated debt securities of $9,928,000 bearing interest of 6.50% and maturing December 31, 2031. The Company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto.  The sale of the preferred securities yielded $9.3 million after deducting offering expenses.

To comply with FIN46, the trust preferred subsidiary was deconsolidated in 2004, and the related securities have been presented as obligations of the Company and titled “Junior Subordinated Debt Securities” in the financial statements.

On December 19, 2006, the Company issued a news release announcing that the first quarter distribution on the Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, will be deferred.  The announcement by the Company follows advice received by Greater Atlantic Bank from the Office of Thrift Supervision that it would not approve Greater Atlantic Bank’s application to pay a cash dividend to the Company.

D-3-13

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
        Information as of March 31, 2007 and Three and Six Months Ended March 31, 2007 and 2006 (Unaudited)

Accordingly, the Company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).

The company retained approximately $1.3 million of the proceeds for general corporate purposes, investing the retained funds in short-term investments.  The remaining $8.0 million of the proceeds was invested in the bank to increase its capital position (also see Note 5 Regulatory Matters).

(11) DERIVATIVE FINANCIAL INSTRUMENTS

During fiscal years 2003 and 2002, the bank entered into various interest rate caps that total $25 million in notional principal with terms between five and ten years that limit the float between a floor of 2.00%, and are capped between 5.00% - 8.00%.  The bank accounts for these derivatives, under the guidelines of SFAS 133, as amended.

Realized and unrealized gains and losses on those derivatives which meet hedge accounting requirements are deferred and recognized when the hedge transaction occurs.  In the event hedge accounting requirements are not met gains and losses on such instruments are included currently in the statement of operations.  During the six months ended March 31, 2007 and 2006 the instruments did not meet hedge accounting requirements.  The statements of operations include net losses of $33,000 and gains of $291,000 for the six months ended March 31, 2007 and 2006, respectively.

(12) SUBSEQUENT EVENTS

As previously reported in a Form 8-K filed on April 16, 2007, on April 12, 2007, the company announced that it and Summit Financial Group, Inc. (“Summit”) entered into a definitive agreement for the company to merge with and into Summit and that the bank and Bay-Vanguard Federal Savings Bank (“Bay-Vanguard”), entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.

D-3-14

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes presented elsewhere in this report.

This report contains forward-looking statements.  When used in this 10-Q report and in future filings by the company with the Securities and Exchange Commission (the “SEC”), in the company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company’s market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The matters discussed in management’s discussion and analysis of financial condition and results of operations reflects continuing operations, as adjusted for the Restatement discussed in Note 2 of the financial statements, unless otherwise noted.

Mortgage Banking Activities

The bank’s mortgage banking activities primarily consisted of originating mortgage loans secured by single-family properties.  Those activities were conducted in GAMC and were discontinued effective March 29, 2006 as it was determined that, because it was unprofitable, this business no longer fit our strategy.  Mortgage banking involves the origination and sale of mortgage loans for the purpose of generating gains on sale of loans and fee income on the origination of loans, in addition to loan interest income.  In recent years, the volume of GAMC’s originations had been declining, resulting in losses from mortgage banking operations.

In the third quarter of 2006, we applied discontinued operations accounting for GAMC as we completed closing those operations during the quarter, and accordingly, the income statements for all periods have been adjusted.  The reclassifications primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.

General

We are a savings and loan holding company, which was organized in June 1997.  We conduct substantially all of our business through our wholly owned subsidiary, Greater Atlantic Bank, a federally chartered savings bank.  The bank is a member of the Federal Home Loan Bank system and its deposits are insured up to applicable limits by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.  We offer traditional banking services to customers through the six branches of the bank located throughout the greater Washington, D.C./Baltimore metropolitan area.

D-3-15

The profitability of the company depends primarily on its non-interest income and net interest income.  Net interest income is the difference between the interest income it earns on its loans and investment portfolio, and the interest it pays on interest-bearing liabilities, which consist mainly of interest paid on deposits and borrowings.  Non-interest income consists primarily of gain on sales of loans, derivatives and available-for-sale investments and service charge fees for deposits and loans.

The level of its operating expenses also affects the company’s profitability.  Operating expenses consist primarily of salaries and employee benefits, occupancy-related expenses, equipment and technology-related expenses and other general operating expenses.

At March 31, 2007 the company’s total assets were $284.0 million, compared to the $305.2 million held at September 30, 2006, representing a decrease of 6.95%.  The decrease resulted primarily from a decrease in investment securities and loans receivable and was offset in part by an increase in interest bearing deposits in the bank.  The decline in the bank’s overall asset size is reflected in the consolidated statements of financial condition and statements of operations as we continued to manage its assets and liabilities to maintain an adequately capitalized position.

Net loans receivable at March 31, 2007 were $182.9 million, a decrease of $10.4 million or 5.36% from the $193.3 million held at September 30, 2006. The decrease in loans consisted primarily of a $5.7 million decline in the Bank’s single family loan portfolio, coupled with a decrease of $6.4 million in the Bank’s consumer loan portfolio.  Because the Bank’s single family and consumer loan portfolios consist primarily of adjustable-rate loans, with the current inverted yield curve, where short-term rates are higher than rates for longer terms, customers are able to extend the terms of their mortgages at lower rates.  Customers are also refinancing away from adjustable-rate loans and into longer term, fixed-rate loans or curtailing outstanding balances.  Multifamily loans outstanding increased by $3.2 million and commercial real estate loans increased by $3.5 million during the period.  Those   increases were offset in part by decreases of $2.0 million in construction and land loans and $2.2 million in commercial business loans.  The decrease in construction and land loans was primarily in the single family residential sector of the market.  The company anticipates that lending in that area will continue to decline as a result of the current slow sales pace occurring in the single family market..

At March 31, 2007, investment securities were $65.4 million, a decrease of $14.7 million or 18.39% from the $80.2 million held at September 30, 2006.  The decline in investment securities was used to reduced higher cost wholesale funding including borrowings, brokered deposits and wholesale deposits.

Deposits at March 31, 2007 were $226.6 million, a decrease of $3.5 million from the $230.2 million held at September 30, 2006.  Our total deposits continue to decline because the bank has reduced its reliance on brokered deposits and wholesale deposits, which have a higher cost.  Those types of deposits have declined $33.6 million since March 31, 2006 while total retail deposits have increased $31.1 million.  The increase in retail deposits is primarily in certificates of deposits and money fund accounts which have been obtained through the Bank’s marketing efforts and are at a lower cost than brokered and wholesale deposits.

On February 22, 2006, the company announced that it had engaged Sandler O’Neill & Partners, L.P. to advise on the financial aspects of the company’s review of its strategic options and assist the company in evaluating the financial aspects of all strategic alternatives available.

As previously reported in a Form 8-K filed on April 16, 2007, on April 12, 2007, the company announced that it and Summit Financial Group, Inc. (“Summit”) entered into a definitive agreement for the company to merge with and into Summit and that the bank and Bay-Vanguard Federal Savings Bank (“Bay-Vanguard”), entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.

The merger is expected to be completed in the fourth calendar quarter of 2007, subject to regulatory and shareholder approvals.  Immediately following the merger, the bank intends to merge with and into Summit Community Bank.

D-3-16

The bank will sell its leased branch office located at 8070 Ritchie Highway, Pasadena, Maryland, to Bay-Vanguard.  Under the agreement, Bay-Vanguard will pay an 8.5% premium on the balance of deposits assumed at closing.  At March 31, 2007, the deposits at the Pasadena branch office on which the deposit premium would apply totaled approximately $50.9 million.  Bay-Vanguard will also purchase the branch office’s fixed assets, but will not acquire any loans as part of the transaction.  The purchase is expected to be completed during the third calendar quarter of 2007, subject to regulatory approval.

Critical Accounting Policies, Estimates and Judgments

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States.  The preparation of those financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities.  Management continually evaluates its estimates and judgments including those related to the allowance for loan losses and income taxes.  Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances.  Actual results may differ from those estimates under different assumptions or conditions.  The company believes that, of its significant accounting policies, the most critical accounting policies we apply are those related to the evaluation of the adequacy of the allowance for loan losses.

A variety of factors impact the carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.  The allowance for loan losses is the most difficult and subjective judgment.  The allowance is established and maintained at a level that we believe is adequate to cover losses resulting from the inability of borrowers to make required payments on loans.  Estimates for loan losses are arrived at by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of our regulators, changes in the size and composition of the loan portfolio and peer comparisons.  The analysis also requires consideration of the economic climate and direction, change in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to our service area.  Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

Comparison of Results of Operations for the Three Months Ended
March 31, 2007 and March 31, 2006

Net Income.  For the three months ended March 31, 2007, the company had a net loss of $824,000 or $0.27 per diluted share, compared to a net loss from continuing operations of $538,000 or $0.18 per diluted share for the three months ended March 31, 2006.  The increase in the net loss of $286,000 over the comparable period one-year ago was primarily the result of decreases in net interest income, non-interest income and an increase in the provision for loan losses and was offset by a decrease in non-interest expense.  The ongoing net losses from continuing operations remain a consistent problem for management because the loan production needed to maintain the retail branch network has not been attained.  Due to the recent losses arising from the operations of Mort, the Bank is currently managing its assets and liabilities to maintain an adequately capitalized status.  Because of the impact on the risk-based capital requirements, the bank cannot aggressively expand its commercial loan portfolio.  In addition, the resulting reduction in the bank’s loans to one borrower limit makes it difficult to maintain a consistent level of outstanding loans to larger customers.  Those factors have caused earning assets to decline; impacting earnings, as well as the margin pressure from the inverted yield curve, and have presented a very challenging environment in which to increase our net interest margin.

Accordingly the Company has entered into agreements, to merge with and into Summit Financial Group, Inc, and to sell its Pasadena, Maryland branch to Bay-Vanguard Federal Savings Bank.  Alternatively, in order for the Company to achieve profitability it would have had to have sold a sufficient number of branches to increase capital and reduce overall operating cost.

Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the re-pricing of interest rates on assets and on liabilities also influences net interest income.

D-3-17

The following table presents a comparison of the components of interest income and expense and net interest income.

Net interest income from continuing operations			Difference
Three Months Ended March 31,	2007	2006	Amount	%
(Dollars in Thousands)
Interest income:
Loans	$3,651	$3,399	$252	7.41%
Investments	943	1,201	(258)	(21.48)
Total	4,594	4,600	(6)	(0.13)

Interest expense:
Deposits	2,187	1,890	297	15.71
Borrowings	712	949	(237)	(24.97)
Total	2,899	2,839	60	2.11
Net interest income	$1,695	$1,761	$(66)	(3.75)%

The decrease in net interest income during the three months ended March 31, 2007, from the comparable period one year ago, resulted primarily from a $37.2 million decrease in the bank’s interest-earning assets coupled with average interest-earning assets declining by $4.7 million more than the decline in average interest-bearing liabilities.  That decrease was offset in part by a 22 basis point increase in net interest margin (net interest income divided by average interest-earning assets) from 2.29% for the three months ended March 31, 2006 to 2.51% for the three months ended March 31, 2007.  The increase in net interest margin resulted from increasing the average yield on interest-earning assets by 24 basis points more than the increase in the average cost on interest-bearing liabilities.

The interest rate environment has been a difficult one for most financial institutions.  With short-term rates close to or at times even higher than long-term rates, the prospects of expanding interest rate spread and net interest margin has been difficult at best.  We expect the interest rate environment to remain challenging and we believe it will continue to have an impact on our net interest margin and net interest rate spread.  We also believe, however, that our strategy of changing the balance sheet from one that was wholesale oriented, as reflected in the Company’s decline in relying on brokered and internet deposits, to one which is more retail oriented will benefit us over time.  We believe that change will position us to realize a benefit when the interest rate environment improves.  If market interest rates were to rise, given our asset sensitivity position, we would also expect our net interest margin to improve.  However, in a declining rate environment our interest rate spread and our net interest income would decline.  The Bank continues to monitor the markets and its interest rate position to alleviate any material changes in net interest margin.

Interest Income.  Interest income for the three months ended March 31, 2007 decreased $6,000 compared to the three months ended March 31, 2006, primarily as a result of a decrease of $37.2 million in the average outstanding balances of loans and investment securities and was partially offset by an increase of 82 basis points in the average yield earned on interest earning assets.

Interest Expense.  The $60,000 increase in interest expense for the three months ended March 31, 2007 compared to the 2006 period was principally the result of a 58 basis point increase in the cost of funds on average deposits and borrowings.  That increase in the cost of funds was partially offset by a $32.4 million decrease in average amount of deposits and borrowings.  The increase in interest expense on deposits was primarily due to a 71 basis point increase in rates paid on deposits, primarily due to higher rates paid on interest-bearing demand deposits and certificates and elevated pricing on new and renewed time deposits.  That increase was partially offset by a decrease of $7.6 million in the average amount of deposits from $213.5 million for the three months ended March 31, 2006 to $205.9 million for the three months ended March 31, 2007.

The decrease in interest expense on borrowings for the three months ended March 31, 2007, when compared to the 2006 period, was principally the result of a $24.9 million decrease in average borrowed funds, partially offset by a 48 basis point increase in the cost of borrowed funds.  The components accountable for the decrease of $237,000 in interest expense on borrowings were a $313,000 decrease relating to average volume, partially offset by a $76,000 increase relating to average cost.

D-3-18

Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	For the Three Months Ended March 31,
	2007			2006 (Restated)
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:	(dollars in thousands)
Interest-earning assets:
Real estate loans	$93,062	$1,696	7.29%	$93,874	$1,674	7.13%
Consumer loans	56,230	1,074	7.64	66,793	1,153	6.90
Commercial business loans	39,919	881	8.83	33,891	572	6.75
Total loans	189,211	3,651	7.72	194,558	3,399	6.99

Investment securities	54,579	662	4.85	66,487	809	4.87
Mortgage-backed securities	25,979	281	4.33	45,913	392	3.42
Total interest-earning assets	269,769	4,594	6.81	306,958	4,600	5.99
Non-earning assets	11,119			13,008
Total assets	$280,888			$319,966

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$3,233	7	0.87	$5,365	12	0.89
Now and money market accounts	75,438	657	3.48	73,306	600	3.27
Certificates of deposit	127,228	1,523	4.79	134,784	1,278	3.79
Total deposits	205,899	2,187	4.25	213,455	1,890	3.54

FHLB advances	38,378	505	5.26	39,125	454	4.64
Other borrowings	15,201	207	5.45	39,339	495	5.03
Total interest-bearing liabilities	259,478	2,899	4.47	291,919	2,839	3.89

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	11,473			14,927
Other liabilities	2,096			625
Total liabilities	273,047			307,471
Stockholders’ equity	7,841			12,495
Total liabilities and stockholders' Equity	$280,888			$319,966

Net interest income		$1,695			$1,761
Interest rate spread			2.34%			2.10%
Net interest margin			2.51%			2.29%

D-3-19

Rate/Volume Analysis. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	Three Months Ended March 31, 2007 compared to
	March 31, 2006
	Change Attributable to
	Volume	Rate	Total
	(in thousands)

Real estate loans	$(14)	$36	$22
Consumer loans	(182)	103	(79)
Commercial business loans	102	207	309
Total loans	(94)	346	252
Investments	(145)	(2)	(147)
Mortgage-backed securities	(170)	59	(111)
Total interest-earning assets	$(409)	$403	$(6)

Savings accounts	$(5)	$-	$(5)
Now and money market accounts	17	40	57
Certificates of deposit	(72)	317	245
Total deposits	(60)	357	297
FHLB advances	(9)	60	51
Other borrowings	(304)	16	(288)
Total interest-bearing liabilities	(373)	433	60
Change in net interest income	$(36)	$(30)	$(66)

Provision for Loan Losses.  The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans.  Determining the proper reserve level or allowance involves management’s judgment based upon a review of factors, including the company’s internal review process, which segments the loan portfolio into groups, based on loan type and assigns to them a reserve percentage that reflects the industry standard.  Management then looks at its classified assets, which are loans 30 days or more delinquent, and classifies those loans as special mention, substandard, doubtful or loss based on the performance of the loans.  Those classified loans are then individually evaluated for impairment and measured by either the present value of expected future cash flows, the loan’s observable market price, or the fair value of the collateral.  They are then segmented by type and assigned a reserve percentage that reflects the underlying quality of the loan.  Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the bank will not have to increase its provisions for loan losses in the future.  An increase in provision may result from an adverse market for real estate and economic conditions generally in the company’s primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company’s results of operations.  On an annual basis, or more often if deemed necessary, the bank has contracted with an independent outside third party to have its loan portfolio reviewed.  The focus of their review is to identify the extent of potential and actual risk in the bank’s commercial loan portfolio, in addition to the underwriting and processing practices.  Observations made regarding the bank’s portfolio risk are based upon review evaluations, portfolio profiles and discussion with the operational staff, including the line lenders and senior management.

D-3-20

Non-performing assets were $1.6 million or 0.57% of total assets at March 31, 2007, with $1.3 million classified as substandard, and $300,000 classified as doubtful or as loss.  Non-performing assets increased $181,000 from the $1.4 million or 0.46% of total assets classified as non-performing at March 31, 2006.  The increase in non-performing loans does not reflect $484,000 of loans classified as special mention.  Credit quality remains strong, with a ratio of non-performing assets to total assets of 0.57%, and with negligible nonperforming and past-due loans.  The $142,000 increase in the provision from the year ago period resulted primarily from increases in the outstanding balance of the bank’s commercial real estate, and multi-family loans which are more at risk than single family loans.  Those increases were partially offset by decreases in the outstanding balance of the bank’s commercial business and second trust loans and the provision required for those loans.  (See Note 4 for summary of the allowance for loan losses).

Non-interest Income.  Non-interest income decreased $182,000 during the quarter ended March 31, 2007, over the comparable period one year ago.  That decrease was primarily the result of a decrease of $192,000 in gains on derivatives and was partially offset by an increase of $11,000 in deposit fees.
The following table presents a comparison of the components of non-interest income.

Non-interest income from continuing operations			Difference
Three Months Ended March 31,	2007	2006	Amount	%
(Dollars in Thousands)
Non-interest income:
Service fees on loans	$45	$47	$(2)	(4.26)%
Service fees on deposits	110	99	11	11.11
Gain (loss) on derivatives	(13)	179	(192)	(107.26)
Other operating income	6	5	1	20.00
Total non-interest income	$148	$330	$(182)	(55.15)%

Non-interest expense. Non-interest expense decreased $104,000 from $2.6 million for the three months ended March 31, 2006 to $2.5 million for the three months ended March 31 in the current year.  The decrease was distributed over various non-interest expense categories with the primary contributors being compensation, advertising, deposit insurance premiums and furniture, fixtures and equipment and was partially offset by increases totaling $84,000 in occupancy, professional services, data processing and other operating expense.

The following table presents a comparison of the components of non-interest expense.

Non-interest expense from continuing operations			Difference
Three Months Ended March 31,	2007	2006	Amount	%
(Dollars in Thousands)
Non-interest expense:
Compensation and employee benefits	$1,175	$1,194	$(19)	(1.59)%
Occupancy	344	334	10	2.99
Professional services	323	261	62	23.75
Advertising	45	190	(145)	(76.32)
Deposit insurance premium	7	25	(18)	(72.00)
Furniture, fixtures and equipment	137	143	(6)	(4.20)
Data processing	233	225	8	3.56
Other operating expense	258	254	4	1.57
Total non-interest expense	$2,522	$2,626	$(104)	(3.96)%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  We did not record a provision for income taxes for the three months ended March 31, 2007 and 2006 due to our operating losses.  The company believes that it will generate future taxable income through earnings and branch sales, to assure utilization of a certain portion of the existing net operating losses.

D-3-21

Contractual Obligations and Off-Balance Sheet Financing Arrangements

The following table summarizes the bank’s contractual obligations at March 31, 2007 and the effect those obligations are expected to have on the bank’s liquidity and cash flows in future periods.

	Total	Less Than One Year	Two – Three Years	Four – Five Years	After Five Years
(In thousands)

FHLB Advances (1)	$36,000	$6,000	$25,000	$5,000	$-
Reverse repurchase agreements	2,954	2,954	-	-	-
Subordinated debt securities (2)	25,818	655	1,310	1,310	22,543
Operating leases	4,342	1,107	1,993	808	434
Total obligations	$69,114	$10,716	$28,303	$7,118	$22,977
(1) The company expects to refinance these short and medium-term obligations under substantially the same terms and conditions.
(2) Includes principal and interest due on our junior subordinated debt securities

Other Commercial Commitments

	Total	Less Than One Year	Two – Three Years	Four – Five Years	After Five Years
(In Thousands)

Certificate of deposit maturities (1)	$133,483	$116,002	$14,534	$2,854	$93
Loan originations	6,767	6,767	-	-	-
Unfunded lines of credit (2)	115,549	115,549	-	-	-
Standby letters of credit	155	155	-	-	-
Total	$255,954	$238,473	$14,534	$2,854	$93
(1) The company expects to retain maturing deposits or replace amounts maturing with comparable certificates of deposits based on current market interest rates.
(2) Revolving, open-end loans on one-four dwelling units and commercial lines that mostly remain unfunded.

Comparison of Results of Operations for the Six Months Ended
March 31, 2007 and March 31, 2006

Net Income.  For the six months ended March 31, 2007, the company had a net loss of $1.7 million or $0.57 per diluted share, compared to a net loss from continuing operations of $979,000 or $0.32 per diluted share for the six months ended March 31, 2006.  The increase in the net loss of $737,000 over the comparable period one-year ago was primarily the result of decreases in net interest income, non-interest income and increases in the provision for loan losses and non-interest expense.

Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the re-pricing of interest rates on assets and on liabilities also influences net interest income.

D-3-22

The following table presents a comparison of the components of interest income and expense and net interest income.

Net interest income from continuing operations			Difference
Six Months Ended March 31,	2007	2006	Amount	%
(Dollars in Thousands)
Interest income:
Loans	$7,322	$6,790	$532	7.84%
Investments	2,077	2,400	(323)	(13.46)
Total	9,399	9,190	209	2.27

Interest expense:
Deposits	4,426	3,654	772	21.13
Borrowings	1,474	1,966	(492)	(25.03)
Total	5,900	5,620	280	4.98
Net interest income	$3,499	$3,570	$(71)	(1.99)%

The decrease in net interest income during the six months ended March 31, 2007, resulted primarily from a $38.5 million decrease in the bank’s interest-earning assets coupled with average interest-earning assets declining by $4.7 million more than the decline in average interest-bearing liabilities.  That decrease was offset in part by a 27 basis point increase in net interest margin (net interest income divided by average interest-earning assets) from 2.28% for the six months ended March 31, 2006 to 2.55% for the six months ended March 31, 2007.  The increase in net interest margin resulted from increasing the average yield on interest-earning assets by 28 basis points more than the increase in the average cost on interest-bearing liabilities.

Interest Income.  Interest income for the six months ended March 31, 2007 increased $209,000 compared to the six months ended March 31, 2006, primarily as a result of an increase of 98 basis points in the average yield earned on interest earning assets.  That increase was partially offset by a decrease of $38.5 million in the average outstanding balances of loans and investment securities.

Interest Expense.  The $280,000 increase in interest expense for the six months ended March 31, 2007 compared to the 2006 period was principally the result of a 70 basis point increase in the cost of funds on average deposits and borrowings.  That increase in the cost of funds was partially offset by a $33.9 million decrease in average amount of deposits and borrowings.  The increase in interest expense on deposits was primarily due to an 84 basis point increase in rates paid on deposits, primarily due to higher rates paid on savings, interest-bearing demand deposits and certificates and elevated pricing on new and renewed time deposits.  That increase was partially offset by a decrease of $6.4 million in the average amount of deposits from $214.6 million for the six months ended March 31, 2006 to $208.2 million for the six months ended March 31, 2007.

The decrease in interest expense on borrowings for the six months ended March 31, 2007, when compared to the 2006 period, was principally the result of a $27.5 million decrease in average borrowed funds, partially offset by a 59 basis point increase in the cost of borrowed funds.  The components accountable for the decrease of $492,000 in interest expense on borrowings were a $664,000 decrease relating to average volume, partially offset by a $172,000 increase relating to average cost.

D-3-23

Comparative Average Balances and Interest Income Analysis.  The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	For the Six Months Ended March 31,
	2007			2006 (Restated)
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:	(dollars in thousands)
Interest-earning assets:
Real estate loans	$ 93,096	$ 3,414	7.33%	$94,128	$3,334	7.08%
Consumer loans	57,867	2,254	7.79	67,719	2,269	6.70
Commercial business loans	39,735	1,654	8.33	34,891	1,187	6.80
Total loans	190,698	7,322	7.68	196,738	6,790	6.90

Investment securities	55,874	1,461	5.23	66,339	1,589	4.79
Mortgage-backed securities	27,841	616	4.43	49,880	811	3.25
Total interest-earning assets	274,413	9,399	6.85	312,957	9,190	5.87
Non-earning assets	11,396			13,416
Total assets	$ 285,809			$326,373

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$ 3,193	15	0.94	$ 6,058	28	0.92
Now and money market accounts	77,408	1,368	3.53	71,264	1,123	3.15
Certificates of deposit	127,613	3,043	4.77	137,253	2,503	3.65
Total deposits	208,214	4,426	4.25	214,575	3,654	3.41

FHLB advances	37,609	1,001	5.32	40,639	947	4.66
Other borrowings	17,610	473	5.37	42,100	1,019	4.84
Total interest-bearing liabilities	263,433	5,900	4.48	297,314	5,620	3.78

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	11,901			15,297
Other liabilities	2,167			983
Total liabilities	277,501			313,594
Stockholders’ equity	8,308			12,779
Total liabilities and stockholders' Equity	$ 285,809			$326,373

Net interest income		$ 3,499			$3,570
Interest rate spread			2.37%			2.09%
Net interest margin			2.55%			2.28%

D-3-24

Rate/Volume Analysis. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	Six Months Ended March 31, 2007 compared to
	March 31, 2006
	Change Attributable to
	Volume	Rate	Total
	(in thousands)

Real estate loans	$(37)	$117	$80
Consumer loans	(330)	315	(15)
Commercial business loans	165	302	467
Total loans	(202)	734	532
Investments	(251)	123	(128)
Mortgage-backed securities	(358)	163	(195)
Total interest-earning assets	$(811)	$1,020	$209

Savings accounts	$(13)	$-	$(13)
Now and money market accounts	97	148	245
Certificates of deposit	(176)	716	540
Total deposits	(92)	864	772
FHLB advances	(71)	125	54
Other borrowings	(593)	47	(546)
Total interest-bearing liabilities	(756)	1,036	280
Change in net interest income	$(55)	$(16)	$(71)

Non-performing assets were $1.6 million or 0.57% of total assets at March 31, 2007, with $1.3 million classified as substandard, and $300,000 classified as doubtful or as loss.  Non-performing assets increased $181,000 from the $1.4 million or 0.46% of total assets classified as non-performing at March 31, 2006.  The increase in non-performing loans does not reflect $484,000 of loans classified as special mention.  The $219,000 increase in the provision for loan losses from the year ago period resulted primarily from the provision necessary for loan losses resulting from increases in the outstanding balance of the bank’s commercial real estate, and multi-family loans which are more at risk the single-family loans, and the provision provided for the $300,000 of loans receivable classified as doubtful.  Those increases were partially offset by decreases in the outstanding balance of the bank’s commercial business and second trust loans and the provision required for those loans.  (See Note 4 for summary of the allowance for loan losses).

Non-interest Income. Non-interest income decreased $388,000 during the six months ended March 31, 2007, over the comparable period one year ago.  That decrease was primarily the result of a decrease of $324,000 in gains on derivatives and $65,000 in gain on sale of foreclosed real estate and was partially offset by an increase of $16,000 in deposit fees.

The following table presents a comparison of the components of non-interest income.

Non-interest income from continuing operations			Difference
Six Months Ended March 31,	2007	2006	Amount	%
(Dollars in Thousands)
Non-interest income:
Service fees on loans	$87	$93	$(6)	(6.45)%
Service fees on deposits	220	204	16	7.84
Gain (loss) on derivatives	(33)	291	(324)	(111.34)
Gain on sale of foreclosed real estate	-	65	(65)	(100.00)
Other operating income	11	20	(9)	(45.00)
Total non-interest income	$285	$673	$(388)	(57.65)%

D-3-25

Non-interest expense. Non-interest expense increased $59,000 from $5.1 million for the six months ended March 31, 2006 to $5.2 million for the six months ended March 31 in the current year.  The increase was distributed over various non-interest expense categories with the primary contributors being professional services, compensation, occupancy and other operating expense and was partially offset by decreases totaling $346,000 in advertising, deposit insurance premiums and furniture, fixtures and equipment and data processing.

The following table presents a comparison of the components of non-interest expense.

Non-interest expense from continuing operations			Difference
Six Months Ended March 31,	2007	2006	Amount	%
(Dollars in Thousands)
Non-interest expense:
Compensation and employee benefits	$2,441	$2,286	$155	6.78%
Occupancy	687	651	36	5.53
Professional services	722	519	203	39.11
Advertising	69	364	(295)	(81.04)
Deposit insurance premium	30	52	(22)	(42.31)
Furniture, fixtures and equipment	267	280	(13)	(4.64)
Data processing	452	468	(16)	(3.42)
Other operating expense	539	528	11	2.08
Total non-interest expense	$5,207	$5,148	$59	1.15%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  We did not record a provision for income taxes for the six months ended March 31, 2007 and 2006 due to our operating losses.  The company believes that it will generate future taxable income through earnings and branch sales, to assure utilization of a certain portion of the existing net operating losses.

Liquidity and Capital Resources.  The bank’s primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings.  While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  The bank continues to maintain the levels of liquid assets previously required by OTS regulations.  The bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advances and reverse repurchase agreements in periods when the bank’s demands for liquidity exceed funding from deposit inflows.

The bank’s most liquid assets are cash and cash equivalents and securities available-for-sale.  The levels of those assets are dependent on the bank’s operating, financing, lending and investing activities during any given period.  At March 31, 2007, cash and cash equivalents, interest bearing deposits and securities available-for-sale totaled $86.5 million or 30.45% of total assets.

The primary investing activities of the bank are the origination of consumer loans, residential one- to four-family loans, commercial business loans, commercial real estate loans, and real estate construction and development loans and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related securities and other investment securities.  During the six months ended March 31, 2007, the bank’s loan purchases and originations totaled $35.4 million.  The bank did not purchase any United States Treasury or agency securities, mortgage-backed or mortgage related securities or other investment securities during the six months ended March 31, 2007.  All of our investment securities are classified as either available for sale or held to maturity and for the period ended March 31, 2007 were considered temporarily impaired.  The market value of our investment portfolio is obtained from various third party brokerage firms and we believe our filing fairly quantifies the value of those securities.  The investments are debt securities that pay principal and interest monthly to maturity at such time as principal is repaid.  The fluctuation in value of our portfolio is due to changes in market rates and not due to the credit quality of the issuer.  The Company has the ability and liquidity to hold those securities until such time as the value recovers or the securities mature.

D-3-26

The bank has other sources of liquidity if a need for additional funds arises.  At March 31, 2007, the bank had $36.0 million in advances outstanding from the FHLB and had an additional overall borrowing capacity from the FHLB of $12.8 million.  Depending on market conditions, the pricing of deposit products and the pricing of FHLB advances, the bank may continue to rely on FHLB borrowings to fund asset growth.

At March 31, 2007, the bank had commitments to fund loans of $5.1 million, unused outstanding lines of credit of $115.5 million, consisting primarily of equity lines of credit, unused standby letters of credit of $155,000 and undisbursed proceeds of construction mortgages of $1.7 million.  Unfunded lines of credit have remained relatively constant and actually increased by $2.4 million during the three months ended March 31, 2007.  The bank anticipates that it will have sufficient funds available to meet its current loan origination commitments.  Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from March 31, 2007, totaled $116.0 million.  Based upon experience, management believes the majority of maturing deposits will remain with the bank.  In addition, management of the bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments.  In the event that a significant portion of those deposits are not retained by the bank, the bank would be able to utilize FHLB advances and reverse repurchase agreements to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such borrowings exceeds the average rate paid on deposits of similar duration.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates.  The company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  The company has little or no risk related to trading accounts, commodities or foreign exchange.  In general, market risk reflects the sensitivity of income to variations in interest rates and other relevant market rates or prices.  The company’s market rate sensitive instruments include interest-earning assets and interest-bearing liabilities.  The company enters into market rate sensitive instruments in connection with its various business operations.  Loans originated, and the related commitments to originate loans that will be sold, represent market risk that is realized in a short period of time, generally two or three months.

The company’s primary source of market risk exposure arises from changes in United States interest rates and the effects thereof on mortgage prepayment and closing behavior, as well as depositors’ choices (“interest rate risk”).  Changes in those interest rates will result in changes in the company’s earnings and the market value of its assets and liabilities.  We expect to continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities.  That spread is affected by the difference between the maturities and re-pricing characteristics of interest-earnings assets and interest-bearing liabilities.  Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with fewer loan originations.  Management expects that a substantial portion of our assets will continue to be indexed to changes in market interest rates and we intend to attract a greater proportion of short-term liabilities, which will help us address our interest rate risk.  The lag in implementation of re-pricing terms on our adjustable-rate assets may result in a decline in net interest income in a rising interest rate environment.  There can be no assurance that our interest rate risk will be minimized or eliminated.  Further, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.  Accordingly, changes in levels of market interest rates, (primarily increases in market interest rates), could materially adversely affect our interest rate spread, asset quality, loan origination volume and overall financial condition and results of operations.

To mitigate the impact of changes in market interest rates on our interest-earning assets and interest-bearing liabilities, we actively manage the amounts and maturities of these assets and liabilities.  A key component of this strategy is the origination and retention of short-term and adjustable-rate assets.  We retain short-term and adjustable-rate assets because they have re-pricing characteristics that more closely match the re-pricing characteristics of our liabilities.

To further mitigate the risk of timing differences in the re-pricing of assets and liabilities, our interest-earning assets are matched with interest-bearing liabilities that have similar re-pricing characteristics.  For example, the interest rate risk of holding fixed-rate loans is managed with long-term deposits and borrowings, and the risk of holding ARMs is managed with short-term deposits and borrowings.  Periodically, mismatches are identified and managed by adjusting the re-pricing characteristics of our interest-bearing liabilities with derivatives, such as interest rate caps and interest rate swaps.

D-3-27

Through the use of these derivative instruments, management attempts to reduce or offset increases in interest expense related to deposits and borrowings.  We use interest rate caps and pay-fixed interest rate swaps to protect against rising interest rates.

The interest rate caps are designed to provide an additional layer of protection, should interest rates on deposits and borrowings rise, by effectively lengthening the re-pricing period.  At March 31, 2007, we held an aggregate notional value of $25 million of interest rate caps.  One of the interest rate caps had strike rates that were in effect at March 31, 2007, as current LIBOR rates were above the strike rate.

We are also striving to increase the proportion of transaction deposits to total deposits to diminish our exposure to adverse changes in interest rates.  In particular, non-interest-bearing checking accounts and custodial accounts are less sensitive to interest rate fluctuations and provide a growing source of non-interest income through depositor and other retail banking fees.

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at December 31, 2006 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets

Basic Point (“bp”) Change in Rates	$Amount	$Change	% Change	NPV Ratio	Change (bp)

+300	22,388	-1,526	-6%	7.81%	-36bp
+200	23,137	-777	-3%	8.01%	-16bp
+100	23,571	-343	-1%	8.10%	-7bp
0	23,914		-	8.17%	-
-100	23,558	-356	-1%	8.02%	-15bp
-200	23,043	-871	-4%	7.81%	-36bp

The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. Those assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income.  Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Item 4.  Controls and Procedures.

The company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by the company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and regulations and that such information is accumulated and communicated to the company's management, including the company's Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that the company's disclosure controls and procedures will

D-3-28

detect or uncover every situation involving the failure of persons within the company or its subsidiary to disclose material information otherwise required to be set forth in the company's periodic reports.

In connection with this Form 10-Q, the company's management, with the participation of its Chief Executive Officer and Chief Financial Officer, evaluated the company's disclosure controls and procedures as currently in effect, and such officers have concluded that, as of this date, the company's disclosure controls and procedures are effective.

Management of the company is also responsible for establishing and maintaining adequate internal control over financial reporting and control of the company's assets to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. There were no changes in the company's internal control over financial reporting during the company's quarter ended March 31, 2007 that have materially affected, or are reasonably likely to materially affect, the company's internal control over financial reporting.

Part II.                      Other Information

Item 1.                                Legal Proceedings

As previously reported in a Form 8-K filed on September 8, 2006, the company announced that a Demand for Arbitration before the American Arbitration Association was filed against the company, the bank, GAMC, and Carroll E. Amos, President and Chief Executive Officer of the company and the bank.  The Demand for Arbitration was filed by Stamm Mortgage Management, Inc. ("Stamm Mortgage") and T. Mark Stamm, President of Stamm Mortgage in connection with the Management Agreement among Stamm Mortgage, the bank, and GAMC that governed the management of GAMC by Stamm Mortgage before the bank terminated the operations of GAMC earlier this year, and certain aspects of the company's public disclosures of that event.
As previously reported in a Form 8-K filed on February 9, 2007, the parties entered into a mutual release resolving any and all related claims and controversies between the parties and obviating the need for all further arbitration and legal proceedings.

Item 1A.                      Risk Factors

Our increased emphasis on commercial and construction lending may expose us to increased lending risks.

At March 31, 2007, our loan portfolio consisted of $31.9 million, or 16.98% of commercial real estate loans, $21.4 million, or 11.41% of construction and land development loans and $37.6 million, or 20.05% of commercial business loans.  We intend to increase our emphasis on those types of loans.  Those types of loans generally expose a lender to greater risk of non-payment and loss than one-to-four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers and, for construction loans, the accuracy of the estimate of the property’s value at completion of construction and the estimated cost of construction.  Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans.  Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time.  In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans.  Also, many of our commercial and construction borrowers have more than one loan outstanding with us.  Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Strong competition within our market area could hurt our ability to compete and could slow our growth.

We face intense competition both in making loans and attracting deposits.  This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates.  Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income.  Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide.  We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of

D-3-29

consolidation in the financial services industry.  Our profitability depends upon our continued ability to compete successfully in our market area.

An increase in loan prepayments and on prepayment of loans underlying mortgage-backed securities and small business administration certificates may adversely affect our profitability.

Prepayment rates are affected by consumer behavior, conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.  Although changes in prepayment rates are, therefore, difficult for us to predict, prepayment rates tend to increase when market interest rates decline relative to the rates on the prepaid instruments.

We recognize our deferred loan origination costs and premiums paid on originating these loans by adjusting our interest income over the contractual life of the individual loans.  As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed accelerates.  The effect of the acceleration of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time, which varies between loans.  If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated.

We recognize premiums we pay on mortgage-backed securities and Small Business Administration Certificates as an adjustment to interest income over the life of the security based on the rate of repayment of the securities. Acceleration of prepayment on the loans underlying a mortgage-backed security or Small Business Administration Certificate shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income.

We may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instruments particularly in periods of declining interest rates.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

The bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation, as insurer of its deposits.  Such regulation and supervision govern the activities in which the bank and the company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of the bank.  The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in the common stock of the company.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

A breach of information security could negatively affect our earnings.

Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks and over the Internet.  We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted.  In addition, we rely on the services of a variety of vendors to meet data processing and communication needs.  If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

We are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations.

Recently, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements.  There is also increased scrutiny of our compliance with the rules enforced by the Office of Foreign Assets Control.  In order to comply with regulations, guidelines and examination procedures in this area, we have been required to adopt new policies and procedures and to install new systems.  We cannot be certain that the policies, procedures and systems we have in place are flawless.  Therefore, there is no assurance that in every instance we are in full compliance with these requirements.

Failure to pay interest on our debt may adversely impact us.

D-3-30

Deferral of interest payments where allowed on our convertible preferred securities may affect our ability to issue additional debt.

Failure to remain a well capitalized institution.

As a result of recording losses of $5.6 million during the year ended September 30, 2006, the bank ceased to be considered a well capitalized institution and is now considered to be an adequately capitalized institution.  As an adequately capitalized institution, the bank cannot issue brokered certificates of deposit without OTS or FDIC permission, and the OTS can limit the payment of dividends from the bank to the company. Without the payment of a dividend from the bank, the company is unable to make a distribution on the cumulative convertible trust preferred securities.  On December 13, 2006, the bank was advised by the OTS that the OTS would not approve the bank’s application to pay a cash dividend to the company, and the company exercised its right to defer the next scheduled quarterly distribution on the cumulative convertible trust preferred securities as well as future distributions.

Item 2.         Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.        Defaults Upon Senior Securities

Not applicable.

Item 4.        Submission of Matters to a Vote of Security Holders

Not applicable.

Item 5.        Other Information

Not applicable.

Item 6.         Exhibits

(a) Exhibits
31.3           Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
31.4           Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
32.1           Certification of Chief Executive Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002
32.2   Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

D-3-31

Greater Atlantic Financial Corp.

Signatures

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Greater Atlantic Financial Corp.
(Registrant)

By: /s/ Carroll E. Amos
                                                           Carroll E. Amos
President and Chief Executive Officer

By: /s/ David E. Ritter
David E. Ritter
Senior Vice President and Chief Financial Officer

Date: May 15, 2007

D-3-32

Exhibit 31.1
CERTIFICATION

I, Carroll E. Amos, President and Chief Executive Officer of Greater Atlantic Financial Corp., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Greater Atlantic Financial Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

c.
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board or directors (or persons performing the equivalent functions):

a.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:           /s/ Carroll E. Amos
Carroll E. Amos
President and Chief Executive Officer

Date: May 15, 2007

D-3-33

Exhibit 31.2
CERTIFICATION

I, David E. Ritter, Senior Vice President and Chief Financial Officer of Greater Atlantic Financial Corp., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Greater Atlantic Financial Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

c.
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board or directors (or persons performing the equivalent functions):

d.
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

e.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:           /s/ David E. Ritter
David E. Ritter
Senior Vice President and
Chief Financial Officer

Date: May 15, 2007

D-3-34

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Greater Atlantic Financial Corp. (the “company”) on Form 10-Q for the period ended March 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Carroll E. Amos, President and Chief Executive Officer of the company, certify, pursuant to 18 U.S.C.§ 1350, as added by § 906 of the Sarbanes-Oxley Act of 2002, that:

A.          The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

B.           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company as of and for the period covered by the Report.

                               By: /s/ Carroll E. Amos
                                       Carroll E. Amos
                                        President and Chief Executive Officer

                                        Date: May 15, 2007

D-3-35

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Greater Atlantic Financial Corp. (the “company”) on Form 10-Q for the period ended March 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David E. Ritter Senior Vice President and Chief Financial Officer of the company, certify, pursuant to 18 U.S.C.§ 1350, as added by § 906 of the Sarbanes-Oxley Act of 2002, that:

A.           The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

B.           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company as of and for the period covered by the Report.

                                    By: /s/ David E. Ritter
                                            David E. Ritter
                                            Senior Vice President and
                                            Chief Financial Officer

                                            Date: May 15, 2007

D-3-36

ANNEX D-4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

[√] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2007

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to _________.

Commission file number: 0-26467

GREATER ATLANTIC FINANCIAL CORP.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	54-1873112
(State or other jurisdiction of	(I.R.S. Employer

                         10700 Parkridge Boulevard, Suite P50, Reston, Virginia                                                                                                             20191
                             (Address of Principal Executive Offices)                                                                                                                                             (Zip Code)

(703) 391-1300
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes   [ √ ]   No   [   ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  [__]                                                                Accelerated filer  [__]                                                      Non- accelerated filer [ √ ]

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act):
Yes   [__]   No  [ √ ]

At August 13, 2007, there were 3,024,220 shares of the registrant’s Common
Stock, par value $0.01 per share outstanding

D-4-1

Greater Atlantic Financial Corp.
Quarterly Report on Form 10-Q
For the Quarter Ended June 30, 2007

D-4-2

Greater Atlantic Financial Corp.
Consolidated Statements of Financial Condition (Unaudited)

	June 30,	September 30,
	2007	2006 (a)
(Dollars in Thousands)
Assets
Cash and cash equivalents:
Non-interest bearing and vault	$3,796	$2,516
Interest bearing	49,352	17,288
Investment securities
Available-for-sale	54,913	75,461
Held-to-maturity	3,467	4,696
Loans receivable, net	179,072	193,307
Accrued interest and dividends receivable	1,710	2,073
Deferred income taxes	1,949	1,928
Federal Home Loan Bank stock, at cost	1,641	2,388
Premises and equipment, net	2,457	2,764
Goodwill	956	956
Prepaid expenses and other assets	1,578	1,842
Total assets	$300,891	$305,219
Liabilities and Stockholders’ equity
Liabilities
Deposits	$254,397	$230,174
Advance payments from borrowers for taxes and insurance	372	270
Accrued expenses and other liabilities	1,465	1,963
Advances from the FHLB and other borrowings	28,649	54,574
Junior subordinated debt securities	9,372	9,388
Total liabilities	294,255	296,369
Commitments and contingencies
Stockholders’ Equity
Preferred stock $.01 par value - 2,500,000 shares authorized, none outstanding	-	-
Common stock, $.01 par value – 10,000,000
shares authorized; 3,024,220 shares outstanding	30	30
Additional paid-in capital	25,273	25,228
Accumulated deficit	(17,584)	(15,359)
Accumulated other comprehensive loss	(1,083)	(1,049)
Total stockholders’ equity	6,636	8,850
Total liabilities and stockholders’ equity	$300,891	$305,219

(a) Consolidated Statement of Financial Condition as of September 30, 2006 has been derived from audited consolidated financial statements.
See accompanying notes to consolidated financial statements

D-4-3

Greater Atlantic Financial Corp.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(Dollars in Thousands, Except Per Share Data)	2007	2006	2007	2006

Interest income
Loans	$3,459	$3,426	$10,780	$10,217
Investments	1,225	1,327	3,302	3,726
Total interest income	4,684	4,753	14,082	13,943
Interest expense
Deposits	2,459	2,030	6,885	5,684
Borrowed money	617	911	2,091	2,878
Total interest expense	3,076	2,941	8,976	8,562
Net interest income	1,608	1,812	5,106	5,381
Provision (recapture) for loan losses	(4)	13	289	87
Net interest income after provision for loan losses	1,612	1,799	4,817	5,294
Noninterest income
Fees and service charges	158	148	465	445
Gain (loss) on derivatives	23	154	(10)	445
Gain on sale of foreclosed real estate	-	-	-	65
Other operating income	5	5	17	25
Total noninterest income	186	307	472	980
Noninterest expense
Compensation and employee benefits	1,082	1,216	3,523	3,502
Occupancy	364	357	1,051	1,008
Professional services	210	281	932	799
Advertising	32	183	102	547
Deposit insurance premium	7	24	36	77
Furniture, fixtures and equipment	128	135	395	415
Data processing	197	235	649	703
Other operating expenses	286	291	826	818
Total noninterest expense	2,306	2,722	7,514	7,869
Loss from continuing operations before income taxes	(508)	(616)	(2,225)	(1,595)
Provision for income taxes	-	-	-	-
Loss from continuing operations	(508)	(616)	(2,225)	(1,595)
Discontinued operations:
Loss from operations	-	(19)	-	(2,499)
Net loss	$(508)	$(635)	$(2,225)	$(4,094)
Loss per common share
Basic and diluted:
Continuing operations	$(0.17)	$(0.20)	$(0.74)	$(0.53)
Discontinued operations	-	(0.01)	-	(0.83)
Net loss	$(0.17)	$(0.21)	$(0.74)	$(1.36)
Weighted average common shares outstanding
Basic and diluted	3,024,220	3,020,934	3,023,133	3,020,934

See accompanying notes to consolidated financial statements

D-4-4

Greater Atlantic Financial Corp.
Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
(In Thousands)	2007	2006	2007	2006

Net (loss) earnings	$(508)	$(635)	$(2,225)	$(4,094)
Other comprehensive (loss) income, net of tax
Unrealized (loss) gain on securities	(90)	81	(34)	(72)
Other comprehensive (loss) income	(90)	81	(34)	(72)
Comprehensive (loss) income	$(598)	$(554)	$(2,259)	$(4,166)

Greater Atlantic Financial Corp.
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)
For the Nine Months Ended June 30, 2007 and 2006

	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
(In Thousands)

Balance at September 30, 2005 (as restated)	$-	$30	$25,228	$(9,788)	$(1,095)	$14,375

Other comprehensive loss	-	-	-	-	(72)	(72)

Net loss for the period	-	-	-	(4,094)	-	(4,094)
Balance at June 30, 2006	$-	$30	$25,228	$(13,882)	$(1,167)	$10,209
Balance at September 30, 2006	$-	$30	$25,228	$(15,359)	$(1,049)	$8,850

Stock option expense	-	-	22	-	-	22

Conversion of trust preferred securities			23			23

Other comprehensive loss	-	-	-	-	(34)	(34)

Net loss for the period	-	-	-	(2,225)	-	(2,225)
Balance at June 30, 2007	$-	$30	$25,273	$(17,584)	$(1,083)	$6,636

See accompanying notes to consolidated financial statements

D-4-5

Greater Atlantic Financial Corp.
Consolidated Statements of Cash Flows (Unaudited)

	Nine months ended June 30,
	2007	2006
(In Thousands)
Cash flow from operating activities
Net loss	$(2,225)	$(4,094)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities
Provision for loan loss	289	87
Amortization of deferred loan acquisition cost, net	28	(45)
Depreciation and amortization	338	540
Loss (gain) on derivatives	10	(445)
Amortization of investment security premiums	544	606
Amortization of mortgage-backed securities premiums	310	491
Amortization of deferred fees	(247)	(419)
Discount accretion net of premium amortization	218	(207)
Amortization of convertible preferred stock costs	7	7
Stock option expense	22	-
Gain on sale of loans held for sale	-	(1,511)
Gain on sale of foreclosed real estate	-	(65)
Gain on sale of fixed assets	-	(26)
(Increase) decrease in assets
Disbursements for origination of loans held for sale	-	(91,477)
Proceeds from sales of loans	-	102,218
Accrued interest and dividend receivable	363	(226)
Prepaid expenses and other assets	171	917
Deferred loan fees collected, net of deferred costs incurred	367	297
Increase (decrease) in liabilities
Accrued expenses and other liabilities	(415)	(300)
Net cash provided by (used in) operating activities	(220)	6,348

Continued

D-4-6

Greater Atlantic Financial Corp.
Consolidated Statements of Cash Flows (Unaudited) – (Continued)

	Nine months ended June 30,
	2007	2006
(In Thousands)
Cash flow from investing activities
Net decrease in loans	$13,580	$7,096
Disposal (purchase) of premises and equipment, net	(31)	800
Purchases of investment securities	-	(7,707)
Proceeds from repayments of other investment securities	9,130	12,447
Proceeds from repayments of mortgage-backed securities	11,739	18,884
Proceeds from the sale of foreclosed assets	-	297
Purchases of FHLB stock	(653)	(2,115)
Proceeds from sale of FHLB stock	1,399	2,320
Net cash provided by investing activities	35,164	32,022
Cash flow from financing activities
Net increase (decrease) in deposits	24,223	(17,567)
Net decrease in advances from the FHLB and other borrowings	(25,925)	(19,709)
Increase in advance payments by borrowers for taxes and insurance	102	51
Net cash used in financing activities	(1,600)	(37,225)
Increase in cash and cash equivalents	33,344	1,145
Cash and cash equivalents, at beginning of period	19,804	4,709
Cash and cash equivalents, at end of period	$53,148	$5,854

                                  See accompanying notes to consolidated financial statements

D-4-7

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
                                               Information as of June 30, 2007 and the Three and Nine Months Ended June 30, 2007 and 2006 (Unaudited)

(1) BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements, which include the accounts of Greater Atlantic Financial Corp. (the “company”) and its wholly owned subsidiary, Greater Atlantic Bank (the “bank”) have been prepared in accordance with the instructions for Form 10-Q.  Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) with respect to interim financial reporting.  It is recommended that these consolidated financial statements be read in conjunction with the company’s Annual Report on Form 10-K for the year ended September 30, 2006.  The results of operations for the three months or the nine months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the year ending September 30, 2007 or any future periods.  In addition to reclassifications related to discontinued operations, other reclassifications have been made to prior periods to place them on a basis comparable with the current period presentation.

(2) BANK MERGER

As previously reported in a Form 8-K filed on April 16, 2007, on April 12, 2007, the company announced that it and Summit Financial Group, Inc. (“Summit”) entered into a definitive agreement for the company to merge with and into Summit and that the bank and Bay-Vanguard Federal Savings Bank (“Bay-Vanguard”), entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.

(3) DISCONTINUED OPERATIONS

On March 29, 2006, we began the process of discontinuing the operations of Greater Atlantic Mortgage Corporations (“GAMC”), the bank’s mortgage company subsidiary.  It was determined that this business no longer fit our strategy.

As a result of the above action, we applied discontinued operations accounting in the third quarter of 2006, as we completed the closing of the GAMC business.  Accordingly, the income statements for all periods have been adjusted.  The reclassification of GAMC’s results to discontinued operations primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.  The table below summarizes GAMC’s results which were treated as discontinued operations for the periods indicated

	Three months ended June 30,	Nine months ended June 30,
	2006	2006
(Dollars in Thousands, Except Per Share Data)
Interest income	$9	$280
Interest expense	25	257
Net interest income	(16)	23
Noninterest income	59	2,136
Noninterest expense	62	4,658
Net income (loss)	$(19)	$(2,499)
Earnings (loss) per share – basic	$(0.01)	$(0.83)
Earnings (loss) per share – diluted	(0.01)	(0.83)

D-4-8

        Greater Atlantic Financial Corp.
          Notes to Consolidated Financial Statements
        Information as of June 30, 2007 and the Three and Nine Months Ended June 30, 2007 and 2006 (Unaudited)

(4) LOAN IMPAIRMENT AND LOAN LOSSES

In accordance with guidance in the Statements of Financial Accounting Standards Nos. 114 and 118, the company prepares a quarterly review to determine the adequacy of the allowance for loan losses and to identify and value impaired loans.  An analysis of the change in the allowance for loan losses follows (also see page 21 for discussion of non-performing loans):

	At or for the nine months ended June 30,
	2007	2006
(Dollars in Thousands)
Balance at beginning of period	$1,330	$1,212
Provisions	289	87
Total charge-offs	(329)	(60)
Total recoveries	632	24
Net recoveries (charge-offs)	303	(36)
Balance at end of period	$1,922	$1,263
Ratio of net charge-offs (recoveries) during the period to average loans outstanding during the period	(0.16)%	0.02%
Allowance for loan losses to total non-performing loans at end of period	116.18%	110.60%
Allowance for loan losses to total loans	1.04%	0.65%

D-4-9

        Greater Atlantic Financial Corp.
         Notes to Consolidated Financial Statements
        Information as of June 30, 2007 and the Three and Nine Months Ended June 30, 2007 and 2006 (Unaudited)

The Company considers a loan to be impaired if it is probable that they will be unable to collect all amounts due (both principal and interest) according to the contractual terms of the loan agreement.  When a loan is deemed impaired, the Company computes the present value of the loan's future cash flows, discounted at the effective interest rate.  As an expedient, creditors may account for impaired loans at the fair value of the collateral or at the observable market price of the loan if one exists.  If the present value is less than the carrying value of the loan, a valuation allowance is recorded.  For collateral dependent loans, the Company uses the fair value of the collateral, less estimated costs to sell on a discounted basis, to measure impairment.

Our total recorded investment in impaired collateral dependent loans at June 30, 2007 was $1.3 million and the related allowance associated with impaired loans was $500,000.  There were no impaired loans in the comparable period one year ago.  At June 30, 2007, all impaired loans had a related allowance and we have not recognized interest income on impaired loans after the date that the loans were deemed to be impaired.

(5) REGULATORY MATTERS

The capital distribution regulation of the OTS requires that the bank provide the applicable OTS Regional Director with a 30-day advance written notice of all proposed capital distributions whether or not advance approval is required.  The bank paid dividends of $655,000 to the company during the year ended September 30, 2006.

On December 19, 2006, the company issued a news release announcing that the first quarter distribution on the Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, will be deferred.  The announcement by the company followed advice received by the bank that the Office of Thrift Supervision would not approve the bank’s application to pay a cash dividend to the company.  Accordingly, the company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).

The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) created five categories of financial institutions based on the adequacy of their regulatory capital levels:  well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

Under FDICIA, a well capitalized financial institution is one with Tier 1 leverage capital of 5%, Tier 1 risk-based capital of 6% and total risk-based capital of 10% and an adequately capitalized financial institution is one with Tier 1 leverage capital of 4%, Tier 1 risk-based capital of 4% and total risk-based capital of 8%.  At June 30, 2007, the bank was classified as an adequately capitalized financial institution.

There are currently no orders, agreements, recommendations or understandings with our regulatory agency, which, if implemented, would affect our liquidity, capital resources, or results of operations.  As an adequately capitalized institution, the Bank cannot issue brokered certificates of deposit without OTS or FDIC permission.  We do not believe that limitation will have a material impact on the Bank’s operations.

The following presents the bank’s capital position at June 30, 2007:

	Required Balance	Required Percent to be Well Capitalized	Actual Balance	Actual Percent	Surplus/ (Shortfall)
(Dollars in Thousands)
Leverage	$15,006	5.00%	$15,462	5.15%	$456
Tier 1 Risk-based	$10,946	6.00%	$15,373	8.43%	$4,427
Total Risk-based	$18,243	10.00%	$17,295	9.48%	$(948)

The company announced on February 20, 2007, that it received a letter from The Nasdaq Stock Market advising that the Nasdaq Listing Qualifications Panel had determined to delist the shares of the company from the Nasdaq Global Market, and suspended trading of the company’s shares effective Thursday, February 22, 2007.

D-4-10

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
        Information as of June 30, 2007 and the Three and Nine Months Ended June 30, 2007 and 2006 (Unaudited)

As previously reported, on February 6, 2007, the Company was notified that the Company’s failure to maintain the minimum of $10,000,000 stockholders’ equity requirement for continued listing on the Nasdaq Global Market, as set forth in Marketplace Rule 4450 (a) (3), served as an additional basis for delisting the Company’s shares from the Nasdaq Global Market.  In its SEC Form 10-K for the period ended September 30, 2006, filed on January 31, 2007, the Company reported stockholders’ equity of $8,850,000.  Because of the $1,150,000 deficiency in stockholders’ equity, the Company did not make a presentation to the Panel to consider the Company’s continued listing on the Nasdaq Global Market or to transfer its listing to the Nasdaq Capital Market.  The Company’s common stock is currently listed on the Pink Sheet under the symbol GAFC.PK.

(6) STOCK OPTIONS

Effective November 14, 1998, the company established the 1997 Stock Option and Warrant Plan (the “Plan”).  The Plan reserves options for 76,667 shares to employees and warrants for 94,685 shares to stockholders.  The Plan was amended effective March 14, 2000, to increase the number of options available for grant to employees from 76,667 to 225,000 shares and amended again effective March 15, 2002, to increase the number of options available for grant to employees from 225,000 to 350,000 shares and to limit its application to officers and employees.  The stock options and warrants vest immediately upon issuance and carry a maximum term of 10 years.  The exercise price for the stock options and warrants is the fair market value at grant date.  As of June 30, 2007, 94,685 warrants were issued.

The following summary represents the activity under the Plan:
	Number of Shares	Exercise Price	Expiration Date
Balance outstanding and exercisable at September 30, 2005	266,000	$6.91
Options granted	12,000	$6.00	3-31-2016
Options expired	(25,000)	$8.37
Balance outstanding and exercisable at September 30, 2006	253,000	$6.72
Options granted	-
Balance outstanding and exercisable at June 30, 2007	253,000	$6.72

The company has adopted the provisions of Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-Based Compensation” (“SFAS 123R”), to measure compensation cost for stock options effective after October 1, 2005.  Prior to its adoption, the company accounted for its options under APB 25 “Accounting for Stock Issued to Employees” with pro forma disclosed.  As allowable under SFAS 123R, the company used the Black-Scholes method to measure the compensation cost of stock options granted in 2006 with the following assumptions: risk-free interest rate of 4.88%, a dividend payout rate of zero, and an expected option life of nine years.  The volatility is 32%.  Using those assumptions, the fair value of stock options granted during fiscal 2006 was $2.92.  There were no options granted during the nine months ended June 30, 2007 and 12,000 options, with an estimated fair value of $22,000, were granted during the nine months ended June 30, 2006.

D-4-11

        Greater Atlantic Financial Corp.
        Notes to Consolidated Financial Statements
        Information as of June 30, 2007 and the Three and Nine Months Ended June 30, 2007 and 2006 (Unaudited)

(7) EARNINGS PER SHARE

Earnings per share is based on the weighted average number of shares of common stock and dilutive common stock equivalents outstanding.  Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity.  The weighted average shares outstanding for basic and diluted earnings per share for the nine months ended June 30, 2007 and 2006 were the same as the effect of the conversion of preferred securities and the impact of stock options were antidilutive for the periods ended June 30, 2007 and 2006.  The effect of the conversion of the preferred securities would result in an increase of 1,368,143 in common shares outstanding.

(8) SEGMENT REPORTING

The company had two reportable segments, banking and mortgage banking until the mortgage-banking activities conducted in GAMC, to which the mortgage-banking segment applied, were discontinued effective March 29, 2006.  The bank operates retail deposit branches in the greater Washington, D.C./Baltimore metropolitan area.  The banking segment provides retail consumers and small businesses with deposit products such as demand, transaction, and savings accounts and certificates of deposit and lending products, such as residential and commercial real estate, construction and development, consumer and commercial business loans.  Further, the banking segment invests in purchased residential real estate loans , and also invests in mortgage-backed and other securities.

On March 29, 2006, we began the process of discontinuing the operations of the bank’s subsidiary, GAMC.  Because it was unprofitable, it was determined that this business no longer fit our strategy.

In the third quarter of 2006, we applied discontinued operations accounting for GAMC.  Accordingly, the income statements for all periods have been restated.  The restatements primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.

(9) RECENT ACCOUNTING STANDARDS

In July 2006, the FASB issued Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” - an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by a taxing authority. The term “more-likely-than-not” means a likelihood of more than 50 percent. FIN 48 is effective for fiscal years beginning after December 15, 2006, with early application permitted. Any impact from the adoption of FIN 48 will be recorded directly to the beginning balance of retained earnings and reported as a change in accounting principle. We are currently evaluating the impact of this Interpretation, but do not expect it to be material.

On October 1, 2006, we adopted SFAS 156, “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No.140.” SFAS 156 was issued in March 2006 and requires all newly recognized servicing rights and obligations to be initially measured at fair value. For each class of separately recognized servicing rights and obligations retained, we have elected to continue to account for each under the amortization method which requires us to amortize servicing assets or liabilities in proportion to and over the periods of estimated net servicing income or net servicing loss.

D-4-12

        Greater Atlantic Financial Corp.
         Notes to Consolidated Financial Statements
        Information as of June 30, 2007 and the Three and Nine Months Ended June 30, 2007 and 2006 (Unaudited)

In September 2006, the Financial Accounting Standards Board released Statement No. 157, "Fair Value Measurements" which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. This Statement applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. While we are currently evaluating the effect of the guidance contained in this Statement, we do not expect the implementation to have a material impact on our consolidated financial statements.

In February, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which permits companies to report certain financial assets and financial liabilities at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Company can elect to apply the standard prospectively and measure certain financial instruments at fair value beginning January 1, 2008.  The Company is currently evaluating the guidance contained in SFAS 159, and has yet to determine which assets or liabilities (if any) will be selected.  At adoption, the difference between the carrying amount and the fair value of existing eligible assets and liabilities selected (if any) would be recognized via a cumulative adjustment to beginning retained earnings on October 1, 2008.

(10) JUNIOR SUBORDINATED DEBT SECURITIES

On March 20, 2002, Greater Atlantic Capital Trust I (the, “Trust”), a Delaware statutory business trust and a wholly owned Trust subsidiary of the company, issued $9.6 million aggregate liquidation amount (963,038 shares) of 6.50% cumulative preferred securities maturing on December 31, 2031, retaining an option to call the securities on or after December 31, 2003.  Conversion of the preferred securities into the company’s common stock may occur at any time on or after 60 days after the closing of the offering.  The company may redeem the preferred securities, in whole or in part, at any time on or after December 31, 2003.  Distributions on the preferred securities are payable quarterly on March 31, June 30, September 30 and December 31 of each year beginning on June 30, 2002.  The Trust also issued 29,762 common securities to the company for $297,620.  The proceeds from the sale of the preferred securities and the proceeds from the sale of the trust’s common securities were utilized to purchase from the company junior subordinated debt securities of $9,928,000 bearing interest of 6.50% and maturing December 31, 2031. The Company has fully and unconditionally guaranteed the preferred securities along with all obligations of the trust related thereto.  The sale of the preferred securities yielded $9.3 million after deducting offering expenses.

To comply with FIN46, the trust preferred subsidiary was deconsolidated in 2004, and the related securities have been presented as obligations of the Company and titled “Junior Subordinated Debt Securities” in the financial statements.

On December 19, 2006, the Company issued a news release announcing that the first quarter distribution on the Greater Atlantic Capital Trust I 6.50% Cumulative Convertible Trust Preferred Securities scheduled for December 31, 2006, as well as future distributions on the Trust Preferred Securities, will be deferred.  The announcement by the Company follows advice received by the bank from the Office of Thrift Supervision that it would not approve the bank’s application to pay a cash dividend to the Company.

D-4-13

        Greater Atlantic Financial Corp.
         Notes to Consolidated Financial Statements
        Information as of June 30, 2007 and the Three and Nine Months Ended June 30, 2007 and 2006 (Unaudited)

Accordingly, the Company exercised its right to defer the payment of interest on its 6.50% Convertible Junior Subordinated Debentures Due 2031 related to the Trust Preferred Securities, for an indefinite period (which can be no longer than 20 consecutive quarterly periods).

The company retained approximately $1.3 million of the proceeds for general corporate purposes, investing the retained funds in short-term investments.  The remaining $8.0 million of the proceeds was invested in the bank to increase its capital position (also see Note 5 Regulatory Matters).

(11) DERIVATIVE FINANCIAL INSTRUMENTS

During fiscal years 2003 and 2002, the bank entered into various interest rate caps that total $20 million in notional principal with terms between five and ten years that limit the float between a floor of 2.00%, and are capped between 5.00% - 8.00%.  The bank accounts for these derivatives, under the guidelines of SFAS 133, as amended.

Realized and unrealized gains and losses on those derivatives which meet hedge accounting requirements are deferred and recognized when the hedge transaction occurs.  In the event hedge accounting requirements are not met gains and losses on such instruments are included currently in the statement of operations.  During the nine months ended June 30, 2007 and 2006 the instruments did not meet hedge accounting requirements.  The statements of operations include net losses of $10,000 and gains of $445,000 for the nine months ended June 30, 2007 and 2006, respectively.

D-4-14

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes presented elsewhere in this report.

This report contains forward-looking statements.  When used in this 10-Q report and in future filings by the company with the Securities and Exchange Commission (the “SEC”), in the company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company’s market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  The company wishes to advise readers that the factors listed above could affect the company’s financial performance and could cause the company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The matters discussed in management’s discussion and analysis of financial condition and results of operations reflects continuing operations, unless otherwise noted.

Mortgage Banking Activities

The bank’s mortgage banking activities primarily consisted of originating mortgage loans secured by single-family properties.  Those activities were conducted in GAMC and were discontinued effective March 29, 2006 as it was determined that, because it was unprofitable, this business no longer fit our strategy.  Mortgage banking involves the origination and sale of mortgage loans for the purpose of generating gains on sale of loans and fee income on the origination of loans, in addition to loan interest income.  In recent years, the volume of GAMC’s originations had been declining, resulting in losses from mortgage banking operations.

In the third quarter of 2006, we applied discontinued operations accounting for GAMC as we completed closing those operations during the quarter, and accordingly, the income statements for all periods have been adjusted.  The reclassifications primarily resulted in a reduction to previously reported levels of net interest income, a reduction in noninterest income and a reduction in noninterest expense.

General

We are a savings and loan holding company, which was organized in June 1997.  We conduct substantially all of our business through our wholly owned subsidiary, the bank, a federally chartered savings bank.  The bank is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation.  We offer traditional banking services to customers through the six branches of the bank located throughout the greater Washington, D.C./Baltimore metropolitan area.

D-4-15

The profitability of the company depends primarily on its non-interest income and net interest income.  Net interest income is the difference between the interest income it earns on its loans and investment portfolio, and the interest it pays on interest-bearing liabilities, which consist mainly of interest paid on deposits and borrowings.  Non-interest income consists primarily of gain on sales of loans, derivatives and available-for-sale investments and fees from service charges on deposits and loans.

The level of its operating expenses also affects the company’s profitability.  Operating expenses consist primarily of salaries and employee benefits, occupancy-related expenses, equipment and technology-related expenses and other general operating expenses.

At June 30, 2007 the company’s total assets were $300.9 million, compared to the $305.2 million held at September 30, 2006, representing a decrease of 1.42%.  The decrease resulted primarily from a decrease in investment securities and loans receivable and was offset in part by an increase in interest bearing deposits.  The decline in the bank’s overall asset size is reflected in the consolidated statements of financial condition and statements of operations as we continued to manage its assets and liabilities to maintain the bank in an adequately capitalized position.

Net loans receivable at June 30, 2007 were $179.1 million, a decrease of $14.2 million or 7.36% from the $193.3 million held at September 30, 2006. The decrease in loans consisted primarily of a $6.0 million decline in the Bank’s single family loan portfolio, coupled with a decrease of $8.4 million in the Bank’s consumer loan portfolio.  Because the Bank’s single family and consumer loan portfolios consist primarily of adjustable-rate loans, with the current yield curve, where short-term rates are only slightly lower than rates for longer terms, customers are able to extend the terms of their mortgages.  Customers are also refinancing away from adjustable-rate loans and into longer term, fixed-rate loans or curtailing outstanding balances.  Multifamily loans outstanding increased by $3.2 million and commercial real estate loans increased by $4.4 million during the period.  Those increases were offset in part by decreases of $4.3 million in construction and land loans and $2.2 million in commercial business loans.  The decrease in construction and land loans was primarily in the single family residential sector of the market.  The company anticipates that lending in that area will continue to decline as a result of the current slow sales pace occurring in the single family market.

At June 30, 2007, investment securities were $58.4 million, a decrease of $21.8 million or 27.17% from the $80.2 million held at September 30, 2006.  The cash proceeds from the sale or payoff of investment securities were used to reduce higher cost wholesale funding, including borrowings, brokered deposits and wholesale deposits.

Deposits at June 30, 2007 were $254.4 million, an increase of $24.2 million from the $230.2 million held at September 30, 2006.  Total deposits have increased notwithstanding our reduced reliance on brokered deposits and wholesale deposits, both of which have a higher cost.  Those types of deposits have declined $26.8 million since June 30, 2006 while total retail deposits have increased $60.5 million.  The increase in retail deposits is primarily in certificates of deposits and money fund accounts which have been obtained through the Bank’s marketing efforts and are at a lower cost than brokered and wholesale deposits.

On February 22, 2006, the company announced that it had engaged Sandler O’Neill & Partners, L.P. to advise on the financial aspects of the company’s review of its strategic options and assist the company in evaluating the financial aspects of all strategic alternatives available.

As previously reported in a Form 8-K filed on April 16, 2007, and noted previously, on April 12, 2007, the company announced that it and Summit entered into a definitive agreement for the company to merge with and into Summit and that the bank and Bay-Vanguard entered into a definitive agreement for Bay-Vanguard to purchase the bank’s branch office in Pasadena, Maryland.

The merger is expected to be completed in the fourth calendar quarter of 2007, subject to regulatory and shareholder approvals.  Immediately following the merger, the bank intends to merge with and into Summit Community Bank.

D-4-16

Under the agreement to sell its leased branch office located at 8070 Ritchie Highway, Pasadena, Maryland, to Bay-Vanguard, Bay-Vanguard will pay the bank an 8.5% premium on the balance of deposits assumed at closing.  At June 30, 2007, the deposits at the Pasadena branch office on which the deposit premium would apply totaled approximately $54.4 million.  Bay-Vanguard will also purchase the branch office’s fixed assets, but will not acquire any loans as part of the transaction.  The purchase is expected to be completed during the third calendar quarter of 2007, and regulatory approval has been obtained.

Critical Accounting Policies, Estimates and Judgments

The company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States.  The preparation of those financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent liabilities.  Management continually evaluates its estimates and judgments including those related to the allowance for loan losses and income taxes.  Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances.  Actual results may differ from those estimates under different assumptions or conditions.  The company believes that, of its significant accounting policies, the most critical accounting policies we apply are those related to the evaluation of the adequacy of the allowance for loan losses.

A variety of factors impact the carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.  The allowance for loan losses is the most difficult and subjective judgment.  The allowance is established and maintained at a level that we believe is adequate to cover losses resulting from the inability of borrowers to make required payments on loans.  Estimates for loan losses are arrived at by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of our regulators, changes in the size and composition of the loan portfolio and peer comparisons.  The analysis also requires consideration of the economic climate and direction, change in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to our service area.  Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from our estimates.

Comparison of Results of Operations for the Three Months Ended
June 30, 2007 and June 30, 2006

Net Income.  For the three months ended June 30, 2007, the company had a net loss of $508,000 or $0.17 per diluted share, compared to a net loss from continuing operations of $616,000 or $0.20 per diluted share for the three months ended June 30, 2006.  The $108,000 decrease in the net loss over the comparable period one-year ago was primarily the result of a decrease in non-interest expense and a decrease in the provision for loan losses.  Those decreases were offset by decreases in net interest income and non-interest income.  The ongoing net losses from continuing operations remain a consistent problem for management because the loan production needed to maintain the retail branch network has not been attained.  Due to the losses arising from the operations of GAMC, the bank is currently managing its assets and liabilities to maintain an adequately capitalized status.  Because of the impact on the risk-based capital requirements, the bank cannot aggressively expand its commercial loan portfolio.  In addition, the resulting reduction in the bank’s loans to one borrower limit makes it difficult to maintain a consistent level of outstanding loans to larger customers.  Those factors have caused earning assets to decline, impacting earnings.  Further, margin pressure from the yield curve, which had been inverted since the spring of 2006 and remains inverted from three months to three years and only recently moved to a positive pattern from three to ten years, presents a very challenging environment in which to seek to increase our net interest margin.

Accordingly the Company entered into an agreement, to merge with and into Summit and the bank agreed to sell its Pasadena, Maryland, branch to Bay-Vanguard.  Alternatively, in order for the Company to achieve profitability it would have had to have sold a sufficient number of branches to increase capital and reduce overall operating cost.

Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest

D-4-17

income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the re-pricing of interest rates on assets and on liabilities also influences net interest income.

The following table presents a comparison of the components of interest income and expense and net interest income.

Net interest income from continuing operations			Difference
Three Months Ended June 30,	2007	2006	Amount	%
(Dollars in Thousands)
Interest income:
Loans	$3,459	$3,426	$33	0.96%
Investments	1,225	1,327	(102)	(7.69)
Total	4,684	4,753	(69)	(1.45)

Interest expense:
Deposits	2,459	2,030	429	21.13
Borrowings	617	911	(294)	(32.27)
Total	3,076	2,941	135	4.59
Net interest income	$1,608	$1,812	$(204)	(11.26)%

The decrease in net interest income during the three months ended June 30, 2007, from the comparable period one year ago, resulted primarily from a $20.9 million decrease in the bank’s interest-earning assets coupled with average interest-earning assets declining by $8.9 million more than the decline in average interest-bearing liabilities.  That decrease was coupled with an 11 basis point decrease in net interest margin (net interest income divided by average interest-earning assets) from 2.42% for the three months ended June 30, 2006 to 2.31% for the three months ended June 30, 2007.  The decrease in net interest margin also resulted from the average cost on interest-bearing liabilities increasing by 1 basis point more than the increase in the average yield on interest-earning assets.

The interest rate environment has been a difficult one for most financial institutions.  With short-term rates close to or at times even higher than long-term rates, the prospects of expanding interest rate spread and net interest margin has been difficult at best.  We expect the interest rate environment to remain challenging and we believe it will continue to have an impact on our net interest margin and net interest rate spread.  We also believe, however, that our strategy of changing the balance sheet from one that was wholesale oriented, as reflected in the Company’s former reliance on brokered and internet deposits, to one which is more retail oriented, will benefit us over time.  We believe that change will position us to realize a benefit when the interest rate environment improves.  If market interest rates were to rise, given our asset sensitivity position, we would also expect our net interest margin to improve.  However, in a declining rate environment our interest rate spread and our net interest income would decline.  The Bank continues to monitor the markets and its interest rate position to alleviate any material changes in net interest margin.

Interest Income.  Interest income for the three months ended June 30, 2007 decreased $69,000 compared to the three months ended June 30, 2006, primarily as a result of a $20.9 million decrease in the average balances of outstanding loans and investment securities.  The decreases in those balances were partially offset by an increase of 38 basis points in the average yield earned on interest earning assets.

Interest Expense.  The $135,000 increase in interest expense for the three months ended June 30, 2007 compared to the 2006 period was principally the result of a 39 basis point increase in the cost of funds on average deposits and borrowings.  That increase in the cost of funds was partially offset by an $11.9 million decrease in the average amount of deposits and borrowings.  The increase in interest expense on deposits was primarily due to a 56 basis point increase in rates paid on deposits, primarily due to higher rates paid on interest-bearing demand deposits and certificates and elevated pricing on new and renewed time deposits.  That increase was coupled with an increase of $12.1 million in the average amount of deposits from $211.7 million for the three months ended June 30, 2006 to $223.8 million for the three months ended June 30, 2007.

D-4-18

The decrease in interest expense on borrowings for the three months ended June 30, 2007, when compared to the 2006 period, was principally the result of a $24.0 million decrease in average borrowed funds, partially offset by a 20 basis point increase in the cost of borrowed funds.  The components accountable for the decrease of $294,000 in interest expense on borrowings were a $323,000 decrease relating to average volume, partially offset by a $29,000 increase relating to average cost.

Comparative Average Balances and Interest Income Analysis. The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	For the Three Months Ended June 30,
	2007			2006
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:	(dollars in thousands)
Interest-earning assets:
Real estate loans	$89,172	$1,639	7.35%	$92,623	$1,660	7.17%
Consumer loans	53,768	1,068	7.95	64,267	1,207	7.51
Commercial business loans	37,172	752	8.09	32,269	559	6.93
Total loans	180,112	3,459	7.68	189,159	3,426	7.24

Investment securities	76,235	979	5.14	69,172	897	5.19
Mortgage-backed securities	21,706	246	4.53	40,572	430	4.24
Total interest-earning assets	278,053	4,684	6.74	298,903	4,753	6.36
Non-earning assets	11,993			11,438
Total assets	$290,046			$310,341

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$2,985	7	0.94	$4,680	11	0.94
Now and money market accounts	79,542	707	3.56	76,696	658	3.43
Certificates of deposit	141,226	1,745	4.94	130,333	1,361	4.18
Total deposits	223,753	2,459	4.40	211,709	2,030	3.84

FHLB advances	31,600	421	5.33	38,568	490	5.08
Other borrowings	13,462	196	5.82	30,461	421	5.53
Total interest-bearing liabilities	268,815	3,076	4.58	280,738	2,941	4.19

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	12,019			15,107
Other liabilities	2,140			1,165
Total liabilities	282,974			297,010
Stockholders’ equity	7,072			13,331
Total liabilities and stockholders' Equity	$290,046			$310,341

Net interest income		$1,608			$1,812
Interest rate spread			2.16%			2.17%
Net interest margin			2.31%			2.42%

D-4-19

ate/Volume Analysis. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	Three Months Ended June 30, 2007 compared to
	June 30, 2006
	Change Attributable to
	Volume	Rate	Total
	(in thousands)

Real estate loans	$(62)	$41	$(21)
Consumer loans	(197)	58	(139)
Commercial business loans	85	108	193
Total loans	(174)	207	33
Investments	92	(10)	82
Mortgage-backed securities	(200)	16	(184)
Total interest-earning assets	$(282)	$213	$(69)

Savings accounts	$(4)	$-	$(4)
Now and money market accounts	24	25	49
Certificates of deposit	114	270	384
Total deposits	134	295	429
FHLB advances	(89)	20	(69)
Other borrowings	(235)	10	(225)
Total interest-bearing liabilities	(190)	325	135
Change in net interest income	$(92)	$(112)	$(204)

Provision for Loan Losses.  The allowance for loan losses, which is established through provisions for losses charged to expense, is increased by recoveries on loans previously charged off and is reduced by charge-offs on loans.  Determining the proper reserve level or allowance involves management’s judgment based upon a review of factors, including the company’s internal review process, which segments the loan portfolio into groups, based on loan type and assigns to them a reserve percentage that reflects the industry standard.  Management then looks at its classified assets, which are loans 30 days or more delinquent, and classifies those loans as special mention, substandard, doubtful or loss based on the performance of the loans.  Those classified loans are then individually evaluated for impairment and measured by either the present value of expected future cash flows, the loan’s observable market price, or the fair value of the collateral.  They are then segmented by type and assigned a reserve percentage that reflects the underlying quality of the loan.  Although management utilizes its best judgment in providing for probable losses, there can be no assurance that the bank will not have to increase its provisions for loan losses in the future.  An increase in provision may result from an adverse market for real estate and economic conditions generally in the company’s primary market area, future increases in non-performing assets or for other reasons which would adversely affect the company’s results of operations.  On an annual basis, or more often if deemed necessary, the bank has contracted with an independent outside third party to have its loan portfolio reviewed.  The focus of their review is to identify the extent of potential and actual risk in the bank’s commercial loan portfolio, in addition to the bank’s underwriting and processing practices.  Observations made regarding the bank’s portfolio risk are based upon review evaluations, portfolio profiles and discussion with the operational staff, including the line lenders and senior management.

D-4-20

Non-performing assets were $1.7 million or 0.55% of total assets at June 30, 2007, a $512,000 increase from the $1.1 million or 0.38% of total assets classified as non-performing at June 30, 2006.  Of those, $1.4 million were classified as substandard, and $300,000 were classified as doubtful.  Credit quality at the bank remains strong, with a ratio of non-performing assets to total assets of 0.55%, and with negligible nonperforming and past-due loans as reflected in the provision for loan losses which decreased a modest $17,000 from the year ago period.

Non-interest Income. Non-interest income decreased $121,000 during the three months ended June 30, 2007, over the comparable three months one year ago.  That decrease was primarily the result of a decrease of $131,000 in gains on derivatives and was partially offset by an increase of $10,000 in deposit fees.

The following table presents a comparison of the components of non-interest income.

Non-interest income from continuing operations			Difference
Three Months Ended June 30,	2007	2006	Amount	%
(Dollars in Thousands)
Non-interest income:
Service fees on loans	$42	$42	$-	-%
Service fees on deposits	116	106	10	9.43
Gain (loss) on derivatives	23	154	(131)	(85.06)
Other operating income	5	5	-	-
Total non-interest income	$186	$307	$(121)	(39.41)%
Non-interest expense. Non-interest expense decreased $416,000 from $2.7 million for the three months ended June 30, 2006 to $2.3 million for the three months ended June 30 in the current year.  The decrease was distributed over various non-interest expense categories with the primary contributors being compensation, advertising, professional services, deposit insurance premiums, data processing, furniture, fixtures and equipment and other operating expense.  The decreases in those categories of expense were partially offset by an increase of $7,000 in occupancy expense.

The following table presents a comparison of the components of non-interest expense.

Non-interest expense from continuing operations			Difference
Three Months Ended June 30,	2007	2006	Amount	%
(Dollars in Thousands)
Non-interest expense:
Compensation and employee benefits	$ 1,082	$ 1,216	$ (134)	(11.02)%
Occupancy	364	357	7	1.96
Professional services	210	281	(71)	(25.27)
Advertising	32	183	(151)	(82.51)
Deposit insurance premium	7	24	(17)	(70.83)
Furniture, fixtures and equipment	128	135	(7)	(5.19)
Data processing	197	235	(38)	(16.17)
Other operating expense	286	291	(5)	(1.72)
Total non-interest expense	$ 2,306	$ 2,722	$ (416)	(15.28)%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  Due to our operating losses, we did not record a provision for income taxes for the three months ended June 30, 2007 or 2006.  The company believes that it will generate future taxable income through earnings and branch sales, to assure utilization of a portion of the existing net operating losses.

D-4-21

Contractual Obligations and Off-Balance Sheet Financing Arrangements

The following table summarizes the bank’s contractual obligations at June 30, 2007 and the effect those obligations are expected to have on the bank’s liquidity and cash flows in future periods.

	Total	Less Than One Year	One – Three Years	Four – Five Years	After Five Years
(In thousands)

FHLB Advances (1)	$25,000	$-	$25,000	$-	$-
Reverse repurchase agreements	3,649	3,649	-	-	-
Subordinated debt securities (2)	25,982	655	1,310	1,310	22,707
Operating leases	4,093	1,121	1,944	624	404
Total obligations	$58,724	$5,425	$28,254	$1,934	$23,111
(3) The company expects to refinance these short and medium-term obligations under substantially the same terms and conditions.
(4) Includes principal and interest due on our junior subordinated debt securities

Other Commercial Commitments

	Total	Less Than One Year	One – Three Years	Four – Five Years	After Five Years
(In Thousands)

Certificate of deposit maturities (1)	$146,807	$130,791	$13,583	$2,340	$93
Loan originations	6,427	6,427	-	-	-
Unfunded lines of credit (2)	113,094	113,094	-	-	-
Standby letters of credit	310	310	-	-	-
Total	$266,638	$250,622	$13,583	$2,340	$93
(3) The company expects to retain maturing deposits or replace amounts maturing with comparable certificates of deposit based on current market interest rates.
(4) Revolving, open-end loans on one-four dwelling units and commercial lines that mostly remain unfunded.

Comparison of Results of Operations for the Nine Months Ended
June 30, 2007 and June 30, 2006

Net Income.  For the nine months ended June 30, 2007, the company had a net loss of $2.2 million or $0.74 per diluted share, compared to a net loss from continuing operations of $1.6 million or $0.53 per diluted share for the nine months ended June 30, 2006.  The increase in the net loss of $629,000 over the comparable period one-year ago was primarily the result of decreases in net interest income and non-interest income and an increase in the provision for loan losses; those items were partially offset by a decrease in non-interest expense.

Net Interest Income.  An important source of our earnings is net interest income, which is the difference between income earned on interest-earning assets, such as loans, investment securities and mortgage-backed securities, and interest paid on interest-bearing liabilities such as deposits and borrowings.  The level of net interest income is determined primarily by the relative average balances of interest-earning assets and interest-bearing liabilities in combination with the yields earned and rates paid upon them.  The correlation between the re-pricing of interest rates on assets and on liabilities also influences net interest income.

D-4-22

The following table presents a comparison of the components of interest income and expense and net interest income.

Net interest income from continuing operations			Difference
Nine Months Ended June 30,	2007	2006	Amount	%
(Dollars in Thousands)
Interest income:
Loans	$10,780	$10,217	$563	5.51%
Investments	3,302	3,726	(424)	(11.38)
Total	14,082	13,943	139	1.00

Interest expense:
Deposits	6,885	5,684	1,201	21.13
Borrowings	2,091	2,878	(787)	(27.35)
Total	8,976	8,562	414	4.84
Net interest income	$5,106	$5,381	$(275)	(5.11)%

The decrease in net interest income during the nine months ended June 30, 2007, resulted primarily from a $34.7 million decrease in the bank’s interest-earning assets coupled with a decline in average interest-earning assets of $8.1 million more than the decline in average interest-bearing liabilities.  That decrease in the bank’s interest earning assets was offset in part by a 16 basis point increase in net interest margin (net interest income divided by average interest-earning assets) from 2.31% for the nine months ended June 30, 2006 to 2.47% for the nine months ended June 30, 2007.  The increase in net interest margin resulted from increasing the average yield on interest-earning assets by 22 basis points more than the increase in the average cost of interest-bearing liabilities.

Interest Income.  Interest income for the nine months ended June 30, 2007 increased $139,000 compared to the nine months ended June 30, 2006, primarily as a result of an 82 basis point increase in the average yield earned on interest earning assets.  That increase was partially offset by a $34.7 million decrease in the average outstanding balances of loans and investment securities.

Interest Expense.  The $414,000 increase in interest expense for the nine months ended June 30, 2007 compared to the 2006 period was principally the result of a 60 basis point increase in the cost of funds on average deposits and borrowings.  That increase in the cost of funds was partially offset by a $26.6 million decrease in the average amount of deposits and borrowings.  The increase in interest expense on deposits was primarily due to a 75 basis point increase in rates paid on deposits, primarily due to higher rates paid on savings, interest-bearing demand deposits and certificates, and elevated pricing on new and renewed time deposits.  That increase was partially offset by a decrease of $226,000 in the average amount of deposits, from $213.6 million for the nine months ended June 30, 2006 to $213.4 million for the nine months ended June 30, 2007.

The decrease in interest expense on borrowings for the nine months ended June 30, 2007, when compared to the 2006 period, was principally the result of a $26.3 million decrease in average borrowed funds, partially offset by a 47 basis point increase in the cost of borrowed funds.  The components accountable for the decrease of $787,000 in interest expense on borrowings were a $968,000 decrease relating to average volume, partially offset by a $181,000 increase relating to average cost.

D-4-23

Comparative Average Balances and Interest Income Analysis.  The following table presents the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and annualized rates.  No tax-equivalent adjustments were made and all average balances are average daily balances.  Non-accruing loans have been included in the tables as loans carrying a zero yield.

	For the Nine Months Ended June 30,
	2007			2006
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:	(dollars in thousands)
Interest-earning assets:
Real estate loans	$91,789	$5,052	7.34%	$93,654	$4,995	7.11%
Consumer loans	56,501	3,322	7.84	66,569	3,476	6.96
Commercial business loans	38,880	2,406	8.25	34,017	1,746	6.84
Total loans	187,170	10,780	7.68	194,240	10,217	7.01

Investment securities	62,661	2,440	5.19	69,271	2,486	4.79
Mortgage-backed securities	25,796	862	4.46	46,778	1,240	3.53
Total interest-earning assets	275,627	14,082	6.81	310,289	13,943	5.99
Non-earning assets	11,595			11,616
Total assets	$287,222			$321,905

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Savings accounts	$3,124	21	0.90	$5,598	39	0.93
Now and money market accounts	78,119	2,075	3.54	73,075	1,781	3.25
Certificates of deposit	132,151	4,789	4.83	134,947	3,864	3.82
Total deposits	213,394	6,885	4.30	213,620	5,684	3.55

FHLB advances	35,606	1,422	5.32	45,151	1,668	4.93
Other borrowings	16,227	669	5.50	33,018	1,210	4.89
Total interest-bearing liabilities	265,227	8,976	4.51	291,789	8,562	3.91

Noninterest-bearing liabilities:
Noninterest-bearing demand deposits	11,941			15,234
Other liabilities	2,149			1,048
Total liabilities	279,317			308,071
Stockholders’ equity	7,905			13,834
Total liabilities and stockholders' Equity	$287,222			$321,905

Net interest income		$5,106			$5,381
Interest rate spread			2.30%			2.08%
Net interest margin			2.47%			2.31%

D-4-24

Rate/Volume Analysis. The following table presents certain information regarding changes in interest income and interest expense attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities for the periods indicated.  The change in interest attributable to both rate and volume has been allocated to the changes in rate and volume on a pro rata basis.

	Nine Months Ended June 30, 2007 compared to
	June 30, 2006
	Change Attributable to
	Volume	Rate	Total
	(in thousands)

Real estate loans	$(99)	$156	$57
Consumer loans	(526)	372	(154)
Commercial business loans	250	410	660
Total loans	(375)	938	563
Investments	(237)	191	(46)
Mortgage-backed securities	(556)	178	(378)
Total interest-earning assets	$(1,168)	$1,307	$139

Savings accounts	$(17)	$(1)	$(18)
Now and money market accounts	123	171	294
Certificates of deposit	(80)	1,005	925
Total deposits	26	1,175	1,201
FHLB advances	(353)	107	(246)
Other borrowings	(615)	74	(541)
Total interest-bearing liabilities	(942)	1,356	414
Change in net interest income	$(226)	$(49)	$(275)

Non-performing assets were $1.7 million or 0.55% of total assets at June 30, 2007, an increase of $512,000 from the $1.1 million or 0.38% of total assets classified as non-performing at June 30, 2006.  Of those, $1.4 million were classified as substandard, and $300,000 were classified as doubtful.  The $202,000 increase in the provision for loan losses from the year ago period was made primarily as a result of increases in the outstanding balance of the bank’s commercial real estate, and multi-family loans, which are more at risk than single-family loans, and to provide for the $300,000 of loans receivable that were classified as doubtful.  Those increases were partially offset by decreases in the provision for the reduction in the outstanding balances of the bank’s single family, construction and land, commercial business and home equity second trust loans.

Non-interest Income. Non-interest income decreased $508,000 during the nine months ended June 30, 2007, over the comparable nine month period one year ago.  That decrease was primarily the result of a decrease of $455,000 in gains on derivatives, $65,000 in gain on sale of foreclosed real estate and $8,000 in loan fees.  That decrease was partially offset by an increase of $28,000 in deposit fees.

The following table presents a comparison of the components of non-interest income.

Non-interest income from continuing operations			Difference
Nine Months Ended June 30,	2007	2006	Amount	%
(Dollars in Thousands)
Non-interest income:
Service fees on loans	$128	$136	$(8)	(5.88)%
Service fees on deposits	337	309	28	9.06
Gain (loss) on derivatives	(10)	445	(455)	(102.25)
Gain on sale of foreclosed real estate	-	65	(65)	(100.00)
Other operating income	17	25	(8)	(32.00)
Total non-interest income	$472	$980	$(508)	(51.84)%

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Non-interest expense. Non-interest expense decreased $356,000 from $7.9 million for the nine months ended June 30, 2006 to $7.5 million for the nine months ended June 30 in the current year.  The decrease was distributed over various non-interest expense categories with the primary contributors being advertising, deposit insurance premiums, data processing, and furniture, fixtures and equipment and was partially offset by increases in professional services, occupancy and compensation and employee benefits.

The following table presents a comparison of the components of non-interest expense.

Non-interest expense from continuing operations			Difference
Nine Months Ended June 30,	2007	2006	Amount	%
(Dollars in Thousands)
Non-interest expense:
Compensation and employee benefits	$3,523	$3,502	$21	0.60%
Occupancy	1,051	1,008	43	4.27
Professional services	932	799	133	16.65
Advertising	102	547	(445)	(81.35)
Deposit insurance premium	36	77	(41)	(53.25)
Furniture, fixtures and equipment	395	415	(20)	(4.82)
Data processing	649	703	(54)	(7.68)
Other operating expense	826	818	8	0.98
Total non-interest expense	$7,514	$7,869	$(355)	(4.51)%

Income Taxes.  The company files a consolidated federal income tax return with its subsidiaries and computes its income tax provision or benefit on a consolidated basis.  We did not record a provision for income taxes for the nine months ended June 30, 2007 and 2006 due to our operating losses.  The company believes that it will generate future taxable income through earnings and branch sales, to assure utilization of a certain portion of the existing net operating losses.

Liquidity and Capital Resources.  The bank’s primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and borrowings.  While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.  The bank continues to maintain the levels of liquid assets previously required by OTS regulations.  The bank manages its liquidity position and demands for funding primarily by investing excess funds in short-term investments and utilizing FHLB advances and reverse repurchase agreements in periods when the bank’s demands for liquidity exceed funding from deposit inflows.

The bank’s most liquid assets are cash and cash equivalents and securities available-for-sale.  The levels of those assets are dependent on the bank’s operating, financing, lending and investing activities during any given period.  At June 30, 2007, cash and cash equivalents, interest bearing deposits and securities available-for-sale totaled $108.1 million or 35.91% of total assets.

The primary investing activities of the bank are the origination of consumer loans, residential one- to four-family loans, commercial business loans, commercial real estate loans, and real estate construction and development loans and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related securities and other investment securities.  During the nine months ended June 30, 2007, the bank’s loan originations totaled $58.7 million.  The bank did not purchase any United States Treasury or agency securities, mortgage-backed or mortgage related securities or other investment securities during the nine months ended June 30, 2007.  All of our investment securities are classified as either available for sale or held to maturity and for the period ended June 30, 2007 were considered temporarily impaired.  The market value of our investment portfolio is obtained from various third party brokerage firms and we believe our filing fairly quantifies the value of those securities.  The investments are debt securities that pay principal and interest monthly to maturity at such time as principal is repaid.  The fluctuation in value of our portfolio is primarily the result of changes in market rates rather than due to the credit quality of the issuer.  The Company has the ability and liquidity to hold those securities until such time as the value recovers or the securities mature.

D-4-26

The bank has other sources of liquidity if a need for additional funds arises.  At June 30, 2007, the bank had $25.0 million in advances outstanding from the FHLB and had an additional overall borrowing capacity from the FHLB of $9.7 million.  Depending on market conditions, the pricing of deposit products and the pricing of FHLB advances, the bank may continue to rely on FHLB borrowings to fund asset growth.

At June 30, 2007, the bank had commitments to fund loans of $3.5 million, unused outstanding lines of credit of $113.1 million, consisting primarily of equity lines of credit, unused standby letters of credit of $310,000 and undisbursed proceeds of construction mortgages of $2.9 million.  Unfunded lines of credit have remained relatively constant and have actually decreased by $2.5 million during the three months ended June 30, 2007.  The bank anticipates that it will have sufficient funds available to meet its current loan origination commitments.

Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from June 30, 2007, totaled $130.8 million.  Based upon experience, management believes the majority of maturing deposits will remain with the bank.  In addition, management of the bank believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments.  In the event that a significant portion of those deposits are not retained by the bank, the bank would be able to utilize FHLB advances and reverse repurchase agreements to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such borrowings exceeds the average rate paid on deposits of similar duration.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates.  The company’s market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.  The company has little or no risk related to trading accounts, commodities or foreign exchange.  In general, market risk reflects the sensitivity of income to variations in interest rates and other relevant market rates or prices.  The company’s market rate sensitive instruments include interest-earning assets and interest-bearing liabilities.  The company enters into market rate sensitive instruments in connection with its various business operations.  Loans originated, and the related commitments to originate loans that will be sold, represent market risk that is realized in a short period of time, generally two or three months.

The company’s primary source of market risk exposure arises from changes in United States interest rates and the effects thereof on mortgage prepayment and closing behavior, as well as depositors’ choices (“interest rate risk”).  Changes in those interest rates will result in changes in the company’s earnings and the market value of its assets and liabilities.  We expect to continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and the interest paid on deposits, borrowings and other interest-bearing liabilities.  That spread is affected by the difference between the maturities and re-pricing characteristics of interest-earnings assets and interest-bearing liabilities.  Loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with fewer loan originations.  Management expects that a substantial portion of our assets will continue to be indexed to changes in market interest rates and we intend to attract a greater proportion of short-term liabilities, which will help us address our interest rate risk.  The lag in implementation of re-pricing terms on our adjustable-rate assets may result in a decline in net interest income in a rising interest rate environment.  There can be no assurance that our interest rate risk will be minimized or eliminated.  Further, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations.  Accordingly, changes in levels of market interest rates, (primarily increases in market interest rates), could materially adversely affect our interest rate spread, asset quality, loan origination volume and overall financial condition and results of operations.

To mitigate the impact of changes in market interest rates on our interest-earning assets and interest-bearing liabilities, we actively manage the amounts and maturities of these assets and liabilities.  A key component of this strategy is the origination and retention of short-term and adjustable-rate assets.  We retain short-term and adjustable-rate assets because they have re-pricing characteristics that more closely match the re-pricing characteristics of our liabilities.

To further mitigate the risk of timing differences in the re-pricing of assets and liabilities, our interest-earning assets are matched with interest-bearing liabilities that have similar re-pricing characteristics.  For example, the interest rate risk of holding fixed-rate loans is managed with long-term deposits and borrowings, and the risk of

D-4-27

holding ARMs is managed with short-term deposits and borrowings.  Periodically, mismatches are identified and managed by adjusting the re-pricing characteristics of our interest-bearing liabilities with derivatives, such as interest rate caps and interest rate swaps.

Through the use of these derivative instruments, management attempts to reduce or offset increases in interest expense related to deposits and borrowings.  We use interest rate caps and pay-fixed interest rate swaps to protect against rising interest rates.

The interest rate caps are designed to provide an additional layer of protection, should interest rates on deposits and borrowings rise, by effectively lengthening the re-pricing period.  At June 30, 2007, we held an aggregate notional value of $20 million of interest rate caps.  None of the interest rate caps had strike rates that were in effect at June 30, 2007, as current LIBOR rates were above the strike rate.

We are also striving to increase the proportion of transaction deposits to total deposits to diminish our exposure to adverse changes in interest rates.  In particular, non-interest-bearing checking accounts and custodial accounts are less sensitive to interest rate fluctuations and provide a growing source of non-interest income through deposit and other retail banking fees.

The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at March 31, 2007 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

	Net Portfolio Value (Dollars in thousands)			Net Portfolio Value as % of Portfolio Value of Assets

Basic Point (“bp”) Change in Rates	$Amount	$Change	% Change	NPV Ratio	Change (bp)

+300	20,559	-2,256	-10%	7.23%	-63bp
+200	21,538	-1,277	-6%	7.52%	-34bp
+100	22,206	-609	-3%	7.70%	-16bp
0	22,815		-	7.86%	-
-100	22,663	-152	-1%	7.77%	-9bp
-200	22,283	-532	-2%	7.61%	-25bp

The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. Those assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income.  Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

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Item 4.  Controls and Procedures.

The company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed by the company in reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and regulations and that such information is accumulated and communicated to the company's management, including the company's Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that the company's disclosure controls and procedures will detect or uncover every situation involving the failure of persons within the company or its subsidiary to disclose material information otherwise required to be set forth in the company's periodic reports.

In connection with this Form 10-Q, the company's management, with the participation of its Chief Executive Officer and Chief Financial Officer, evaluated the company's disclosure controls and procedures as currently in effect, and such officers have concluded that, as of this date, the company's disclosure controls and procedures are effective.

Management of the company is also responsible for establishing and maintaining adequate internal control over financial reporting and control of the company's assets to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. There were no changes in the company's internal control over financial reporting during the company's quarter ended June 30, 2007 that have materially affected, or are reasonably likely to materially affect, the company's internal control over financial reporting.

Part II.                      Other Information

Item 1.              Legal Proceedings

Not applicable.

Item 1A.                      Risk Factors

Our increased emphasis on commercial and construction lending may expose us to increased lending risks.

At June 30, 2007, our loan portfolio consisted of $32.8 million, or 17.73% of commercial real estate loans, $20.4 million, or 11.02% of construction and land development loans and $37.6 million, or 20.28% of commercial business loans.  We intend to increase our emphasis on commercial real estate loans and commercial business loans.  Those types of loans generally expose a lender to greater risk of non-payment and loss than one-to-four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers.  Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans.  Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time.  In addition, since such loans generally entail greater risk than one- to four-family residential mortgage loans, we may need to increase our allowance for loan losses in the future to account for the likely increase in probable incurred credit losses associated with the growth of such loans.  Also, many of our commercial and construction borrowers have more than one loan outstanding with us.  Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Strong competition within our market area could hurt our ability to compete and could slow our growth.

We face intense competition both in making loans and attracting deposits.  This competition has made it more difficult for us to make new loans and has occasionally forced us to offer higher deposit rates.  Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income.  Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide.  We expect competition to

D-4-29

continue to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry.  Our profitability depends upon our continued ability to compete successfully in our market area.

An increase in loan prepayments and on prepayment of loans underlying mortgage-backed securities and small business administration certificates may adversely affect our profitability.

Prepayment rates are affected by consumer behavior, conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.  Although changes in prepayment rates are, therefore, difficult for us to predict, prepayment rates tend to increase when market interest rates decline relative to the rates on the prepaid instruments.  In the current interest rate environment with the existing yield curve adjustable rate loans prepay because customers can get a lower fixed rate loan.

We recognize our deferred loan origination costs and premiums paid on originating these loans by adjusting our interest income over the contractual life of the individual loans.  As prepayments occur, the rate at which net deferred loan origination costs and premiums are expensed accelerates.  The effect of the acceleration of deferred costs and premium amortization may be mitigated by prepayment penalties paid by the borrower when the loan is paid in full within a certain period of time, which varies between loans.  If prepayment occurs after the period of time when the loan is subject to a prepayment penalty, the effect of the acceleration of premium and deferred cost amortization is no longer mitigated.

We recognize premiums we pay on mortgage-backed securities and Small Business Administration Certificates as an adjustment to interest income over the life of the security based on the rate of repayment of the securities. Acceleration of prepayment on the loans underlying a mortgage-backed security or Small Business Administration Certificate shortens the life of the security, increases the rate at which premiums are expensed and further reduces interest income.

We may not be able to reinvest loan and security prepayments at rates comparable to the prepaid instruments particularly in periods of declining interest rates.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

The bank is subject to extensive regulation, supervision and examination by the Office of Thrift Supervision and by the Federal Deposit Insurance Corporation, as insurer of its deposits.  Such regulation and supervision govern the activities in which the bank and the company may engage, and are intended primarily for the protection of the insurance fund and for the depositors and borrowers of the bank.  The regulation and supervision by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation are not intended to protect the interests of investors in the common stock of the company.  Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses.  Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

A breach of information security could negatively affect our earnings.

Increasingly, we depend upon data processing, communication and information exchange on a variety of computing platforms and networks and over the Internet.  We cannot be certain all our systems are entirely free from vulnerability to attack, despite safeguards we have instituted.  In addition, we rely on the services of a variety of vendors to meet data processing and communication needs.  If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us or damages to others.  These costs or losses could materially exceed the amount of insurance coverage, if any, which would adversely affect our earnings.

We are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations.

Recently, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements.  There is also increased scrutiny of our compliance with the rules

D-4-30

enforced by the Office of Foreign Assets Control.  In order to comply with regulations, guidelines and examination procedures in this area, we have been required to adopt new policies and procedures and to install new systems.  We cannot be certain that the policies, procedures and systems we have in place are flawless.  Therefore, there is no assurance that in every instance we are in full compliance with these requirements.

Failure to pay interest on our debt may adversely impact us.

Deferral of interest payments where allowed on our convertible preferred securities may affect our ability to issue additional debt.

Failure to remain a well capitalized institution.

As a result of recording losses of $5.6 million during the year ended September 30, 2006, the bank ceased to be considered a well capitalized institution and is now considered to be an adequately capitalized institution.  As an adequately capitalized institution, the bank cannot issue brokered certificates of deposit without OTS or FDIC permission, and the OTS can limit the payment of dividends from the bank to the company. Without the payment of a dividend from the bank, the company is unable to make a distribution on the cumulative convertible trust preferred securities.  On December 13, 2006, the bank was advised by the OTS that the OTS would not approve the bank’s application to pay a cash dividend to the company, and the company exercised its right to defer the next scheduled quarterly distribution on the cumulative convertible trust preferred securities as well as future distributions.

Item 2.                      Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3.                      Defaults Upon Senior Securities

Not applicable.

Item 4.                      Submission of Matters to a Vote of Security Holders

(a)	Greater Atlantic Financial Corp. annual Stockholder’s Meeting was held on April 25, 2007.
(b)	Omitted per instructions
(c)	A brief description of each matter voted upon at the Annual Stockholder’s Meeting held on April 25, 2007 and number of votes cast for, against or withheld

1.           Election of Director.
Votes For	Votes Against	Votes Withheld
Sidney M. Bresler 1,920,889	0	502,996

In addition to Sidney M. Bresler the terms of office of Directors Jeffrey W. Ochsman, Charles W. Calomiris, Carroll E. Amos and James B. Vito continued after the meeting.

2.           Ratification of the Selection of BDO Seidman, LLP as Independent Auditor.
Votes For	Votes Against	Votes Withheld
2,254,746	160,439	8,700

Item 5.                      Other Information

Not applicable.

Item 6.	Exhibits

(a) Exhibits
31.5             Certification of Chief Executive Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
31.6             Certification of Chief Financial Officer pursuant to Section 302 of Sarbanes-Oxley Act of 2002
32.1             Certification of Chief Executive Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer pursuant to Section 906 of Sarbanes-Oxley Act of 2002

D-4-31

Greater Atlantic Financial Corp.

Signatures

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Greater Atlantic Financial Corp.
(Registrant)

By: /s/ Carroll E. Amos
                                                                                   Carroll E. Amos
President and Chief Executive Officer

By: /s/ David E. Ritter
David E. Ritter
Senior Vice President and Chief Financial Officer

Date: August 13, 2007

D-4-32

Exhibit 31.1
CERTIFICATION

I, Carroll E. Amos, President and Chief Executive Officer of Greater Atlantic Financial Corp., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Greater Atlantic Financial Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

(c)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board or directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:           /s/ Carroll E. Amos
Carroll E. Amos
President and Chief Executive Officer

Date: August 13, 2007

D-4-33

Exhibit 31.2
CERTIFICATION

I, David E. Ritter, Senior Vice President and Chief Financial Officer of Greater Atlantic Financial Corp., certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Greater Atlantic Financial Corp.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.
The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)
Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report, based on such evaluation; and

(c)
Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board or directors (or persons performing the equivalent functions):

(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

By:           /s/ David E. Ritter
David E. Ritter
Senior Vice President and
Chief Financial Officer

Date: August 13, 2007

D-4-34

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Greater Atlantic Financial Corp. (the “company”) on Form 10-Q for the period ended June 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Carroll E. Amos, President and Chief Executive Officer of the company, certify, pursuant to 18 U.S.C.§ 1350, as added by § 906 of the Sarbanes-Oxley Act of 2002, that:

A.           The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

B.           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company as of and for the period covered by the Report.

                                   By: /s/ Carroll E. Amos
                                           Carroll E. Amos
                                                   President and Chief Executive Officer

                                            Date: August 13, 2007

D-4-35

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADDED BY
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Greater Atlantic Financial Corp. (the “company”) on Form 10-Q for the period ended June 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, David E. Ritter Senior Vice President and Chief Financial Officer of the company, certify, pursuant to 18 U.S.C.§ 1350, as added by § 906 of the Sarbanes-Oxley Act of 2002, that:

A.           The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

B.           The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company as of and for the period covered by the Report.

                                   By: /s/ David E. Ritter
                                                   David E. Ritter
                                                   Senior Vice President and
                                           Chief Financial Officer

                                            Date: August 13, 2007

D-4-36

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Article X, Section I of its Articles of Incorporation, Summit is required under certain circumstances to indemnify its directors and officers and directors and officers of any majority or wholly owned subsidiary of Summit, for claims and liabilities, including  costs and expenses of defending such claim or liability to which they are made a party by reason of any action alleged to have been taken, omitted, or neglected by him or her as such director or officer of Summit, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.  With respect to any criminal proceeding, a director or officer shall be entitled to indemnification if such person had no reasonable cause to believe his or her conduct was unlawful.  These provisions are in addition to all other rights which any director or officer may be entitled as a matter of law.  The full text of Article X, Section I is set forth below. Reference is made to West Virginia Code § 31D-8-851 through § 31D-8-856 which sets forth the indemnification rights permitted under West Virginia law. The full text of the relevant codes are set forth below.

Article X, Section I of the Articles of Incorporation of Summit contains the following indemnification provision:

Unless otherwise prohibited by law, each director and officer of the corporation now or hereafter serving as such, and each director and officer of any majority or wholly owned subsidiary of the corporation that has been designated as entitled to indemnification by resolution of the board of directors of the corporation as may be from time to time determined by said board, shall be indemnified by the corporation against any and all claims and liabilities (other than an action by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation) including expenses of defending such claim of liability to which he or she has or shall become subject by reason of any action alleged to have been taken, omitted, or neglected by him or her as such director or officer provided the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation.  With respect to any criminal proceeding, a director or officer shall be entitled to indemnification if such person had no reasonable cause to believe his or her conduct was unlawful.  The corporation shall reimburse each such person as provided above in connection with any claim or liability brought or arising by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation provided, however, that such person shall be not indemnified in connection with, any claim or liability brought by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation as to which the director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation or any majority or wholly owned subsidiary of the corporation unless and only to the extent that the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

The determination of eligibility for indemnification shall be made by those board members not party to the action or proceeding or in the absence of such board members by a panel of independent shareholders appointed for such purpose by a majority of the shareholders of the corporation or in any other manner provided by law.

The right of indemnification hereinabove provided for shall not be exclusive of any rights to which any director or officer of the corporation may otherwise be entitled by law.

The board of directors may by resolution, by law or other lawful manner from time to time as it shall determine extend the indemnification provided herein to agents and employees of the corporation, to directors, officers, agents or employees of other corporations or entities owned in whole or in part by the corporation.  The corporation may purchase and maintain insurance for the purposes hereof.

W. Va. Code § 31D-8-851 through § 31D-8-856 provide:

§31D-8-851.  Permissible indemnification.

(a)           Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he or she is a director against liability incurred in the proceeding if:

(1) (A) He or she conducted himself or herself in good faith; and

(B) He or she reasonably believed:  (i) In the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (ii) in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation; and

(C) In the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or

(2) He or she engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by subdivision (5), subsection (b), section two hundred two, article two of this chapter.

(b)           A director’s conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and the beneficiaries of, the plan is conduct that satisfies the requirement of subparagraph (ii), paragraph (B), subdivision (1), subsection (a) of this section.

(c)           The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, is not determinative that the director did not meet the relevant standard of conduct described in this section.

(d)           Unless ordered by a court under subdivision (3), subsection (a), section eight hundred fifty-four of this article, a corporation may not indemnify a director:

(1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or

(2) In connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that he or she received a financial benefit to which he or she was not entitled, whether or not involving action in his or her official capacity.

§31D-8-852. Mandatory Indemnification.

A corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding.

§31D-8-853. Advance for expenses.

(a)           A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director if he or she delivers to the corporation:

(1) A written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in section eight hundred fifty-one of this article or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by subdivision (4), subsection (b), section two hundred two, article two of this chapter; and

(2) His or her written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification under section eight hundred fifty-two of this article and it is ultimately determined under section eight hundred fifty-four or eight hundred fifty-five of this article that he or she has not met the relevant standard of conduct described in section eight hundred fifty-one of this article.

(b)           The undertaking required by subdivision (2), subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

(c)           Authorizations under this section are to be made:

(1) By the board of directors:

(A) If there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote; or

(B) If there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with subsection (c), section eight hundred twenty-four of this article in which authorization directors who do not qualify as disinterested directors may participate; or

(2) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization; or

(3) By special legal counsel selected in a manner in accordance with subdivision (2), subsection (b), section eight hundred fifty-five of this article.

§31D-8-854. Circuit court-ordered indemnification and advance for expenses.

(a)           A director who is a party to a proceeding because he or she is a director may apply for indemnification or an advance for expenses to the circuit court conducting the proceeding or to another circuit court of competent jurisdiction.  After receipt of an application and after giving any notice it considers necessary, the circuit court shall:

                (1) Order indemnification if the circuit court determines that the director is entitled to mandatory indemnification under section eight hundred fifty-two of this article;

(2) Order indemnification or advance for expenses if the circuit court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a), section eight hundred fifty-eight of this article; or

(3) Order indemnification or advance for expenses if the circuit court determines, in view of all the relevant circumstances, that it is fair and reasonable:

(A) To indemnify the director; or

(B) To advance expenses to the director, even if he or she has not met the relevant standard of conduct set forth in subsection (a), section eight hundred fifty-one of this article, failed to comply with section eight hundred fifty-three of this article or was adjudged liable in a proceeding referred to in subdivision (1) or (2), subsection (d), section eight hundred fifty-one of this article, but if he or she was adjudged so liable his or her indemnification is to be limited to reasonable expenses incurred in connection with the proceeding.

(b)           If the circuit court determines that the director is entitled to indemnification under subdivision (1), subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of said subsection, it shall also order the corporation to pay the director’s reasonable expenses incurred in connection with obtaining circuit court-ordered indemnification or advance for expenses.  If the circuit court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of said subsection, it may also order the corporation to pay the director’s reasonable expenses to obtain circuit court-ordered indemnification or advance for expenses.

§31D-8-855. Determination and authorization of indemnification.

(a)           A corporation may not indemnify a director under section eight hundred fifty-one of this article unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he or she has met the relevant standard of conduct set forth in section eight hundred fifty-one of this article.

(b)           The determination is to be made:

(1) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom constitute a quorum for this purpose, or by a majority of the members of a committee of two or more disinterested directors appointed by a vote;

(2) By special legal counsel:

(A) Selected in the manner prescribed in subdivision (1) of this subsection; or

(B) If there are fewer than two disinterested directors, selected by the board of directors in which selection directors who do not qualify as disinterested directors may participate; or

(3) By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

        (c)           Authorization of indemnification is to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification is to be made by those entitled under paragraph (B), subdivision (2), subsection (b) of this section to select special legal counsel.

§31D-8-856. Indemnification of officers.

(a)           A corporation may indemnify and advance expenses under this part to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation:

(1) To the same extent as a director; and

(2) If he or she is an officer but not a director, to a further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors or contract except for:

(A) Liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding; or

(B) Liability arising out of conduct that constitutes:

(i) Receipt by him or her of a financial benefit to which he or she is not entitled;

(ii) An intentional infliction of harm on the corporation or the shareholders; or

(iii) An intentional violation of criminal law.

(b)           The provisions of subdivision (2), subsection (a) of this section apply to an officer who is also a director if the basis on which he or she is made a party to the proceeding is an act or omission solely as an officer.

(c)           An officer of a corporation who is not a director is entitled to mandatory indemnification under section eight hundred fifty-two of this article and may apply to a court under section eight hundred fifty-four of this article for indemnification or an advance for expenses in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under those provisions.

Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors.  In general, subject to the ability to purchase directors’ and officers’ liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. § 1818(b)).

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit
Number	Description of Exhibits

2.1
Agreement and Plan of Reorganization, dated as of April 12, 2007, by and between Summit Financial Group, Inc., and Greater Atlantic Financial Corp. (included as Annex A to the proxy statement/prospectus).

5.1	Opinion of Bowles Rice McDavid Graff & Love LLP, including consent.

8.1	Tax Opinion of Hunton & Williams, including consent.

21	Subsidiaries of Registrant

23.1	Consent of Bowles Rice McDavid Graff & Love LLP (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Hunton & Williams (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of Arnett & Foster, P.L.L.C.

23.4	Consent of BDO Seidman, LLP

23.5	Consent of Sandler O’Neill & Partners, L.P.

24	Powers of Attorney (signature page).

99.1	Form of Proxy for Greater Atlantic Financial Corp.

99.2	Form of Affiliate Letter (included as Exhibit A to Agreement and Plan of Reorganization which is included as Annex to the proxy statement/prospectus).

(b)            Financial Statement Schedules

(c)            Opinion of Sandler O’Neill & Partners, L.P.

The opinion of Sandler O’Neill & Partners, L.P. to the board of directors of Greater Atlantic Financial Corp. is included in Annex C to the proxy statement/prospectus.

Item 22. Undertakings.

1.           The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

2.           The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (230.415), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

4.           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5.           The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration when it became effective.

6.           The undersigned registrant hereby undertakes:

a.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

b.       That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.       To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

7.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is attached to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moorefield, State of West Virginia, on October 22, 2007.

SUMMIT FINANCIAL GROUP, INC.

By:	/s/ H. Charles Maddy, III
President and Chief Executive Officer

By:	/s/ Robert S. Tissue
Senior Vice President, Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints H. Charles Maddy, III as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                                      Title                                                                  Date

 /s/   Oscar M. Bean_____________                     Director                                                      October 22, 2007
Oscar M. Bean

 /s/    ________________________                     Director
Frank A. Baer, III

 /s/  Dewey S. Bensenhave, M.D.___                      Director                                                      October 22, 2007
Dewey S. Bensenhaver, M.D.

 /s/   James M. Cookman__________                     Director                                                      October 22, 2007
James M. Cookman

 /s/    ________________________                      Director
John W. Crites

 /s/ Patrick N. Frye______________                       Director                                                      October 22, 2007
Patrick N. Frye

 /s/  James Paul Geary, II__________                         Director                                                      October 22, 2007
James Paul Geary, II

 /s/   Thomas J. Hawse, III ________                          Director                                                      October 22, 2007
Thomas J. Hawse, III

 /s/  Phoebe Fisher Heishman______                          Director                                                      October 22, 2007
Phoebe Fisher Heishman

 /s/  Gary L. Hinkle ______________                          Director                                                      October 22, 2007
Gary L. Hinkle

 /s/    Gerald W. Huffman_________                           Director                                                      October 22, 2007
Gerald W. Huffman

 /s/  Duke A. McDaniel___________                          Director                                                      October 22, 2007
Duke A. McDaniel

 /s/ Ronald F. Miller _____________                          Director                                                      October 22, 2007
Ronald F. Miller

 /s/    ________________________                           Director
G.R. Ours, Jr.

 /s/  Charles S. Piccirillo  __________                          Director                                                      October 22, 2007
Charles S. Piccirillo

EXHIBIT INDEX
Exhibit
Number	Description of Exhibits

2.1
Agreement and Plan of Reorganization, dated as of April 12, 2007, by and between Summit Financial Group, Inc., and Greater Atlantic Financial Corp. (included as Annex A to the proxy statement/prospectus).

5.1	Opinion of Bowles Rice McDavid Graff & Love LLP, including consent.

8.1	Tax Opinion of Hunton & Williams,including consent.

21	Subsidiaries of Registrant

23.1	Consent of Bowles Rice McDavid Graff & Love LLP (included in Legal Opinion, Exhibit 5.1).

23.2	Consent of Hunton & Williams (included in Legal Opinion, Exhibit 8.1).

23.3	Consent of Arnett & Foster, P.L.L.C.

23.4	Consent of BDO Seidman, LLP

23.5	Consent of Sandler O’Neill & Partners, L.P.

24	Powers of Attorney (signature page).

99.1	Form of Proxy for Greater Atlantic Financial Corp.

99.2	Form of Affiliate Letter (included as Exhibit A to Agreement and Plan of Reorganization which is included as Annex to the proxy statement/prospectus).